                            EARTHLINK NETWORK, INC.
                              3100 NEW YORK DRIVE
                           PASADENA, CALIFORNIA 91107
                                  MAY 14, 1998

Dear Stockholders:

    On behalf of the entire Board of Directors of EarthLink Network, Inc. (the "Company"), I am pleased to present this Proxy Statement/Prospectus, which relates to a Special Meeting of Stockholders at which the Company will seek the stockholder approvals necessary to consummate its pending transaction with Sprint Corporation.

    This transaction, which was first announced on February 10, 1998, represents a long-term strategic alliance creating what we believe will be one of the industry's most powerful Internet access services. The Special Meeting will be held in the Company's Executive Conference Room at 9:00 a.m. on June 5, 1998. You are very cordially invited to attend.

    The Board of Directors unanimously approved the transaction and recommends that you vote FOR approval of each of the enclosed proposals, ALL of which must be adopted for the transaction to be closed and implemented. The Board's reasons for unanimously approving the transaction are described in more detail below under the section entitled "Recommendation of the Board of Directors." I encourage you to read the enclosed materials carefully and call us if you have any questions. We enthusiastically support the transaction and would be happy to help facilitate your understanding of it as well.

    Again, on behalf of the entire Board, I urge you to vote FOR approval of each of the stockholder proposals. We appreciate your support and look forward to continuing to serve you.

                                          Sincerely,

                                          /s/ Sky D. Dayton

                                          Sky D. Dayton
                                          Chairman of the Board of Directors

                            EARTHLINK NETWORK, INC.
                               3100 NEW YORK DR.
                           PASADENA, CALIFORNIA 91107
                                 (626) 296-2400

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 9:00 A.M. ON JUNE 5, 1998

To the Stockholders of EarthLink Network, Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of EarthLink Network, Inc. (the "Company") will be held at the Executive Conference Room of the Company, on Friday June 5, 1998, at 9:00 a.m., local time, to consider and vote upon the following four proposals (the "Company Stockholder Vote Matters") contemplated by the Investment Agreement, dated as of February 10, 1998, among the Company, Sprint Corporation ("Sprint"), Sprint Communications Company L.P. ("Sprint L.P."), Dolphin, Inc. ("Newco") and Dolphin Sub, Inc. ("Newco Sub, Inc.") as such agreement may be amended (the "Investment Agreement," a copy of which is attached as Appendix A to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein):

    1. To approve and adopt an Agreement and Plan of Merger, dated as of February 10, 1998, by and among the Company, Newco and Newco Sub, as such agreement may be amended (the "Merger Agreement," a copy of which is attached to the accompanying Proxy Statement/Prospectus as Appendix B and incorporated by reference herein), pursuant to which (a) Newco Sub will merge with and into the Company, with the Company as the surviving corporation (the "Merger"), and (b) each outstanding share of common stock, par value $.01 per share of the Company ("Company Common Stock") outstanding at the effective time of the Merger will be converted into the right to receive one share of common stock, par value $.01 per share of Newco ("Newco Common Stock") ("Proposal No. 1").

    2. To approve the issuance by Newco of 4,102,941 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), the terms of which are set forth in the proposed form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock (the "Certificate of Designation") attached to the accompanying Proxy Statement/Prospectus as Appendix C and incorporated herein by reference to Sprint L.P. and the issuance of Newco Common Stock upon conversion thereof pursuant to the Investment Agreement ("Proposal No. 2").

    3. To approve the issuance by Newco of Convertible Senior Promissory Notes (the "Convertible Notes") to Sprint and the issuance of Newco Common Stock upon conversion thereof pursuant to the Credit Agreement, dated as of February 10, 1998, among the Company, Newco and Sprint, as such agreement may be amended (the "Credit Agreement," a copy of which is attached as Appendix D to the accompanying Proxy Statement/Prospectus and incorporated by reference herein), ("Proposal No. 3").

    4. To approve and adopt amendments to the agreements governing outstanding options, warrants and other rights to acquire Company Common Stock which thereafter will only permit the issuance of Newco Common Stock rather than Company Common Stock upon exercise thereof ("Proposal No. 4").

    THE APPROVAL OF EACH OF THE COMPANY STOCKHOLDER VOTE MATTERS IS CONTINGENT ON THE APPROVAL OF ALL FOUR OF THE COMPANY STOCKHOLDER VOTE MATTERS. UNLESS ALL FOUR OF THE COMPANY STOCKHOLDER VOTE MATTERS ARE APPROVED BY COMPANY STOCKHOLDERS AT THE SPECIAL MEETING, NONE WILL BE EFFECTED BY THE COMPANY.

    The close of business on May 1, 1998, has been designated as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at the Special Meeting, or any adjournment or postponement thereof on, the Company Stockholder Vote Matters. A complete list of stockholders entitled to vote at the Special Meeting will be maintained at the Company's headquarters at 3100 New York Drive, Pasadena, California, for a period of 10 days prior to the Special Meeting.

    Approval of Proposal No. 1 requires the affirmative vote of a majority of the Company's Common Stock outstanding on the Record Date. Approval of the other Company Stockholder Vote Matters requires the affirmative vote of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The shares of Newco Common Stock to be issued in connection with the Merger will be qualified for trading on the Nasdaq National Market. Consequently, holders of Company Common Stock will not have appraisal rights with respect to the Merger under the Delaware General Corporation Law, but may have dissenters' rights under the California General Corporation Law (the "CGCL") because EarthLink may be considered a "quasi-California corporation" under Section 2115 of the CGCL. See Appendix G, "Dissenters' Rights Under the California General Corporation Law."

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH OF THE COMPANY STOCKHOLDER VOTE MATTERS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Sky D. Dayton

                                          SKY D. DAYTON
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

Pasadena, California
May 14, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF STOCKHOLDERS OF
                            EARTHLINK NETWORK, INC.

                            ------------------------

                                   PROSPECTUS
                           SHARES OF COMMON STOCK OF
                                 DOLPHIN, INC.

    This Proxy Statement/Prospectus constitutes the Proxy Statement of EarthLink Network, Inc., a Delaware corporation (the "Company" or "EarthLink") in connection with a special meeting of stockholders of the Company. This Proxy Statement/Prospectus is being furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at its special meeting of stockholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held at 9:00 a.m., local time, on Friday, June 5, 1998, to consider and vote upon the merger involving the Company described herein, certain issuances of securities by Dolphin, Inc., a Delaware corporation ("Newco"), and certain related matters.

    This Proxy Statement/Prospectus also constitutes the Prospectus of Newco in respect of the shares common stock, par value $.01 per share of Newco ("Newco Common Stock") to be issued to the stockholders of the Company in connection with a proposed merger of Dolphin Sub, Inc., a Delaware corporation created by the Company ("Newco Sub"), with and into the Company, with the Company as the surviving entity (the "Merger"), pursuant to the terms of the Agreement and Plan of Merger, dated as of February 10, 1998, as such agreement may be amended (the "Merger Agreement"), by and among EarthLink, Newco and Newco Sub. The shares of Newco Common Stock to be issued in connection with the Merger will be qualified for trading on the Nasdaq National Market. Consequently, the holders of Common Stock, $.01 par value per share, of EarthLink ("Shares," "Common Stock" or "Company Common Stock"), will not have appraisal rights with respect to the Merger under the Delaware General Corporation Law ("DGCL"), but may have dissenters' rights under the California General Corporation Law (the "CGCL"), because EarthLink may be considered a "quasi-California corporation" under
Section 2115 of the CGCL. See "Company Stockholder Vote Matters--Proposal No. 1--Approval of the Merger-- Dissenters' Rights of Appraisal." A copy of the Merger Agreement is attached as Appendix B hereto.

    The Merger is expected to close as soon as practicable after the Company's stockholders approve the Merger and the other Company Stockholder Vote Matters (as defined below). This Proxy Statement/ Prospectus and related materials enclosed herewith are being mailed to stockholders of the Company on or about May 14, 1998.

    THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is May 14, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a World Wide Web site on the Internet at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Company's Common Stock is included for quotation on the Nasdaq National Market and reports, proxy and information statements, and other information concerning the Company also may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Newco (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Newco Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Newco, the Company and Newco Common Stock, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

    NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY
STATEMENT/PROSPECTUS.

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING STATEMENTS RELATING TO THE REVENUE INCREASES THAT ARE EXPECTED TO BE REALIZED FROM SUCH TRANSACTIONS (SEE "PRO FORMA CONDENSED FINANCIAL INFORMATION"). THESE FORWARD-LOOKING STATEMENTS (i) ARE OTHER THAN HISTORICAL INFORMATION, (ii) ARE IDENTIFIED BY SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "MAY," OR OTHER SIMILAR TERMINOLOGY, AND (iii) INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT

MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED REVENUE INCREASES FROM THE TRANSACTIONS CANNOT BE OR ARE NOT FULLY REALIZED; (2) SUBSCRIBER LOSS AND ATTRITION IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE INTERNET SERVICES INDUSTRY INCREASES SIGNIFICANTLY;
(4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE INTERNET BUSINESS OF SPRINT AND THE COMPANY ARE GREATER THAN EXPECTED; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------

AVAILABLE INFORMATION.....................................................................................           i

SUMMARY...................................................................................................           1

SUMMARY HISTORICAL FINANCIAL INFORMATION..................................................................           9

SPECIAL MEETING OF STOCKHOLDERS...........................................................................          10

DESCRIPTION OF THE OFFER..................................................................................          13

DESCRIPTION OF THE INVESTMENT AGREEMENT...................................................................          14

DESCRIPTION OF THE GOVERNANCE AGREEMENT...................................................................          18

DESCRIPTION OF CERTAIN ANCILLARY AGREEMENTS...............................................................          26

RECOMMENDATION OF THE BOARD OF DIRECTORS..................................................................          31

COMPANY STOCKHOLDER VOTE MATTERS..........................................................................          38

THE BUSINESS OF EARTHLINK.................................................................................          51

EARTHLINK--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........          60

OTHER INFORMATION ABOUT EARTHLINK.........................................................................          68

SELECTED HISTORICAL FINANCIAL INFORMATION.................................................................          72

PRO FORMA FINANCIAL INFORMATION...........................................................................          73

INFORMATION ABOUT SPRINT..................................................................................          78

DESCRIPTION OF THE CAPITAL STOCK OF NEWCO.................................................................          79

OTHER MATTERS.............................................................................................          80

EXPERTS...................................................................................................          80

LEGAL MATTERS.............................................................................................          80

INDEX TO FINANCIAL STATEMENTS.............................................................................         F-1

                                                      APPENDICES

APPENDIX A ....................................................................................... Investment Agreement

APPENDIX B ............................................................................... Agreement and Plan of Merger

APPENDIX C ..................................... Form of Certificate of Designation, Preferences and Rights of Series A

                                                                                            Convertible Preferred Stock

APPENDIX D ........................................................................................... Credit Agreement

APPENDIX E ........................................................................................... Fairness Opinion

APPENDIX F ....................................................................................... Governance Agreement

APPENDIX G ............................................ Dissenters' Rights Under the California General Corporation Law

                                    SUMMARY

    FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS ATTACHED AS APPENDICES HERETO. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES.

OVERVIEW

    On February 10, 1998, the Company established a broad strategic relationship with Sprint and its affiliate, Sprint L.P. (the "Strategic Alliance") pursuant to an Investment Agreement (as defined herein) and several other related agreements and documents. As a result, certain elements of this Strategic Alliance require approval by the Company's stockholders at the Special Meeting. Consequently, this Proxy Statement/Prospectus constitutes a Proxy Statement by which the Board of Directors of the Company is soliciting the proxy of the Company's stockholders (i.e., the right to vote their shares of Company stock on their behalf) at the upcoming Special Meeting of the Company's stockholders. At the Special Meeting, the Company's stockholders will be asked to consider and vote on several proposals which are elements of the Strategic Alliance, including: (a) the Merger and a resulting conversion of each share of Company Common Stock into one share of Newco Common Stock, (b) the issuance by Newco of Series A Convertible Preferred Stock, $.01 par value per share (the "Convertible Preferred Stock") to Sprint L.P. and the issuance of Newco Common Stock upon conversion thereof, (c) the issuance of Convertible Notes (as defined herein) to Sprint and the issuance of Newco Common Stock upon conversion thereof, and (d) amendments to agreements governing options, warrants and rights to acquire Company Common Stock which thereafter permit only the issuance of Newco Common Stock upon exercise thereof.

    This Proxy Statement/Prospectus also constitutes the Prospectus to be utilized by Newco for the issuance of Newco Common Stock to stockholders of the Company in connection with the Merger and the Newco Common Stock into which certain outstanding options, warrants and other rights to acquire Newco Common Stock are excercisable.

THE PARTIES

    THE COMPANY. The Company is a Delaware corporation with its principal executive offices at 3100 New York Drive, Pasadena, California 91107, and its telephone number is (626) 296-2400. The Company's principal line of business is to serve as an Internet service provider that provides its customers access to the Internet and information, assistance and services designed to introduce customers to the Internet and ensure that they have a satisfying Internet experience. See "Available Information" and "The Business of EarthLink."

    NEWCO AND NEWCO SUB. Newco and Newco Sub are nominally capitalized Delaware corporations created as vehicles for effectuating the transactions contemplated by the Investment Agreement (as defined herein). The principal executive offices and phone number of each of Newco and Newco Sub are that of the Company. Neither Newco nor Newco Sub has conducted any business prior to the date of this Proxy Statement, and neither Newco nor Newco Sub will conduct any business prior to consummation of the Merger. Prior to consummation of the Merger, Newco and Newco Sub are controlled by the Company, and Sprint has no interest in either company.

    Following the consummation of the Merger, Newco will become a public company subject to the reporting requirements of the Exchange Act, and the Company will be its subsidiary. It is expected that the Shares, after they are converted into shares of Newco Common Stock, will continue to trade under the ticker symbol "ELNK" on the Nasdaq National Market. Upon consummation of the Merger, Sprint and its affiliates will own approximately 26.6% of the total number of issued and outstanding shares of Newco

Common Stock on a fully-diluted basis (that is, assuming that all warrants, options and convertible notes representing rights to purchase Common Stock or Newco Common Stock, including the Convertible Preferred Stock of Newco issued to Sprint L.P., are exercised or converted into Newco Common Stock). See "Summary--The Issuance of Convertible Preferred Stock," "Description of the Offer" and "Description of the Investment Agreement--The Investment Agreement."

    SPRINT AND SPRINT L.P. Sprint is a Kansas corporation with its principal executive offices at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205. Sprint is a diversified telecommunications holding company providing domestic and international voice, video and data communications through its subsidiaries. Sprint has two major business divisions: local telephone operations and long-distance operations. Complimentary businesses include distribution of telecommunications equipment and telephone directory publishing. Sprint affiliates operate local exchange telephone systems serving more than seven million access lines in 19 states. Sprint L.P. operates the long-distance communications services division of Sprint and is a Delaware limited partnership owned by affiliates of Sprint. See "Available Information" and "Information About Sprint."

SPECIAL MEETING OF STOCKHOLDERS

    This Proxy Statement/Prospectus is being furnished to the holders of Common Stock in connection with the solicitation by the Company's Board of Directors of proxies for use at the Special Meeting at which the stockholders of the Company will be asked to vote upon (i) the Merger Agreement and the Merger, including issuance of Newco Common Stock in exchange for Company Common Stock, (ii) the issuance of Convertible Preferred Stock, the Newco Common Stock issuable upon conversion thereof, (iii) the issuance of Convertible Notes and the Newco Common Stock issuable upon conversion thereof, and (iv) amendments to option warrants and other rights to acquire Company Common Stock to permit exercise of such rights only into Newco Common Stock (the matters referred to in (i), (ii), (iii) and (iv) are referred to collectively herein as the "Company Stockholder Vote Matters"). The Special Meeting will be held at the Executive Conference Room of the Company at 9:00 a.m. local time, on June 5, 1998. See "Special Meeting of Stockholders--Date, Place, and Time" and "Company Stockholder Vote Matters."

    The Company's Board of Directors has fixed the close of business on May 1, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting. Each share of Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. On the Record Date, there were 12,059,784 shares of Common Stock issued and outstanding. See "Special Meeting of Stockholders--Record Date, Voting Rights, Required Votes and Revocability of Proxies."

    Approval of the Merger requires the affirmative vote of a majority of the Shares outstanding as of the Record Date. Approval of each of the other Company Stockholder Vote Matters requires the affirmative vote of a majority of the Shares represented in person or by proxy at the Special Meeting, entitled to vote thereon, assuming a quorum is present. See "Special Meeting of Stockholders--Record Date, Voting Rights, Required Votes and Revocability of Proxies."

    THE APPROVAL OF EACH OF THE COMPANY STOCKHOLDER VOTE MATTERS IS CONTINGENT ON THE APPROVAL OF ALL OF THE COMPANY STOCKHOLDER VOTE MATTERS. UNLESS ALL FOUR OF THE COMPANY STOCKHOLDER MATTERS ARE APPROVED BY COMPANY STOCKHOLDERS AT THE SPECIAL MEETING, NONE WILL BE EFFECTED BY THE COMPANY.

    As of the Record Date, officers and directors of the Company owned 4,643,427 Shares, representing 38.5% of the Common Stock outstanding. In order to induce Sprint and Sprint L.P. to enter into the Investment Agreement and perform the transactions contemplated thereby, certain members of management and other stockholders (the "Granting Stockholders") have entered into an Agreement to Vote and Tender Stock dated February 10, 1998 ("Agreement to Vote and Tender Stock"). That agreement obligates the Granting Stockholders to tender all of the 3,989,114 Shares (representing 35.3% of the outstanding Shares) which they own into the tender offer by Sprint described below, and to vote those Shares in favor of each of the Company Stockholder Vote Matters. In order to ensure that the agreement to vote set forth in the Agreement to Vote and Tender Stock will be fulfilled, each of the Granting Stockholders granted to Sprint an Irrevocable Proxy, coupled with an interest, to vote in favor of the Company Stockholder Vote Matters (the "Irrevocable Proxies"). The Granting Stockholders are Sky Dayton, Chairman of the Board of the Company, 1,500,000 Shares; Kevin M. O'Donnell, a Director of the Company, 944,614 Shares; Storie Partners, L.P., 521,892 Shares; Gregory Abbott, 427,212 Shares; Robert S. London, 392,032 Shares; and George Abbott, 203,364 Shares.

    In addition, certain other stockholders (the "Voting Stockholders") have entered into an Agreement to Vote Stock dated February 10, 1998 ("Agreement to Vote Stock") which obligates them to vote all of their 2,950,382 Shares (representing 26.1% of the outstanding Shares) in favor of the Company Stockholder Vote Matters, but did not grant any irrevocable proxies thereunder. The Voting Stockholders are Quantum Industrial Partners LDC, 1,456,480 Shares; Reed Slatkin, a Director of the Company (through Reed Slatkin & Associates), 1,042,473 Shares; Sidney Azeez, a Director of the Company, 236,884 Shares; and George Soros, 214,545 Shares.

    Based on the foregoing, the Company believes that at least 6,939,496 Shares (representing 61.4% of the outstanding Shares as of February 10, 1998) will be voted in favor of the Company Stockholder Vote Matters. The number of Shares obligated to be tendered and/or voted pursuant to these agreements will ensure approval of (i) the Company Stockholder Vote Matters, (ii) satisfaction of the Minimum Tender Condition (as defined herein), and (iii) consummation of the transactions contemplated by the Investment Agreement, unless the Investment Agreement Conditions (as defined herein) have not been satisfied or waived on or prior to the time the Offer is consummated. Sprint did not own of record any Shares as of the Record Date, and therefore is not entitled to vote at the Special Meeting except insofar as it exercises the Irrevocable Proxies provided by the Granting Stockholders.

THE OFFER

    By means of an Offer to Purchase (the "Offer to Purchase") and a related Letter of Transmittal (the "Letter of Transmittal"), each dated February 18, 1998, Sprint has offered to purchase 1,250,000 shares of Common Stock of the Company at $45.00 per Share (the "Offer Price"), net to each seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is made pursuant to the Investment Agreement and certain related agreements described herein. Upon consummation of the Offer, Sprint will own approximately 11.1% of the total number of issued and outstanding shares (determined as of February 10, 1998), which will be converted into the same number of shares of Newco Common Stock in the Merger.

    Consummation of the Offer is conditioned upon (i) there being validly tendered and not withdrawn prior to the "Expiration Date" (as defined herein) 1,250,000 Shares (the "Minimum Tender Condition"), and (ii) the other conditions to the obligations of Sprint, Sprint L.P., Newco, Newco Sub and the Company to consummate the transactions contemplated by the Investment Agreement (other than the acceptance for payment of Shares pursuant to the Offer) having been satisfied or waived (collectively, the "Investment Agreement Conditions"), including the expiration or termination of all waiting periods imposed upon consummation of the Offer and the other transactions contemplated by the Investment Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the

"HSR Act"), and the absence of any action taken or instituted by the Department of Justice, the Federal Trade Commission or by any other governmental entity to delay or otherwise enjoin the transactions contemplated by the Investment Agreement (the "HSR Condition"). The applicable waiting period under the HSR Act has expired such that the HSR Condition may now be considered satisfied. See "Description of the Offer."

THE INVESTMENT AGREEMENT

    The Investment Agreement provides, among other things, that subject to the terms and conditions set forth therein, immediately following the consummation of the Offer, (i) the Merger will be effected and the issued and outstanding Shares will be converted into shares of Newco Common Stock; (ii) Sprint L.P. will acquire 4,102,941 shares of Convertible Preferred Stock, in exchange for
(A) an aggregate cash consideration of $23,750,000, (B) the assignment to Newco of one hundred percent of the Sprint Internet Passport(SM) Subscribers ("SIP Subscribers"), of which there were approximately 130,000 as of the date of execution of the Investment Agreement, and (C) Sprint L.P. having entered into a network agreement whereby Newco and the Company will utilize Sprint L.P.'s long-distance network under specified terms and conditions (the issuance of such Convertible Preferred Stock, the "Convertible Preferred Stock Issuance," and the consideration described in (A), (B) and (C), collectively, the "Convertible Preferred Stock Consideration"); and (iii) Sprint will provide Newco and the Company, as co-borrowers, with up to $25 million of convertible senior debt financing on or after the Closing (as defined below), with such amount to increase by $25 million on each of the first, second and third anniversaries of the Closing Date (as defined below) for a total of up to $100 million of such financing at the end of such period (the "Convertible Debt Financing"), such indebtedness to be evidenced by one or more Convertible Senior Promissory Note(s) (the "Convertible Notes") and to be subject to the terms and conditions of a Credit Agreement dated as of February 10, 1998 among Sprint, Newco and the Company, as such agreement may be amended (the "Credit Agreement"). The Closing of the Merger, the Convertible Preferred Stock Issuance and the other transactions described in the Investment Agreement which will occur concurrently with the Merger is referred to as the "Closing" and the date on which the Closing occurs is referred to as the "Closing Date." See "Description of the Investment Agreement."

THE GOVERNANCE AGREEMENT

    In connection with the Investment Agreement, Sprint, Sprint L.P., Newco and the Company entered into the Governance Agreement, dated February 10, 1998, as such agreement may be amended (the "Governance Agreement"), which will take effect upon the Closing. The Governance Agreement establishes certain terms and conditions concerning the corporate governance of Newco, the acquisition and disposition of equity securities of Newco ("Equity Securities") by Sprint, Sprint L.P. and any of their respective affiliates (collectively, "Affiliated Equity Holders"), the rights of Sprint to make offers to purchase all of the outstanding securities of Newco not owned by Affiliated Equity Holders and the rights of the Board of Directors of Newco to receive and entertain offers to effect Business Combinations (as defined below), all as more particularly described in the Governance Agreement.

CERTAIN ANCILLARY AGREEMENTS

    Simultaneously with the execution of the Investment Agreement, the following agreements were executed and delivered by the parties thereto: (i) the Merger Agreement, (ii) the Agreement to Vote and Tender Stock, (iii) the Agreement to Vote Stock, (iv) the Credit Agreement, (v) the Governance Agreement, (vi) a Marketing and Distribution Agreement dated as of February 10, 1998 among Sprint, Sprint L.P., Newco and the Company, as such agreement may be amended, whereby Sprint, Sprint L.P., Newco and the Company agree to provide certain cooperation and support to each other in specified marketing matters and Sprint L.P. grants Newco the right to utilize certain distribution channels of Sprint L.P. and a license to use Sprint L.P.'s brand in the business of the Company and the Company agrees to sell certain products of Sprint L.P. (the "Marketing Agreement"), (vii) a Network Services Agreement dated as of February 10, 1998, as such agreement may be amended, between Sprint L.P., Newco and the Company, which grants Newco and the Company the right to use a minimum and maximum number of ports on Sprint L.P.'s long-distance network, along with pricing and other terms set forth therein (the "Network Agreement"), (viii) a Registration Rights Agreement dated as of February 10, 1998, as such agreement may be amended, between Sprint, Sprint L.P. and Newco establishing the rights of Sprint and its affiliates with respect to public offerings and sales of equity securities of Newco and to obtain registration thereof under federal and state securities laws (the "Registration Rights Agreement"), and (ix) a Stockholders Agreement dated as of February 10, 1998, as such agreement may be amended, between Sprint and certain stockholders of the Company which provides for certain rights and obligations with respect to such stockholders' voting and disposition of equity securities of Newco in connection with an offer by Sprint to acquire the remaining equity securities of Newco (the "Stockholders Agreement"). The agreements referred to in (i), (iv),
(v), (vi), (vii), (viii) and (ix) will not become effective until the Closing and then only if the Offer is consummated and the Investment Agreement Conditions are satisfied or waived on or prior to the Closing. The Agreement and Plan of Merger, the Agreement to Vote and Tender Stock, the Agreement to Vote Stock, the Credit Agreement, the Governance Agreement, the Marketing Agreement, the Network Agreement, the Registration Rights Agreement and the Stockholders Agreement are referred to as the "Ancillary Agreements." See "Description of Certain Ancillary Agreements."

THE MERGER

    Immediately following the consummation of the Offer, the Company, Newco and Newco Sub will effect the Merger whereby Newco Sub, a wholly-owned subsidiary of Newco, will merge with and into the Company. All of the then issued and outstanding Shares of Common Stock, including the Shares acquired by Sprint in the Offer, will be converted into an equal number of shares of Newco Common Stock in the Merger. Upon consummation of Merger, the Company will be a subsidiary of Newco. Pursuant to the Merger, the Certificate of Incorporation and Bylaws of Newco Sub will become the Certificate of Incorporation and Bylaws of the surviving corporation and the Certificate of Incorporation and Bylaws of Newco will take effect as the constituent documents of the corporation whose stock is registered pursuant to the Exchange Act. The Certificate of Incorporation and Bylaws of Newco are substantially similar to the Certificate of Incorporation and Bylaws of the Company, except that the number of authorized shares of Preferred Stock was increased from 10 million to 25 million, the scope of indemnification of officers and directors was increased consistent with the DGCL, and the provision providing for cumulative voting was deleted. Also, the directors and officers of the Company will become the directors and officers of Newco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Newco's Certificate of Incorporation and Bylaws, except that the two directors elected by the holders of the Convertible Preferred Stock will be elected immediately following the Closing. Sprint's initial designees to such directorships are William T. Esrey, the Chairman and Chief Executive Officer of Sprint and Patti
S. Manuel, President and Chief Operating Officer--Long-Distance Division of Sprint. See "Company Stockholder Vote Matters-Approval of the Merger."

    While the Merger is subject to the approval of the stockholders of the Company, the votes to be cast pursuant to the Agreement to Vote and Tender Stock and the Agreement to Vote Stock will ensure approval of the Merger. The Merger will create a holding company structure which may provide certain advantages if the scope of the Company's business expands in the future as well as facilitating the economic efficiency of the strategic relationship with Sprint. See "Company Stockholder Vote Matters-Approval of the Merger."

THE ISSUANCE OF CONVERTIBLE PREFERRED STOCK

    Concurrently with the Merger, Sprint L.P. will receive 4,102,941 shares of Convertible Preferred Stock in exchange for the Convertible Preferred Stock Consideration. Such consideration consists of (i)

$23,750,000 of cash, (ii) Sprint L.P. contributing the SIP Subscribers to Newco, and (iii) Sprint L.P., the Company and Newco entering into the Network Agreement.

    The Convertible Preferred Stock will be initially convertible into 3,533,411 Shares of Newco Common Stock at the time of the Closing. Based on these figures, immediately after consummation of the Offer, the Merger and the other transactions contemplated by the Investment Agreement, Sprint would own approximately 26.6% of the total number of issued and outstanding shares of Newco Common Stock on a fully diluted basis (that is, assuming that all warrants, options and convertible notes representing rights to purchase Common Stock or Newco Common Stock, including the Convertible Preferred Stock, are exercised or converted into Newco Common Stock). However, the Convertible Preferred Stock will pay dividends thereon ("Liquidation Accretion Dividends") for the first five years in the form of increases in its "Liquidation Value" (as hereinafter defined), at a per annum rate of 3% of the Liquidation Value, which will accrue and compound quarterly in arrears, but which will accelerate in the event of a business combination or an optional redemption of the Convertible Preferred Stock by Newco. At the Closing, the Liquidation Value will be the average of the closing price per share of Newco Common Stock for the 30 trading days prior to the Closing Date. Increases in the Liquidation Value will have the effect of increasing the number of shares of Newco Common Stock that Sprint will receive upon conversion of the Convertible Preferred Stock. Assuming that the Convertible Preferred Stock is held by Sprint for the initial five year period following the Closing or that certain "Liquidation Accretion Dividends" are accelerated, Sprint L.P. will be entitled to receive 4,102,941 shares of Newco Common Stock upon conversion thereof. If the fully diluted number of Shares, as calculated above, were the same at that time, Sprint would then own approximately 28.8% of the total number of issued and outstanding shares of Newco Common Stock on that basis. Such percentage amount does not take into account the extent to which, if any, Sprint's fully-diluted ownership interest would increase in the event that advances are made under the Credit Agreement. See "Description of Certain Ancillary Agreements--The Credit Agreement."

    Cash dividends at such rate are payable after five years from the Closing Date when declared by the Board of Directors of Newco out of funds legally available therefor and such dividends accumulate if not declared and paid. After the twentieth anniversary of the Closing Date, such cumulative cash dividends accrue at the rate per annum of 8% of the Liquidation Value, which rate increases annually by 200 basis points up to a maximum rate of 12% per annum. Holders of Convertible Preferred Stock are entitled to a liquidation preference upon any voluntary or involuntary liquidation, dissolution or winding up of Newco ("Liquidation Event") in an amount per share equal to the sum of (i) the average closing price per share of Common Stock for the 30 trading days preceding the Closing Date, (ii) the amount of all Liquidation Accretion Dividends that have been paid (including an amount equal to a prorated dividend for the period from the latest "Dividend Accrual Date" through the date of the Liquidation Event), and (iii) all accumulations of accrued by unpaid cash dividends (the sum of (i) (ii) and (iii) is referred to as the Liquidation Value). Each share of Convertible Preferred Stock initially converts into less than one share of Newco Common Stock but increases to a one-for-one conversion (subject, in each case, to customary antidilution adjustments) over a five-year period or upon acceleration in the event of a business combination or an optional redemption by Newco. See "Company Stockholder Vote Matters--Proposal No. 2-- Approval for the Issuance of Convertible Preferred Stock." The terms of the Convertible Preferred Stock are set forth in the Certificate of Designation attached hereto as Appendix C.

CONVERTIBLE DEBT FINANCING

    In connection with the Investment Agreement, the Company and Sprint entered into the Credit Agreement, which will become effective concurrently with the Merger. Under the Credit Agreement, Sprint will initially provide up to $25 million in debt financing to be evidenced by the Convertible Notes. Each year after the Closing Date, the aggregate amount that Sprint is obligated to advance will be increased by $25 million to a maximum of $100 million on a cumulative basis. The Convertible Notes are convertible into shares of Newco Common Stock at a conversion price of 130% of the average fair market price (i.e., the closing sales price over a 30 trading day period) at the time a particular Convertible Note is issued to evidence an advance under the Credit Agreement. Each Convertible Note will mature five years from the date of issuance and will bear interest at a rate equal to 6% per annum. The Company has no present intention to incur indebtedness under the Credit Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OPINION

    The Board of Directors of the Company has, by unanimous vote of all Directors, approved the Offer, the Merger and the other transactions contemplated by the Investment Agreement, and determined that the terms of all such transactions, taken together, are fair to, and in the best interests of, the stockholders of the Company. The Board has recommended that all stockholders of the Company accept the Offer and tender their shares of Common Stock pursuant to the Offer. The Board of Directors of the Company is also recommending that all Company stockholders vote "FOR" approval and adoption of the Merger Agreement and each of the other Company Stockholder Vote Matters. Although the Board of Directors did not assign relative weights to the specific factors considered in reaching its decision, the Board of Directors did consider the overall strategic value of the relationship with Sprint to be of paramount importance. The Company has retained Deutsche Morgan Grenfell Inc. ("DMG") as its financial advisor for these matters. DMG has rendered an opinion to the Board of Directors that, as of the date of such opinion, the Offer, the sale of Convertible Preferred Stock and the Merger, when taken together, are fair from a financial point of view to the holders of the Common Stock. See "Recommendation of the Board of Directors" and the fairness opinion of DMG attached as Appendix E hereto.

DISSENTERS' RIGHTS OF APPRAISAL

    Because the Common Stock was included on the Nasdaq National Market on the Record Date and because the Common Stock will be converted in the Merger solely into the right to receive Newco Common Stock, which will be included on the Nasdaq National Market at the effective time of the Merger, pursuant to Section 262 of the DGCL, the holders of Common Stock will not have appraisal rights with respect to the Merger under the DGCL. However, EarthLink, which was originally incorporated as a California corporation (prior to being reincorporated as a Delaware corporation in 1996), may be considered a "quasi-California corporation" pursuant to Section 2115 of the CGCL. If so, the Company's stockholders who have not approved the Merger may be entitled to dissenters' rights under Chapter 13 of the CGCL in connection with the Merger if demands for such rights are made with respect to (i) five percent or more of the outstanding shares of Common Stock or (ii) "restricted shares" of Common Stock (i.e., those shares with respect to which there exists any restriction or transfer imposed by the Company or any law or regulation).

    The failure of dissenting stockholders to follow the appropriate procedures to perfect his or her dissenters' rights under the CGCL will result in the termination or waiver of such rights. In the event a stockholder fails to make a proper demand for payment or otherwise loses his or her status as a dissenting stockholder, such stockholder will be entitled to receive Newco Common Stock as consideration under the Merger. See "Company Stockholder Vote Matters--Proposal No. 1--Approval of the Merger--Dissenters' Rights of Appraisal."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger qualifies as a tax-free reorganization, (a) no gain or loss will be recognized by a holder of Common Stock upon the exchange of such Common Stock solely for shares of Newco Common Stock, (b) the basis of the Newco Common Stock received by stockholders in the Merger will be the same as the basis such stockholders had in their Company Common Stock, and (c) the holding period of the Newco Common Stock received by stockholders in the Merger generally will include the holding period such stockholders had in their Company

Common Stock. See "Company Stockholder Vote Matters--Proposal No. 1--Approval of the Merger-- Certain Federal Income Tax Consequences."

EFFECTIVE TIME

    Subject to the conditions to the obligations of the parties to effect the Merger being satisfied or waived, the Merger will become effective on the date and at the time that the Certificate of Merger become effective with the Delaware Secretary of State (the "Effective Time"). The Effective Time is expected to occur as soon as practicable after approval of the Merger by the Company's stockholders and the effective date (including expiration of all applicable waiting periods) of all required consents of any regulatory authority having jurisdiction over the Merger. See "Company Stockholder Vote Matters-- Proposal No. 1--Approval of the Merger--Effective Time of the Merger," "--Conditions" and "-- Termination."

    No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied. The Company anticipates that all conditions to the consummation of the Merger will be satisfied so that the Merger can be consummated during the second quarter of 1998. Delays in the consummation of the Merger could occur, however.

MARKET PRICE DATA

    The Common Stock is traded on the Nasdaq National Market under the symbol "ELNK." The following table sets forth the high and low sale prices per share of the Common Stock on February 10, 1998, the last full day of trading before public announcement of the execution of the Investment Agreement, February 17, 1998, the last full day of trading before the commencement of the Offer, and May 11, 1998.

DATE                                                                         HIGH        LOW
-------------------------------------------------------------------------  ---------  ---------
February 10, 1998........................................................  $  38.875  $   34.50
February 17, 1998........................................................  $   46.25  $   43.50
May 11, 1998.............................................................  $   67.63  $   62.00

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following summary historical financial information has been derived from historical financial statements of the Company and should be read in conjunction with such historical financial statements and the notes thereto, which balance sheets at December 31, 1996 and 1997 and the related statements of operations and of cash flows for the three years ended December 31, 1997 and notes thereto of the Company appear elsewhere in this Proxy Statement/Prospectus. See "Available Information."

                                                                    INCEPTION
                                                                 (MAY 26, 1994)
                                                                     THROUGH           YEAR ENDED DECEMBER 31,
                                                                  DECEMBER 31,    ---------------------------------
                                                                      1994          1995        1996        1997
                                                                 ---------------  ---------  ----------  ----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
    Recurring revenues.........................................     $      53     $   2,422  $   26,879  $   72,943
    Other revenues.............................................            58           606       5,624       6,231
                                                                       ------     ---------  ----------  ----------
      Total revenues...........................................           111         3,028      32,503      79,174
OPERATING COSTS AND EXPENSES:
    Cost of recurring revenues.................................             4         1,055      18,462      37,974
    Cost of other revenues.....................................            12           349       2,699       3,401
    Sales and marketing........................................            37         3,711      15,258      21,020
    General and administrative.................................           168         2,062      10,534      14,333
    Operations and member support..............................            38         1,869      15,808      30,900
                                                                       ------     ---------  ----------  ----------
                                                                          259         9,046      62,761     107,628
                                                                       ------     ---------  ----------  ----------
  Loss from operations.........................................          (148)       (6,018)    (30,258)    (28,454)
  Interest expense.............................................        --              (136)     (1,041)     (2,099)
  Interest income..............................................        --                34         150         637
                                                                       ------     ---------  ----------  ----------
      Net loss.................................................     $    (148)    $  (6,120) $  (31,149) $  (29,916)
                                                                       ------     ---------  ----------  ----------
                                                                       ------     ---------  ----------  ----------
    Basic and diluted net loss per share.......................     $   (0.10)    $   (1.59) $    (5.13) $    (2.99)
                                                                       ------     ---------  ----------  ----------
                                                                       ------     ---------  ----------  ----------
    Weighted average shares outstanding........................         1,550         3,837       6,069      10,001

OTHER OPERATING DATA:
    EBITDA (1).................................................     $    (141)    $  (5,713) $  (26,105) $  (19,077)
    Cash flows from:
      Operating activities.....................................     $    (146)    $  (3,643) $  (16,222) $  (21,290)
      Investing activities.....................................     $     (97)    $  (4,266) $  (18,361) $  (16,095)
      Financing activities.....................................     $     243     $   8,199  $   38,286  $   49,842
    Subscriber count...........................................         3,000        29,000     227,000     420,000
    Number of employees........................................             9           175         593         785

                                                                                    DECEMBER 31,
                                                                  ------------------------------------------------
                                                                      1994         1995        1996        1997
                                                                  -------------  ---------  ----------  ----------
BALANCE SHEET DATA
    Cash and cash equivalents...................................    $  --        $     290  $    3,993  $   16,450
    Total assets................................................          186        4,874      27,119      46,887
    Long-term debt..............................................       --              355       6,088       8,218
    Total liabilities...........................................           89        4,584      34,367      40,812
    Accumulated (deficit).......................................         (148)      (5,007)    (36,156)    (66,072)
    Stockholders' equity (deficit)..............................           97          290     (21,261)      6,075
    Book value per share........................................         0.06         0.08       (3.50)       0.61

------------------------
(1) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

                        SPECIAL MEETING OF STOCKHOLDERS

GENERAL; PURPOSE

    This Proxy Statement/Prospectus is being furnished to the holders of Common Stock in connection with the solicitation by the Company's Board of Directors of proxies for use at the Special Meeting at which Company stockholders will be asked to vote upon proposals to approve the Company Stockholder Vote Matters. Each of the Company Stockholder Vote Matters is described in detail in this Proxy Statement/Prospectus, and include the following proposals:

    1. To approve and adopt an Agreement and Plan of Merger, dated as of February 10, 1998, by and among the Company, Newco and Newco Sub, as such agreement may be amended (the "Merger Agreement," a copy of which is attached hereto as Appendix B to this Proxy Statement/Prospectus and incorporated by reference herein), pursuant to which (a) Newco Sub will merge with and into the Company, with the Company as the surviving corporation, and (b) each outstanding share of Company Common Stock outstanding at the effective time of the Merger will be converted into the right to receive one share of Newco Common Stock ("Proposal No. 1").

    2. To approve the issuance by Newco of 4,102,941 shares of Convertible Preferred Stock to Sprint L.P. and the issuance of Newco Common Stock upon conversion thereof pursuant to the Investment Agreement ("Proposal No. 2").

    3. To approve the issuance by Newco of Convertible Notes to Sprint and the issuance of Newco Common Stock upon conversion thereof pursuant to the Credit Agreement, a copy of which is attached as Appendix D to the accompanying Proxy Statement/Prospectus and incorporated by reference herein), ("Proposal No. 3").

    4. To approve and adopt amendments to the agreements governing outstanding options, warrants and other rights to acquire Company Common Stock which thereafter will only permit the issuance of Newco Common Stock rather than Company Common Stock upon exercise thereof ("Proposal No. 4").

    The transactions underlying the Company Stockholder Vote Matters arise in connection with the Investment Agreement and all the transactions contemplated therein between the Company, Newco, Newco Sub, Sprint and Sprint L.P., which is described in detail below.

DATE, PLACE, TIME

    The Special Meeting will be held at the Executive Conference Room of the Company at 9.00 a.m., local time, on Friday, June 5, 1998.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES

    The close of business on May 1, 1998, has been fixed as the Record Date for determining holders of outstanding shares of Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 12,059,784 shares of Common Stock were issued and outstanding and held by 176 holders of record.

    Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Special Meeting for each share of Common Stock held of record as of the Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The affirmative vote by the holders of a majority of the outstanding shares of Common Stock on the Record Date is required to approve the Merger. The vote required for the approval of the remaining

Company Stockholder Vote Matters is the affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. Accordingly, with respect to the approval of the Company Stockholder Vote Matters, abstentions and broker non-votes will be counted as part of the number of votes to be used in determining if the proposal has received the requisite number of votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote against the proposal.

    Shares of Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies.

    IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE COMPANY STOCKHOLDER VOTE MATTERS AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSALS AT THE TIME OF THE SPECIAL MEETING.

    FAILURE BOTH TO RETURN THE PROXY CARD AND TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST APPROVAL OF THE MERGER.

    A stockholder, other than a Granting Stockholder, who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: EarthLink Network, Inc., 3100 New York Dr., Pasadena, California 91107; Attention: Kirsten Hansen, Secretary.

    As of the Record Date, the directors and executive officers of the Company and their affiliates were entitled to vote 4,643,427 shares of Common Stock, excluding options and warrants, or approximately 38.5% of the issued and outstanding shares of Common Stock. Sprint did not own of record any shares of Common Stock as of the Record Date, and therefore is not entitled to vote at the Special Meeting except insofar as it exercises the Irrevocable Proxies provided by the Granting Stockholders.

    In connection with the Investment Agreement, certain members of management and certain stockholders have entered into the Agreement to Vote and Tender Stock and/or the Agreement to Vote, each of which obligates such parties, among other things, to vote their respective shares in favor of the Company Stockholder Vote Matters. The number of shares of Common Stock obligated to be voted thereunder will ensure approval of the Company Stockholder Vote Matters. See "Description of the Offer."

SOLICITATION OF PROXIES

    Proxies may be solicited by the directors, officers and employees of the Company by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. The Company may also retain the services of a private firm to solicit proxies on behalf of the Company, for which the Company would pay a fee. Any such brokers, custodians, nominees, and fiduciaries forwarding solicitation materials to the beneficial owners of Common Stock held of record by such persons will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting, and expenses related to the printing and mailing of this Proxy Statement/Prospectus, will be paid by the Company, except that Sprint has agreed in the Investment Agreement to pay one-half of the reasonable out-of-pocket expenses incurred by the Company in preparing, printing and mailing the Proxy Statement/ Prospectus, preparing the S-4 Registration Statement of which this Proxy Statement is a part and holding the Special Meeting. See "Description of the Investment Agreement--Expenses and Fees."

                            DESCRIPTION OF THE OFFER

    By means of the Offer to Purchase, the Letter of Transmittal and related documentation sent to the stockholders of the Company on February 18, 1998, Sprint has commenced a public tender offer to purchase 1,250,000 shares of Common Stock of the Company at $45.00 per Share, net to each seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal The Offer is made pursuant to the Investment Agreement and certain related agreements described herein.

    Consummation of the Offer is conditioned upon (i) there being validly tendered and not withdrawn prior to the Expiration Date 1,250,000 Shares, (ii) the amendment of the Dilutable Securities (as defined herein) so that not more than 8% of the Company Common Stock outstanding immediately prior to the Closing will be subject to Dilutable Securities after the Merger (the "Amendment Condition") and (iii) the other conditions to the obligations of Sprint, Sprint L.P., Newco, Newco Sub and the Company to consummate the transactions contemplated by the Investment Agreement (other than the acceptance for payment of Shares pursuant to the Offer) having been satisfied or waived, including the expiration or termination of all waiting periods imposed upon consummation of the Offer and the other transactions contemplated by the Investment Agreement by the HSR Act, and the absence of any action taken or instituted by the Department of Justice, the Federal Trade Commission or by any other governmental entity to delay or otherwise enjoin the transactions contemplated by the Investment Agreement (collectively, the "Investment Agreement Conditions"). See "Company Stockholder Vote Matters--Proposal No. 1--Approval of the Merger--Conditions."

    In order to induce Sprint and Sprint L.P. to enter into the Investment Agreement and perform the transactions contemplated thereby, certain members of management and other stockholders (the "Granting Stockholders") have entered into an Agreement to Vote and Tender Stock dated February 10, 1998 ("Agreement to Vote and Tender Stock"). That agreement obligates the Granting Stockholders to tender all of the 3,989,114 Shares (representing 35.3% of the outstanding Shares) which they own into the Offer, and to vote those Shares in favor of each of the Company Stockholder Vote Matters. In order to ensure that the agreement to vote set forth in the Agreement to Vote and Tender Stock will be fulfilled, each of the Granting Stockholders granted to Sprint an Irrevocable Proxy, coupled with an interest, to vote in favor of the Company Stockholder Vote Matters (the "Irrevocable Proxies"). The Granting Stockholders are Sky Dayton, Chairman of the Board of the Company, 1,500,000 Shares; Kevin M. O'Donnell, a Director of the Company, 944,614 Shares; Storie Partners, L.P., 521,892 Shares; Gregory Abbott, 427,212 Shares; Robert S. London, 392,032 Shares; and George Abbott, 203,364 Shares.

    In addition, certain other stockholders (the "Voting Stockholders") have entered into an Agreement to Vote Stock dated February 10, 1998 ("Agreement to Vote Stock") which obligates them to vote all of their 2,950,382 Shares (representing 26.1% of the outstanding Shares) in favor of the Company Stockholder Vote Matters, but did not grant any irrevocable proxies thereunder. The Voting Stockholders are Quantum Industrial Partners LDC, 1,456,480 Shares; Reed Slatkin, a Director of the Company (through Reed Slatkin & Associates), 1,042,473 Shares; Sidney Azeez, a Director of the Company, 236,884 Shares; and George Soros, 214,545 Shares.

    Based on the foregoing, the Company believes that at least 6,939,496 Shares (representing 61.4% of the outstanding Shares) will be voted in favor of the Company Stockholder Vote Matters. The number of Shares obligated to be tendered and/or voted pursuant to these agreements will ensure approval of the Company Stockholder Vote Matters, satisfaction of the Minimum Tender Condition, and consummation of the transactions contemplated by the Investment Agreement, unless the Investment Agreement Conditions have not been satisfied or waived on or prior to the Offer Acceptance Time as defined therein. Sprint did not own of record any Shares as of the Record Date, and therefore is not entitled to vote at the Special Meeting except insofar as it exercises the Irrevocable Proxies provided by the Granting Stockholders.

                    DESCRIPTION OF THE INVESTMENT AGREEMENT

THE INVESTMENT AGREEMENT

    The Investment Agreement provides, among other things, that subject to the terms and conditions set forth therein, immediately following the consummation of the Offer, (i) the Merger will be effected and the issued and outstanding Shares will be converted into the same number of shares of Newco Common Stock;
(ii) Sprint L.P. will acquire 4,102,941 shares of Convertible Preferred Stock, in exchange for (A) an aggregate cash consideration of $23,750,000, (B) the assignment to Newco of 100% of the SIP Subscribers, of which there were approximately 130,000 as of the date of execution of the Investment Agreement, and (C) Sprint L.P. having entered into the Network Agreement (the issuance of such Convertible Preferred Stock, "Convertible Preferred Stock Issuance", and the consideration described in (A), (B) and (C), collectively, the "Convertible Preferred Stock Consideration"); and (iii) Sprint will provide Newco and the Company, as co-borrowers, with up to $25 million of convertible senior debt financing on or after the Closing (as defined below), with such amount to increase by $25 million on each of the first, second and third anniversaries of the Closing Date (as defined below) for a total of up to $100 million of such financing at the end of such period (the "Convertible Debt Financing"), such indebtedness to be evidenced by one or more Convertible Notes and to be subject to the terms and conditions of the Credit Agreement."

    Consummation of the transactions (other than the Offer) contemplated by the Investment Agreement is conditioned upon Sprint having accepted for payment the Shares to be purchased pursuant to the Offer (the "Offer Condition") and the satisfaction of the HSR Condition (which has now been satisfied), as well as the other Investment Agreement Conditions. For purposes of the Offer, Sprint will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered and not withdrawn as, if and when Sprint gives oral or written notice to the Depositary of Sprint's acceptance of such shares (the time of giving such notice is the "Offer Acceptance Time" and the date on which such notice is given is the "Offer Acceptance Date"). If the Shares have been accepted for payment pursuant to the Offer, the Offer Acceptance Time will immediately precede the Closing and the Offer Acceptance Date will occur on the same date as the Closing Date.

    As of the Record Date, there were 12,059,784 Shares issued and outstanding. Upon consummation of the Offer, Sprint will own approximately 11.1% of such total number of issued and outstanding Shares (determined as of February 10, 1998), which will be converted into the same number of shares of Newco Common Stock pursuant to the Merger. As of the Record Date, there were 1,876,860 Shares reserved for issuance upon the exercise of outstanding employee stock options ("Stock Options") and 675,819 Shares reserved for issuance upon the exercise of outstanding warrants ("Warrants"). Based upon the conversion price in effect on the Closing Date, the Convertible Preferred Stock would be convertible into 3,533,411 shares of Newco Common Stock, provided that the Convertible Preferred Stock may not be converted prior to the first anniversary of the Closing Date. Based on these figures, immediately after consummation of the Offer, the Merger and the other transactions contemplated by the Investment Agreement, Sprint would own approximately 26.6% of the total number of issued and outstanding shares of Newco Common Stock on a fully diluted basis (that is, assuming that (i) the Convertible Preferred Stock is converted into Newco Common Stock, and
(ii) that all outstanding Warrants and Stock Options have been exercised. However, the Convertible Preferred Stock will pay dividends thereon for the first five years in the form of increases in its Liquidation Value ("Liquidation Accretion Dividends"), at a per annum rate of 3% of the Liquidation Value, which will accrue and compound quarterly in arrears, but which will accelerate in the event of a Business Combination (as defined herein) or an optional redemption by Newco. At the Closing, the Liquidation Value will be the average of the closing price per share of Newco Common Stock for the 30 trading days prior to the Closing Date. Increases in the Liquidation Value will have the effect of increasing the number of shares of Newco Common Stock which Sprint will receive upon conversion of the Convertible Preferred Stock. Assuming that the Convertible Preferred Stock is held by Sprint for the initial five year period, or the Liquidation Accretion Dividends are accelerated, Sprint will be entitled to receive 4,102,941 shares of Newco Common Stock upon conversion thereof, subject to applicable antidilution provisions. If the fully diluted number of Shares, as calculated above, were the same at that time, Sprint would then own approximately 28.8% of the total number of issued and outstanding shares of Newco Common Stock on that basis. Such percentage amount does not take into account the extent to which, if any, Sprint's fully diluted ownership interest would increase in the event that advances are made under the Credit Agreement. See "Description of Certain Ancillary Agreements--The Credit Agreement."

    Advances of funds under the Credit Agreement will be evidenced by Convertible Notes, which are convertible into Newco Common Stock. The Conversion Price per share at which the Convertible Notes may be converted into Newco Common Stock is 130% of the average of the closing prices for Newco Common Stock for the 30 trading days immediately preceding the applicable advance of funds under the Credit Agreement. Because the number of shares receivable upon conversion of the Convertible Notes is dependent upon future trading prices for Newco Common Stock, and because the amount of advances under the Credit Agreement is within Newco's discretion (provided it is in compliance with applicable Credit Agreement conditions), it is not possible to predict the extent to which, if any, Sprint's fully diluted ownership would increase in the event that advances are made under the Credit Agreement.

    Simultaneously with the execution of the Investment Agreement, the following ancillary Agreements were executed and delivered by the parties thereto: (i) the Merger Agreement, (ii) the Agreement to Vote and Tender Stock, (iii) the Agreement to Vote Stock, (iv) the Credit Agreement, (v) the Governance Agreement, (iv) the Marketing Agreement, (vii) the Network Agreement, (viii) the Registration Rights Agreement, and (ix) the Stockholders' Agreement. The agreements referred to in (i), (iv), (v), (vi), (vii), (viii) and (ix) will not become effective until the Closing and then only if the Offer is consummated and the Investment Agreement Conditions are satisfied or waived on or prior to the Closing.

    THE MERGER

    The Investment Agreement sets forth the parties' agreements with respect to the Merger. See "Company Stockholder Vote Matters--Proposal No. 1--Approval of the Merger" for details regarding the Merger.

    THE ISSUANCE OF CONVERTIBLE PREFERRED STOCK

    Concurrently with the Merger, Sprint L.P. will receive 4,102,941 shares of Convertible Preferred Stock in exchange for the Convertible Preferred Stock Consideration. Such consideration consists of (i) $23,750,000 of cash, (ii) Sprint L.P. contributing the SIP Subscribers to Newco, and (iii) Sprint L.P., the Company and Newco entering into the Network Agreement.

    The Convertible Preferred Stock will be initially convertible into 3,533,411 Shares of Newco Common Stock at the Closing. Based on these figures, immediately after consummation of the Offer, the Merger and the other transactions contemplated by the Investment Agreement, Sprint would own approximately 26.6% of the total number of issued and outstanding shares of Newco Common Stock on a fully diluted basis (assuming that all outstanding Warrants and Stock Options have been exercised, and that the Convertible Preferred Stock has been converted). However, the Convertible Preferred Stock will pay dividends thereon for the first five years in the form of increases in its Liquidation Value, at a per annum rate of 3% of the Liquidation Value), which will accrue and compound quarterly in arrears, but which will accelerate in the event of a Business Combination or an optional redemption of the Convertible Preferred Stock by Newco. At the Closing, the Liquidation Value will be the average of the closing price per share of Newco Common Stock for the 30 trading days prior to the Closing Date. Increases in the Liquidation Value will have the effect of increasing the number of shares of Newco Common Stock which Sprint will receive upon conversion of the Convertible Preferred Stock. Assuming that the Convertible Preferred Stock is held by Sprint for the initial five year period, or the Liquidation Accretion Dividends are accelerated, Sprint will be entitled to receive 4,102,941 shares of Newco Common Stock upon conversion thereof, subject to customary antidilution provisions. If the fully diluted number of Shares, as calculated above, were the same at that time, Sprint would then own approximately 28.8% of the total number of issued and outstanding shares of Newco Common Stock on that basis.

    Cash dividends at 3% per annum are payable after five years from the Closing Date when declared by the Board of Directors of Newco out of funds legally available therefor and such dividends accumulate if not declared and paid. After the twentieth anniversary of the Closing Date, such cumulative cash dividends accrue at the rate per annum of 8% of the Liquidation Value, which rate increases annually by 200 basis points up to an maximum rate of 12% per annum. Holders of Convertible Preferred Stock are entitled to a liquidation preference upon any voluntary or involuntary liquidation, dissolution or winding up of Newco (" Liquidation Event") in an amount per share equal to the sum of (i) the average closing price per share of Common Stock for the 30 trading days preceding the Closing Date, (ii) the amount of all Liquidation Accretion Dividends that have been paid (including an amount equal to a prorated dividend for the period from the latest Dividend Accrued Date through the date of the Liquidation Event), and (iii) all accumulations of accrued but unpaid cash dividends (the sum of (i), (ii) and (iii) is referred to as the Liquidation Value). Each share of Convertible Preferred Stock initially converts into less than one share of Newco Common Stock but increases to a one-for-one conversion (subject, in each case, to customary antidilution adjustments) over a five-year period.

    At Newco's option, the shares of Convertible Preferred Stock are redeemable after the third anniversary of the Closing Date at a redemption price initially of 103% of the Liquidation Value and decreasing to 100% of Liquidation Value by Newco's 2004 fiscal year. The holders of Convertible Preferred Stock may elect two directors to the Board of Directors of Newco for so long as they hold 20% or more of Newco's fully diluted shares outstanding (subject to adjustment for certain dilutive events) and one director for so long as they hold 10% of such outstanding shares (subject to adjustment for certain dilutive events). Otherwise, the Convertible Preferred Stock is non-voting except in the limited circumstances when required under the DGCL.

    Consistent with the rights granted in the Governance Agreement, the Certificate of Designation permits one Investor Director to participate on any Strategic Business Planning Committee, Finance Committee or other significant committee of the Board of Directors of Newco, the Company or any other significant subsidiary, to the extent those committees exist. If there is no such committee, the holders of Convertible Preferred Stock will have a reasonable opportunity to review and discuss Newco's strategic and business plans and financing plans with the management of Newco prior to the submission of any such plan to the applicable Board or Directors, and to receive advance copies of information and materials to be provided to such Board of Directors with respect to such matters. Notwithstanding the foregoing, no Investor Director is entitled to receive such information or materials or to participate on any committee of the Board of Directors of Newco, the Company or any significant subsidiary of Newco created for the purpose of considering a Business Combination or any matter related thereto (including an "Acquisition Proposal," a "Sprint Offer" or a "Qualified Offer"), or to participate in the Board's deliberation with respect to any of the foregoing. See "Description of Governance Agreement--Corporate Covernance."

    ISSUANCE OF CONVERTIBLE NOTES

    Concurrent with the Merger, the Credit Agreement will become effective. Pursuant to the Credit Agreement, Sprint will initially make available up to $25 million in debt financing to the Company and Newco to be evidenced by the Convertible Notes. Each year after the Closing Date, the aggregate amount that Sprint is obligated to advance to the borrowers is increased by $25 million to a maximum of $100 million on a cumulative basis. The Convertible Notes are convertible into shares of Newco Common Stock at a conversion price of 130% of the average market price (I.E., the closing sale price over a 30-day trading period) at the time a particular Convertible Note is issued to evidence an advance under the Credit Agreement. The Convertible Notes will bear interest at a rate equal to 6% per annum.

    SIP SUBSCRIBERS

    Pursuant to the Investment Agreement, concurrently with the Merger, Sprint L.P. will contribute to Newco all of its SIP Subscribers which at the time of the execution of the Investment Agreement was approximately 130,000 SIP Subscribers. Thereafter, the SIP Subscribers shall be subscribers of Newco, together with all rights under customer contracts and relationships related thereto. The Investment Agreement provides that if the final number of paid SIP Subscribers at Closing is less than 130,000, then Sprint L.P. will forfeit to Newco a number of shares of Convertible Preferred Stock equal to the product of
(i) five, multiplied by (ii) 130,000 less the final number of paid SIP Subscribers. The contribution of SIP Subscribers is expected to significantly increase the subscriber base served by Newco.

    ACQUISITION PROPOSALS

    The Investment Agreement provides that prior to the Closing the Company will not, nor will it authorize or permit any officer, director or employee, or any investment banker, attorney or other advisor or representative, of the Company or any of its subsidiaries to (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal (as defined herein) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. However, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Sprint of the required notice, participate in negotiations regarding such Acquisition Proposal and (C) modify or withdraw its recommendation that the stockholders of the Company accept the Offer or its recommendation to such stockholders that they vote in favor of the transactions contemplated by the Investment Agreement. Neither the Company nor its Board of Directors may, under any circumstances, (A) terminate the Investment Agreement or any of the Ancillary Agreements or withdraw its approval of such agreements, or (B) approve or authorize the solicitation, initiation or encouragement of additional Acquisition Proposals. An "Acquisition Proposal" means generally any proposal for a tender, exchange, merger, recapitalization, liquidation or similar transaction or any offer or proposal to acquire a material equity interest in or material amount of voting securities (15% being deemed material for these purposes) or assets of a party to the Investment Agreement (other than the transactions contemplated by the Investment Agreement and Ancillary Agreement).

    In addition to the obligations of the Company set forth in the preceding paragraph, the Investment Agreement provides that the Company shall promptly advise Sprint of the existence of any request for information or of any takeover proposal, or any inquiry with respect to, or which could lead to, any Acquisition Proposal.

    The Investment Agreement further provides that the Company shall not take any action that would enhance the ability of any other person proposing a takeover proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal without also taking a comparable action that would similarly enhance the ability of Sprint to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the transactions contemplated in the Investment Agreement and the Ancillary Agreements or an alternative transaction initiated by Sprint and concurrently withdrawing any impediments thereto that do not similarly impede such other person.

    The Investment Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act.

    TRANSACTION COSTS

    The Investment Agreement provides that all fees and expenses incurred in connection with the Offer, the Investment Agreement and the transactions contemplated thereby and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Offer or other transactions contemplated by the Investment Agreement are consummated. However, one-half of the reasonable out-of-pocket expenses incurred by the Company in preparing the Proxy Statement/Prospectus and the S-4 Registration Statement, printing and mailing the Proxy Statement/Prospectus, the Commission filing fees for the S-4 Registration Statement and in holding the Special Meeting shall be paid by Sprint.

    CONDUCT OF BUSINESS BY THE COMPANY

    The Investment Agreement provides that during the period from the date of the Investment Agreement to the Closing Date, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and other employees and preserve its relationships with customers, suppliers, licensers, licensees, distributors, joint ventures and others having business dealings with it except to the extent that the failure to do so would not have a material adverse effect on the Company. In addition, during the period from the date of the Investment Agreement to the Closing Date, the Company shall not, without first consulting with Sprint take certain material actions relating to, among other matters, dividends, acquisitions, dispositions, capital issuances or changes in capital structure, research and development agreements, incurrence of indebtedness, capital expenditures and satisfaction of claims.

    TERMINATION OF THE INVESTMENT AGREEMENT

    The Investment Agreement may be terminated at any time prior to the Closing Date (i) by mutual written consent of the parties thereto, (ii) by any of the parties if the Offer has not been consummated on or before June 15, 1998, (iii) by Sprint and Sprint L.P. if any of the conditions to the obligations of Sprint and Sprint L.P. with respect to Offering shall have become incapable of fulfillment, and shall not have been waived by Sprint, or (iv) by the Company, Newco and Newco Sub if any of the conditions precedent to Sprint's right to consummate the Offer shall have become incapable of fulfillment and shall not have been waived by the Company, Newco and Newco Sub.

    REPRESENTATIONS AND WARRANTIES

    The Investment Agreement contains various customary representations and warranties made by the parties thereto which will not survive the Closing except for survival thereof for 24 months in the case of fraud or willful material breaches of such representations and warranties.

                    DESCRIPTION OF THE GOVERNANCE AGREEMENT

    GENERAL

    In connection with the Investment Agreement, Sprint, Sprint L.P., Newco and the Company entered into the Governance Agreement, which will take effect upon the Closing. The Governance Agreement establishes certain terms and conditions concerning the corporate governance of Newco, the acquisition and disposition of Equity Securities of Newco by Sprint, Sprint L.P. and any of their respective affiliates (collectively, the "Affiliated Equity Holders"), the rights of Sprint to make offers to purchase all of the outstanding securities of Newco not owned by Affiliated Equity Holders and the rights of the Board of Directors of Newco to receive and entertain offers to effect Business Combinations, all as more particularly described in the Governance Agreement. The following is a summary of the Governance Agreement, which is attached hereto as Appendix F and incorporated by reference herein.

    CORPORATE GOVERNANCE

    The Governance Agreement establishes that the fundamental policies and strategic direction of Newco, the Company and any significant subsidiary of Newco will be determined by their respective Boards of Directors. Consistent with the voting rights granted to the holders of Convertible Preferred Stock, the Governance Agreement provides for two individuals to be designated as "Investor Directors." Similarly, following conversion or redemption of the Convertible Preferred Stock into Newco Common Stock, Newco and the Company are obliged to elect the individuals designated as "Investor Directors" to their respective Boards of Directors. In addition, at such time, the Governance Agreement permits one Investor Director to participate on any Strategic Business Planning Committee, Finance Committee or other significant committee of the Board of Directors of Newco, the Company or any significant subsidiary, to the extent those committees exist. If there is no such committee, the Governance Agreement allows Sprint a reasonable opportunity to review and discuss Newco's strategic and business plans and financing plans with the management of Newco prior to the submission of any such plan to the Board of Directors, and to receive advance copies of information and materials to be provided to the Board of Directors with respect to such matters. Notwithstanding the foregoing, no Investor Director is entitled to participate on any committee of the Board of Directors of Newco, the Company or any significant subsidiary created for the purpose of considering a Business Combination or any matter related thereto (including an "Acquisition Proposal," a "Sprint Offer" or a "Qualified Offer," as described in more detail below), or to participate in the Board's deliberations with respect to any of the foregoing. Consistent with the terms of the Convertible Preferred Stock, Sprint is entitled to two Investor Directors for so long as it holds 20% or more of Newco's fully diluted shares outstanding (subject to adjustment for certain dilutive events, the "Higher Threshold"), and one Investor Director for so long as it holds 10% or more of Newco's fully diluted shares outstanding (subject to adjustment for certain dilutive events, the "Lower Threshold"). Rights equivalent to those described in this paragraph are granted to the Investor Directors and the holders of Convertible Preferred Stock pursuant to the Certificate of Designation. See "Description of the Investment Agreement--The Investment Agreement--The Issuance of Convertible Preferred Stock."

    At such time as the Convertible Preferred Stock has been converted into Newco Common Stock, the Governance Agreement obligates Newco to use its best efforts to solicit from its stockholders proxies in favor of Sprint's Investor Director nominees. The Governance Agreement also obligates the Affiliated Equity Holders to vote in favor of any other nominee or director selected by the Board of Newco in accordance with the agreement. The voting obligations of Affiliated Equity Holders under the Governance Agreement are supported by an "Irrevocable Proxy" granted by Sprint and Sprint L.P. to Newco and the Company. See "--Solicitation of Offers--Stockholders' Agreement; Irrevocable Proxies."

    For so long as "Sprint's Percentage Interest" (a term that measures Sprint's equity stake in Newco, including its ownership of both Newco Common Stock and Convertible Preferred Stock, as a percentage of Newco's fully-diluted stock outstanding) is greater than the Lower Threshold, Newco is prohibited by the Governance Agreement and the Certificate of Designation from taking or authorizing certain actions without the concurrence of all Investor Directors serving in such capacity at that time. These actions include (i) the execution or performance of any "Discriminatory Transaction" (as defined below); (ii) the issuance of any class or series of stock of Newco that provides for voting rights in excess of one vote per share; (iii) certain events involving the dissolution or liquidation of Newco or any subsidiary thereof, or the commencement by or with respect to Newco or any subsidiary thereof of certain bankruptcy or bankruptcy-related events or proceedings; (iv) the conduct by Newco or any significant subsidiary of business substantially outside its current general field of enterprise; or (v) the issuance by Newco of "Transaction Securities" (Equity Securities of Newco issued in connection with joint ventures, strategic alliances, acquisitions, mergers and other business combination transactions) representing (A) in any twelve-month period, in one or more transactions, 50% or more of the number of shares of Newco Common Stock outstanding prior to giving effect to such issuances, or (B) in any one transaction, 35% or more of the number of shares of Newco Common Stock outstanding prior to giving effect to such issuance.

    The term "Discriminatory Transaction" is defined in the Governance Agreement as any transaction or corporate action that would (i) impose limitations on the legal rights of any Affiliated Equity Holder as a stockholder of Newco, (ii) deny any benefit to any Affiliated Equity Holder, proportionately as a holder of any class of voting Equity Securities, that is made available to other holders, or (iii) otherwise materially adversely discriminate against any Affiliated Equity Holders as stockholders of Newco. However, excepted from the definition of Discriminatory Transactions are various transactions, including (A) the adoption and implementation by Newco of a Stockholders' Rights Plan, (B) the adoption and implementation by Newco of a classified Board of Directors, (C) a Business Combination if in that transaction (x) neither the Liquidation Value nor the Conversion Price of the Convertible Preferred Stock is changed, and (y) upon consummation of such transaction, the holders of Convertible Preferred Stock are offered the right to receive consideration at the same times, in the same amount and the same form per share as all other holders of Newco Common Stock, (D) any transaction having a discriminatory effect against any Affiliated Equity Holder that occurs as a result of a material breach or violation by any such holder of the Governance Agreement, and (E) the execution by Newco, the Company or any significant subsidiary of a definitive agreement with respect to a Business Combination, if such agreement meets certain requirements set forth in the Governance Agreement. See "--Purchases of Additional Equity Securities; Business Combinations."

    EQUITY PURCHASES FROM THE COMPANY; SUBSCRIPTION RIGHTS

    So long as Sprint's Percentage Interest is greater than an amount defined as the "Top-Up Threshold" (20%, subject to adjustment for certain dilutive events and for Newco's incurrence of indebtedness under the Convertible Debt Financing), the Affiliated Equity Holders have certain anti-dilution and subscription rights set forth in Article III of the Governance Agreement. In addition to their rights to subscribe for stock of Newco directly from Newco, Sprint may effect its rights under Article III by making purchases of Equity Securities at any time from any person other than Newco as long as, after giving effect to such purchases, Sprint's Percentage Interest is less than or equal to the "Pro Rata Share," a formula that limits the maximum equity stake in Newco that the Affiliated Equity Holders may have. The Pro Rata Share, which adjusts only upon the incurrence of indebtedness by Newco under the Convertible Debt Financing, has been established, as of the date of the Governance Agreement, at an amount equal to .278.

    Upon proposing to issue "New Securities" (other than New Securities that are "Transaction Securities"), if Sprint's Percentage Interest is greater than the Top-Up Threshold, Newco must provide Sprint written notice of its intent to effect such issuance at least five business days prior to the date on which the meeting of the Board is to be held to authorize such issuance. For a period of ten business days after Sprint's receipt of such notice, Sprint has the right to purchase the Pro Rata Share of such issuance and, if it does so, the Equity Securities offered pursuant to such notice shall be issued and sold to Sprint by Newco at the same times and on the same terms and conditions as the New Securities are issued and sold to third parties. If for any reason the issuance of such New Securities to third parties is not consummated, Sprint's right to purchase its Pro Rata Share of such issuance shall lapse.

    As noted above, Sprint's general subscription rights do not apply to the issuance of Transaction Securities. However, if Newco determines that Sprint's Percentage Interest has decreased by .05 or more as a result of issuances of Transaction Securities, Newco must notify Sprint of such event. In addition, not later than the second anniversary of Sprint's receipt of that notice (the "Window Period"), Newco is obligated to make written offers (each, a "Primary Share Offer") to Sprint to purchase, in the aggregate, a number of shares sufficient to enable Sprint to bring Sprint's Percentage Interest up to the amount in effect prior to the issuances of Transaction Securities. The number of shares Newco is obligated to offer pursuant to such provision is defined in the Governance Agreement as the "Available Top-Up Shares" and the aggregate number of Available Top-Up Shares resulting from all issuances of Transaction Securities is defined as the "Aggregate Number of Top-Up Shares." Sprint may accept a Primary Share Offer within five business days of its receipt thereof, and the offer is to be made at a purchase price equal to an average stock price for Newco Common Stock for the ten trading days prior to the date of such issuance, less the underwriting discount applied in the most recent underwritten offering of Newco Common Stock.

    If Newco determines that Sprint's Percentage Interest has decreased by .10 or more solely as a result of the issuance of Transaction Securities (after giving effect to any and all Primary Share Offers), the Window Period shall be accelerated such that Newco shall be obligated to make one or more Primary Share Offers with respect to not less than the Aggregate Number of Top-Up Shares, as then calculated, at the earlier of (i) the expiration of the Window Period, as determined above, or (ii) six months after the date Sprint receives notice to that effect from Newco. Notwithstanding anything else in the Governance Agreement to the contrary, in no event is Newco obligated to make Sprint a Primary Share Offer that, after giving effect to such transaction, would cause Sprint's Percentage Interest to exceed the Pro Rata Share.

    In addition, with respect to a purchase of New Securities pursuant to
Article III of the Governance Agreement, Sprint may, at its option, purchase New Securities in the form of "Alternative Securities" convertible into the applicable number of shares of Newco Common Stock. "Alternative Security" is defined as a new series of Preferred Stock having terms that are structured and priced in the same manner as the Convertible Preferred Stock. Such terms are determined, if applicable, by reference to the average stock price for a share of Newco Common Stock for the 30 trading days prior to the date of issuance of such Alternative Securities. Sprint's purchase of New Securities in the form of Alternative Securities are limited (i) to not more than 75% of any issuance of New Securities from the Closing to the second anniversary thereof, (ii) to not more than 66.67% of any issuance of New Securities after the second anniversary of the Closing until the third anniversary thereof and (iii) after the third anniversary, Newco is not obligated to issue any New Securities in the form of Alternative Securities.

    STANDSTILL PROVISIONS

    The Governance Agreement sets forth certain "Standstill Provisions" applicable to Affiliated Equity Holders. These Standstill Provisions are summarized below. See "--Solicitation of Offers--Effectiveness; Termination; Survival" for additional information concerning the survival of the Standstill Provisions following termination of the Governance Agreement.

    Except for purchases of shares and related activities by Sprint otherwise permitted under the Governance Agreement, the Affiliated Equity Holders may not, directly or indirectly, (i) acquire, offer to acquire or agree to acquire any Equity Securities, or any equity securities of any subsidiary of Newco, or material assets of Newco or any subsidiary or division of Newco; (ii) make or participate in any "solicitation" of proxies or otherwise seek to influence any person with respect to the voting of any voting Equity Securities of Newco;
(iii) make any public announcement with respect to, or submit a proposal for, or offer to effect any purchase of any significant portion of the assets of Newco or any subsidiary or division of Newco, any tender or exchange offer for any Equity Securities of Newco, or a merger, consolidation or other extraordinary transaction involving Newco or any of its Equity Securities; (iv) form, join or in any way participate in a "group" as defined in Rule 13d-5(b) under the Exchange Act; or (v) request Newco or any of its representatives to amend or waive any provision of the foregoing.

    In addition, the Affiliated Equity Holders may not, directly or indirectly, sell, transfer or otherwise dispose of any Equity Securities except (i) pursuant to a registered underwritten public offering in accordance with the Registration Rights Agreement, (ii) in accordance with Rule 144 under the Securities Act,
(iii) to any direct or indirect subsidiary of Sprint and (iv) in a transaction effected in accordance with the so-called "Section 4(1 1/2)" exemption under the Securities Act. In addition, notwithstanding the foregoing, none of the Affiliated Equity Holders may sell, transfer or otherwise dispose of any equity interest in any Equity Securities to any purchaser or group of purchasers if, after giving effect to such sale, such purchaser or group of purchasers would, to Sprint's knowledge, own, or have the right to acquire, 5% or more of the Equity Securities then outstanding, except to any person that is not obligated (or would not, by virtue of such purchase, reasonably be anticipated to be obligated) to file a Schedule 13D with the Commission pursuant to each of paragraphs (b) and (e) of Rule 13d-1 under the Exchange Act.

    PURCHASES OF ADDITIONAL EQUITY SECURITIES; BUSINESS COMBINATIONS

    Following the 39-month anniversary of Closing and prior to the 63-month anniversary of Closing (the "Right to Offer Period"), Sprint shall have the right to make a "Sprint Offer," by offering to purchase all (but not less than all) of the outstanding Equity Securities that it does not already own at a price per share equal to the per share price determined by dividing the "Fair Private Market Value" by the total number of shares of Newco Common Stock outstanding on a fully-diluted basis. The "Fair Private Market Value" is defined as the aggregate private market equity value (including control premium) that an unrelated third party would pay if it were to acquire all of Newco's outstanding Equity Securities (including Equity Securities held by Affiliated Equity Holders) in an arm's length transaction, assuming (i) that all credible buyers are given an equal opportunity by Newco to make and effectuate an Acquisition Proposal with respect to Newco, (ii) the absence of any commercial relations between Newco and the Company, on the one hand, and Sprint and its affiliates, on the other hand, and (iii) the absence of any ownership stake in Newco by Affiliated Equity Holders. The Fair Private Market Value is to be determined as follows.

    The respective Boards of Newco and Sprint shall negotiate the amount of the Fair Private Market Value to be paid pursuant to the Sprint Offer. In the event the two parties are unable to agree on this amount, within 30 days after submission of the Sprint Offer to the Board, the parties shall agree to be bound to the valuation arrived at pursuant to the following formula: (i) two appraisals shall be made by recognized investment banks, one selected by each of Sprint and Newco (the "Initial Values"), (ii) if the lower of the Initial Values is more than 10% less than the higher, a third independent valuation will be made by an investment bank jointly selected by Newco and Sprint (the "Independent Valuation"); otherwise, the Fair Private Market Value shall be the average of the Initial Values; and (iii) if the Independent Valuation is greater or less than the average of the Initial Values by more than 5%, the Fair Private Market Value shall be deemed to equal the average of the two closest valuations. If the Independent Valuation does not differ by such amount, it shall be the Fair Private Market Value.

    A Sprint Offer shall not be subject to any financing contingency, and shall be reflected in a form of definitive agreement that Sprint is prepared to execute. The conditions to consummation of the Sprint Offer and the representations and warranties set forth therein shall be reasonable and customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Security not held by such stockholder or its affiliates.

    The Board of Directors of Newco shall have a one-time right, exercisable within 14 days after receipt of the Sprint Offer, to postpone the making of that offer for nine months. Upon exercise of such right, Sprint is obligated to withdraw the Sprint Offer for a period of nine months, provided that (i) the Right to Offer Period shall be extended to the 72-month anniversary of Closing and (ii) the exercise by Newco of its postponement right shall not limit Sprint's right to respond to a "Third-Party Offer" as set forth below.

    In addition, upon the determination of the amount of the Fair Private Market Value, Sprint shall be obligated to commence and effectuate the Sprint Offer, provided that Sprint shall have a one-time right, exercisable within 14 days after receipt of the determination of Fair Private Market Value, to determine not to proceed to make such Sprint Offer. There are, however, certain limitations on Sprint's exercise of this "Walk-Away Right." If Sprint does not exercise such right, the Board of Directors of Newco shall, unless an "Intervening Offer" (as defined below) is then outstanding, (i) support the Sprint Offer by approving and recommending it to Newco's stockholders and (ii) cause Newco to take all steps reasonable and necessary to facilitate consummation of such Sprint Offer. However, at such time as a "Third-Party Offer" shall constitute an Intervening Offer, Sprint shall be released from its obligation to commence and effectuate the Sprint Offer, and Newco shall be released from its obligation to support and facilitate consummation of the Sprint Offer. If the Intervening Offer is undertaken in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, a "Specified Number of Equity Securities" (a number of Equity Securities owned by Affiliated Equity Holders equal to the proportion of Equity

Securities held by unaffiliated equity holders and tendered into or voted for a competing Business Combination), less the number of Equity Securities that have already been tendered to such offeror. In addition, if the Intervening Offer (or a related matter) must be approved by the stockholders of Newco in order for such offer to be effectuated, the Affiliated Equity Holders are obligated to cast in favor of the Intervening Offer (and such related matters) such number of votes as is equal to the Specified Number of Equity Securities, provided that the Business Combination does not constitute a Discriminatory Transaction. Affiliated Equity Holders are not entitled to exercise rights of appraisal with respect to any Business Combination effected in connection with an Intervening Offer.

    The Governance Agreement defines an Intervening Offer as an offer for aggregate consideration reasonably determined in good faith by the Board of Newco to be in excess of the aggregate consideration proposed to be paid by Sprint in a Sprint Offer or a "Qualified Offer" by Sprint (as defined below), as applicable. The conditions to consummation of an Intervening Offer and the representations, warranties and covenants set forth in the Intervening Offer shall be customary for a transaction of that type.

    THIRD-PARTY OFFERS

    Newco is obligated to provide Sprint with prompt written notice of its receipt of a bona fide, written offer to effect a Business Combination from a third party ("Offer"). Upon receipt of such Offer, the Board is to determine whether it intends to recommend that offer to the stockholders (a "Recommended Third-Party Offer") or that such offer is not in the best interests of Newco's stockholders, in which event it intends not to recommend such offer to the stockholders (a "Non-Recommended Third-Party Offer" and, together with a Recommended Third-Party Offer, a "Third-Party Offer").

    For a period of ten days following the giving of notice of receipt of an Offer, Newco may not enter into a definitive Agreement with respect to that Offer. Sprint has an option to make a "Qualified Offer" with respect to either
(i) an Offer that is a Recommended Third-Party Offer or (ii) an Offer that is a Non-Recommended Third-Party Offer if the Board of Sprint reasonably determines that the conditions to the Non-Recommended Third-Party Offer are reasonably likely to be satisfied and the Offer consummated. A "Qualified Offer" is defined as an offer made by an Affiliated Equity Holder to acquire all of the Equity Securities not already owned by the Affiliated Equity Holders at a price per share in excess of the equivalent per share price set forth in a Third-Party Offer or an Intervening Offer, as the case may be. A Qualified Offer shall be reflected in a form of definitive agreement that Sprint is prepared to execute, and the conditions to consummation of such offer and the representations, warranties and covenants set forth in it shall be customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Securities not held by such stockholder and may not, in any event, be more onerous in any material respect than those set forth in the Third-Party Offer or the Intervening Offer, as the case may be.

    Newco may not adopt any takeover defenses, enter into any agreement or take any other action in connection with a Recommended Third-Party Offer that would materially impair Sprint's ability to make and consummate a Qualified Offer or materially increase Sprint's cost of consummating a Qualified Offer. However, notwithstanding the foregoing, Newco is permitted to enter into a definitive agreement with respect to a Recommended Third-Party Offer that provides for a termination fee not to exceed 3% of the consideration to be received per share of Newco Common Stock multiplied by the number of shares of Newco Common Stock outstanding on a fully diluted basis (less the number of shares beneficially owned by the offering party), plus customary fees and expenses. Nevertheless, the definitive agreement with respect to such Recommended Third-Party Offer must provide that such fees and expenses shall not be payable if Sprint makes a Qualified Offer within 72 hours of the first public announcement of such Recommended Third-Party Offer.

    If Sprint has the option to make a Qualified Offer and does so more than five days prior to the date of a stockholders' meeting held to consider a Third-Party Offer or an Intervening Offer, the Board of Directors shall, unless an Intervening Offer is then outstanding, support the Qualified Offer by approving and recommending it to Newco's stockholders and cause Newco to take all steps reasonable and necessary to facilitate consummation of the Qualified Offer. However, at such time as a Third-Party Offer made subsequent to a Qualified Offer shall constitute an Intervening Offer, Newco's obligations to support and facilitate a Qualified Offer shall terminate and Newco shall be free to consider and act upon such Intervening Offer. Sprint is nonetheless entitled, at any time prior to consummation of the Intervening Offer, to make another Qualified Offer, and in such event, the most recent Third-Party Offer shall cease to constitute an Intervening Offer.

    If a Recommended Third-Party Offer or an Intervening Offer is undertaken in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option, to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, a Specified Number of Equity Securities, less the number of Equity Securities that have already been tendered to such offeror. In addition, if a Recommended Third-Party Offer or an Intervening Offer, as the case may be (or a related matter) must be approved by the stockholders of Newco in order for such offer to be effectuated, the Affiliated Equity Holders are obligated to cast in favor of such offer (and such related matter) such number of votes as is equal to the Specified Number of Equity Securities, provided that the Business Combination does not constitute a Discriminatory Transaction. Affiliated Equity Holders are not entitled to exercise rights of appraisal with respect to any Business Combination effected in connection with a Recommended Third-Party Offer or Intervening Offer.

    The Governance Agreement defines "Business Combination" to mean a transaction, undertaken in any form whatsoever, involving (i) the purchase or acquisition of Equity Securities if the consummation of such transaction would result in the purchaser beneficially owning 35% or more of the Equity Securities outstanding, or (ii) a merger, consolidation, combination or other extraordinary transaction with respect to Newco in which, upon consummation thereof, the shareholders or owners of the other entity that is a party thereto, or the controlling persons thereof, would acquire beneficial ownership of 50% or more of the Equity Securities outstanding. The term Business Combination includes a "Significant Sale," which means the sale of assets of Newco or any subsidiary or the sale of capital stock of any subsidiary by Newco, in any such case, for which the consideration proposed to be paid in such transaction represents 35% or more of the market capitalization of Newco on the date that Newco agrees to such sale.

SOLICITATION OF OFFERS

    From the Closing Date until the earlier of the 27-month anniversary of such date or the termination of the Governance Agreement in accordance with its terms, Newco may not, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any "Acquisition Proposal" (as defined below), or
(ii) participate in any discussions or negotiations regarding, or take any action that may reasonably be expected to lead to any Acquisition Proposal. However, to the extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by the Board based on the advice of outside counsel, Newco may (A) furnish information in response to any unsolicited requests therefor and discuss such information, (B) upon receipt by Newco of an Acquisition Proposal, following delivery to Sprint of notice thereof, participate in negotiations regarding such Acquisition Proposal and (C) enter into an agreement respecting such Acquisition Proposal or any related agreements or take any other action ancillary thereto.

    After the 27-month anniversary of the Closing Date until the 39-month anniversary thereof or the termination of the Governance Agreement in accordance with its terms, Newco may not, directly or indirectly, take any of the actions identified in the prior paragraph except through an investment banking firm formally engaged by Newco for such purpose; provided, that, 30 days prior to so engaging such investment banking firm for that purpose, Newco shall notify Sprint of its intention to effect such engagement, and Sprint shall be permitted to prepare and make a Sprint Offer for so long as such investment banking firm remains engaged by Newco for that specific purpose. Subject to the terms and conditions of the Sprint Offer and unless an Intervening Offer is then outstanding, Sprint is entitled to pursue any such Sprint Offer for so long as necessary to permit it to be consummated. Newco is obligated to furnish Sprint with copies of all information provided by Newco to such investment banking firm at the time such information is provided to such firm, subject to Sprint entering into a customary confidentiality agreement with respect to that information.

    The Board of Directors of Newco is obligated to (i) promptly notify Sprint in writing of (A) its receipt of an Acquisition Proposal, (B) any inquiries or discussions that may reasonably be expected to lead to an Acquisition Proposal,
(C) the execution by Newco of a confidentiality agreement with respect to an Acquisition Proposal or (D) the furnishing of any confidential information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement; (ii) describe the terms and conditions of any Acquisition Proposal in reasonable detail; (iii) provide to Sprint copies of any definitive agreements with respect to any Acquisition Proposal and any confidentiality agreements with respect thereto; and (iv) subject to Sprint's obligation to hold such information in strict confidence, make available to Sprint all information made available to the party making the Acquisition Proposal at the same time it is provided to such party.

    An "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation, share exchange or other business combination, in which Newco is a constituent party to such transaction, or a sale of securities (other than Transaction Securities), recapitalization, liquidation, dissolution or similar transaction involving Newco, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the acquisition of beneficial ownership of 20% or more of the voting Equity Securities being deemed to be material for this purpose) or assets of, Newco. In addition, a "Material Sale," defined as any proposal involving the sale of assets of Newco or any subsidiary or the sale of capital stock of any subsidiary, in any such case, for which the consideration proposed to be paid in such transaction represents 20% or more of the market capitalization on the date that Newco receives such proposal, is also defined as an Acquisition Proposal.

    Subject to certain exceptions, Newco is obligated under the Governance Agreement not to take any action or omit to take any action that would result in
(i) any Affiliated Equity Holder being deemed an "Acquiring Person" or similar designation under any Stockholders' Rights Plan, (ii) any Affiliated Equity Holder being prejudiced under any applicable state takeover statute, including
Section 203 of the DGCL, or (iii) otherwise causing any takeover defense to materially impair or obstruct, or prevent (either legally or financially) the exercise by any Affiliated Equity Holder of rights granted under Article IV of the Governance Agreement.

    STOCKHOLDERS' AGREEMENT; IRREVOCABLE PROXIES

    In order to provide for enforcement of certain aspects of the Governance Agreement, Sprint and certain principal stockholders of the Company entered into the Stockholders' Agreement. Further, in order to provide for enforcement of the Stockholders' Agreement and certain other provisions of the Governance Agreement requiring the Affiliated Equity Holders to vote their voting Equity Securities in a certain manner, Sprint and Sprint L.P. have provided an Irrevocable Proxy to the Company and Newco. See "Description of Certain Ancillary Agreements--Stockholders' Agreement."

    EFFECTIVENESS; TERMINATION; SURVIVAL

    The Governance Agreement becomes effective at the Closing. Thereafter, the Governance Agreement terminates at the earliest of the following to occur: (i) the termination of the Investment Agreement in accordance with its terms; (ii) such time as Sprint's percentage interest is greater than 90% or less than the Lower Threshold; (iii) the expiration of the Right to Offer Period; (iv) the first date on which any Person or group as defined in Rule 13d-5(b) of the Exchange Act is determined (A) to beneficially own or control more than 35% of the Equity Securities outstanding by virtue of the acquisition of such securities pursuant to a Third-Party Offer if the rights granted and process contemplated by Article IV of the

Governance Agreement have been effected in accordance with the terms thereof or
(B) to beneficially own or control 50% or more of the voting Equity Securities outstanding; (v) upon the termination of the Marketing Agreement in accordance with certain of its provisions; or (vi) upon the exercise of registration rights (demand or incidental) by any "Holder" of "Registrable Securities" under the Registration Rights Agreement.

    Notwithstanding the termination of the Governance Agreement, until the sixth anniversary of the Closing Date and thereafter for as long as Sprint's percentage interest is greater than the Lower Threshold, Sprint shall still be subject to the Standstill Provisions. In addition, for so long as Sprint's Percentage Interest remains greater than the Lower Threshold, Sprint shall still have certain governance and anti-dilution rights under the Governance Agreement. In such event, the Standstill Provisions and such other provisions (as well as any definitional provisions with respect to the foregoing) shall remain in full force and effect until such time as Sprint's Percentage Interest is lower than the Lower Threshold; provided, however, that during any period in which the Standstill Provisions survive, Sprint and its affiliates may directly approach the Board of Newco in order to make an offer to effect a Business Combination.

                  DESCRIPTION OF CERTAIN ANCILLARY AGREEMENTS

    The following are descriptions of certain Ancillary Agreements entered into by the Company and/or Newco in connection with the transactions contemplated by the Investment Agreement.

CREDIT AGREEMENT

    In connection with the Investment Agreement, the Company and Sprint entered into the Credit Agreement, which will become effective concurrently with the Merger. Under the Credit Agreement, Sprint will initially provide up to $25 million in debt financing to be evidenced by the Convertible Notes. Each year after the Closing Date, the aggregate amount that Sprint is obligated to advance will be increased by $25 million to a maximum of $100 million on a cumulative basis. The Convertible Notes are convertible into shares of Newco Common Stock at a conversion price of 130% of the average fair market price (i.e., the closing sales price over a 30 trading day period) at the time a particular Convertible Note is issued to evidence an advance under the Credit Agreement. Each Convertible Note will mature five years from the date of issuance and will bear interest at a rate equal to 6% per annum. The Company presently does not intend to incur indebtedness under the Credit Agreement.

    Sprint's obligations to make advance under the Credit Agreement terminates upon the earlier of (i) the fifth anniversary of the Closing Date, (ii) acceleration of the indebtedness evidenced by the Convertible Notes upon an Event of Default (as defined below), (iii) consummation of a Business Combination (as defined below), or (iv) termination of the Marketing Agreement pursuant to certain provisions thereof. An Event of Default shall occur if (i) there is a breach or there are breaches of any of the representations or warranties unless such breach or breaches would not in the aggregate have a Material Adverse Effect on Newco, the Company and their subsidiaries, taken as a whole, (ii) nonpayment of principal or interest within 14 days after the same becomes due, (iii) a breach of certain financial and other convenants, and in certain cases, a failure to cure such breach within the applicable cure period,
(iv) a default by Newco or the Company in any agreement or agreements under which indebtedness in excess of $5 million was created, or the occurrence of any other event or existence of any condition, the effect of any of which causes, or permits the holder of such indebtedness to cause, such indebtedness to become due prior to its stated maturity, or any such indebtedness shall be declared due and payable prior to the stated maturity thereof, (v) Newco or the Company files for relief under bankruptcy, receivership or similar laws, or fails to contest any involuntary petition in bankruptcy filed with regard to Newco or the Company, (vi) any condemnation of a substantial portion of the property of Newco or the Company, or (vii) Newco or the Company fails within 30 days to pay, bond or otherwise discharge any judgments or orders for the payment of money in excess of $1 million, which are not stayed on appeal or otherwise contested in good faith. "Material Adverse Effect" is defined to mean any change or effect having a material adverse effect (or any development as to which there is a substantial likelihood, insofar as can be foreseen, that would have such an effect) on the business, properties, assets, condition (financial or otherwise) or results of operations of the Company, Newco, Newco Sub, Sprint, Sprint L.P. and Sprint's subsidiaries, as the case may be.

REGISTRATION RIGHTS AGREEMENT

    Newco and Sprint have entered into the Registration Rights Agreement with respect to Newco Common Stock held by Sprint. Under the Registration Rights Agreement, Sprint has the right (the "Demand Registration Right") to at any time require Newco to file up to four registration statements under the Securities Act to effect the registration of Newco Common Stock held by Sprint. This right may be exercised after 27 months following the Closing Date, but only once every nine months. Expenses relating to the exercise of the Demand Registration Right will generally be payable by Newco.

    Under the Registration Rights Agreement, Sprint also has the right (the "Incidental Registration Right"), with respect to any underwritten offerings, including registered offerings, of Newco Common Stock for cash proposed by Newco, to require Newco to include Newco Common Stock of Sprint in such offering and registration, if applicable after 27 months following the Closing Date. Incremental expenses relating to exercises of the Incidental Registration Right will generally be payable by Newco. In other respects, the Registration Rights Agreement contains terms that are customary to registration rights agreements of its type.

MARKETING AGREEMENT

    Concurrently with the Merger, the Marketing Agreement among Sprint, Sprint L.P., Newco and the Company will become effective, whereby certain cooperation and support will be provided to each other in specified marketing matters and Sprint L.P. will grant to Newco and the Company the right to utilize certain distribution channels of Sprint. Sprint will also license the use of its brand to Newco and the Company, and Newco and the Company will agree to use such brand in conjunction with the Company's brand in the business of the Company, subject to specified terms and conditions. The Marketing Agreement applies only to the parties' activities in the 48 contiguous states of the United States (the "Territory").

    Pursuant to the Marketing Agreement, Sprint has appointed Newco and its controlled affiliates as agents to sell Sprint's long distance services and certain other telecommunications services as are agreed to by the parties. In addition, Newco has appointed Sprint and its subsidiaries as agents to sell Internet-related services offered by Newco and its controlled affiliates. The Marketing Agreement provides for a joint marketing committee.

    The Marketing Agreement also contains certain exclusivity arrangements. The Marketing Agreement restricts Sprint and its controlled affiliates from promoting, advertising, marketing, co-branding, packaging, bundling, developing, offering or selling, or entering into any express or tacit agreement to permit its name to be used in connection with, a set of Internet-related products and services (whether as a series of individual products and services or as an integrated grouping or package of products and services) that is the same as or substantially similar to the Company's core Internet service package (the "Core Internet Application Set"), as in effect from time to time, other than as offered by Newco and its controlled affiliates. Sprint and its controlled affiliates further agree that they will not bid on, acquire or directly or indirectly own, manage, operate, join, control or finance, or participate in the management, operation, control or financing of, any provider of any set of Internet-related products and services that is the same as or substantially similar to the Core Internet Application Set (as in effect from time to time). The Marketing Agreement specifies that these exclusivity restrictions do not restrict Sprint and its controlled affiliates from (i) appointing one or more other Internet service providers ("ISP's") as Sprint's agents for the sale of its branded long distance services and telecommunications services so long as the Internet-related services provided by such ISP are not billed on an integrated basis with any services provided by Sprint, (ii) providing Internet service packages that are designed primarily for large corporate accounts and offering enhanced features that are not included in the Core Internet Application Set and (iii) offering or selling individual components that are included in the Core Internet Application Set so long as the Company has a first right of refusal to provide Sprint with such elements or components.

    Newco and its controlled affiliates are restricted from promoting, advertising, marketing, co-branding, bundling, developing, offering or selling any long distance services or telecommunications services that are the same as or substantially similar to the long distance services or telecommunications services offered by Sprint and its controlled affiliates, other than as offered by Sprint and its controlled affiliates. Newco and its controlled affiliates are further prohibited from bidding on, acquiring or directly or indirectly owning, managing, operating, joining, controlling or financing, or participating in the management, operation, control or financing of, or acting as an agent or representative for, or entering into any express or tacit agreement to permit its name to be used in connection with, or permit its Internet services to be marketed, sold or distributed by, any "Material Provider" of long distance services or telecommunication services other than Sprint and its controlled affiliates. A business or entity is deemed to be a "Material Provider" of long distance services or telecommunications services if such business or entity (together with its affiliates) derives from the sale of long distance services and certain telecommunications services (i) more than 5% of its gross revenues in any fiscal year or (ii) more than $25 million of gross revenues in any fiscal year. The exclusivity restrictions will restrict Newco and its controlled affiliates with respect to PCS and cellular services only if Sprint PCS enters into sales agency relationships with Newco and its controlled affiliates on the terms set forth in the Marketing Agreement. Newco and its controlled affiliates are not prohibited from (i) continuing to offer a co-branded Core Internet Application Set under currently existing agreements (subject to certain restrictions), (ii) offering Internet telephony services under certain circumstances, provided that Sprint has the first right to provide that service at such time as it has developed an Internet telephony product and (iii) selling ATM and frame relay telecommunications services of a third party for the sole purpose of providing access to the public Internet.

    Sprint and its controlled affiliates will seek to generate customers for the Company's Core Internet Application Set through Sprint's customer base and its third party marketing channels. The Company will pay Sprint varying amounts for each customer generated by Sprint. In addition, Sprint is obligated to pay varying shortfall amounts if Sprint fails to generate a minimum of 150,000 new subscribers per year for the Core Internet Application Set in any year during the five-year period commencing September 1, 1998. Newco and its controlled affiliates will seek to generate customers for Sprint's long distance and other telecommunications services from the users of its Core Internet Application Set. Newco and its controlled affiliates will be entitled to payment from Sprint of a market rate commission based on the monthly revenue generated from such customers.

    The Company and Sprint have agreed to negotiate a billing and collection agreement for integrated billing services for Sprint's long distance and telecommunications services and the Company's Internet services. The Company will also cooperate with Sprint in developing Internet-related developments and enhancements that are requested by Sprint.

    Sprint and the Company have agreed to use the "EarthLink-Sprint" co-brand in all of Sprint's marketing, advertising and other similar material relating to or referencing any of the Company's Internet services and in all of the Company's marketing, advertising and other similar material used to promote and offer for sale or otherwise relating to its Internet services and/or Sprint's long distance services and telecommunications services. Each party has extended to the other a non-exclusive, royalty-free, non-transferable license to use its brand in the Territory to the extent described above.

    The Marketing Agreement has a 10-year term and may be extended by either party for an additional five years. The Agreement is subject to early termination upon the occurrence of certain events, including (i) a change of control of Sprint or Newco, (ii) a business combination between Sprint and an entity engaged in a business that is competitive with the Company's Core Internet Application Set, (iii) the termination of the Governance Agreement under certain circumstances and (iv) a material breach by either party that is not cured after notice. Upon termination of the Marketing Agreement under the circumstances described in clause (ii) above, Sprint will be required to pay a termination fee to the Company, which will equal $60 million if such termination occurs during the first two years following the Merger, dropping to $36 million on the day following the second anniversary of the Merger and thereafter declining on a daily pro rata basis to zero on and after the fifth anniversary of the Merger. In case of such termination, Sprint must also pay an additional fee (up to a maximum of $17.5 million, but declining to zero after five years) to compensate the Company for the loss of customers that would have been generated for the Company through Sprint's marketing channels. The termination fee described above represents the sole amount that will be payable by either party upon a termination of the Marketing Agreement, except for payment obligations accrued prior to termination and damages from the party's breach of the Marketing Agreement.

NETWORK AGREEMENT

    Concurrently with the Merger, the Network Agreement between and among Sprint L.P., Newco and the Company will become effective, whereby Sprint L.P. agrees to provide, and Newco and the Company agree to utilize, certain dial-up Internet access ports ("Ports") for use by the Company's Internet dial-up access customers. The Network Agreement provides for the provision of a minimum number of Ports together with the option for the Company to order an additional quantity of Ports over the initial minimum term of four years.

    The Network Agreement sets forth the schedule for implementation of service in locations and in such quantities as agreed to by the parties. The Network Agreement also specifies the rates and charges for the use of the Ports during the initial term and a process for negotiating continued use of the Ports beyond the initial term. The Network Agreement describes the performance parameters associated with the Ports and allocates responsibilities for network and customer support activities between the parties. In addition, the Network Agreement specifies other commercial terms customarily found in network service agreements, such as payment terms, FORCE MAJEURE and governing law.

AGREEMENT TO VOTE AND TENDER STOCK; AGREEMENT TO VOTE STOCK

    In order to induce Sprint and Sprint L.P. to enter into the Investment Agreement and perform the transactions contemplated thereby, the Granting Stockholders (certain members of management and other stockholders) have entered into the Agreement to Vote and Tender Stock. That agreement obligates the Granting Stockholders to tender all of the 3,989,114 Shares (representing 35.3% of the outstanding Shares) which they own into the Offer, and to vote those Shares in favor of each of the Company Stockholder Vote Matters. In order to ensure that the agreement to vote set forth in the Agreement to Vote and Tender Stock will be fulfilled, each of the Granting Stockholders granted to Sprint an Irrevocable Proxy, coupled with an interest, to vote in favor of the Company Stockholder Vote Matters. The Granting Stockholders are Sky Dayton, Chairman of the Board of the Company--1,500,000 Shares; Kevin M. O'Donnell, a Director of the Company--944,614 Shares; Storie Partners, L.P.--521,892 Shares; Gregory Abbott--427,212 Shares; Robert S. London--392,032 Shares; and George Abbott--203,364 Shares.

    In addition, the Voting Stockholders have entered into the Agreement to Vote Stock which obligates them to vote all of their 2,950,382 Shares (representing 26.1% of the outstanding Shares) in favor of the Company Stockholder Vote Matters, but did not grant any irrevocable proxies thereunder. The Voting Stockholders are Quantum Industrial Partners LDC--1,456,480 Shares; Reed Slatkin, a Director of the Company (through Reed Slatkin & Associates)-- 1,042,473 Shares; Sidney Azeez, a Director of the Company--236,884 Shares; and George Soros--214,545 Shares.

    Based on the foregoing, the Company believes that at least 6,939,496 Shares (representing 61.4% of the outstanding Shares as of February 10, 1998) will be voted in favor of the Company Stockholder Vote Matters. The number of Shares obligated to be tendered and/or voted pursuant to these agreements will ensure approval of the Company Stockholder Vote Matters, satisfaction of the Minimum Tender Condition, and consummation of the transactions contemplated by the Investment Agreement, unless the Investment Agreement Conditions have not been satisfied or waived on or prior to the Offer Acceptance Time, as described therein and herein. Sprint did not own of record any Shares as of the Record Date, and therefore is not entitled to vote at the Special Meeting except insofar as it exercises the Irrevocable Proxies provided by the Granting Stockholders.

STOCKHOLDERS' AGREEMENT

    In connection with the Investment Agreement, Sprint and certain principal stockholders of the Company (the "Covered Stockholders") entered into the Stockholders' Agreement, which will become effective at Closing. The Stockholders' Agreement obligates the Covered Stockholders to support the obligations of Newco under the Governance Agreement by (i) voting all of the "Covered Shares" (as defined in the Stockholders' Agreement) in favor of a Sprint Offer or a Qualified Offer and (ii) tendering all of the Covered Shares into a tender offer initiated by Sprint to effect a Sprint Offer or a Qualified Offer, unless, in each case, an Intervening Offer is then outstanding. The term "Covered Shares" includes Shares, shares of Newco Common Stock received in the Merger and other Equity Securities. However, it does not include shares of Newco Common Stock or other Equity Securities subsequently sold by the Covered Stockholders in accordance with the terms of the Stockholders Agreement. The name and number of Covered Shares held by each Covered Stockholder is as follows: Sky Dayton, Chairman of the Board of Directors of the Company-- 1,500,000 Shares; Quantum Industrial Partners LDC--1,456,480 Shares; Reed Slatkin, a Director of the Company (through Reed Slatkin & Associates)--1,042,473 Shares; Kevin M. O'Donnell, a Director of the Company--944,614 Shares; Sidney Azeez, a Director of the Company--236,884 Shares; and George Soros--214,545 Shares.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has, by unanimous vote of all Directors, approved the Offer, the Merger and all the other transactions contemplated by the Investment Agreement, including without limitation the Company Stockholder Vote Matters, and determined that the terms of such transactions, when taken together, are fair to, and in the best interests of, the stockholders of the Company. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY TENDER THEIR SHARES OF COMMON STOCK IN THE OFFER AND VOTE FOR EACH OF THE COMPANY STOCKHOLDER VOTE MATTERS.

BACKGROUND OF RECOMMENDATION

    During August, September and October of 1997, the Company's senior management analyzed the Company's strategic position in the Internet industry and its prospects for continuing and accelerating the growth of its business and achieving critical mass in its subscriber base and greater scale in its operations. In light of this analysis, management discussed with the Company's Board of Directors (on both a formal and an informal basis) an array of strategic alternatives designed to enhance the Company's strategic, operational, financial, marketing and distribution capabilities.

    At a regular meeting of the Board of Directors of the Company held on October 29, 1997, the Board conducted an open-ended discussion of these alternatives, which included (i) a proposed strategic alliance with Sprint; (ii) an underwritten equity offering or other financing transactions; (iii) a significant infusion of equity capital by a financial investor, the proceeds of which would be used by the Company to make strategic acquisitions; (iv) a significant equity investment in the Company by, and/or a joint venture involving the Company with, one or more Regional Bell Operating Companies; and
(v) either alone or in combination with certain of the foregoing, the making of a business combination proposal to one or more other providers of Internet services. At the conclusion of this discussion, the Board did not recommend that any particular alternative be pursued to the exclusion of others, but rather directed that management take further steps to explore the availability of various options (without committing the Company to any alternative without further action of the Board) and periodically report to the Board on the results of such initiatives. The Board also authorized senior management and the Company's financial advisor, DMG, to make selective inquiries to determine whether certain firms in the telecommunications industry would have any interest in a potential joint venture, strategic alliance or minority investment relationship with the Company. The Board also instructed management and DMG not to foreclose the possibility of a business combination involving the Company, although it believed that the better approach, in terms of enhancing the Company's long-term value, was to solicit a strategic alliance or minority investment. Ultimately, no proposals to effect a business combination emerged. As a result of management's exploratory initiatives, based on the strategic, operational and financial considerations described below and Sprint's dynamic and prompt expression of interest in pursuing a strategic alliance with the Company, the Board determined that focusing primarily on the Sprint alternative was most likely to produce the best transaction reasonably available.

    During early October 1997, with the permission of Garry Betty, President and Chief Executive Officer of the Company, Sidney Azeez, one of the Company's directors, contacted Carl Peterson, General Manager, President and CEO of the Kansas City Chiefs, inquiring whether he was acquainted with William T. Esrey, Chairman and Chief Executive Officer of Sprint Corporation. After learning that Mr. Peterson and Mr. Esrey were acquaintances, Mr. Betty requested that Mr. Peterson arrange an introduction so the Company could explore whether Sprint would have any interest in discussing the possibility of a strategic alliance or other relationship. Mr. Peterson contacted Sprint and suggested a meeting during which the companies could discuss their respective businesses and the possible benefits of a strategic or other relationship.

    Theodore H. Schell, Senior Vice President Strategic Planning & Corporate Development, phoned Mr. Betty on October 8, 1997 to express Sprint's interest in exploratory discussions and to arrange for a visit by a Sprint representative to the Company's headquarters in Pasadena, California. On October 10, 1997, Chuck Chakravarty, Manager Corporate Development, visited the Company's headquarters in Pasadena, California and had discussions with Mr. Betty and other members of the Company's management. The discussions focused on the operational and financial aspects of the Company.

    On October 29, 1997, Sprint and the Company executed a reciprocal confidentiality agreement in which they agreed to maintain the confidentiality of nonpublic information concerning their businesses. On October 31, 1997, Mr. Schell, Timothy S. Sutton, Vice President Strategic Planning--Corporate Development and James Dodd, Vice President Internet Access Services met with Mr. Peterson, Sky Dayton, Chairman of the Board of the Company, and Mr. Betty in Kansas City to obtain a strategic overview of the Company's business. Following that discussion, the participants concluded that there were several areas of shared perspective with regard to the importance of expanded scale in the Internet access business, the technological evolution of the Internet, and business philosophies regarding quality of customer service and operations.

    In early November 1997, Mr. Sutton and Mr. Betty had phone conversations confirming the desire of both parties to engage in further exploration of a strategic or other relationship. On November 19, 1997, Mr. Sutton, Mr. Dodd and certain other officers and employees of Sprint met in Pasadena with Mr. Dayton, Mr. Betty and certain other officers and employees of the Company, and representatives of DMG. The Company's representatives presented a high-level overview of the Company's business from an operational, financial and strategic perspective. The participants then engaged in a high-level discussion of possible alternatives for a strategic or other relationship between Sprint and the Company. Sprint's representatives discussed the factors of importance to Sprint in assessing a potential relationship with the Company. These factors included continued reliance on the Sprint brand (either alone or co-branded with the Company's brand); marketing rights to the Internet product; utilization of Sprint's network services; and the financial implications of the nature and amount of the investment requisite to scaling up to achieve critical mass and profitability. Each party expressed the desire to consider commercial alliances as opposed to a business combination or similar type of transaction with the other party at the time. However, each party expressed an interest in Sprint acquiring a minority equity interest in the Company if a structure could be developed that would be acceptable from a strategic, operational and financial point of view.

    Additional meetings were held in Pasadena on November 21 and 22, 1997 among officers and employees of Sprint and the Company to continue discussions of the strategic, financial and operational characteristics of a strategic relationship between Sprint and the Company with respect to their Internet businesses. The possible marketing opportunities and synergies of such an alliance were also explored. These meetings were followed by several telephone calls between officers of Sprint and the Company with regard to these matters.

    A meeting was held in Pasadena on December 4, 1997 which was attended by Messrs. Esrey, Schell, Sutton, Dodd, Dayton, Betty and certain other officers and employees of the Company at which the possible components of a strategic relationship were discussed. These discussions focused on strategic and operational matters, including co-branding the Internet access service, accessing Sprint's marketing and distribution channels, the nature of any minority investment capital Sprint might make available to the Company and the mechanism by which Sprint might acquire the equity securities of the Company not already owned by Sprint and its affiliates at some point in the future.

    Further meetings were held in Pasadena on December 11 and 12, 1997 among Messrs. Sutton, Betty and Dayton, internal Sprint counsel, outside counsel to the Company, and the financial advisers of Sprint and the Company. These discussions focused on the valuation of Sprint's in-kind contributions, including Sprint Internet Passport subscribers, the Sprint brand, access to the Sprint network and access to the Sprint marketing channels. The discussions also focused on the terms and structure for a minority investment by Sprint in the Company, the terms of any credit arrangements Sprint might provide, governance rights, and the timing and possible approaches under which Sprint would be permitted in the future to seek to acquire the remaining equity securities of the Company.

    Further meetings were held in Pasadena on December 19 and 20, 1997 to discuss a proposed preliminary term sheet prepared by Sprint. The term sheet contemplated that Sprint would acquire a minority interest in the Company through a cash tender offer. It also contemplated that in exchange for the contribution of the Sprint Internet Passport subscribers and favorable terms for access to the Sprint L.P. network, Sprint L.P. would receive a newly created series of convertible preferred stock from the Company. The parties also discussed a marketing agreement whereby the parties would jointly brand their Internet products and Sprint would make its marketing channels available to the Company with certain exclusivity and sales commitments.

    Also covered in the negotiations were terms of a standstill arrangement which would preclude further acquisitions of the Company's equity securities by Sprint, except in limited situations designed to ensure the receipt of fair value by all stockholders in the event Sprint acquired additional equity securities above agreed upon thresholds. The parties also discussed convertible debt financing of up to $100,000,000. There were also discussions of limited governance rights, stock registration rights, limitations on the Company soliciting acquisition proposals (subject to the Board's fiduciary obligations) and other customary rights of a financial investor. Throughout these and subsequent meetings, considerable negotiations took place regarding all strategic, operational, financial and governance aspects of the proposed transactions.

    These proposals, counter proposals and revisions were reflected in numerous further discussion drafts of possible terms which were circulated among Sprint and the Company and their respective financial and legal advisers. Conference and telephone calls were held in the latter part of December 1997 and in early January 1998 among various members of management and the financial and legal advisers to Sprint and the Company to discuss and refine these proposals. Various members of management and employees of Sprint and the Company visited Sprint's facilities in Reston, Virginia on December 30, 1997 in an attempt to reach a common view on applicable network economics, network technologies and engineering set ups.

    Meetings among various members of management and the financial and legal advisers to Sprint and the Company were held during the evening of January 12, 1998 in Kansas City and during the following day to continue negotiation of the terms of the transactions. Based on these negotiations, the parties agreed to proceed immediately with the preparation of drafts of definitive agreements to cover the matters encompassed by the Investment Agreement and Ancillary Agreements. Numerous conference calls took place after January 12, 1998 to divide drafting responsibilities, establish schedules and address issues arising as part of the documentation effort. Prior to January 27, 1998, initial drafts of most of the documents (and comments on most initial drafts) were exchanged.

    Negotiating sessions were held in Kansas City from January 27 through February 1, 1998. Negotiations continued thereafter via numerous conference calls and exchanges of drafts and comments through February 10, 1998, in an effort to reach agreement on the matters encompassed by the Investment Agreement and the Ancillary Agreements. Some of the negotiations between legal counsel for Sprint and the Company occurred in person between February 6 and February 10, 1998.

    An overview of the possible transaction with the Company and related issues were discussed at Sprint's Board of Directors meeting on December 9, 1997. A meeting of Sprint's Board of Directors was held on February 10, 1998 and the execution, delivery and performance of the Investment Agreement, the Ancillary Agreements and the transactions contemplated thereby were approved.

    An overview of the possible transaction and related issues were discussed at the Company's Board of Directors meeting on January 11, 1998. At a special meeting held on January 20, 1998, senior management provided the Board with a report on the status of the negotiations with Sprint and developments with respect to other potential strategic alternatives. Draft agreements were first presented to the Company's Board of Directors at a regular meeting held on February 2, 1998. A special meeting of the Company's

Board of Directors was held on February 10, 1998 and the execution, delivery and performance of the Investment Agreement, the Ancillary Agreements and the transactions contemplated thereby were approved.

    Following approval by the Board of Directors of Sprint and the Company, the Investment Agreement and the Ancillary Agreements were executed and delivered after the close of financial markets in the United States on February 10, 1998. The Offer and the other transactions contemplated by these agreements were publicly announced before the financial markets in the United States opened on February 11, 1998. The Offer was announced by Sprint in a summary advertisement in the national edition of the Wall Street Journal on February 18, 1998, and Sprint's Offer to Purchase, Letter of Transmittal (and related documents) and a letter from Mr. Betty were mailed to all stockholders of the Company Common Stock and made available to beneficial owners of the shares.

REASONS FOR THE RECOMMENDATION

    At a meeting held on February 10, 1998, the Board of Directors of the Company, by unanimous vote of all Directors, (a) approved the transactions contemplated by the Investment Agreement, (b) determined that such transactions are fair to, and in the best interests of, the stockholders of the Company, and
(c) resolved to recommend that stockholders approve the transactions contemplated by the Investment Agreement, including without limitation the Company Stockholder Vote Matters. In arriving at its decision to approve such transactions contemplated by the Investment Agreement and to recommend approval of the Company Stockholder Vote Matters, the Board of Directors gave careful consideration to the following factors:

        (i) The opportunity for each stockholder of the Company to receive cash for approximately 11% of the total number of shares of Common Stock held by each such stockholder pursuant to the Offer;

        (ii) The fact that the $45 per share price of the Offer represented a premium of approximately 32.4% over the last reported sales price of $34.00 per share on February 9, 1998 (the last full trading date prior to the date of the Board's approval of the Offer) and a premium of approximately 53.7% over the average of the last reported sales prices for the 30 trading days preceding February 10, 1998 (as reported, in each case, on the Nasdaq National Market);

       (iii) The Board's thorough evaluation of a variety of other potential strategic alternatives and its analysis of the viability of and risks associated with such alternatives. In particular, the Board placed great value on the overall strategic importance of a potential relationship with Sprint, including (A) the value of creating an EarthLink-Sprint brand for Internet access and related services, (B) the potential commercial impact of having access to Sprint's nationwide marketing channels, with a commitment from Sprint to deliver not less than 150,000 net subscribers per year, (C) the addition to the Company's business of approximately 130,000 subscribers from Sprint L.P. immediately upon consummation of the transactions contemplated by the Investment Agreement, which would result in the Company having more than 600,000 subscribers in the aggregate at Closing, (D) favorable terms for access to Sprint's network pursuant to a network agreement, which diversifies the Company's operational risk by giving it another credible provider of Internet backbone services, and (E) the availability of additional capital through $100 million of Convertible Debt Financing from Sprint and Sprint L.P.'s purchase of Convertible Preferred Stock in exchange for $23.75 million in cash (in addition to the contribution by Sprint of SIP Subscribers and access to its network on favorable terms);

        (iv) The terms of the Governance Agreement, which allow Newco to remain an independent public company and which provide Newco and its stockholders with the ability to realize a control premium in a subsequent business combination transaction with Sprint or a third party, including (A) the right of Sprint to make a Sprint Offer at the "Fair Private Market Value" of Newco (a term that, by definition, contemplates an appropriate control premium in the contest of a competitive environment for that premium) and (B) Newco's right to receive and, in certain instances, pursue and solicit, third-party offers to effect business combinations;

        (v) The competitive environment in the Internet industry and the perceived beneficial effect of the strategic alliance on the Company's relationships with its employees and customers;

        (vi) The probability that the Offer and the other transactions contemplated by the Investment Agreement will be consummated, given the achievable nature of the conditions to consummation of the Offer; and

       (vii) The opinion of DMG that the Offer, the sale of the Convertible Preferred Stock and the Merger, when taken together, are fair, from a financial point of view, to the holders of Common Stock. The opinion of DMG contains a description of the factors considered, the assumptions made and the scope of review undertaken by DMG in rendering its opinion. A MORE DETAILED DESCRIPTION OF THE FAIRNESS OPINION IS PROVIDED BELOW UNDER THE CAPTION "OPINION OF FINANCIAL ADVISOR" AND THE FULL TEXT OF THE FAIRNESS OPINION RECEIVED BY THE BOARD OF DIRECTORS FROM DMG IS INCLUDED AS APPENDIX E HERETO.

        In light of all of the factors set forth above, the Board of Directors unanimously approved the transactions contemplated by the Investment Agreement. In view of the variety of factors considered in connection with its evaluation of these transactions, the Board of Directors did not assign relative weights to the specific factors considered in reaching its decision, although the overall strategic value of the relationship with Sprint, as reflected in paragraph (iii) above, were of paramount importance to the Board's decision. In evaluating the Offer and the other transactions contemplated by the Investment Agreement, the Board concluded that the Company's prospects for growth would be substantially improved by entering into this strategic relationship with Sprint, while the Company could, at the same time, significantly reduce its operational risk.

OPINION OF FINANCIAL ADVISOR

    The Company retained DMG to render financial advisory services in connection with potential equity investments by and commercial arrangements with other entities. Pursuant to such engagement, DMG provided to the Company's Board of Directors an opinion (the "Fairness Opinion") with respect to the fairness to the Company's stockholders of the Offer, the sale of the Convertible Preferred Stock and the Merger (the "Opinion Transactions"). DMG has delivered the Fairness Opinion to the Company's Board, which states that based upon and subject to the various considerations set forth therein, as of February 10, 1998, the Opinion Transactions were fair to the holders of Common Stock from a financial point of view.

    THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY FAIRNESS IN RENDERING THE FAIRNESS OPINION, IS ATTACHED AS APPENDIX E TO THIS PROXY STATEMENT/PROSPECTUS. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION ADDRESSES ONLY THE FAIRNESS OF THE OPINION TRANSACTIONS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF COMMON STOCK AS OF THE DATE OF THE FAIRNESS OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION.

    In arriving at the Fairness Opinion, DMG did not ascribe a specific range of fair value with respect to the Company's Common Stock, but made its determination as to the fairness of the consideration based on the financial and comparative analysis described below. The Fairness Opinion does not constitute a recommendation of opinion to any stockholders as to whether or not to tender shares of Common Stock pursuant to the Offer or as to how to vote at the Special Meeting. In addition, DMG was not asked to opine as to, and its opinion does not address, the underlying business decision of the Company's Board to proceed with or to consummate the Merger.

    In connection with rendering the Fairness Opinion, DMG, among other things:

        (i) analyzed certain publicly available financial statements and other information concerning Sprint and the Company, respectively;

        (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

       (iii) analyzed certain financial projections relating to the Company prepared by the management of the Company;

        (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

        (v) discussed the financial value of the Convertible Preferred Stock Consideration with the management of the Company and the nature of the Convertible Preferred Stock Consideration with the management of Sprint;

        (vi) analyzed the pro forma impact of the Opinion Transactions on the revenue, operating cash flow, consolidated capitalization and other financial ratios of the Company;

       (vii) reviewed the reported prices and trading activity for the Common Stock;

      (viii) compared the financial performance of the Common Stock and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

        (ix) compared the results of operations of the Company with that of certain companies which DMG deemed to be reasonably similar to the Company;

        (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

        (xi) discussed, with the management of the Company, the strategic rationale and certain other benefits to the Company of the Opinion Transactions;

       (xii) participated in discussions and negotiations among representatives of the Company and Sprint and their financial and legal advisors;

      (xiii) reviewed the Investment Agreement and the Ancillary Agreements; and

       (xiv) performed such other analyses as DMG deemed appropriate.

    In rendering the Fairness Opinion, DMG assumed and relied on, without independent verification, the accuracy and completeness of all the information reviewed by DMG for purposes of the Fairness Opinion. DMG has also relied upon, without independent verification, the assessment by the Company's management of the strategic and other benefits expected to be derived from the Opinion Transactions. DMG did not make any independent valuation or appraisal of the assets, liabilities or technology of the Company, or of the Contribution Assets, nor was DMG furnished with any such appraisals. DMG's opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to DMG as of, the date hereof. DMG took into account that because the Tendering Stockholders, who collectively own more than 1,250,000 shares of the outstanding Common Stock, agreed to facilitate the transaction by tendering their shares to Sprint in connection with the Offer, the Offer will be consummated regardless of whether any other stockholders of the Company elect to tender their shares into the Offer.

    The following is a summary of the material factors considered and the principal financial analyses performed by DMG to arrive at the Fairness Opinion delivered to the Company's Board in connection with its consideration of the various transactions contemplated by the Investment Agreement. In arriving at the Fairness Opinion, DMG did not quantify or attempt to assign relative weights to the specific factors considered and financial analyses performed.

    The following is a summary of the analysis performed by DMG that was reviewed with the Board of Directors of the Company at a meeting held on February 2, 1998.

    COMPARATIVE STOCK PRICE PERFORMANCE: As part of its analysis, DMG reviewed the recent stock price performance of the Company and compared such performance with that of America Online, Inc. ("AOL"), Mindspring Enterprises, Inc. ("Mindspring") and an index consisting of Cnet, Inc., Excite, Inc. and Yahoo! Inc. (the "Index"). DMG observed that during the period from January 22, 1997 (the "IPO Date") to January 30, 1998, the stock price of the Company increased 139.4%, compared with an increase of 378.6% for Mindspring, 139.8% for AOL and 125.7% for the Index. DMG observed that during the period from December 1, 1997 to January 30, 1998, the market price of the the Company increased 59.1%, compared with increases of 38.7%, 24.2% and 10.3% for the Index, AOL and Mindspring, respectively. However, the companies constituting the Index do not provide the same services as the Company, and therefore may not provide an accurate comparative model of stock price performance.

    HISTORICAL VALUATION PER SUBSCRIBER: DMG reviewed the ratio (computed on the last trading day of each month) of EarthLink's aggregate value (equity value plus debt less cash) to its number of subscribers (the "Subscriber Multiple") on a monthly basis from January 1997 through January 1998. DMG observed that the Company's Subscriber Multiple varied from $671 in January 1997 to a low of $247 in April 1997 to a high of $856 in January 1998. DMG also observed that the average Subscriber Multiple for the Company since the IPO date was $508, implying a valuation of $18.24 per share. DMG observed that the $45 per share price of the Offer (the "Tender Price") implied a Subscriber Multiple of $1,447, implying a premium of 184.8% to the average Subscriber Multiple since the IPO Date and a premium of 69.0% to the Subscriber Multiple on January 30, 1998.

    PREMIUM ANALYSIS: DMG observed that the Tender Price represented a premium of 44.6% to the closing price of the Company's common stock on January 30, 1998. DMG also observed that the Tender Price represented a premium of 62.9%, 92.8%, 107.8% and 160.8%, respectively, to the average closing stock price for the Company in the 30, 60, 90 and 180 consecutive trading day periods ending on January 30, 1998.

    SELECTED PRECEDENT TRANSACTIONS: DMG reviewed the publicly available financial terms of 38 precedent transactions involving the acquisition by one party (the "acquiror") of between 5% and 40% of the equity of the target company for more than $50 million in consideration. Based on the cash component of the consideration in each of such precedent transactions, DMG observed average premia of approximately 17.6%, 20.2% and 22.6% over the average of the closing share prices of the target companies involved in such transactions over the one day, one week and four week periods ending the day preceding the public announcement of these transactions, respectively. DMG also observed that the Tender Price represented average premia of approximately 44.6%, 36.4% and 57.5% over the average the Company's share prices of the respective comparable periods ending January 30, 1998.

    ILLUSTRATIVE FUTURE FINANCIAL PERFORMANCE: DMG analyzed the implied range of EBITDA, net income and total subscribers required in the year 2002 to support the then current Company share price assuming a 25% to 30% return to investors and assuming a range of EBITDA multiples, earnings multiples, and subscriber multiples of 10.0x to 14.0x, 20.0x to 30.0x and $450 to $650, respectively. DMG observed the required range of EBITDA, net income and total subscribers in the year 2002 to be $143 million to $243 million, $66 million to $125 million and
3.1 million to 5.4 million subscribers, respectively.

    TERMINAL VALUE ANALYSIS: DMG calculated the present value of the Company's future share price based on multiples of EBITDA and subscribers, in each case in year 2002. DMG used a range of EBITDA multiples of 10.0x to 14.0x, Subscriber Multiples of $450 to $650 and discount rates of 25% to 30%. DMG observed that the present value of the Company's future share price ranged from $14.28 to $26.73, $14.88 to $33.59 and $20.44 to $61.45 based on three estimates using differing variables.

    In connection with the review of the Transactions by the Company's Board of Directors, DMG performed a variety of financial and comparative analyses for purposes of the Fairness Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the Company's Board of Directors, it does not purport to be a complete description of the presentations by DMG to the Board of Directors or the analyses performed by DMG in arriving at the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Fairness Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, the analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of the fairness of the Transactions, from a financial point of view, to the holders of Common Stock and were provided to the Company's Board of Directors in connection with the delivery of the Fairness Opinion.

    In the course of DMG's assignment, DMG had discussions (and was aware that management of the Company had discussions) with several parties concerning a possible transaction, business combination, or strategic alliance including all or any part of the Company.

    In the ordinary course of its business, DMG may actively trade the securities and loans of both the Company and Sprint for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

    The Company has agreed to pay DMG a fee for its financial advisory services in connection with the Merger, including, among other things, rendering the Fairness Opinion and making the presentation referred to above. Pursuant to a letter agreement between the Company and DMG dated December 27, 1997, the Company has agreed to pay DMG a transaction fee of approximately $7.4 million in the event that the Opinion Transactions are consummated. In addition, the Company has agreed to reimburse DMG for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

                        COMPANY STOCKHOLDER VOTE MATTERS

    The following is a description of each of the Company Stockholder Vote Matters, each of which is a proposal by the Company's Board of Directors requiring a vote of the stockholders of the Company. THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF THE COMPANY. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    THE FOLLOWING INFORMATION SUMMARIZES CERTAIN ASPECTS OF THE COMPANY STOCKHOLDER VOTE MATTERS. THESE DESCRIPTIONS DO NOT PURPORT TO BE COMPLETE AND EACH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICIES HERETO WHICH ARE INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH OF THE COMPANY STOCKHOLDER VOTE MATTERS.

PROPOSAL NO. 1--APPROVAL OF THE MERGER

PROPOSAL

    The Board of Directors requests the stockholders' approval of the Merger, the Merger Agreement and all transactions contemplated in the Merger Agreement. The Merger Agreement is attached hereto as Appendix B and is incorporated by reference herein.

GENERAL

    Pursuant to the Merger Agreement, as soon as practicable following stockholder approval of the Company Stockholder Vote Matters at the Special Meeting, the Company, Newco and Newco Sub will effect the Merger whereby Newco Sub, a wholly-owned subsidiary of Newco, will merge with and into the Company, with the Company as the surviving entity. All of the then issued and outstanding Shares of Common Stock will be converted into an equal number of shares of Newco Common Stock in the Merger. Upon consummation of Merger, the Company will be a subsidiary of Newco.

    Pursuant to the proposed Merger, upon the Effective Time of the Merger, the separate existence of Newco Sub shall cease and the Company (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time of the Merger, (ii) shall be subject to all actions previously taken by its and Newco Sub's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Newco Sub in the manner more fully set forth in Section 259 of the DGCL; (iv) shall continue to be subject to all of the debts, liabilities and obligations of Newco Sub in the same manner as if the Company had itself incurred them, all as more fully provided under the applicable provisions of the DGCL.

VOTE REQUIRED

    Approval of the Merger requires the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date. Such shares may be voted in person or be represented by proxy. Abstentions will have the effect of a vote against the proposal. Pursuant to Section 251 of the DGCL and Rule 4460 of the Marketplace Rules of The Nasdaq Stock Market, the Company is required to get approval of its stockholders prior to the issuance of the Newco Common Stock in exchange for the Common Stock in connection with the Merger.

    While the Merger is subject to the approval of the stockholders of the Company, the votes to be cast pursuant to the Agreement to Vote and Tender Stock and the Agreement to Vote Stock will ensure approval of the Merger. The Merger will create a holding company structure which may provide certain advantages if the scope of the Company's business expands in the future as well as facilitating the economic efficiency of the strategic relationship with Sprint.

EFFECTIVE TIME OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the Merger being satisfied or waived, the Effective Time will occur on the date and at the time that the Certificate of Merger relating to the Merger becomes effective under the DGCL with the Delaware Secretary of State. Unless otherwise agreed upon by the parties to the Merger Agreement, the Effective Time is expected to occur as soon as practicable after approval of the Merger by the respective stockholders of the Company, Newco and Newco Sub and the effective date (including expiration of all applicable waiting periods) of all required consents of any regulatory authority having jurisdiction over the Merger.

    While the Agreement to Vote and Tender Stock and Agreement to Vote Stock will ensure stockholder approval of the Merger, no assurance can be provided that other conditions precedent to the Merger can or will be satisfied See "--Conditions." The Company, Newco and Newco Sub anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the second quarter of 1998. Delays in the consummation of the Merger could occur, however.

MERGER CONSIDERATION

    Pursuant to the Merger Agreement, as a result of the Merger each share of Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by any person, be converted into and exchanged for one fully-paid and nonassessable share of Newco Common Stock.

CERTIFICATE OF INCORPORATION AND BYLAWS

    Pursuant to the Merger, the Certificate of Incorporation and Bylaws of Newco Sub will become the Certificate of Incorporation and Bylaws of the surviving corporation, and the Certificate of Incorporation and Bylaws of Newco will take effect as the constitutive documents of the corporation whose stock is registered pursuant to the Exchange Act. The Certificate of Incorporation and Bylaws of Newco are substantially similar to the Certificate of Incorporation and Bylaws of the Company, except that (a) the number of authorized shares of Preferred Stock was increased from 10 million to 25 million, (b) the scope of indemnification of officers and directors was increased to the maximum extent allowed by the DGCL, and (c) the cumulative voting provision was deleted. The deleted cumulative voting provision had allowed each stockholder to aggregate its available votes for all open board positions and distribute the total number of votes for one or more director nominees.

DIRECTORS AND OFFICERS

    The directors and officers of the Company will become the directors and officers of Newco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Newco's Certificate of Incorporation and Bylaws, except that the two directors elected by the holders of the Convertible Preferred Stock of Newco will be elected immediately following the Closing. Sprint's initial designees are: (a) Willliam T. Esrey, Chairman and Chief Executive Officer of Sprint, and
(b) Patti S. Manuel, President and Chief Operating Officer--Long-Distance Division of Sprint. See "Other Information about EarthLink--Board of Directors; Sprint Designees."

DISSENTERS' RIGHTS OF APPRAISAL

    Because the Common Stock was included on the Nasdaq National Market on the Record Date and because the Common Stock will be converted in the Merger solely into the right to receive Newco Common Stock, which will be included on the Nasdaq National Market at the Effective Time, the holders of Common Stock will not have dissenters' rights of appraisal with respect to the Merger pursuant to
Section 262 of the DGCL. However, EarthLink, which was originally incorporated as a California corporation (prior to being reincorporated as a Delaware corporation in 1996), may be considered a "quasi-California corporation" pursuant to Section 2115 of the CGCL. If so, the Company's stockholders who have not approved the Merger may be entitled to dissenters' rights under Chapter 13 of the CGCL in connection with the Merger if demands for such rights are made with respect to (i) five percent or more of the outstanding shares of Common Stock or (ii) "restricted shares" of Common Stock (i.e., those shares with respect to which there exists any restriction or transfer imposed by the Company or any law or regulation).

    THE FOLLOWING SUMMARY OF DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX G -- CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA. FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A STOCKHOLDER OF THE COMPANY WHO VOTES IN FAVOR OF PROPOSAL NO. 1 WILL NOT BE ABLE TO EXERCISE DISSENTERS' RIGHTS, AS DESCRIBED HEREIN.

    Because the Common Stock is traded on the Nasdaq National Market, dissenters' rights will be available to stockholders of the Company under the CGCL only if the holders of five percent or more of the Common Stock or holders of restricted shares make a written demand upon the Company for the purchase of dissenting shares in accordance with Chapter 13 of the CGCL. If either of these conditions is satisfied and the Merger is consummated, stockholders of the Company who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive an amount equal to the fair market value of their shares as of February 10, 1998, the day before the public announcement of the Merger. The closing sales price on February 10, 1998 was $38.625. A copy of Chapter 13 of the CGCL is attached hereto as Appendix G and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CGCL MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to the Company's stockholders and is qualified in its entirety by reference to Appendix G.

    In order to be entitled to exercise dissenters' rights, a shareholder of the Company must vote "AGAINST" the Merger. Thus, any stockholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "AGAINST" Proposal No. 1. If the stockholder returns a proxy without voting instructions or with instructions to vote "FOR" Proposal No. 1, his or her shares will automatically be voted in favor of the Merger and the stockholder will lose any dissenters' rights. In addition, if the stockholder abstains from voting his or her shares, the stockholder will lose his or her dissenters' rights. Only a holder of record of shares of the Common Stock on the Record Date (or his or her duly appointed representative) is entitled to assert a purchase demand for the shares registered in that holder's name.

    Furthermore, in order to preserve his or her dissenters' rights, a stockholder must make a written demand upon the Company for the purchase of dissenting shares and payment to such stockholder of their fair market value, specifying the number of shares held of record by such stockholder and a statement of what the stockholder claims to be the fair market value of those shares as of February 10, 1998. Such demand must be addressed to: Kirsten L. Hansen, Secretary, 3100 New York Drive, Pasadena, CA 91107, and must be received by the Company not later than the date of the Special Meeting. A vote "AGAINST" the Merger does not constitute such written demand.

    If the holders of five percent or more of the outstanding shares of the Common Stock have submitted a written demand for the Company to purchase their shares or if such a demand is submitted by holders of restricted shares, and these demands are received by the Company on or before the date of the Special Meeting and the Merger is approved, the Company will have 10 days after such approval to send to those stockholders who have voted against the approval of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the CGCL, a statement of the price determined by the Company to represent the fair market value of the dissenting shares as of February 10, 1998, and a brief description of the procedures to be followed if a stockholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting stockholder must surrender to the Company, at the office designated in the notice of approval, the certificate representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination to stamped or endorsed. Any shares of the Company's Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If the Company and the dissenting stockholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting stockholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If the Company denies that the shares surrendered are dissenting shares, or the Company and the dissenting stockholder fail to agree on a fair market value of such shares, then the dissenting stockholder of the Company must, within six months after the notice of approval is mailed, file a complain at the Superior Court of the proper county of the State of California requesting the court to make such determinations or intervene in pending action brought by any other dissenting stockholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. A dissenting stockholder may not withdraw his or her dissent or demand for payment unless the Company consents to such withdrawal. Notwithstanding the offer of dissenters' rights pursuant to the CGCL as described herein, the Company does not necessarily acknowledge or agree that it is a "quasi-California corporation" or otherwise legally subject to the CGCL, and the offer of such rights as described herein shall not be deemed to be such an admission.

CONDITIONS

    As set forth in the Investment Agreement, consummation of the transactions contemplated by the Investment Agreement other than the Offer, including without limitation the Merger, is conditioned upon Sprint having accepted for payment the shares of Company Common Stock pursuant to the Offer. Consummation of the Offer, in turn, is subject to several conditions as summarized below.

    MUTUAL CONDITIONS. The following conditions, which must be satisfied before Sprint is obligated or permitted to consummate the Offer, may be waived only by the Agreement of the Company, Newco, Newco Sub, Sprint and Sprint L.P.:(a) tender (and no withdrawal) of at least 1,250,000 shares in the Offer; (b) the HSR Condition (which has now been satisfied); (c) all necessary consents, orders or approvals of appropriate governmental authorities, subject to certain limitations, shall have been obtained; (d) an S-4 Registration Statement registering the Newco Common Stock to be issued in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (e) there shall not be any threatened or pending action, proceeding or investigation by a governmental authority or other person, which has a reasonable likelihood of success, generally seeking to restrain, prohibit or limit the transactions contemplated by the Investment Agreement; (f) no law, regulation or order of any governmental authority that generally prevents the transactions contemplated by the Investment Agreement to occur by the Closing shall be in effect; (g) the Company stockholders shall have approved the Company Stockholder Vote Matters; and (h) the Investment Agreement shall not have terminated in accordance with its terms prior to the Expiration Date (as defined therein).

    CONDITIONS BENEFITING SPRINT AND SPRINT L.P. The following conditions, which must be satisfied before Sprint is obligated to consummate the Offer, may be waived only by Sprint and Sprint L.P.: (a) (i) the

Board of Directors of the Company or Newco shall not have withdrawn or modified (in a manner adverse to Sprint or Sprint L.P.) its approval of the Offer or other transactions contemplated by the Investment Agreement or Ancillary Agreements or approved any Acquisition Proposal, (ii) the Company shall not have entered into any agreement with respect to an Acquisition Proposal, (iii) the Board of Directors of the Company or Newco shall not have resolved to take any of the foregoing actions in (i) or (ii) above; (b) each appropriate party shall have executed and delivered to Sprint each of the Ancillary Agreements, and each Ancillary Agreement shall be in full force and effect; (c) each of the respective representations and warranties of the Company, Newco and Newco Sub in the Investment Agreement shall be true and correct as of the Closing Date (unless specified otherwise therein), subject to certain limitations and qualifications; (d) each of the Company, Newco and Newco Sub shall have performed in all material respects its respective obligations and covenants under the Investment Agreement and each of the Ancillary Agreements at or prior to the time of Closing; (e) Sprint shall have received a legal opinion from counsel to the Company, Newco and Newco Sub; and (f) there shall not be any warrants to purchase Company Common Stock or other Dilutable Securities of the Company outstanding on the Closing Date which could be exercised, on the Closing Date, into 8% or more of the Company Common Stock outstanding immediately prior to the Closing.

    CONDITIONS BENEFITING THE COMPANY, NEWCO AND NEWCO SUB The following conditions, which must be satisfied before Sprint may consummate the Offer (subject to certain limitations), may be waived only by the Agreement of the Company, Newco and Newco Sub: (a) the Board of Directors of Sprint and the Board of Directors of the General Partner of Sprint L.P. shall not have withdrawn or modified (in a manner adverse to the Company, Newco or Newco Sub) its approval of the Offer or other transactions contemplated by the Investment Agreement or Ancillary Agreements or approved any Acquisition Proposal, (ii) Sprint shall not have entered into any agreement with respect to an Acquisition Proposal, (iii) the Board of Directors of Sprint or the Board of Director of the General Partner of Sprint L.P. shall not have resolved to take any of the foregoing actions in
(i) or (ii) above; (b) each appropriate party shall have executed and delivered to the Company, Newco and Newco Sub each of the Ancillary Agreements, and each Ancillary Agreement shall be in full force and effect; (c) each of the respective representations and warranties of Sprint and Sprint L.P. in the Investment Agreement shall be true and correct as of the Closing Date (unless specified otherwise therein), subject to certain limitations and qualifications;
(d) Sprint shall have performed in all material respects its obligations and covenants under the Investment Agreement and each of the Ancillary Agreements at or prior to the time of Closing; (e) the Company, Newco and Newco Sub shall have received a legal opinion from counsel to Sprint and Sprint L.P.; and (f) Sprint shall not have entered into or consummated an agreement for an Acquisition Proposal, nor shall Sprint have received any Acquisition Proposal recommended by Sprint's Board of Directors, or which is reasonably likely to be consummated.

REGULATORY APPROVALS

    Certain transactions contemplated in the Investment Agreement are subject to review and approval by the Federal Trade Commission and Department of Justice under the HSR Act, as described in "Summary--the Offer." Such transactions may not be consummated in the absence of receipt of such regulatory approval. However, the applicable waiting period under the HSR Act has expired, such that the transactions may now be consummated and the HSR Condition deemed satisfied.

    The Company is not aware of any other material governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL. Certain members of the Company's management and of the Company's Board of Directors have interests in the Merger that are in addition to any interests they may have as stockholders of the

Company generally. These interests include, among other things, the presence of expanded protections from liability for the Company's directors and officers in Newco's Certificate of Incorporation, and director and officer insurance coverage for the Company's directors and officers, and certain severance and other employee benefits, as described below. As of the Record Date, directors and executive officers of the Company own 4,643,427 shares of Common Stock for which they will receive the same consideration as the other holders of Common Stock.

    INSURANCE. The Company expects that Newco will maintain director and officer liability insurance of at least the same coverage and amounts as provided by the Company's current director and officer liability insurance, with respect to claims arising from events that occur prior to the Effective Time and covering persons who currently are covered by such insurance.

    EXECUTIVE ARRANGEMENTS. Charles G. Betty serves as President and Chief Executive Officer of EarthLink under an Employment Agreement dated January 15, 1996 (as amended, the "Employment Agreement"). Mr. Betty's Employment Agreement has a two-year term and provides for (i) a salary of $225,000 per year plus an annual bonus of $75,000 upon attainment of certain performance goals, (ii) a $24,000 per year travel allowance and (iii) severance compensation of 100% of his then-current salary. Pursuant to the operation of the Merger Agreement, Mr. Betty will be the President and Chief Executive Officer of Newco, with the Employment Agreement continuing its effectiveness after the Merger. The Employment Agreement provides, among other things, that all of Mr. Betty's unvested options to buy Common Stock will immediately vest upon a "Change of Control" (as defined therein) of the Company or a termination of employment other than for "Cause" (as defined therein) or as a result of the Company's breach of the Employment Agreement. Under the Employment Agreement, a "Change of Control" generally is a sale of all or a material portion of the Company's assets, a merger or recapitalization whereby the Company is not the surviving entity, acquisition of beneficial ownership of 25% or more of the outstanding voting stock of the Company by any person or entity, failure of the then-current members of the Board of Directors to constitute a majority of the Board, and as determined by the Board of Directors in its sole discretion. The Employment Agreement was amended February 10, 1998 to exclude the transactions contemplated by the Investment Agreement and the Ancillary Agreements from the definition of "Change of Control" (including the issuance of the Convertible Preferred Stock, the Convertible Notes and the Common Stock issuable upon conversion thereof), subject to certain exceptions. The Board of Directors of the Company approved such amendment on February 10, 1998.

    The Company anticipates that it will further amend Mr. Betty's Employment Agreement to, among other things, (i) employ Mr. Betty as President and Chief Executive Office of Newco, Inc. after consummation of the transactions contemplated by the Investment Agreement, (ii) extend the term of the Employment Agreement for three years from April 1, 1998 with automatic extensions from year to year after 2001 and (iii) increase Mr. Betty's Base salary to $300,000 per year. These anticipated amendments are pending review and approval by the Compensation Committee of the Board of Directors.

    See also "Other Information about EarthLink--Beneficial Ownership of Common Stock" for a description of the ownership of Common Stock by the Company's directors, executive officers and certain other stockholders. See "Description of Certain Ancillary Agreements--Agreement to Vote Stock; Agreement to Vote and Tender Stock" and "--Stockholders' Agreement" for a description of certain agreements to which certain members of the Company's Board of Directors and executive officers are parties.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger qualifies as a tax-free reorganization under such Code section, (a) no gain or loss will be recognized by a holder of Common Stock upon the exchange of such Common Stock solely for shares of Newco Common Stock, (b) the basis of the shares of Newco Common Stock received by each holder of Company Common Stock in the Merger will be the same as the basis of the shares of Company Common Stock exchanged therefor, (c) the holding period for the shares of Newco Common Stock received by the EarthLink stockholders in the Merger will include the holding period applicable to the shares of the EarthLink Common Stock exchanged therefor, if such shares of Company Common Stock are held as a capital asset at the effective time of the Merger, and (d) neither the Company, Newco nor Newco Sub will recognize gain or loss on the Merger. Hunton & Williams, Atlanta, Georgia, counsel to the Company, will provide an opinion regarding the above and other related tax consequences, which opinions are subject to certain qualifications and assumptions as set forth therein.

    THE FOREGOING SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE COMPANY'S STOCKHOLDERS DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE COMPANY'S STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS. NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. COMPANY STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

ACCOUNTING TREATMENT

    There will be no new basis or step-up in basis in the assets of the Company as a result of the Merger. The acquisition of the SIP Subscribers from Sprint is considered an acquisition of a business and will be accounted for using the purchase method.

EXPENSES AND FEES

    The Investment Agreement provides that all fees and expenses incurred in connection with the Investment Agreement and the transactions contemplated thereby (including without limitation the Company Stockholder Vote Matters) and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. Such expenses include filing, registration and application fees, printing and distribution fees, and fees and expenses of financial or other consultants, investment bankers, accountants, and legal counsel. However, one-half of the reasonable out-of-pocket expenses incurred by the Company in preparing this Proxy Statement/Prospectus and the S-4 Registration Statement, printing and mailing the Proxy Statement/Prospectus, the SEC filing fees for the S-4 Registration Statement and in holding the Special Meeting of Company stockholders to approve the Merger shall be paid by Sprint.

RESALES OF NEWCO COMMON STOCK

    Newco Common Stock to be issued to stockholders of the Company in connection with the Merger will be registered under the Securities Act and included for trading on the Nasdaq National Market. All shares of Newco Common Stock received by holders of Common Stock and all shares of Newco Common Stock issued and outstanding immediately prior to the Effective Time, will have been registered under the Securities Act and will be freely transferable upon consummation of the Merger by those stockholders of the Company not deemed to be "affiliates" of the Company or Newco. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with the Company or Newco at the time of the Special Meeting (generally, executive officers and directors).

    Rule 145 promulgated under the Securities Act restricts the sale of Newco Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally, during the year following the Effective Time, Affiliates of the Company or Newco may resell publicly the Newco Common Stock received by them in the Merger within certain limitations as to the amount of Newco Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates may resell their shares without restriction because affiliates of the Company will become affiliates of Newco upon the Merger, the same restrictions will generally apply to them under Rule 144. The ability of Affiliates to resell shares of Newco Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to satisfaction by the Company (and Newco as the Company's successor registrant) of its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell Newco Common Stock received in the Merger. Affiliates also would be permitted to resell Newco Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Newco Common Stock received by persons who may be deemed to be Affiliates of the Company or Newco.

TERMINATION

    At any time prior to the Effective Date, the Merger Agreement may be terminated and the Merger abandoned for any reason whatsoever by the Board of Directors of any of the Company, Newco or Newco Sub, notwithstanding the approval of the Merger by the stockholders of the Company at the Special Meeting or by the sole stockholder of Newco or Newco Sub.

PROPOSAL NO. 2--APPROVAL FOR THE ISSUANCE OF CONVERTIBLE PREFERRED STOCK

PROPOSAL

    The Board of Directors requests the stockholders' approval of the proposed issuance of the Convertible Preferred Stock and the Newco Common Stock into which such securities are convertible, as described herein. The terms of the Convertible Preferred Stock are set forth in the proposed form of the Certificate of Designation, of such stock which is attached hereto as Appendix C and incorporated by reference herein.

GENERAL

    In connection with the Investment Agreement as described above, the Company proposes to issue to Sprint 4,102,941 shares of Convertible Preferred Stock.

THE CONVERTIBLE PREFERRED STOCK

    Pursuant to the terms of the Investment Agreement, the Company proposes to issue 4,102,941 shares of Convertible Preferred Stock to Sprint in exchange for the Convertible Preferred Stock Consideration. Such shares of Convertible Preferred Stock are initially convertible into 3,533,411 Shares of Newco Common Stock at the Closing. However, the Convertible Preferred Stock may not be converted into Newco Common Stock for one year after the Merger, except such limitation shall not apply in the event of a Business Combination (as defined therein). Immediately after consummation of the Offer, the Merger and the other transactions contemplated by the Investment Agreement, Sprint would own approximately 26.6% of the total number of issued and outstanding shares of Newco Common Stock on a fully diluted basis (that is, assuming that all warrants, options and convertible notes representing rights to purchase Common Stock or Newco Common Stock, including the Convertible Preferred Stock, are exercised or converted into Newco Common Stock). However, the Convertible Preferred Stock will pay dividends thereon for the first five years in the form of increases in its Liquidation Value ("Liquidation Accretion Dividends"), at a per annum rate of 3% of the Liquidation Value, which will accrue and compound quarterly in arrears, but which will accelerate in the event of a business combination or an optional redemption of the Convertible Preferred Stock by Newco. At the Closing, the Liquidation Value will be the average of the closing price per share of Newco Common Stock for the 30 trading days prior to the Closing Date. Increases in the Liquidation Value will have the effect of increasing the number of shares of Newco Common stock that Sprint will receive upon conversion of the Convertible Preferred Stock. Assuming that the Convertible Preferred Stock is held by Sprint for the initial five year period following the Closing or that certain Liquidation Accretion Dividends are accelerated upon the consummation of a Business Combination or optional redemption, Sprint L.P. will be entitled to receive 4,102,941 shares of Newco Common Stock upon conversion thereof. If the fully diluted number of Shares, as calculated above, were the same at that time, Sprint would then own approximately 28.8% of the total number of issued and outstanding shares of Newco Common Stock on that basis. The Conversion Price is also subject to customary anti-dilution adjustments.

    Cash dividends at such rate are payable after five years from the Closing Date when declared by the Board of Directors of Newco out of funds legally available therefor and such dividends accumulate if not declared and paid. After the twentieth anniversary of the Closing Date, such cumulative cash dividends accrue at the rate per annum of 8% of the Liquidation Value, which rate increases annually by 200 basis points up to a maximum rate of 12% per annum. Holders of Convertible Preferred Stock are entitled to a liquidation preference upon any voluntary or involuntary liquidation, dissolution or winding up of Newco (Liquidation Event) in an amount per share equal to the sum of (i) the average closing price per share of Common Stock for the 30 trading days preceding the Closing Date, (ii) the amount of all Liquidation Accretion Dividends that have been paid (including an amount equal to a prorated dividend for the period from the latest "Dividend Accrual Date" (as hereinafter defined) through the date of the Liquidation Event), and (iii) all accumulations of accrued by unpaid cash dividends (the sum of (i), (ii) and (iii) is referred to as the Liquidation Value). Each share of Convertible Preferred Stock initially converts into less than one share of Newco Common Stock, but increases to a one-for-one conversion (subject, in each case, to customary antidilution adjustments) over a five-year period (but may be accelerated upon a Business Combination or optional redemption). Pursuant to the Governance Agreement and the Certificate of Designation, after the Closing the holders of the Convertible Preferred Stock are entitled to elect two directors to the Board of Directors of the Company (the Investor Directors) and to certain committees of the Board of Directors, which rights may be reduced to the election of one director or no directors, based generally upon the percentage of the outstanding Common Stock owned by Sprint and Sprint L.P. Also, pursuant to the Governance Agreement and the Certificate of Designation, the approval of all the Investor Directors is required for certain actions proposed by the Company. See "Description of The Investment Agreement--The Investment Agreement--The Issuance of Convertible Preferred Stock" and "Description of the Governance Agreement--Corporate Governance."

    Similarly, the Convertible Preferred Stock has the right to prior approval, by the vote of at least 66 2/3% of the then-outstanding Convertible Preferred Stock voting as a class, of the following proposed actions by the Company: (a) alteration of the rights, preferences and privileges of the Convertible Preferred Stock that would adversely affect such class of stock, (b) increase in the authorized number of shares of Convertible Preferred Stock, create any new series of stock or other securities convertible into equity securities of the Company having a preference over or being on parity with the Convertible Preferred Stock with respect to voting, dividends, distribution of assets upon liquidation or conversion rights, (c) amendment to the Company's Certificate of Incorporation, Bylaws or other organizational documents or take any action or enter into any other agreement which prohibit or materially conflict with the Company's obligations under the Certificate of Designation, or (d) engage in any event of liquidation, dissolution or bankruptcy. See the Certificate of Designation attached hereto as Appendix C.

VOTE REQUIRED

    Approval of this proposal by the stockholders of the Company requires the affirmative vote by the holders of a majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. Accordingly, with respect to the approval of this proposal, abstentions and broker non-votes will be counted as part of the number of votes to be used in determining if the proposal has received the requisite number of votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote against the proposal. Pursuant to Rule 4460 of the Marketplace Rules of The Nasdaq Stock Market applicable to Nasdaq National Market-listed companies, the Company is required to obtain approval of its stockholders prior to the issuance of the Convertible Preferred Stock.

PROPOSAL NO. 3--APPROVAL FOR THE ISSUANCE OF CONVERTIBLE NOTES

PROPOSAL

    The Board of Directors requests the stockholders' approval of the issuance of the Convertible Notes and the Newco Common Stock into which such securities are convertible.

CONVERTIBLE NOTES ISSUED PURSUANT TO THE CREDIT AGREEMENT

    Concurrently with the Merger, the Credit Agreement will become effective. The Credit Agreement (which includes a form of Convertible Note as Exhibit A thereto) is attached as Appendix D hereto and incorporated by reference herein. Under the Investment Agreement and Credit Agreement, Sprint will initially make available up to $25 million in debt financing. Each year after the Closing Date, the aggregate amount that Sprint is obligated to advance is increased by $25 million to a maximum of $100 million on a cumulative basis. Advances of funds to the Company under the Credit Agreement will be evidenced by Convertible Notes, which are convertible into Newco Common Stock. Each Convertible Note will mature five years from the dated issuance and will bear interest at a rate equal to 6% per annum. The Company has no present intention to incur indebtedness under the Credit Agreement.

    The Convertible Notes are convertible into shares of Newco Common Stock at a conversion price of 130% of the average market price (i.e., the closing sale price over a 30 trading day period) at the time a particular Convertible Note is issued to evidence an advance under the Credit Agreement. The Conversion Price is subject to customary anti-dilution adjustments.

    Because the number of shares of Newco Common Stock receivable upon conversion of the Convertible Notes is dependent upon future trading prices for Newco Common Stock, and because the amount of advances under the Credit Agreement is within Newco's discretion (provided it is in compliance with applicable Credit Agreement conditions), it is not possible to predict the extent to which, if any, Sprint's fully diluted ownership would increase in the event that advances are made under the Credit Agreement.

    Sprint's obligation to make advances under the Credit Agreement terminates upon the earlier of (i) the fifth anniversary of the Closing Date, (ii) acceleration of the indebtedness evidenced by the Convertible Notes upon an Event of Default (as defined below), (iii) consummation of a Business Combination, or (iv) termination of the Marketing Agreement pursuant to certain provisions thereof. An Event of Default shall occur if (i) there is a breach or there are breaches of any of the representations or warranties set forth in the Credit Agreement unless such breach or breaches would not in the aggregate have a Material Adverse Effect on Newco, the Company and their subsidiaries, taken as a whole, (ii) nonpayment of principal or interest within fourteen (14) days after the same becomes due, (iii) a breach of certain financial and other covenants, and in certain cases, a failure to cure such breach within the applicable cure period, (iv) a default by Newco or the Company in any agreement or agreements under which indebtedness in excess of $5 million was created, or the occurrence of any other event or existence of any condition, the effect of any of which causes, or permits the holder of such indebtedness to cause, such indebtedness to become due prior to its stated maturity, or any such indebtedness shall be declared due and payable prior to the stated maturity thereof, (v) Newco or the Company files for relief under bankruptcy, receivership, or similar laws, or fails to contest any involuntary petition in bankruptcy filed with regard to Newco or the Company, (vi) any condemnation of a substantial portion of the property of Newco or the Company, or (vii) Newco or the Company fails within thirty (30) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in excess of $1 million; which are not stayed on appeal or otherwise contested in good faith. "Material Adverse Effect" is defined to mean any change or effect having a material adverse effect (or any development as to which there is a substantial likelihood, insofar as can be foreseen, that would have such an effect) on the business, properties, assets, condition (financial or otherwise), or results of operations of the Company, Newco, Newco Sub, Sprint, Sprint L.P. and Sprint's subsidiaries, as the case may be.

VOTE REQUIRED

    Approval of this proposal by the stockholders of the Company requires the affirmative vote by holders of a majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. Accordingly, with respect to the approval of this proposal, abstentions and broker non-votes will be counted as part of the number of votes to be used in determining if the proposal has received the requisite number of votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote against the proposal. Pursuant to Rule 4460 of the Marketplace Rules of The Nasdaq Stock Market applicable to Nasdaq National Market-listed companies, the Company is required to obtain approval of its stockholders prior to the issuance of the Convertible Notes.

PROPOSAL NO. 4--APPROVAL FOR THE ISSUANCE OF CERTAIN SECURITIES UPON EXERCISE OF
  OPTIONS AND WARRANTS

PROPOSAL

    The Board of Directors requests the stockholders' approval of the issuance of Newco Common Stock upon the exercise of certain options and warrants to purchase Common Stock of the Company, as described herein.

THE ISSUANCE OF NEWCO COMMON STOCK UPON EXERCISE OF CERTAIN OPTIONS AND WARRANTS

    Upon the Effective Time of the Merger, to the extent permitted by the terms of such instruments as in effect at the Effective Time of the Merger, Newco shall assume the obligations of the Company under any and all securities, warrants, calls, rights to purchase, rights of first refusal, securities convertible into or exchangeable for voting securities, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of the capital stock of or other voting securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking (collectively, the "Dilutable Securities") on the same terms and conditions as were in effect immediately prior to the Merger. After the Merger, each such Dilutable Security shall become, subject to the provisions set forth below, an option, right to purchase or a security convertible into Newco Common Stock on the basis of one share of Newco Common Stock for each one share of the Company Common Stock issuable pursuant to any such Dilutable Security, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such Dilutable Security at the Effective Time of the Merger.

    As of the Record Date, 2,552,679 shares of Common Stock were reserved for issuance upon exercise of all such Dilutable Securities. A number of shares of Newco Common Stock will be reserved for issuance upon the exercise of options, stock purchase rights and convertible securities equal to the number of shares of Company Common Stock so reserved immediately prior to the Effective Date of the Merger.

    The assumed Rights shall not entitle any holder thereof to a fractional share upon exercise or conversion (unless the holder was entitled to a fractional interest immediately prior to the Merger). In lieu thereof, any fractional share interests to which a holder of an assumed Right (other than an option issued pursuant to the Company's 1995 Stock Option Plan, as amended) would otherwise be entitled upon exercise or conversion shall be aggregated (but only with other similar Rights which have the same per share terms). To the extent that after such aggregation the holder would still be entitled to a fractional share with respect thereto upon exercise or conversion, the holder shall be entitled, upon the exercise or conversion of all such assumed Rights pursuant to their terms (as modified herein), to one full share of common stock in lieu of such fractional share. With respect to each class of such similar Rights, no holder will be entitled to more than one full share in lieu of a fractional share upon exercise or conversion.

VOTE REQUIRED

    Approval of this proposal by the stockholders of the Company requires the affirmative vote by holders of a majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. Accordingly, with respect to the approval of this proposal, abstentions and broker non-votes will be counted as part of the number of votes to be used in determining if the proposal has received the requisite number of votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote against the proposal.

                           THE BUSINESS OF EARTHLINK

OVERVIEW

    The Company is an Internet service provider ("ISP") that was founded to help its members derive meaningful benefits from the extensive resources of the Internet. The Company focuses on providing access, information, assistance and services to its members to encourage their introduction to the Internet and to provide them with a satisfying user experience.

    The Company provides its services through its EarthLink Network TotalAccess-TM- software package, which is designed to simplify access to the Internet through an online registration feature and a multimedia user interface. This software permits members to browse the World Wide Web and the Internet through the use of the latest Internet browsers from Netscape Communications Corporation ("Netscape") and Microsoft Corporation ("Microsoft"), one or the other of which is included in each copy of EarthLink Network TotalAccess, or another third-party browser that a member may wish to use. Members connect to the Company's network via telephone modem at speeds up to 56Kbps, cable modems, ISDN lines or frame relay connections. The Company also provides useful information and online resources to its members through its extensive World Wide Web site. On this site, members can find technical assistance information, an online newsletter, links to numerous categories of popular information and entertainment and many other items and services designed to enhance members' satisfaction with their Internet experience. In addition, the Company provides members with six megabytes of free Web space, a free Personal Start Page-TM-, 24-hour customer and technical support, a bi-monthly printed newsletter and other educational materials.

    The Company currently markets its services through print and broadcast advertisements, an affinity marketing program, a member referral program and other marketing activities. Its affinity marketing program includes relationships with, among others, prominent retailers, print publications and software and hardware companies. Member referrals have also been an important source of new members, and the Company provides economic incentives (such as one month's free access) to its members to encourage referrals.

    EarthLink also offers business services, including business Web site hosting, high-speed ISDN communications capability and frame relay connectivity. In addition, the Company offers promotional opportunities to members via sponsorships through its Premier Partnership Program with advertising, marketing and distribution partners.

STRATEGY

    The principal components of EarthLink's growth strategy are as follows:

    RAPIDLY EXPAND ITS MEMBER BASE THROUGH AGGRESSIVE MARKETING. EarthLink believes that a key to success in the competitive ISP market is to rapidly expand its member base to establish a significant revenue base and to take advantage of economies of scale. The Company has historically acquired members primarily through its affinity marketing programs, advertising and referrals from existing members.

    RETAIN EXISTING MEMBERS. The sales, marketing and other costs of acquiring new members are substantial relative to the monthly fee collected from such members. Accordingly, the Company believes that a part of if its long-term success largely depends on member retention. To that end, EarthLink will continue to devote significant resources to expanding its 24-hour customer and technical support, enhancing its network operations capability and refining and maintaining its World Wide Web site. In addition, the Company will continue to minimize call times by implementing a new call center and providing the training, hardware and software tools that can assist the staff in identifying and solving member problems thereby increasing member satisfaction and retention.

    CONCENTRATE ON CORE COMPETENCIES BY LEASING NETWORK SERVICES AND LICENSING SOFTWARE FROM THIRD PARTIES. In order to maintain its focus on member needs, the Company leverages the infrastructure and software development efforts of others by leasing its dial-up point of presence ("POP") capacity from UUNET Technologies, Inc. ("UUNET") and PSINet Inc. ("PSINet"), and licensing software from companies such as Netscape and Microsoft. Upon closing of the transactions contemplated by the Investment Agreement, the Company and its members will also have access to Sprint points of presence and Sprint's related communications network. The Company believes that this approach gives it flexibility to rapidly expand its service coverage without the need for substantial capital expenditures. The Company will continue to pursue this strategy so that, in addition to its sales and marketing efforts, it can devote its principal resources to improving its members' experience with the Internet.

EARTHLINK'S SERVICES

    EarthLink provides a variety of competitively-priced Internet services to consumer and business members. The Company enables the majority of these services through use of its EarthLink Network TotalAccess software package. This software incorporates a telephone dialer and email functionality with several leading third-party Internet access tools, including the latest browsers from Netscape and Microsoft, thereby providing a functional, easy-to-use Internet access solution for Windows 3.1, Windows 95 and Macintosh platforms. EarthLink Network TotalAccess installation software automatically installs these and other software applications on the member's computer. The simple point-and-click functionality of EarthLink Network TotalAccess, combined with its easy-to-use multimedia registration system, permits online credit card registration, allowing new EarthLink members to quickly access the Internet.

    The prices quoted below are subject to change.

    STANDARD EARTHLINK NETWORK INTERNET SERVICES. EarthLink provides its members with a core set of features through its standard Internet service, which allows unlimited access to the Internet, the World Wide Web as well as other features and services, subject to EarthLink's acceptable use policy and other member agreements and policies, for a flat monthly fee of $19.95 and a one-time set-up fee of $25. The following features are included in EarthLink's standard Internet service:

    EMAIL. Each member is provided a mailbox, used to send and receive email. Email allows members to exchange an unlimited number of multimedia text, graphics, audio and video messages with other online and Internet users.

    WEB BROWSER. EarthLink provides members a free Web browser. Currently, EarthLink offers its members Netscape Communicator 4.0 and Microsoft Internet Explorer 4.0. Members may also use any other browser of their choice.

    FREE 6MB WEB SPACE. Each EarthLink member is provided six megabytes of space on the Company's Web server to create the member's own Web home page, in addition to tutorials and tools to help them develop their sites. This enables each member to participate in the Internet community by personally adding content to the World Wide Web.

    PERSONAL START PAGE. The Company provides each member with a Personal Start Page, an enhanced default home page for members. Members can customize their home page to include content from CNET's SNAP! Online service and news headlines from ClariNet. They also have the option to view stock quotes, sports scores and weather reports and are provided a personal reminder system, as well as a place to list their own personal Web links and links to EarthLink member and technical support resources.

    RELIABLE NATIONWIDE POPS. EarthLink members can access their accounts nationwide from any of the Company's 1,115 POPs (as of December 31, 1997). More than 400 of these allow 56Kbps access. Upon closing of the transactions contemplated by the Investment Agreement with Sprint, the Company's members will also have access to Sprint's system of POPs.

    PUBLICATIONS. EarthLink mails its bi-monthly printed newsletter, "bLink," to each of its members. BLINK provides members with useful information, such as tips on how to search for certain categories of information on the Internet, information regarding new EarthLink service offerings, new Internet sites and other items of interest. This publication is also available on the EarthLink home page. Additionally, the Company provides its new members with an orientation booklet called "Getting the Most Out of EarthLink," written by the Company's founder, Sky Dayton.

    MEMBER AND TECHNICAL SUPPORT. The Company believes that reliable member and technical support is critical to retaining existing and attracting new members. The Company currently provides the following types of member and technical support services: (i) toll-free, live telephone assistance available seven days a week, 24 hours a day; (ii) email-based assistance available seven days a week, 24 hours a day; (iii) help sites and Internet guide files on the EarthLink Web site; (iv) automated "fax back" and "fax on demand" assistance; and (v) printed reference material. Additionally, the Company provides dedicated support for its business members.

    EARTHLINK WEB SITE. EarthLink has developed and maintains a Web site at www.earthlink.net containing content and links to third-party content and services. EarthLink's in-house staff actively seeks out interesting content from across the World Wide Web and organizes it into areas of interest on the EarthLink Web site under topics such as "What's Hot," "Hollywood," "News," "Finance" and "Games." The Company's Web site provides a road map to the abundance of information and services available on the Internet. A user can browse the site and click on topics of interest in order to link to desired information. The site also contains Web pages dedicated to online member assistance including technical support, account maintenance and service updates.

    NEWSGROUPS. One of the most popular areas of the Internet is Usenet, a collection of Internet discussion groups called "newsgroups." Usenet is a system that is specifically designed to create and facilitate ongoing online discussions of specific areas of interest. There are currently more than 25,000 of these newsgroups discussing different topics.

    PREMIUM EARTHLINK NETWORK SERVICES. In addition to its standard service, the Company offers a variety of premium services, including the following:

    TOTALACCESS GOLD. EarthLink recently introduced an optional value-added package, TotalAccess Gold. It includes an additional email box, priority technical support with a guaranteed 5-minute maximum wait time, and a quarterly CD-ROM containing of software tools and plug-ins. The package adds $9.95 to the monthly price of a standard dial-up or ISDN account.

    BUSINESS WEB SITES. The Company provides a Web hosting service for business members. Monthly fees for business Web sites range from $89 to $455, plus one-time set-up fees of $179 to $479, depending on the size of the site and whether the site is a shared or unique address. A wide variety of options is available for an extra fee. Additional traffic may apply for excess site traffic. The Company also offers an introductory service for small businesses, STARTERSITE, which is a ten megabyte, unique-domain Web site priced at $19.95 per month, plus a one-time set-up fee of $25.

    NATIONAL ISDN CONNECTIONS. EarthLink offers nationwide high-speed ISDN connections. ISDN provides significantly higher speeds than conventional analog modems (up to 128 Kbps versus up to the current analog maximum of 56 Kbps). The monthly charge for ISDN is $34.95 for the first 100 channel hours, plus a one-time set-up fee of $50, and additional channel hours are $.99 each.

    NATIONAL LAN ISDN SERVICE. Small to medium sized businesses can now connect their entire existing local area network ("LAN") to the Internet at ISDN speed with LAN ISDN. The nationwide service uses dynamic IP addresses and costs $99.95 per month for 160 channel hours and four email boxes. The set-up fee of $149 is waived for current EarthLink members, and additional hours cost $.85 each.

    NATIONAL FRAME RELAY. Frame relay enables companies to connect their LANs to the Internet via a direct, continuous connection at speeds ranging from 56 Kbps to 1,536 Kbps. Frame relay connections, available nationwide, range from $335 to $2,350 per month depending on access speeds, data throughput and other data transfer metrics. One-time set-up fees range from $495 to $1,995.

    THE EARTHLINK ONLINE MALL. EarthLink's online shopping mall, the Mall-TM-, provides users with a one-stop gateway to some of the top retailers on the Web, using the familiar mall map interface. Retailers such as The Disney Store-TM-, BarnesandNoble.com-TM- and 1-800-FLOWERS-TM- "lease" space in the Mall.

    INTERNET ROOMS. Building on the concept of a person's real-life room, the Internet Room is an easy to use communications tool enabling members to use email, online chat and other advanced tools for communication. The Internet Rooms provide members with a powerful and easy way to establish Web sites without having to rely on complicated programming languages such as HTML or FTP. There is an annual fee of $29.95 for each Internet Room.

    PREMIER PARTNERSHIP PROGRAM. As part of its strategy to generate additional incremental revenue and leverage its current properties, the Company developed the premium partnership program. The program consists of the following three options: the "Platinum Package," the "Gold Package" and the "Silver Package." Each package includes advertising in three separate areas: the Personal Start Page, the Mall and the member newsletter, "bLink." The client is promised a certain number of impressions, calculated by multiplying the reach times the frequency times the population. This program allows the partner to reach the Internet user in three different locations. EarthLink does not offer this program to every company; rather, it is focusing on market segments that should enhance the Internet experience of its member base.

    SUPPLEMENTAL SERVICES. To augment its standard and premium services, the Company provides its members with the following supplemental service options:

    ADDITIONAL MAILBOXES. The Company provides additional electronic mailboxes for a per-mailbox fee of $4.95 per month and a $9.95 set-up fee. The service is intended for those members who require more than one mailbox for colleagues, employees or family members.

    DOMAIN NAME SERVICE. EarthLink provides unique or vanity domain names for those members who prefer an individualized address or plan to establish a business Web site. These vanity domain names allow consumers and businesses to customize their email and Web site addresses. EarthLink charges a one-time fee of $75 to set up domain name service and assist members in establishing their unique domain names. Members then pay an annual renewal fee to an Internet domain registration agency.

    STAR EMAIL ADDRESSING. EarthLink members desiring an unlimited choice of email addresses (like "sales@domain.com" or "webmaster@domain.com") can purchase star addressing. Within the star addressing scheme, all email goes into a central mailbox, for easy processing to individual addresses at the same domain. There is a one-time set-up fee of $125, but no monthly fee for maintaining the service.

    INTERNATIONAL ROAMING SERVICE EarthLink offers international roaming services so that members who travel abroad can access their EarthLink accounts and the Internet. The fee for roaming is a flat rate of 15 cents per minute plus applicable fees, if any, charged by local and long distance carriers.

    800 SERVICE. EarthLink provides 800 number dial-up service for members who do not have access to a local POP. EarthLink charges members $24.95 per month for five hours of 800 number service plus a one-time set-up fee of $25.00. Additional hours are $4.95 per hour.

TECHNICAL DEVELOPMENT AND SERVICE ENHANCEMENT

    EarthLink places significant emphasis on expanding and refining its services to enhance its members' Internet experience. EarthLink's technical staff is engaged in a variety of technical development and service enhancement activities and continuously reviews new third-party software products and technology for potential incorporation into EarthLink's system and services. A recent result of these efforts is a ground-up revision of EarthLink Network TotalAccess, version 2.0, which was recently introduced. The new version places a premium on ease of use, and incorporates a variety of powerful features that reduce the number and types of challenges faced by new members using the Internet for the first time. EarthLink also regularly updates and expands the online services provided through the EarthLink Web site. These activities include organizing Web content and the development of online guides, help screens and other user services and resources.

SALES AND MARKETING

    EarthLink's sales and marketing efforts consist of the following programs:

    ADVERTISING. The Company advertises its services in print, electronic and broadcast media. Included in most of these advertisements is a toll-free 800 number for contacting the Company's internal sales staff. When potential members call a sales representative using this number, they are assigned a user name and password, and are sent a copy of EarthLink Network TotalAccess software, which they use to access their account and the Internet.

    Another component of EarthLink's advertising strategy involves maintaining a presence at national trade shows such as Internet World and MacWorld, as well as numerous local and regional trade shows. Additionally, the Company markets through computer, Internet and related publications, and bundles EarthLink Network TotalAccess software with a few of these publications.

    AFFINITY MARKETING PROGRAM. EarthLink's affinity marketing program promotes the Company through the distribution of the EarthLink Network TotalAccess software package by its affinity marketing partners. These partners typically bundle EarthLink Network TotalAccess software with their own goods or services to create a package that gives potential members an incentive to establish an EarthLink account. EarthLink's marketing partners include, among numerous others, Best Buy Co., CNET, CompUSA, CyberMedia, Hard Rock Cafe America, Iomega, MacMillan Publishing USA, SAM'S Club, Sony Entertainment, United Airlines and Warner Bros.

    SPRINT ALLIANCE. EarthLink's alliance with Sprint includes a marketing agreement and distribution arrangement, which upon close of the transactions contemplated by the Investment Agreement with Sprint will provide EarthLink with access to Sprint's branded marketing and distribution channels in the continental United States and a five-year commitment from Sprint to deliver a minimum of 150,000 new members annually.

    MEMBER REFERRAL PROGRAM. The Company believes that one of its most important marketing tools is its existing members. In order to encourage members to refer other users, the Company currently waives one month of standard access service fees per referred member. Approximately 25 percent of the Company's new membership has been generated by referrals.

OTHER PROGRAMS

    - ELITE PROGRAM. EarthLink recently launched the EarthLink Internet Technology for Education ("ELITE") program, which is designed to provide a cost-effective, flexible Internet access solution for colleges and universities. The Company has already won contracts with two colleges in Georgia and with the University of California, Los Angeles.

    - PARTNER PROGRAM. This program enables vendors, such as value-added resellers, retailers and other companies that target vertical markets, to resell EarthLink's dial-up Internet service, along with high-end business services, such as Web site hosting, ISDN, LAN ISDN and frame relay, to their customers. Through this partnership, these companies can deliver a complete Internet product and service offering to their customers by providing them with a full range of turn-key, Internet business solutions.

MEMBERS, POPS AND NETWORK INFRASTRUCTURE

    As of December 31, 1997, the Company had approximately 420,000 members. The Company presently provides its members with Internet access primarily through UUNET's and PSINet's nationwide system of Points of Presence ("POPs"). Substantially all of the Company's members access the EarthLink Network and the Internet by dialing into local POPs. Of these, the Company owned 58 POP sites in California and offered additional access through 841 UUNET POPs and 374 PSINet POPs, to which it had access on a non-exclusive basis. The alliance with Sprint includes a Network Service Agreement, which upon closing of such transaction will provide EarthLink members access to POPs owned and operated by Sprint. The inability or unwillingness of these third-party network providers to provide POP access to EarthLink's members, or the Company's inability to secure alternative POP arrangements, could have a material adverse effect on the Company.

    For members located in a geographic area not presently serviced by a local POP, the EarthLink Network can be accessed by a toll-free number for which the Company bills members on an hourly usage basis. The Company's POP sites are connected to the Internet primarily through its network hub in Pasadena. The Company's network hub is in turn connected directly to the Internet via redundant high-speed fiber optic data lines obtained from various vendors. The Company, however, does not maintain fully redundant data center and network hub facilities. Any accident, incident or system failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its members, and, in turn, on the Company. However, the Company has invested in measures to minimize the effects of communications line failures, loss of electrical service, fire, earthquakes and other adverse occurrences.

MEMBER AND TECHNICAL SUPPORT

    The Company believes that reliable member and technical support is critical to retaining existing and attracting new members. The Company currently provides the following types of member and technical support: (i) toll-free, live telephone assistance available seven days a week, 24 hours a day; (ii) email-based assistance available seven days a week, 24 hours a day; (iii) help sites and Internet guide files on the EarthLink Web site; (iv) automated "fax back" and "fax on demand" assistance; and (v) printed reference material. Additionally, the Company provides dedicated support for its business members.

    EarthLink's call center is served by a state-of-the-art Lucent Definity telephone switch, which currently handles approximately 30,000 calls a day. The system is easily scaleable to accommodate call volume growth. The Company actively evaluates its call center facilities so as to deliver more effective and efficient services to its members.

SUPPLIER RELATIONSHIPS

    The Company is dependent on third-party software and hardware vendors to provide the Company with much of its Internet software and hardware, including the latest World Wide Web browser software that the Company licenses from Netscape and Microsoft. Failure of the Company's suppliers to provide software or hardware in the quantities, at the quality levels or at the times required by the Company, or an inability by the Company to develop alternative sources of supply if required, could have a material adverse effect on the Company.

COMPETITION

    The Internet services market in which the Company operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional ISPs, such as BBN, MindSpring, PSINet and UUNET; (ii) established online services such as America Online, Prodigy and the Microsoft Network; (iii) nonprofit or educational ISPs; (iv) national telecommunications companies, such as AT&T and MCI; (v) Regional Bell Operating companies; and (vi) cable operators, such as Comcast, TCI and Time Warner.

    The entry of new competitors would result in greater competition for the Company. In addition, competitors in the telecommunications industry may be able to provide members with reduced communications costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. There can be no assurance that the Company will be able to offset the adverse effect on revenues of any necessary price reductions resulting from competitive pricing pressures.

    The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of the Company's customer and technical support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company can maintain or develop the financial resources, technical expertise or marketing and support capabilities to compete successfully.

PROPRIETARY RIGHTS

    GENERAL. EarthLink relies on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect its technology. It is EarthLink's policy to require employees and consultants and, when possible, suppliers and distributors, to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be sufficient to prevent misappropriation of its technology and other proprietary property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    From time to time, the Company has received communications from third parties alleging that certain of the names or trademarks for the Company's services infringe the trademarks of such third parties. To date, no such claims have had an adverse effect on the Company's ability to market and sell its services. However, there can be no assurance that those claims will not have an adverse effect in the future or that other parties will not assert infringement claims against the Company in the future with respect to current or future services.

    LICENSES. EarthLink has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in EarthLink Network TotalAccess. Applications licensed by the Company include Netscape Communicator (which automatically renews each December for additional one-year terms unless either party terminates the license on 120 days notice), Microsoft Internet Explorer (which automatically renews each December for additional one-year terms, although either party may terminate the license at any time on 30 days notice), and MacTCP software from Apple (which automatically renews each December for additional one-year terms unless either party terminates the license on twelve-month notice). The only software in the EarthLink Network TotalAccess package that is developed by the Company is the front-end and installation/registration program. The Company currently intends to maintain or negotiate renewals of existing software licenses and authorizations. The Company may want or need to license other applications in the future. The failure to renew existing software licenses or the

Company's inability to license additional applications could have a material adverse effect on the Company.

    TRADEMARKS. "EarthLink Network-Registered Trademark-," "EarthLink Network TotalAccess-TM-," "bLink-TM-," "The Arena-TM-," "All the Internet You Can Eat-TM-," "It's Your Internet-TM-," "Personal Start Page-TM-",
"StarterSite-TM-", "the Mall-TM-", and the EarthLink logo are trademarks of the Company.

GOVERNMENT REGULATION

    The Company provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. The Company currently is not subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. The FCC has considered the issue of whether Internet service providers ("ISPs") should be subject to access charges and regulation, and has determined that it would not adopt such regulations. There are no active proceedings considering these specific issues at this time. The FCC has announced, however, that it will be issuing a Notice of Proposed Rule Making ("NPRM") to explore proposals to create incentives for companies to make the most efficient use of the telephone network for Internet and other information services. While the FCC has announced that it does not intend for this Notice of Proposed Rule Making to consider the imposition of access charges or regulations on ISPs, it could result in the creation of more competition for the Company. In addition, the FCC could reopen and reconsider these issues at any time.

    The Telecommunications Act of 1996 (the "Telecommunications Act") contains certain provisions that lift, or establish procedures for lifting, certain restrictions relating to the regional Bell operating companies' ("RBOCs") ability to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers, such as AT&T, to offer local telephone service. In addition, the Telecommunications Act allows the RBOCs to provide electronic publishing of information and databases. The same regulations that permit ISPs to operate outside of the regulations applied to carriers also permits other providers of Internet services, including voice and facsimile services, to operate more easily. These could provide additional sources of competition for the Company. As the FCC auctions wireless spectrum and relaxes the restraints for the use of spectrum, it will be easier for additional wireless competitors to enter into the marketplace. Competition from these companies could have an adverse effect on the Company's business.

    The Telecommunications Act, through the portion commonly known as the "1996 Communications Decency Act," imposed fines for certain uses of the Internet, and the provision of access to indecent and obscene services. These provisions were struck down as unconstitutional by the Supreme Court of the United States in June of 1997. On March 12, 1998, the Senate Commerce Committee approved two bills that reconstruct the unconstitutional provisions of the 1996 Communications Decency Act. While it is too early to determine the ultimate course of these bills, and to evaluate the constitutionality of the proposals, there is a possibility that these provisions, if enacted, could pose possible liability on ISPs.

    Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Legislation has been introduced to define and protect citizens from illegal Internet gambling. Other Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC currently is considering (i) whether ISPs are information service providers or telecommunications providers; (ii) whether ISPs are legally required to contribute to the Universal Service Fund; (iii) how various companies in the Internet/information/data/telephony service provider field should be classified; and (iv) whether ISPs should benefit from the Universal Service Fund. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from RBOCs or others, could have a material adverse effect on the Company.

EMPLOYEES

    As of December 31, 1997, the Company employed 785 people on a full-time basis, including 98 sales and marketing personnel, 579 operations and customer and technical support representatives and 108 administrative personnel. As of that date, the Company also employed 22 people on a part-time basis. None of the Company's employees are represented by a labor union, and the Company is not a party to any collective bargaining agreement.

PROPERTIES

    EarthLink's corporate headquarters are located in an 85,500 square-foot facility in Pasadena, California. In June 1997, the Company amended the lease for its corporate headquarters facility. Under the amended lease, the lessor will provide improvements costing up to $1.4 million and convert approximately 45,000 square feet of the existing facility to office space. Base rent is currently $73,000 per month. Under the amended lease, the Company increased the existing irrevocable letter of credit to the lessor from $200,000 to $450,000. The Company has an option to extend this lease for an additional five years at the then prevailing market rate following its September 30, 2007 expiration. EarthLink's data center and its primary data hubs are housed in a 55,000 square foot facility adjacent to its headquarters. EarthLink's lease for this space has an initial ten-year term at $66,000 per month for the first 60 months and $77,000 per month for the remaining 60 months. The Company has an option to extend this lease for an additional ten years at the then prevailing market rate. In addition to the Company's corporate headquarters and data center, the Company also leases approximately 7,200 square feet of office space in Los Angeles that presently houses a secondary portion of the Company's data center operations and network hub; however, the Company anticipates that these operations will be moved to its Pasadena data center in 1998. The lease for this space expires July 31, 1999 and currently provides for rental payments of approximately $10,000 per month.

LEGAL PROCEEDINGS

    The Company is not currently involved in any legal proceedings that it believes could have, either individually or in the aggregate, a material adverse effect on its business or financial condition. There are proceedings pending before the FCC that could affect the ISP industry and the means by which ISPs such as the Company conduct their business. See "Business--Government Regulation." The Company is not a party to these proceedings.

          EARTHLINK--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the Financial Condition and Results of Operations of the Company should be read in conjunction with the financial statements and notes thereto included elsewhere herein.

OVERVIEW

    The Company has experienced net losses since it commenced operations. Net losses were approximately $6.3 million from inception through 1995, $31.1 million for 1996, and $29.9 million for the year ended December 31, 1997. As of December 31, 1997, the Company had an accumulated deficit of approximately $66.1 million (exclusive of $1.3 million of losses incurred while the Company was an S Corporation for tax purposes, which, upon the Company's conversion to C Corporation status in June 1995, were charged to the Company's capital accounts). The Company expects that it will continue to incur net losses as it continues to expend substantial resources on sales and marketing as it attempts to rapidly increase its market share. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

    The market for the Company's services is rapidly evolving and is characterized by an increasing number of market entrants who have introduced new products and services for Internet. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet services and products.

RESULTS OF OPERATIONS

                                                                        YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------
                                                             PERCENT                  PERCENT                  PERCENT
                                                            OF TOTAL                 OF TOTAL                 OF TOTAL
                                                  1995      REVENUES       1996      REVENUES       1997      REVENUES
                                                ---------  -----------  ----------  -----------  ----------  -----------
                                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues:
  Recurring revenues                            $   2,422         80%   $   26,879         83%   $   72,943         92%
    Other revenues                                    606         20%        5,624         17%        6,231          8%
                                                ---------  -----------  ----------  -----------  ----------  -----------
      Total revenues                                3,028        100%       32,503        100%       79,174        100%

Operating costs and expenses:
Cost of recurring revenues                          1,055         35%       18,462         57%       37,974         48%
  Cost of other revenues                              349         11%        2,699          8%        3,401          4%
                                                ---------  -----------  ----------  -----------  ----------  -----------
      Total cost of revenues                        1,404         46%       21,161         65%       41,375         52%

      Gross profit                                  1,624         54%       11,342         35%       37,799         48%

  Sales and marketing                               3,711        123%       15,258         47%       21,020         27%
  General and administrative                        2,062         68%       10,534         32%       14,333         18%
  Operations and member support                     1,869         62%       15,808         49%       30,900         39%
                                                ---------  -----------  ----------  -----------  ----------  -----------
                                                    7,642        253%       41,600        128%       66,253         84%
                                                ---------  -----------  ----------  -----------  ----------  -----------

  Loss from operations                             (6,018)      (199%)     (30,258)       (93%)     (28,454)       (36%)

  Interest expense                                   (136)        (4%)      (1,041)        (3%)      (2,099)        (3%)
  Interest income                                      34          1%          150          0%          637          1%
                                                ---------  -----------  ----------  -----------  ----------  -----------
      Net loss                                  $  (6,120)      (202%)  $  (31,149)       (96%)  $  (29,916)       (38%)

1997 COMPARED TO 1996

    RECURRING REVENUES. Recurring revenues consist of monthly fees charged to members for Internet access and other monthly services. Recurring revenues are recognized over the period for which the services are provided. Recurring revenues increased $46.1 million or 171% from 1996 to 1997 due to the increase in the Company's member base from 227,000 to 420,000 during 1997.

    OTHER REVENUES. Other revenues generally represent one-time non-refundable set up fees and are recognized as earned.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------------
                                                                                         PERCENT                   PERCENT
                                                                                        OF OTHER                  OF OTHER
                                                                             1996       REVENUES       1997       REVENUES
                                                                           ---------  -------------  ---------  -------------
                                                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)

Dial-up set up fees......................................................  $   4,563          81%    $   3,478          56%
Other set up fees and revenues...........................................      1,061          19%        2,753          44%
                                                                           ---------          ---    ---------          ---
Total other revenues.....................................................  $   5,624         100%    $   6,231         100%

    Other revenues increased $600,000 or 11% from 1996 to 1997. Due to competitive pricing and other pressures, the Company waives set up fees for dial-up members acquired through certain affinity marketing partnerships. This caused a decrease in dial-up set up fees earned during 1997. This trend is expected to continue for dial-up set up fees. During 1997, the Company began to aggressively promote its Web hosting and high speed access services and in the fourth quarter began to capitalize on incremental revenue activities. The decline in dial-up set up fees was offset by increases in the other set up fees and revenues attributable to the Company's Web hosting, high speed access services and related products.

    COST OF RECURRING REVENUES. Cost of recurring revenues principally includes telecommunications costs such as fees paid to UUNET and PSINet for local access to their nationwide systems of POPs and depreciation expense on equipment used in network operations for ongoing member services.

    Cost of recurring revenues increased $19.5 million due to the increase in the Company's member base but decreased from 69% of recurring revenues in 1996 to 52% of recurring revenues in 1997. The decrease from 1996 to 1997 was primarily due to the Company's ability to effectively manage communications costs and economies of scale to reduce per member costs as the total member base expanded. Until October 1996 the Company paid UUNET a fixed monthly fee per member plus a variable amount based on member usage in excess of a threshold number of hours per month. The Company's agreement with UUNET was amended as of October 1996 to change the basis of per member costs to peak port hours. In June 1997, UUNET agreed to waive monthly revenue minimums, and excess hours fees, and peak service user targets during the six months ended December 31, 1997. In return, EarthLink agreed not to invoke its early termination right until September 1998. If usage becomes more concentrated during peak times, the fees paid by the Company to UUNET will increase, thereby adversely affecting the Company's operating margins. Under the Company's agreement with PSINet, the Company pays PSINet a fixed monthly fee for each customer accessing the Company's services through a PSINet POP. As the Company continues to expand, the Company anticipates that it may build and use additional Company-owned POPs in those geographical areas where there is a sufficient concentration of members to support the cost of such investment. Upon consummation of the transactions contemplated by the Investment Agreement with Sprint, the Company's members will also have access to Sprint's network of POPs.

    COST OF OTHER REVENUES. Cost of other revenues principally includes expenses related to the registration of new members such as licensing fees for software, software duplication costs commissions and bounties paid to third parties for referring new members to the Company.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------------
                                                                                         PERCENT                   PERCENT
                                                                                        OF OTHER                  OF OTHER
                                                                             1996       REVENUES       1997       REVENUES
                                                                           ---------  -------------  ---------  -------------
                                                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)

Royalties................................................................  $   1,907          34%    $     930          15%
Bounties.................................................................        465           8%        1,744          28%
Other....................................................................        327           6%          727          12%
                                                                           ---------          ---    ---------          ---
Total cost of other revenues.............................................  $   2,699          48%    $   3,401          55%
                                                                           ---------          ---    ---------          ---
                                                                           ---------          ---    ---------          ---

    Cost of other revenues increased $700,000 or 26% during 1997. The increase was due to growth in affinity marketing partnerships and payment of the related bounties. The growth in bounties was partially offset by a decrease in royalty expense due to the renewal of various contracts under more favorable terms. The increase in the total cost of other revenues as a percentage of other revenues was attributable to the decrease in other revenues, specifically, dial-up set up fees.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of sales commissions, salaries, cost of promotional material, advertising, travel and third-party sales commissions. Sales and marketing expenses increased $5.8 million or 38% during 1997. The increase was primarily due to the emphasis on marketing the Company's services, expanding sales and marketing efforts nationwide, increased sales commissions and increased marketing personnel headcount. The Company does not defer sales, marketing or other direct costs associated with the acquisition of members.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of costs associated with the accounting and human resources departments, professional expenses, rent, bad debts and compensation related to certain executive officers. General and administrative expenses increased $3.8 million or 36% due to increases in bad debt, payroll, rent, depreciation expenses and credit card fees. Bad debt expense was $2.5 million or 7.7% of total revenue in 1996 due to difficulties in billing and in disconnecting late-paying members on a timely basis. Bad debt expense was $3.5 million or 4.4% of revenue in 1997. The increase in bad debt was due to management's review and elimination of accounts with questionable payment history and the compression of the Company's collection cycle. The rise in payroll costs was primarily due to growth in headcount. Personnel engaged in general and administrative activities increased from 85 to 110 during 1997. The rise in depreciation expense is due to the acquisition of office equipment and the build-out of leasehold improvements. The increase in credit card processing fees was primarily due to the increase in the Company's member base.

    OPERATIONS AND MEMBER SUPPORT. Operations and member support expenses consist primarily of costs associated with technical support and member service and costs to register and maintain member accounts. Employees engaged in operations and member support activities increased from 401 to 565 during 1997. The increase of $15.4 million or 98% reflects management's efforts to retain existing members by devoting significant resources to expanding technical support and network operations capabilities. During 1997 the Company created a new call center and invested in training programs and hardware and software to solve member problems. The Company intends to continue to invest in this area.

1996 COMPARED TO 1995

    REVENUES. Recurring revenues increased $24.5 million or more than 1,000% during 1996 as a result of an increase in the number of EarthLink members. The increase in revenues was partially offset by credits given to members under the Company's member referral program. Under this program, the Company waives one month of standard service fees in consideration for each new member referred by an existing member. This waived service fee results in a reduction of revenues. The increase in other revenues during 1996 was primarily due to the increase in the number of new members during that period and one-time set up fees collected from those new members. From time to time, the Company waives the one-time set up fee it charges new members as a result of competitive pricing and other pressures.

    COST OF REVENUES. Cost of recurring revenues increased from 44% of recurring revenues in 1995 to 69% of recurring revenues in 1996 due the Company's expansion to nationwide service through its relationship with UUNET. The Company paid UUNET a fixed monthly fee per member plus a variable amount based on customer usage in excess of a threshold number of hours per month. The Company's agreement with UUNET was amended as of October 1996 so that the key variable component is peak usage rather than hourly usage.

    SALES AND MARKETING. Sales and marketing expenses consisted primarily of sales commissions, salaries, cost of promotional material, advertising, travel and third-party sales commissions. EarthLink's principal strategy has been to rapidly expand its customer base and increase its market share of the under penetrated market for Internet access services. To realize this strategy, the Company has aggressively invested in sales and marketing. This strategy required substantial initial cash outlays which outpaced the resultant growth in revenues. In the latter part of 1996 EarthLink's marketing efforts emphasized the variety of services available to business members, including business Web sites, high-speed ISDN communications capability, high-speed frame relay connections and Internet access through corporate Intranets.

    GENERAL AND ADMINISTRATIVE. Since inception, general and administrative expenses have increased as a result of increased employee headcount, rent, depreciation and credit card fees. During 1996, the Company hired a number of senior management personnel, moved into a new headquarters building and engaged professional consultants to assist in the development of an administrative infrastructure to accommodate anticipated increases in the number of members and employees, which resulted in a significant increase in general and administrative expenses as compared to 1995. General and administrative expenses for 1996 included bad debt expense of $2.5 million which resulted from difficulties in billing and in disconnecting late-paying members on a timely basis. In addition, in September 1996, the Company issued 37,500 shares of Common Stock as consideration for the termination of a consulting agreement. The value of the stock, $413,000, was included in general and administrative expenses for the year ended December 31, 1996.

    OPERATIONS AND MEMBER SUPPORT. Operations and member support expenses consist primarily of expenses associated with technical support and member services to register and maintain member accounts. These expenses have increased significantly since the Company's inception. This trend reflects the costs associated with building a member service organization to support the Company's member base and anticipated member growth. Employees engaged in operations and member support activities increased from 118 to 401 during 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has not generated net cash from operations since its inception. The Company has funded its operations primarily through private and public sales of equity securities, borrowings from third parties and lease financing. Cash used in operating activities was approximately $3.6 million, $16.2 million and $21.3 million during the three years ended December 31, 1997, respectively.

    Cash used in investing activities has consisted primarily of equipment purchases for POP and network expansion. Capital expenditures amounted to approximately $2.8 million, $18.8 million and $14.5 million, respectively, for the three years ended December 31, 1997. During 1997 the Company purchased the rights to subscribers and related assets of Internet in a Mall, a Tarzana, California based Internet access provider at a cost of approximately $1.4 million. The Company estimates that capital expenditures for 1998 will be approximately $18.5 million including network enhancements, data center expansion, and procurement of telecommunication and office equipment and furniture and fixtures. Where feasible, the Company will seek to finance certain of these expenditures through capital leases.

    Cash provided by financing activities provided the Company with approximately $8.2 million, $38.3 million and $49.8 million during the three years ended December 31, 1997, respectively. The Company's financing activities have consisted of the private sale of debt, the public and private sale of equity securities and capital lease transactions primarily for equipment. The Company issued 367,155 shares of Common Stock at $0.82 per share, 827,085 shares of Common Stock at $1.81 per share and 921,745 at $4.84 per share on March 10, 1995, June 19, 1995 and October 31, 1995, respectively. As a result of these placements, the Company raised, in the aggregate $6,258,000 during 1995. The Company issued 45,485 shares of Common Stock at $4.84 per share and 25,000 shares of Common Stock at $4.84 per share on January 18, 1996 and March 20, 1996, respectively. On May 6, 1996, the Company issued 852,460 shares of common stock at $9.76 per share in a private placement. On September 24, 1996, the Company issued 2,727,273 shares of Series A Convertible Preferred Stock at $5.50 per share which was converted into 1,363,624 shares of Common Stock upon the close of the Company's initial public offering in January 1997. As a result of these placements, EarthLink raised, in the aggregate, net proceeds of $22.7 million during 1996. In January 1997, the Company sold 2,000,000 shares of Common Stock in its initial public offering. Net proceeds from the offering were approximately $22.8 million. In February 1997, the underwriter of the public offering exercised its over allotment option and purchased and sold an additional 284,750 shares of Common Stock. Net proceeds to the Company were approximately $3.4 million. On September 19, 1997, the Company closed a private placement of 1,459,759 shares of its unregistered restricted Common Stock. Net proceeds from the offering were approximately $15.4 million. Capital lease obligations generally result from the sale and leaseback of equipment. During the three years ended December 31, 1997, the Company financed the acquisition of data processing and office equipment amounting to approximately $556,000, $11.3 million and $10.5 million, respectively, by entering into a number of agreements for the sale and leaseback of equipment. The sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses have been recorded. The property remains on the books and continues to be depreciated. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement. During the second quarter of 1996, the Company received short-term debt financing (issued in the form of 10% Promissory Notes that were to mature in June 1997) of $2.95 million from a limited number of investors, including certain directors and existing stockholders. The holders of $725,000 of such notes converted the notes into 55,767 shares of Common Stock upon closing of the Company's initial public offering. The remaining $2,225,000 of 10% promissory notes were paid in full in January 1997.

    In connection with an amendment of its strategic network services relationship with UUNET, in October 1996, the Company issued a $5.0 million, one-year promissory note to UUNET. This note bears interest at 10.25% and is convertible into up to approximately 391,515 shares of Common Stock. The note was amended in October 1997 to extend the due date for an additional year. On March 31, 1998, UUNET converted the note into 391,515 shares of Common Stock.

    As of December 31, 1996 and December 31, 1997, the Company had cash and cash equivalents of approximately $4.0 million and $16.5 million, respectively. The Company believes that available cash will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. Under the terms of its announced alliance with Sprint Corporation and assuming that the Sprint transactions close, EarthLink will obtain approximately $24 million in cash and have available up to $100 million in convertible debt financing over three years. The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its member base, the rate of expansion of the Company's network infrastructure, the level of resources required to expand the Company's marketing and sales organization, information systems and research and development activities, the availability of hardware and software provided by third-party vendors and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company.

YEAR 2000

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000 (the "Year 2000 Phenomenon"). The Company utilizes software, computer technology and other services provided by third-party vendors that may not be Year 2000 Phenomenon ready. Much of the third-party software, computer technology and services is not essential to the Company's operations. However, as discussed elsewhere herein, the Company is dependent on UUNET and PSINet for network communications services and Microsoft and Netscape for Web browser software. The Company is also indirectly dependent on the institutions involved in processing the Company's members' credit card payments for the Company's services. The failure of the software and computing systems of these and other third-party vendors to be Year 2000 Phenomenon ready could have material adverse effects on the Company. The Company has assessed its proprietary software and systems and has determined them to be Year 2000 Phenomenon ready. However, the Company is currently assessing the Year 2000 Phenomenon readiness of its third-party supplied software, computer technology and other services. Based upon the results of this assessment, the Company will develop and implement, if necessary, a remediation plan with respect to third-party software, computer technology and services which may fail to be Year 2000 Phenomenon ready. Management anticipates that the Company's business, including components thereof provided by third-party vendors, will be Year 2000 Phenomenon ready by 2000. At this time, the expenses associated with this assessment and potential remediation plan cannot presently be determined.

QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly financial data for the eight quarters ended December 31, 1997. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited financial statements contained herein and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                      1996                                  1997
                                                ------------------------------------------------  ------------------------
                                                   FIRST       SECOND       THIRD      FOURTH        FIRST       SECOND
                                                  QUARTER      QUARTER     QUARTER     QUARTER      QUARTER      QUARTER
                                                -----------  -----------  ---------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
Recurring revenues............................   $   2,628    $   5,014   $   8,272   $  10,965    $  14,086    $  17,479
Other revenues................................         790        1,714       1,744       1,376        1,632        1,367
                                                -----------  -----------  ---------  -----------  -----------  -----------
    Total revenues............................       3,418        6,728      10,016      12,341       15,718       18,846

Cost of revenues..............................       1,698        3,865       6,173       6,726        7,955        9,187
Cost of other revenues........................         569          758         693         679          915          804
Sales and marketing...........................       2,209        3,263       4,395       5,391        4,961        5,056
General and administrative....................       1,632        2,423       3,783       2,696        3,502        3,449
Operations and member support.................       2,098        3,094       4,749       5,867        6,422        7,791
                                                -----------  -----------  ---------  -----------  -----------  -----------
                                                     8,206       13,403      19,793      21,359       23,755       26,287
Loss from operations..........................      (4,788)      (6,675)     (9,777)     (9,018)      (8,037)      (7,441)
Interest expense..............................        (100)        (161)       (422)       (358)        (507)        (444)
Interest income...............................          19            1          94          36          165          135
                                                -----------  -----------  ---------  -----------  -----------  -----------
      Net loss                                   $  (4,869)   $  (6,835)  $ (10,105)  $  (9,340)   $  (8,379)   $  (7,750)
                                                -----------  -----------  ---------  -----------  -----------  -----------
                                                -----------  -----------  ---------  -----------  -----------  -----------
  Basic and diluted net loss per share(1)        $   (0.96)   $   (1.21)  $   (1.65)  $   (1.26)   $   (0.92)   $   (0.80)
Weighted average shares outstanding(1)               5,097        5,652       6,139       7,386        9,094        9,738
                                                -----------  -----------  ---------  -----------  -----------  -----------
                                                -----------  -----------  ---------  -----------  -----------  -----------
EBITDA(2).....................................      (4,338)      (5,916)     (8,213)     (7,638)      (6,157)      (5,263)


                                                   THIRD       FOURTH
                                                  QUARTER      QUARTER
                                                -----------  -----------

Recurring revenues............................   $  19,044    $  22,334
Other revenues................................       1,559        1,673
                                                -----------  -----------
    Total revenues............................      20,603       24,007
Cost of revenues..............................       9,543       11,289
Cost of other revenues........................         741          941
Sales and marketing...........................       5,636        5,367
General and administrative....................       3,511        3,871
Operations and member support.................       7,970        8,717
                                                -----------  -----------
                                                    27,401       30,185
Loss from operations..........................      (6,798)      (6,178)
Interest expense..............................        (516)        (632)
Interest income...............................         116          221
                                                -----------  -----------
      Net loss                                   $  (7,198)   $  (6,589)
                                                -----------  -----------
                                                -----------  -----------
  Basic and diluted net loss per share(1)        $   (0.72)   $   (0.59)
Weighted average shares outstanding(1)               9,932       11,241
                                                -----------  -----------
                                                -----------  -----------
EBITDA(2).....................................      (4,285)      (3,372)

AS A PERCENTAGE OF TOTAL REVENUES

Recurring revenues...........................         77%        75%        83%        89%        90%        93%        92%
Other revenues...............................         23%        25%        17%        11%        10%         7%         8%
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues...........................        100%       100%       100%       100%       100%       100%       100%
Cost of revenues.............................         50%        57%        62%        55%        50%        49%        46%
Cost of other revenues.......................         17%        11%         7%         6%         6%         4%         4%
Sales and marketing..........................         65%        48%        44%        44%        32%        27%        27%
General and administrative...................         48%        36%        38%        22%        22%        18%        17%
Operations and member support................         61%        46%        47%        48%        41%        41%        39%
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     241%       198%       198%       175%       151%       139%       133%

Loss from operations.........................       (140%)       (99%)       (98%)       (73%)       (51%)       (39%)       (33%)
Interest expense.............................         (3%)        (2%)        (4%)        (3%)        (3%)        (2%)        (3%)
Interest income..............................          1%         0%         1%         0%        (1%)         1%        (1%)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.....................................       (142%)      (101%)      (101%)       (76%)       (55%)       (40%)       (37%)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
EBITDA(2)....................................       (127%)       (88%)       (82%)       (62%)       (39%)       (28%)       (21%)

Recurring revenues...........................         93%
Other revenues...............................          7%
                                               ---------
    Total revenues...........................        100%
Cost of revenues.............................         48%
Cost of other revenues.......................          4%
Sales and marketing..........................         22%
General and administrative...................         16%
Operations and member support................         36%
                                               ---------
                                                     126%
Loss from operations.........................        (26%)
Interest expense.............................         (3%)
Interest income..............................          1%
                                               ---------
Net loss.....................................        (28%)
                                               ---------
                                               ---------
EBITDA(2)....................................        (14%)

------------------------

(1) SFAS No. 128, "Earnings per Share" and Staff Accounting Bulletin No. 98 require companies, such as EarthLink, that incorporated the SAB 83 concept of "cheap stock" in determining pre-IPO EPS data to restate EPS data to conform to SFAS 128. Basic EPS now represents the weighted average number of shares divided into net income during a given period. Potential common stock items, options, warrants or convertible instruments are not included in the calculation of EPS due to their anti-dilutive effect.

(2) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

SAFE HARBOR STATEMENT

    The following "Safe Harbor Statement" is made pursuant to the Private Securities Litigation Reform Act of 1995. Certain of the statements contained herein are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. With respect to such forward-looking statements, the Company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (i) that the Company will not retain or grow its member base, (ii) that the Company will fail to be competitive with existing and new competitors, (iii) that if the Sprint Transactions close, they will not be as beneficial to the Company as management anticipates, (iv) that the Company will not be able to sustain its current growth, (v) that the Company will not adequately respond to technological developments impacting the Internet, and
(vi) that needed financing will not be available to the Company if and as needed. This list is intended to identify certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the Company's business, and should be read in conjunction with the more detailed cautionary statements included elsewhere herein.

                       OTHER INFORMATION ABOUT EARTHLINK

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock trades under the symbol "ELNK" on the Nasdaq National Market. The Common Stock began trading on January 22, 1997, the date of the Company's initial public offering. The following table sets forth the high and low sales prices for the Common Stock on a per share basis for each quarter during 1997 and to date in 1998.

                                                                               SALES PRICE
                                                                           --------------------
1997:                                                                        HIGH        LOW
-------------------------------------------------------------------------  ---------  ---------
First Quarter (from the date of the Company's initial public offering,
 January 22, 1997).......................................................  $   20.25  $  10.125
Second Quarter...........................................................      18.50       8.63
Third Quarter............................................................      19.50      10.25
Fourth Quarter...........................................................      25.75      16.00

1998:
-------------------------------------------------------------------------
First Quarter............................................................  $   56.44  $   24.50
Second Quarter (through May 11, 1998)....................................      77.00      55.88

    On February 10, 1998, the last full day of trading before public announcement of the execution of the Investment Agreement, the high and low sales price per share of the Common Stock was $38.875 and $34.50, respectively. As of May 11, 1998, the high and low sales price per share was $67.63 and $62.00, respectively. As of the Record Date, there were 176 holders of record of Common Stock. The Company has never paid cash dividends on its Common Stock.

BOARD OF DIRECTORS; SPRINT DESIGNEES

    Pursuant to the Governance Agreement and the Certificate of Designation, from the Closing generally until such time as Sprint and Sprint L.P.'s equity interest in Newco decreases to below 20% (which percentage is subject to certain adjustments) for three consecutive months, Sprint shall have the right to elect two persons (the "Investor Directors") to the Board of Directors of each of the Company, Newco and any Significant Subsidiaries (as defined therein). Sprint may also designate one Investor Director to any strategic business planning committee, finance committee and, subject to certain exceptions, all other committees, if any exist. The Governance Agreement requires Newco to use its best efforts to solicit proxies from stockholders to effect the above requirements, and requires the Affiliated Equity Holders (generally Sprint, Sprint L.P. and their affiliates) to take all actions (including voting) to effect such provisions. Sprint has designated the following persons as the initial Investor Directors:

                                                                    PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                                                5 YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
William T. Esrey                                          Chairman and Chief Executive Officer of Sprint; Director
  Sprint Corporation                                      of Duke Energy Corporation, The Equitable Life Assurance
  2330 Shawnee Mission Parkway                            Society of the United States, Everen Capital Corporation
  Westwood, Kansas 66205                                  and General Mills, Inc. Mr. Esrey has been Chairman of
                                                          Sprint since 1990, Chief Executive Officer since 1985
                                                          and a Director of Sprint since 1985. Mr. Esrey is the
                                                          Chairman of the Executive Committee of the Board of
                                                          Directors.

                                                                    PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                                                5 YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Patti S. Manuel                                           President and Chief Operating Officer--Long Distance
  Sprint Corporation                                      Division. Ms. Manuel was elected as President and Chief
  2330 Shawnee Mission Parkway                            Operating Officer--Long Distance Division in February
  Westwood, Kansas 66205                                  1998. She was also elected as President and Chief
                                                          Operating Officer of Sprint L.P. in February 1998. She
                                                          had served as President of Sprint Business, a division
                                                          of Sprint L.P., since May 1997. From 1994 to 1997, she
                                                          was President of Sales and Marketing for Sprint
                                                          Business. She was named President of Marketing for
                                                          Sprint Business in 1993.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers of the Company, and (iv) all directors and officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of March 31, 1998. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                                             AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS (1)                                    BENEFICIAL OWNERSHIP      CLASS
---------------------------------------------------------------------------  --------------------  -------------
Sky D. Dayton..............................................................         1,637,500(2)          13.5%
Reed E. Slatkin............................................................         1,237,047(3)          10.2
Kevin M. O'Donnell.........................................................         1,134,739(4)           9.3
Sidney Azeez...............................................................           590,636(5)           4.9
John W. Sidgmore...........................................................           401,515(6)           3.3
Charles G. Betty...........................................................           143,299(7)           1.2
Linwood A. Lacy, Jr........................................................            78,066(8)             *
Robert M. Kavner...........................................................            44,009(9)             *
Paul McNulty...............................................................               504(10)            *
Brinton O.C. Young.........................................................            67,500(11)            *
Grayson L. Hoberg..........................................................             5,000(12)            *
David R. Tommela...........................................................             3,000(13)            *
Dr. Richard D. Edmiston....................................................            11,875(14)            *
Quantum Industrial Partners LDC............................................         1,523,180(15)         12.6
Storie Partners, L.P.......................................................           696,950(16)          5.8
Sprint Corporation.........................................................         4,783,411(17)         30.8
All directors and officers as a group (13 persons).........................         5,354,690(18)         42.1

------------------------

(1) Except as otherwise indicated by footnote, the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

(2) Includes options to purchase 137,500 shares of Common Stock. Mr. Dayton's business address is that of the Company.

(3) Includes (i) warrants to purchase 182,500 shares of Common Stock and (ii) 12,074 shares of Common Stock held in trust for Mr. Slatkin's minor children. Mr. Slatkin's business address is 890 N. Kellog Avenue, Santa Barbara, California 93111.

(4) Includes (i) 7,538 shares of Common Stock and options to purchase an additional 87 shares of Common Stock held by Mr. O'Donnell's son, and (ii) warrants to purchase 182,500 shares of Common Stock. Mr. O'Donnell disclaims beneficial ownership of the shares of Common Stock held by his son and the shares of Common Stock issuable upon exercise of options held by his son. Mr. O'Donnell's business address is 9933 Beverly Grove Drive, Beverly Hills, California 90210.

(5) Includes (i) 347,085 shares of Common Stock held by Mr. Azeez's family and
    (ii) warrants to purchase 6,667 shares of Common Stock. The business address of Mr. Azeez is c/o Unitel Cellular Communications Systems, Bayport One, Suite 400, West Atlantic City, New Jersey 08232.

(6) Includes 10,000 shares of Common Stock issuable upon the exercise of warrants and 391,515 shares of Common Stock held by UUNET Technologies, Inc. ("UUNET"). Mr. Sidgmore is Chief Executive Officer and a director of UUNET and shares voting and investment power with the other UUNET directors.

(7) Includes (i) options to purchase 141,250 shares of Common Stock and (ii) 2,049 shares of Common Stock held by Mr. Betty's father-in-law and mother-in-law of which Mr. Betty disclaims beneficial ownership. Mr. Betty's business address is that of the Company.

(8) Includes options to purchase 20,000 shares of Common Stock.

(9) Includes warrants to purchase 3,334 shares of Common Stock and options to purchase 20,000 shares of Common Stock.

(10) Includes warrants to purchase 50 shares of Common Stock.

(11) Includes options to purchase 47,500 shares of Common Stock.

(12) Represents options to purchase 5,000 shares of Common Stock. Mr. Hoberg's business address is that of the Company.

(13) Represents options to purchase 3,000 shares of Common Stock.

(14) Includes options to purchase 1,875 shares of Common Stock.

(15) Includes warrants to purchase 66,700 shares of Common Stock. Quantum Industrial Partners LDC ("Quantum Industrial") has investment discretion with respect to its portfolio investments, including the Common Stock, in Soros Fund Management ("SFM"), a sole proprietorship of Mr. George Soros. Mr. Soros may be deemed to be the beneficial owner of the Common Stock held by Quantum Industrial. The shares shown exclude 214,545 shares of Common Stock and warrants to purchase 23,600 shares of Common Stock held directly by Mr. Soros and 45,455 shares of Common Stock and warrants to purchase 5,000 shares of Common Stock held by trusts established for the benefit of certain children of Mr. Soros. The shares shown also exclude 36,817 shares of Common Stock and warrants to purchase 3,925 shares of Common Stock held by certain managing directors and other employees of SFM, of which Mr. Soros disclaims beneficial ownership. The business address of Quantum Industrial is: c/o Curacao Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

(16) The general partner of Storie Partners, L.P. is Storie Advisors, Inc., a California corporation, which is controlled by Steven A. Ledger and Richard
    E. Dirickson. The business address of Storie Partners L.P. is: c/o Mr. Steven Ledger, One Bush Street, Suite 1350, San Francisco, California 94104.

(17) Includes 1,250,000 shares of Common Stock acquired pursuant to the Offer and 3,533,411 shares of Common Stock into which Sprint's 4,102,941 shares of Convertible Preferred Stock would have been convertible on the Closing Date. In addition, Sprint may be deemed to be a member of a group with certain Company stockholders who are parties to the Agreement to Vote and Tender Stock covering 3,989,114 Shares, and a member of a group with certain other Company stockholders who are parties to the Agreement to Vote covering 2,950,382 Shares, and thus may be viewed as sharing voting and dispositive power over those Shares for these purposes. As a result of membership in such groups, for purposes hereof, Sprint may be deemed to share beneficial ownership of an aggregate of 6,939,496 Shares (representing 57.8% of the outstanding Shares) of Common Stock subject to such agreements. Sprint may also be deemed to be a member of a group with certain stockholders in those two groups who are parties to the Stockholders' Agreement covering a total of 5,394,996 Shares included among the above number of Shares. Sprint's address is 2330 Shawnee Mission Parkway, Westwood, Kansas 66205. See "Description of the Offer" and "Description of Certain Ancillary Agreements--Stockholders' Agreement."

(18) Includes (i) options and warrants to purchase 725,551 shares of Common Stock, (ii) 368,746 shares of Common Stock owned by family members or affiliates of certain members of the group, (iii) options and warrants held by family members or affiliates of certain members of the group to purchase 87 shares of Common Stock, and (iv) up to 391,515 shares of Common Stock issuable upon the conversion of outstanding indebtedness held by UUNET, of which Mr. Sidgmore serves as Chief Executive Officer and a director.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following selected historical financial information has been derived from historical financial statements of the Company audited by Price Waterhouse LLP, independent accountants, and should be read in conjunction with such historical financial statements and the notes thereto, which balance sheets at December 31, 1996 and 1997 and the related statements of operations and of cash flows for the three years ended December 31, 1997 and notes thereto of the Company appear elsewhere in this Proxy Statement/ Prospectus. See "Available Information."

                                                                    INCEPTION
                                                                 (MAY 26, 1994)
                                                                     THROUGH           YEAR ENDED DECEMBER 31,
                                                                  DECEMBER 31,    ---------------------------------
                                                                      1994          1995        1996        1997
                                                                 ---------------  ---------  ----------  ----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Recurring revenues...........................................     $      53     $   2,422  $   26,879  $   72,943
  Other revenues...............................................            58           606       5,624       6,231
                                                                       ------     ---------  ----------  ----------
      Total revenues...........................................           111         3,028      32,503      79,174
OPERATING COSTS AND EXPENSES:
  Cost of recurring revenues...................................             4         1,055      18,462      37,974
  Cost of other revenues.......................................            12           349       2,699       3,401
  Sales and marketing..........................................            37         3,711      15,258      21,020
  General and administrative...................................           168         2,062      10,534      14,333
  Operations and member support................................            38         1,869      15,808      30,900
                                                                       ------     ---------  ----------  ----------
                                                                          259         9,046      62,761     107,628
                                                                       ------     ---------  ----------  ----------
Loss from operations...........................................          (148)       (6,018)    (30,258)    (28,454)
Interest expense...............................................        --              (136)     (1,041)     (2,099)
Interest income................................................        --                34         150         637
                                                                       ------     ---------  ----------  ----------
      Net loss.................................................     $    (148)    $  (6,120) $  (31,149) $  (29,916)
                                                                       ------     ---------  ----------  ----------
                                                                       ------     ---------  ----------  ----------
  Basic and diluted net loss per share.........................     $   (0.10)    $   (1.59) $    (5.13) $    (2.99)
                                                                       ------     ---------  ----------  ----------
                                                                       ------     ---------  ----------  ----------
  Weighted average shares outstanding..........................         1,550         3,837       6,069      10,001

OTHER OPERATING DATA:
  EBITDA (1)...................................................     $    (141)    $  (5,713) $  (26,105) $  (19,077)
  Cash flows from:
    Operating activities.......................................     $    (146)    $  (3,643) $  (16,222) $  (21,290)
    Investing activities.......................................     $     (97)    $  (4,266) $  (18,361) $  (16,095)
    Financing activities.......................................     $     243     $   8,199  $   38,286  $   49,842
  Subscriber count.............................................         3,000        29,000     227,000     420,000
  Number of employees..........................................             9           175         593         785

                                                                                         DECEMBER 31,
                                                                          -------------------------------------------
                                                                            1994       1995        1996       1997
                                                                          ---------  ---------  ----------  ---------
BALANCE SHEET DATA
  Cash and cash equivalents.............................................  $  --      $     290  $    3,993  $  16,450
  Total assets..........................................................        186      4,874      27,119     46,887
  Long-term debt........................................................     --            355       6,088      8,218
  Total liabilities.....................................................         89      4,584      34,367     40,812
  Accumulated (deficit).................................................       (148)    (5,007)    (36,156)   (66,072)
  Stockholders' equity (deficit)........................................         97        290     (21,261)     6,075
  Book value per share..................................................       0.06       0.08       (3.50)      0.61

------------------------

(1) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Newco of the Sprint Internet Passport business ("SIP") of Sprint in a transaction to be accounted for as a purchase. The unaudited pro forma balance sheet is based on the balance sheet of the Company included elsewhere in this Proxy Statement/Prospectus and the assets acquired and liabilities assumed from SIP and Sprint and has been prepared to reflect the acquisition by Newco of SIP as of December 31, 1997. The unaudited statement of operations is based on the statement of operations of the Company and the statement of revenues and direct expenses of SIP appearing elsewhere in this Proxy Statement/Prospectus, and combines the results of operations of the Company and of SIP for the year ended December 31, 1997 as if the acquisition occurred on January 1, 1997. These unaudited pro forma financial statements should be read in conjunction with the historical statement of revenues and direct expenses and notes thereto of SIP and historical financial statements and notes thereto of the Company both included elsewhere in this Proxy Statement/Prospectus. The historical statement of revenues and direct expenses of SIP is not necessarily indicative of the financial condition or results of operations of such operations on a prospective basis because of the omission of various operating expenses from such presentation and the change in the nature and scope of such business as it will be operated by Newco.

    The purchase price paid by Newco will consist of approximately 4.1 million shares of Convertible Preferred Stock. The Convertible Preferred Stock has been valued at $135,000,000. In exchange for the Convertible Preferred Stock, the Company will obtain SIP's customer base of approximately 130,000 members, cash of $23,750,000 from Sprint, and Sprint will provide access to $100 million in convertible debt financing. Sprint and Newco have also entered into a Marketing Agreement and Newco will obtain access to Sprint's data network. Newco is acquiring no other assets of SIP or Sprint. Accordingly, the purchase price will be allocated to the cash and intangible assets acquired. For purposes of this pro forma information, the purchase price has been allocated to cash and intangible assets. The excess of the purchase price over the fair value of the assets acquired has been allocated to goodwill. The final allocation may differ from that used in the unaudited pro forma condensed combined financial statements. The acquisition will be accounted for using the purchase method.

    Sprint began offering Internet access in the fourth quarter of 1996 and reports this operation within its Emerging Businesses Segment (the "Group"). Sprint maintains the financial information relative to the Internet subscribers in the Group. Sprint maintains revenue and direct operating expense information separately within the Group. Direct operating expenses include cost of services and products, selling, general and administrative expense, and depreciation expense. It however, does not separately maintain and account for other costs and expenses to operate this business. Newco is unable to determine or estimate these costs on a historical and pro forma basis. In addition, Sprint does not separately maintain and account for all assets used in the individual business. Such assets, primarily network related, are recorded in the other businesses of Sprint and used by the other divisions of Sprint, in addition to the Group.

                                     NEWCO

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                                         ASSETS
                                                                         EARTHLINK    ACQUIRED AND
                                                                          NETWORK,    LIABILITIES    PRO FORMA
                                                                            INC.        ASSUMED      COMBINED
                                                                        ------------  ------------  -----------
                                                                                    (IN THOUSANDS)
Cash and cash equivalents.............................................   $   16,450    $   23,750[a]  $  40,200
Restricted short-term investment......................................        1,250                      1,250
Accounts receivable, net..............................................        2,520                      2,520
Prepaid expenses......................................................        1,109                      1,109
Other assets..........................................................          753                        753
                                                                        ------------  ------------  -----------
  Total current assets................................................       22,082        23,750       45,832
Other long-term assets................................................          449                        449
Property and equipment, net...........................................       23,398                     23,398
Intangibles, net......................................................          958       119,718[b]    120,676
                                                                        ------------  ------------  -----------
                                                                         $   46,887    $  143,468    $ 190,355
                                                                        ------------  ------------  -----------
                                                                        ------------  ------------  -----------

Trade accounts payable................................................   $    6,472                  $   6,472
Accrued payroll and related expenses..................................        2,316                      2,316
Other accounts payable and accrued liabilities........................        3,717    $    8,468[c]     12,185
Current portion of capital lease obligations..........................        7,112                      7,112
Notes payable.........................................................        9,387                      9,387
Deferred Revenue......................................................        3,590                      3,590
                                                                        ------------  ------------  -----------
  Total current liabilities...........................................       32,594         8,468       41,062
Long-term debt........................................................        8,218                      8,218
                                                                        ------------  ------------  -----------
    Total liabilities.................................................       40,812         8,468       49,280
                                                                        ------------  ------------  -----------
Stockholders' equity (deficit)
  Preferred stock.....................................................                         41[d]         41
  Common stock........................................................          112                        112
  Additional paid-in capital..........................................       70,942       134,959[d]    205,901
  Warrants to purchase common stock...................................        1,093                      1,093
  Accumulated deficit.................................................      (66,072)                   (66,072)
                                                                        ------------  ------------  -----------
Total stockholders' equity (deficit)..................................        6,075       135,000      141,075
                                                                        ------------  ------------  -----------
                                                                         $   46,887    $  143,468    $ 190,355
                                                                        ------------  ------------  -----------
                                                                        ------------  ------------  -----------

                                     NEWCO

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 1997
                                  (UNAUDITED)

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

    Pro forma adjustments are as follows:

        a. This adjustment reflects the cash acquired of $23,750,000.

        b. This adjustment reflects the fair value of the intangible assets acquired consisting of a customer base of $65,000,000, intangible assets related to Sprint's provision of customers and the co-branding feature of the Marketing Agreement of $20,000,000 and the excess of consideration over the fair value of assets acquired totaling $34,718,000.

        c. Represents incremental acquisition costs directly attributable to the transactions consisting of primarily investment banking, legal and accounting professional fees.

        d. These adjustments reflect the issuance of approximately 4.1 million shares of Convertible Preferred Stock in connection with the transactions contemplated by the Investment Agreement at estimated fair value. The Convertible Preferred Stock will pay dividends for the first five years in the form of increases in its Liquidation Value ("Liquidation Accretion Dividends"), at a rate of 3% of the Liquidation Value. Thereafter, the Convertible Preferred Stock will pay a cash dividend of 3% for 15 years increasing from 8% to 12% in years 21 through 23.

                                     NEWCO

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                         SIP
                                                        EARTHLINK    REVENUES AND
                                                         NETWORK,       DIRECT      PRO FORMA    PRO FORMA
                                                           INC.        EXPENSES    ADJUSTMENTS   COMBINED
                                                       ------------  ------------  -----------  -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Recurring revenues.................................   $   72,943                              $    72,943
  Other revenues.....................................        6,231                                    6,231
  Net operating revenues.............................                 $   14,489                     14,489
                                                       ------------  ------------  -----------  -----------
    Total revenues...................................       79,174        14,489                     93,663
Operating costs and expenses:
  Cost of recurring revenues.........................       37,974                                   37,974
  Cost of other revenues.............................        3,401                                    3,401
  Cost of services...................................                     51,313                     51,313
  Sales and marketing................................       21,020                                   21,020
  General and administrative.........................       14,333                  $  69,728[a]      84,061
  Operations and member support......................       30,900                                   30,900
  Selling, general and administrative................                     13,099                     13,099
  Depreciation.......................................                      6,070       (6,070)[b]
  Other..............................................                      3,404                      3,404
                                                       ------------  ------------  -----------  -----------
                                                           107,628        73,886       63,658       245,172
                                                       ------------  ------------  -----------  -----------
  Loss from operations...............................      (28,454)      (59,397)     (63,658)     (151,509)
  Interest expense...................................       (2,099)                                  (2,099)
  Interest income....................................          637                                      637
                                                       ------------  ------------  -----------  -----------
    Net loss.........................................      (29,916)      (59,397)     (63,658)     (152,971)
Deductions for dividends on convertible preferred
  stock..............................................                                   9,355[c]       9,355
                                                       ------------  ------------  -----------  -----------
    Net loss attributable to common stockholders.....   $  (29,916)   $  (59,397)   $ (73,013)  $  (162,326)
                                                       ------------  ------------  -----------  -----------
                                                       ------------  ------------  -----------  -----------

  Basic and diluted net loss per share...............   $    (2.99)                             $    (16.23)
                                                       ------------                             -----------
                                                       ------------                             -----------

  Weighted average shares outstanding................       10,001                                   10,001[d]
                                                       ------------                             -----------
                                                       ------------                             -----------

                                     NEWCO

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

    Pro Forma adjustments are as follows:

        a. This entry reflects the amortization of intangible assets on a straight-line basis as follows: (i) customer base amortized over 18 months,
    (ii) the Marketing Agreement amortized over two periods: (A) five years, which is the life of the portion of the contract related to Sprint's provision of customers; and (B) ten years, which is the overall contract life relative to the co-branding feature, and (iii) the excess of purchase price over net assets acquired amortized over 18 months. Additional costs to provide service to the acquired members are not considered to be material.

        b. Newco will acquire no depreciable assets of SIP. This adjustment eliminates the depreciation expense recorded by SIP.

        c. This adjustment reflects the Liquidation Dividends based upon a 3% Liquidation Value accretion dividend ($3,736,000) and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF Topic No. D-60 based upon the rate at which the preferred stock becomes convertible ($5,619,000).

        d. Pro forma per share data are based on the number of shares of the Company's Common Stock and common equivalent shares that would have been outstanding had SIP been acquired on January 1, 1997, but excludes any shares to be purchased by Sprint in the Offer. As of December 31, 1997, EarthLink had reserved for issuance 1,688,611 shares upon the exercise of outstanding employee stock options, 391,515 shares reserved for issuance pursuant to its Convertible Note issued to UUNET Technologies, Inc. and 887,647 reserved for issuance upon exercise of outstanding warrants. These common stock equivalents and 4.1 million shares of the Convertible Preferred Stock have been excluded from the calculation as their effect is antidilutive. The pro forma per share data also reflects the exchange on a one for one basis of common stock between the Company and Newco upon consummation of the Merger.

                            INFORMATION ABOUT SPRINT

GENERAL

    Sprint is a Kansas corporation with its principal executive offices at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205. Sprint is a diversified telecommunications holding company providing domestic and international voice, video and data communications through its subsidiaries. Sprint has two major business divisions: local telephone operations and long-distance operations. Complementary businesses include distribution of telecommunications equipment and telephone directory publishing. Sprint's affiliates operate local exchange telephone systems serving more than 7 million access lines in 19 states.

    Sprint is a 40% partner in Sprint Spectrum Holding Company, L.P. ("Sprint PCS"), a partnership with Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc. Sprint PCS is building the nation's first single technology, 100% digital, state-of-the-art wireless network to provide personal communication services ("PCS") across the United States. Sprint is also a partner in Global One, a joint venture with Deutsche Telekom Ag and France Telecom to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe.

    Sprint's principal emerging businesses include consumer Internet access services, competitive local exchange carrier services, international development activities (outside the scope of Global One), provision of PCS in markets with licenses controlled by Sprint, and integration, management and support services for computer network (Paranet).

    If the Offer is consummated, Sprint L.P. will assign its SIP Subscribers at the Closing to the Company, together with certain other consideration, in exchange for the acquisition of 4,102,941 shares of Convertible Preferred Stock.

    Additional information concerning Sprint and its subsidiaries is contained in Sprint's Annual Report on Form 10-K for the year ended December 31, 1997. The audited financial statements of Sprint's Consumer Interest Access Services (referred to herein as Sprint Internet Passport(SM) services) begin at page F-1 of this Proxy Statement/Prospectus.

                   DESCRIPTION OF THE CAPITAL STOCK OF NEWCO

GENERAL

    Pursuant to the Certificate of Incorporation of Newco, Newco is authorized to issue a total of 75 million shares of capital stock, consisting of 50 million shares of common stock, $.01 par value per share (the Newco Common Stock), and 25 million shares of preferred stock, $.01 par value per share (the "Preferred Stock").

COMMON STOCK

    Holders of Newco Common Stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Subject to the preferential rights of holders of Preferred Stock, including the Convertible Preferred Stock, holders of Newco Common Stock are entitled to receive dividends as may be declared by the Board of Directors from time to time out of funds legally available therefor. Holders of Newco Common Stock have no cumulative voting rights, preemptive, conversion, redemption or sinking fund rights, In the event of a liquidation, dissolution or winding-up of Newco, holders of shares of Newco Common Stock are entitled to share equally and ratably in the assets of Newco, if any, remaining after payment of all debts and liabilities of Newco and the liquidation or other preferences of any then-outstanding shares of Preferred Stock, including the Convertible Preferred Stock. The Newco Common Stock to be issued to holders of the Company Common Stock in the Merger will be, when issued, fully paid and nonassessable. The rights, preferences and privileges of holders of shares of Newco Common Stock are subject to those of any series of Preferred Stock which Newco may issue from time to time in the future.

PREFERRED STOCK

    The Board of Directors of Newco is authorized by its Certificate of Incorporation to provide for the issuance, without stockholder approval, of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Any Preferred Stock so issued may rank senior to the Newco Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of Newco, or both. In addition, any such shares of Preferred Stock may have voting rights. The issuance of Preferred Stock, as established by the Board of Directors, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock (at a premium or otherwise), or otherwise adversely affect the market price of the Company Common Stock.

    The Convertible Preferred Stock will be established as of the Effective Time of the Merger pursuant to the Certificate of Designation the proposed form of which is attached hereto as Appendix C, to be filed with the Secretary of State of Delaware on such date. See "Company Stockholder Vote Matters --Proposal No. 2--Approval for the Issuance of Convertible Preferred Stock"

CERTAIN CHARTER AND BYLAW PROVISIONS

    Following the consummation of the Merger, Newco will be subject to the "business combination" statute of the DGCL. This statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, such as the approval of a majority of certain members of the Board of Directors. The term "business combination" includes mergers and stock and asset sales. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of this statute could, among other things, make it more difficult for a third party to gain control of Newco discourage bids for the Newco Common Stock at a premium or otherwise adversely affect the market price of the Newco Common Stock.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION

    Newco has included in its Certificate of Incorporation provisions that limit the personal liability of its officers and directors for monetary damages for breach of their fiduciary duty of directors, except for liability that cannot be eliminated under the DGCL. The Certificate of Incorporation provides that, to the fullest extent provided by the DGCL, directors of the Company will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The DGCL does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability (i) for any breach of their duty of loyalty to Newco or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or recission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to the officers of the corporation who are not directors.

    Newco's Bylaws provide that, to the fullest extent permitted by the DGCL, Newco may indemnify its directors, officers and employees. The Bylaws further provide that Newco may similarly indemnify its other employees and agents. In addition, Newco anticipates that each director will enter into an indemnification agreement with Newco pursuant to which Newco will indemnify such director to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving a director or officer of Newco in which indemnification is required or permitted, and Newco is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                                 OTHER MATTERS

    As of the date of this Proxy Statement/Prospectus, the Boards of Directors of the Company knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matters shall properly come before the Special Meeting or any adjournments thereof and be voted upon, the enclosed respective proxies shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.

    A representative of Price Waterhouse LLP, the principal accounting firm of the Company for the current year and for its most recently completed fiscal year, is expected to attend the Special Meeting and, if he or she desires to do so, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statement of revenue and direct expenses of Consumer Internet Access Services of Sprint for the year ended December 31, 1997, appearing in this Proxy Statement/Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The legality of the shares of Newco Common Stock to be issued in the Merger and certain tax aspects of the Merger will be passed upon by Hunton & Williams, Atlanta, Georgia.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

EARTHLINK NETWORK, INC.

Report of Independent Accountants..........................................................................        F-2

Balance Sheet as of December 31, 1996 and 1997.............................................................        F-3

Statement of Operations for the three years ended December 31, 1997........................................        F-4

Statement of Stockholders' Equity (Deficit) for the three years ended December 31, 1997....................        F-5

Statement of Cash Flows for the three years ended December 31, 1997........................................        F-6

Notes to Financial Statements..............................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of EarthLink Network, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of EarthLink Network, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Costa Mesa, California
January 29, 1998

                            EARTHLINK NETWORK, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
Current assets:
  Cash and cash equivalents...............................................................  $    3,993  $   16,450
  Restricted short-term investment........................................................       1,087       1,250
  Accounts receivable, net of allowance of $781,000 and $165,000 at December 31, 1996 and
    1997, respectively....................................................................       1,725       2,520
  Prepaid expenses........................................................................         885       1,109
  Other assets (Note 5)...................................................................       1,383         753
                                                                                            ----------  ----------
      Total current assets................................................................       9,073      22,082
Other long-term assets (Note 5)...........................................................         329         449
Property and equipment, net (Notes 1 and 4)                                                     17,401      23,398
Intangibles, net (Notes 3, 6 and 9).......................................................         316         958
                                                                                            ----------  ----------
                                                                                            $   27,119  $   46,887
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                   LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                  AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable..................................................................  $   11,207  $    6,472
  Accrued payroll and related expenses....................................................       1,469       2,316
  Other accounts payable and accrued liabilities..........................................       2,061       3,717
  Current portion of capital lease obligations (Note 11)..................................       3,582       7,112
  Notes payable (Note 7)..................................................................       7,950       9,387
  Deferred revenue........................................................................       2,010       3,590
                                                                                            ----------  ----------
      Total current liabilities                                                                 28,279      32,594
Long-term debt (Note 11)..................................................................       6,088       8,218
                                                                                            ----------  ----------
      Total liabilities...................................................................      34,367      40,812
Commitments and contingencies (Note 11)
Mandatorily redeemable convertible preferred stock (Note 8)...............................      14,013          --
Stockholders' equity (deficit)
  Preferred stock, $0.01 par value, 10,000,000 shares authorized, 2,727,273 and nil shares
    outstanding as redeemable preferred stock (Note 8)....................................      --              --
Common stock, $0.01 par value, 50,000,000 shares authorized, 6,022,724 and 11,250,372
shares issued and outstanding (Note 8)....................................................          60         112
  Additional paid-in capital..............................................................      14,236      70,942
  Warrants to purchase common stock (Note 9)..............................................         599       1,093
  Accumulated deficit.....................................................................     (36,156)    (66,072)
                                                                                            ----------  ----------
      Total stockholders' equity (deficit)................................................     (21,261)      6,075
                                                                                            ----------  ----------
                                                                                            $   27,119  $   46,887
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   The accompanying notes are an integral part of these financial statements

                             EARTHLINK NETWORK, INC

                            STATEMENT OF OPERATIONS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1995        1996        1997
                                                                                 ---------  ----------  ----------
                                                                                  (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             AMOUNTS)
Revenues:
  Recurring revenues...........................................................  $   2,422  $   26,879  $   72,943
  Other revenues...............................................................        606       5,624       6,231
                                                                                 ---------  ----------  ----------
    Total revenues.............................................................      3,028      32,503      79,174
Operating costs and expenses:
  Cost of recurring revenues...................................................      1,055      18,462      37,974
  Cost of other revenues.......................................................        349       2,699       3,401
  Sales and marketing..........................................................      3,711      15,258      21,020
  General and administrative...................................................      2,062      10,534      14,333
  Operations and member support................................................      1,869      15,808      30,900
                                                                                 ---------  ----------  ----------
                                                                                     9,046      62,761     107,628
                                                                                 ---------  ----------  ----------
  Loss from operations.........................................................     (6,018)    (30,258)    (28,454)
  Interest expense.............................................................       (136)     (1,041)     (2,099)
  Interest income..............................................................         34         150         637
                                                                                 ---------  ----------  ----------
    Net loss...................................................................  $  (6,120) $  (31,149) $  (29,916)
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

Basic and diluted net loss per share (Note 1)..................................  $   (1.59) $    (5.13) $    (2.99)
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------
Weighted average shares outstanding (Note 1)...................................      3,837       6,069      10,001
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

   The accompanying notes are an integral part of these financial statements

                             EARTHLINK NETWORK, INC
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                        TOTAL
                                                         COMMON STOCK       ADDITIONAL                              SHAREHOLDERS'
                                                    ----------------------    PAID-IN     WARRANTS    ACCUMULATED       EQUITY
                                                     SHARES      AMOUNT       CAPITAL      ISSUED       DEFICIT       (DEFICIT)
                                                    ---------  -----------  -----------  -----------  ------------  --------------
                                                                                    (IN THOUSANDS)
Balance at December 31, 1994......................      2,941   $      29    $     147    $      69    $     (148)    $       97
Issuance of Common Stock..........................      2,116          22        6,236       --            --              6,258
Reclassification of S Corporation accumulated
 deficit..........................................     --          --           (1,261)      --             1,261         --
Warrants issued for lease guarantee (Note 9)......     --          --           --               50        --                 50
Warrants issued for non-competition agreement
 (Note 9).........................................     --          --           --                5        --                  5
Net loss..........................................     --          --           --           --            (6,120)        (6,120)
                                                    ---------       -----   -----------  -----------  ------------  --------------
Balance at December 31, 1995......................      5,057          51        5,122          124        (5,007)           290
Issuance of Common Stock..........................        923           9        8,651       --            --              8,660
Issuance of Common Stock for services.............         43      --              463       --            --                463
Warrants issued in connection with equipment
 leases and other financings (Note 9).............     --          --           --              475        --                475
Net loss..........................................     --          --           --           --           (31,149)       (31,149)
                                                    ---------       -----   -----------  -----------  ------------  --------------
Balance at December 31, 1996......................      6,023          60       14,236          599       (36,156)       (21,261)
Initial Public Offering, net of expenses..........      2,000          20       22,766                                    22,786
Conversion of redeemable preferred stock into
 common stock.....................................      1,364          13       14,000       --            --             14,013
Conversion of debt to common stock................         56      --              725       --            --                725
Underwriters over-allotment.......................        285           3        3,437       --            --              3,440
Issuance of common stock in connection with
 Private Placement................................      1,460          15       15,394       --            --             15,409
Issuance of Common Stock pursuant to exercise of
 stock options....................................         62           1          384       --            --                385
Warrants issued in exchange for services (Note
 9)...............................................     --          --           --              494        --                494
Net loss..........................................     --          --           --           --           (29,916)       (29,916)
                                                    ---------       -----   -----------  -----------  ------------  --------------
Balance at December 31, 1997......................     11,250   $     112    $  70,942    $   1,093    $  (66,072)    $    6,075
                                                    ---------       -----   -----------  -----------  ------------  --------------
                                                    ---------       -----   -----------  -----------  ------------  --------------

   The accompanying notes are an integral part of these financial statements

                             EARTHLINK NETWORK, INC

                            STATEMENT OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                    1995        1996        1997
                                                                                  ---------  ----------  ----------

                                                                                           (IN THOUSANDS)
Cash flows from operating activities:
  Net loss......................................................................  $  (6,120) $  (31,149) $  (29,916)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Depreciation and amortization...............................................        305       4,153       9,377
    Provision for doubtful accounts receivable..................................     --             781        (615)
    Issuance of Common Stock in exchange for professional services..............     --              50      --
    Issuance of Common Stock in exchange for termination of consulting
      agreement.................................................................     --             413      --
    Issuance of warrants in exchange for professional services..................     --          --             494
    Increase in accounts receivable.............................................       (191)     (2,288)       (180)
    (Increase) decrease in prepaid expenses and other assets....................       (141)     (2,353)        202
    Increase (decrease) in accounts payable and accrued liabilities.............      2,292      12,373      (2,232)
    Increase in deferred revenue................................................        212       1,798       1,580
                                                                                  ---------  ----------  ----------
      Net cash used in operating activities.....................................     (3,643)    (16,222)    (21,290)
                                                                                  ---------  ----------  ----------
Cash flows from investing activities:
  Purchases of property and equipment...........................................     (2,766)    (18,774)    (14,528)
  Purchase of restricited short-term investment.................................     (1,500)     (1,087)       (200)
  Liquidation of restricted short-term investment...............................     --           1,500          37
  Purchase of member base.......................................................     --          --          (1,404)
                                                                                  ---------  ----------  ----------
      Net cash used in investing activities.....................................     (4,266)    (18,361)    (16,095)
                                                                                  ---------  ----------  ----------
Cash flows from financing activities:
  Proceeds from (payment of) line of credit                                           1,494      (1,494)      4,387
  (Payment of) proceeds from notes payable......................................        (67)      7,950      (2,225)
  Proceeds from capital lease obligations.......................................        556      11,348      10,544
  Principal payments under capital lease obligations............................        (42)     (2,191)     (4,884)
  Proceeds from issuance of mandatorily redeemable convertible preferred
    stock.......................................................................     --          14,013      --
  Proceeds from initial public offering.........................................     --          --          26,226
  Proceeds from stock options exercised.........................................     --          --             385
  Proceeds from private placements of Common Stock..............................      6,258       8,660      15,409
                                                                                  ---------  ----------  ----------
      Net cash provided by financing activities.................................      8,199      38,286      49,842
                                                                                  ---------  ----------  ----------
Net increase in cash and cash equivalents.......................................        290       3,703      12,457
Cash and cash equivalents, beginning of year....................................     --             290       3,993
                                                                                  ---------  ----------  ----------
Cash and cash equivalents, end of period........................................  $     290  $    3,993  $   16,450
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------

   The accompanying notes are an integral part of these financial statements

                            EARTHLINK NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    EarthLink Network, Inc. ("EarthLink" or the "Company") was organized on May 26, 1994 as a California corporation and reincorporated in 1996 as a Delaware corporation. The Company is an Internet service provider that was formed to help members derive meaningful benefits from the extensive resources of the Internet.

    The Company has experienced operating losses since inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. The Company expects that it will continue to incur net losses as it continues to expend substantial resources on sales and marketing as it attempts to rapidly increase its market share. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

REVENUES

    Recurring revenues consists of monthly fees charged to members for Internet access and other ongoing services from monthly Internet service and are recognized over the period services are provided. Other revenues generally represent one-time non-refundable set up fees. Such revenues are recorded as earned.

CASH AND CASH EQUIVALENTS

    All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

ACCOUNTS RECEIVABLE AND DEFERRED REVENUES

    Commencing in 1995, the Company began to bill for Internet service generally one month in advance. Accordingly, these non-cancelable advanced billings are included in both accounts receivable and deferred revenue.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations or credit risk consist principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of members comprising the Company's member base.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is generally three years for computers and computer related equipment and five years for other non-computer furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated lives or the term of the lease, ranging from one to ten years.

                            EARTHLINK NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three to five years or the term of the lease.

INTANGIBLES

    Intangible assets consist primarily of deferred financing and professional service costs, prepaid lease guarantee costs, goodwill, rights to client lists and a covenant not to compete. The costs assigned to intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets, which range from one to three years. The Company regularly reviews the recoverability of intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangibles.

ADVERTISING AND CUSTOMER ACQUISITION COSTS

    Advertising and customer acquisition costs are included in sales and marketing. Such costs are expensed as incurred. Advertising expenses were $937,000, $3.2 million and $5.1 million, respectively, for the three years ended December 31, 1997.

INCOME TAXES

    Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" (EPS) and Staff Accounting Bulletin (SAB) No. 98. SAB No. 98 states that companies, such as EarthLink, that completed an initial public offering ("IPO") within the past 5 years and incorporated the SAB No. 83 concept of "cheap stock" in determining pre-IPO EPS data must restate all EPS data to conform to SFAS No. 128. Accordingly, all EPS data have been restated to conform to SFAS No. 128. SFAS No. 128 requires a dual presentation of basic and diluted EPS. Basic EPS represents the weighted average number of shares divided into net income during a reported period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the Company has not included potential common stock in the calculation of EPS since inception as such inclusion would have an anti-dilutive effect.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                            EARTHLINK NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMMON STOCK BASED COMPENSATION

    The Company continues to account for its employee stock based compensation in accordance with the provisions of APB 25 and provides pro forma disclosures in the notes to the financial statements (see note 9), as if the measurement provisions of SFAS No. 123 had been adopted.

RECLASSIFICATION

    Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

2. PURCHASE OF CERTAIN ASSETS FROM BECKEMEYER DEVELOPMENT TECHNOLOGIES

    In order to recruit the principal shareholder of Beckemeyer Development Technologies ("BDT") to serve as the Company's Vice President of Engineering, on November 7, 1995, the Company agreed to purchase all fixtures, equipment, and the client list of BDT for cash of $64,000. In addition to the above, the principal shareholder was issued warrants to purchase 10,330 shares of the Company's Common Stock at $4.84 per share as consideration for an agreement not to compete for a two-year period. The value assigned to the warrants was $5,000 based upon an appraisal obtained by the Company. The warrants expire October 10, 2005. This purchase price was allocated to the assets acquired with the remainder reflected as an intangible asset. At the time of purchase, BDT was not material to the results of operations, financial position or customer base of EarthLink.

3. PURCHASE OF CERTAIN ASSETS FROM INTERNET IN A MALL

    In April 1997, the Company purchased the subscribers and related assets, including accounts receivable related to the consumer dial-up Internet access service of Internet in a Mall, a Tarzana, California based Internet access provider. Under the terms of the agreement, as amended, the Company purchased rights to approximately 28,000 subscriber accounts as of April 1997.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996        1997
                                                                         ---------  ----------
                                                                            (IN THOUSANDS)
Data communications equipment..........................................  $  11,464  $   17,056
Office and other equipment.............................................      6,686      12,196
Leasehold improvements.................................................        646       5,013
Construction in progress...............................................      2,841       1,901
                                                                         ---------  ----------
                                                                            21,637      36,166
Less accumulated depreciation and amortization.........................     (4,236)    (12,768)
                                                                         ---------  ----------
                                                                         $  17,401  $   23,398
                                                                         ---------  ----------
                                                                         ---------  ----------

                            EARTHLINK NETWORK, INC.

4. PROPERTY AND EQUIPMENT (CONTINUED)
    Property under capital lease, primarily data communications equipment included above, aggregated $11,904,000, and $22,448,000 at December 31, 1996 and 1997, respectively. Included in accumulated depreciation and amortization are amounts related to property under capital lease of $2,896,000 and $8,528,000 at December 31, 1996 and 1997, respectively. Depreciation expense charged to operations was $305,000, $3,924,000 and $8,531,000 in 1995, 1996, and 1997,
respectively, and included $56,000, $2,840,000 and $5,632,000, respectively, pertaining to property under capital lease.

5. OTHER ASSETS

    Other assets consist of:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deposits...................................................................  $     409  $     789
Deferred offering costs....................................................        804     --
Inventory..................................................................        499        413
                                                                             ---------  ---------
                                                                             $   1,712  $   1,202
                                                                             ---------  ---------
                                                                             ---------  ---------

6. INTANGIBLE ASSETS

    Intangible assets consist of:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deferred financing costs...................................................  $     347  $     430
Rights to client lists.....................................................         10      1,414
Other......................................................................        188        188
                                                                             ---------  ---------
                                                                                   545      2,032
Less accumulated amortization..............................................       (229)    (1,074)
                                                                             ---------  ---------
                                                                             $     316  $     958
                                                                             ---------  ---------
                                                                             ---------  ---------

7. NOTES PAYABLE

    In June 1996, the Company issued to 17 investors, 10% Promissory Notes aggregating $2,950,000. Certain of the investors were directors and stockholders of the Company. As described in Note 9, the Company issued warrants valued at $116,000 to the note holders. The fair value of the warrants was recorded as deferred financing costs and amortized as interest expense over the life of the notes. Upon consummation of the Company's initial public offering on January 22, 1997, the holders of $725,000 of the 10% Promissory Notes converted their indebtedness into 55,767 shares of Common Stock. In January 1997, the Company repaid the $2,225,000 balance remaining on the 10% Promissory Notes.

    The Company has a convertible note payable to UUNET Technologies, Inc. ("UUNET"). The $5 million Convertible Note was extended one year, and as such the entire amount is due October 31, 1998, if not converted. The convertible note will become due and payable immediately if the monthly amounts payable under Company's Network Service Agreement with UUNET are less than $1.5 million during any

                            EARTHLINK NETWORK, INC.

7. NOTES PAYABLE (CONTINUED)
consecutive three months. The convertible note bears interest at 10.25% and is convertible into a maximum of 391,515 shares of Common Stock at a conversion price of $12.88 per share.

8. CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES

COMMON STOCK

    The Company issued 367,155 shares of Common Stock at $0.82 per share, 827,085 shares of Common Stock at $1.81 per share and 921,745 at $4.84 per share on March 10, 1995, June 19, 1995 and October 31, 1995, respectively. As a result of these placements, the Company raised, in the aggregate $6,258,000 during 1995. The Company issued 45,485 shares of Common Stock at $4.84 per share and 25,000 shares of Common Stock at $4.84 per share on January 18, 1996 and March 20, 1996, respectively. On May 6, 1996, the Company issued 852,460 shares of Common Stock at $9.76 per share in a private placement. As a result of these placements, EarthLink raised, in the aggregate, $8,660,000 during 1996. On September 19, 1997, the Company closed a private placement of 1,459,759 shares of its unregistered restricted Common Stock. Net proceeds from the offering were approximately $15.4 million.

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On September 10, 1996, the Company issued 2,727,273 shares of its Series A Redeemable Convertible Preferred Stock to investors including among others, certain directors, stockholders and the Underwriter associated with the Company's initial public offering and certain of its associates for $15,000,000. Stock issuance costs of $987,000 have been charged to redeemable convertible preferred stock. Each two shares of the Series A Convertible Preferred Stock was automatically converted into one share of Common Stock upon consummation of the initial public offering of the Company's common stock on January 22, 1997.

INITIAL PUBLIC OFFERING

    On January 22, 1997 the Company commenced its initial public offering. The offering consisted of 2,000,000 shares of common stock issued at $13 per share. Net proceeds to the Company were approximately $22.8 million. Upon consummation of the offering 2,727,273 shares of the Company's Series A Convertible Preferred Stock were converted to 1,363,624 shares of Common Stock. In February 1997, the Underwriter exercised its over-allotment option and purchased 284,750 shares at the initial public offering price of $13.00. Net proceeds to the Company were approximately $3.4 million.

COMMON STOCK ISSUANCES FOR OTHER THAN CASH

    In May 1996, the Company issued 5,122 shares of Common Stock at $9.76 per share, to a sub-contractor in lieu of cash for services provided to the Company. In September 1996, the Company issued 37,500 shares of Common Stock at $11.00 per share as consideration for the termination of a consulting agreement.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    1995 STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Network 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of incentive stock options to purchase up to 1,250,000 shares of common stock to employees of the Company and non-qualified stock options to employees, officers, directors and consultants of the Company. The 1995 Plan is administered by a committee appointed by the Board which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The exercise price of all options granted under the plan must be at least 100% of the fair market value on the date of grant. Options generally vest in equal quarterly increments over a five year period. As of December 31, 1997, 87,432 options remain available for issuance under the 1995 Incentive Stock Option Plan.

    DIRECTORS STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Directors Stock Option Plan (the "Directors Plan"). The Directors Plan as amended and restated in December 1996, provides for the grant of options to purchase 62,500 shares of Common Stock to directors who do not also serve as employees of the Company and do not beneficially own, nor are employees, directors or officers of any entity which owns 5% or more of the outstanding shares of the Company's capital stock. Under the Directors Plan, grants of options to purchase 10,000 and 2,500 shares of Common Stock are automatically made to each non-management director at such time as the person first becomes a member of the Board of Directors and at the beginning of each fiscal year, respectively. Options generally vest in equal quarterly increments over a five year period. As of December 31, 1997, there were no outstanding options to purchase shares of Common Stock outstanding under the Directors Plan.

NON-QUALIFIED OPTION GRANTS

    In addition to the options granted under the plans described above, the Company granted non-qualified stock options to certain employees, officers and directors. Non-qualified options generally have a maximum term of ten years and generally vest in equal quarterly increments over a five-year period.

VALUE OF OPTIONS GRANTED TO EMPLOYEES

    For disclosure purposes the fair value of all stock options granted is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1997: no annual dividends, expected volatility of 69%, risk-free interest rate of 6.49%, and expected life of 6.6 years. For 1995 and 1996, the fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during both periods: dividend yield of 0.0%, risk free interest rate of 5.83% and expected option term of 10 years.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)
    Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net loss and net loss per share would have been increased as follows:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
Net loss
  As reported.....................................................................  $   6,120  $  31,149  $  29,916
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Pro forma.......................................................................  $   6,145  $  31,477  $  30,737
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Basic and diluted net loss per share
  As reported.....................................................................  $    1.59  $    5.13  $    2.99
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
  Pro forma.......................................................................  $    1.60  $    5.19  $    3.07
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

WARRANTS

    The Company has issued to certain Board members, consultants, lessors, creditors and others, warrants to purchase shares of the Company's Common Stock.

    In September 1995, certain stockholders guaranteed a $500,000 lease for networking equipment. The Company issued warrants to purchase 50,000 shares of Common Stock at $1.81 per share, valued at $25,000, based upon an appraisal obtained by the Company, as consideration for this guarantee. These warrants expire August 31, 2000.

    In December 1995, certain stockholders provided the Company with a $250,000 Irrevocable Standby Letter of Credit as a performance guarantee for a real estate lease. In conjunction with this transaction the Company issued warrants to purchase 50,000 shares at $4.84 per share, valued at $25,000, based upon an appraisal obtained by the Company. These warrants expire December 1, 2000.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)

    In January 1996, certain stockholders guaranteed a $1,500,000 lease for networking equipment. The Company issued warrants to purchase 100,000 shares of Common Stock at $4.84 per share. The fair value of the warrants has been reflected in intangible assets. These warrants expire January 11, 2001.

    In January 1996 the Company issued warrants to purchase 100,000 shares of Common Stock at $4.84 to Board members. The warrants vest quarterly over five years. As these warrants were issued for service on the Board of Directors they are accounted for under APB 25 and as such are included in the summary of non-qualified options and are not included in the summary of warrant grants.

    In January 1996, LINC Capital Partners, Inc. ("LINC") provided a $1,500,000 lease line for equipment. The Company issued warrants to LINC to purchase 50,000 shares of Common Stock at $4.84 per share. The fair value of the warrants has been reflected as deferred financing costs. These warrants expire January 18, 2006.

    In February 1996, Boston Financial & Equity Corporation ("Boston Financial") provided a $700,000 lease line for equipment. The Company issued warrants to Boston Financial to purchase 5,000 shares of Common Stock at $9.76 per share. The fair value of the warrants has been reflected as deferred financing costs. These warrants expire February 15, 2006.

    In May 1996, the Company issued warrants to purchase 45,477 shares of Common Stock at $9.76 per share to various lessors in return for lease lines and other services to the Company. The fair value of the warrants has been reflected as deferred financing costs. The warrants expire on May 10, 2006.

    In May 1996, in connection with the amendment and restatement of the UUNET Agreement, the Company agreed to issue warrants to purchase 10,000 shares of Common Stock at an exercise price of $20.00 per share. The fair value of the warrants has been reflected as deferred financing costs.

    In connection with the issuance of 10% Promissory Notes aggregating $2,950,000, the Company issued to the lenders warrants to purchase an aggregate of 98,340 shares of Common Stock at an exercise price of $11.00 per share, as adjusted. The fair value of the warrants has been reflected as deferred financing costs.

    In connection with the execution of the PSINet, Inc. ("PSINet") agreement in July 1996, (Note 11) the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $20.00 per share. The fair value of the warrants has been reflected as deferred financing costs.

    In connection with the private placement of Series A Convertible Preferred Stock, described above, the Company granted to certain purchasers of the Series A Convertible Preferred Stock warrants to purchase 100,000 shares of common stock at $11.00 per share.

WARRANTS ISSUED FOR SERVICES

    In May 1996, the Company entered into an agreement with NMC, a producer of infomercials and commercials, pursuant to which NMC agreed to produce and broadcast commercials for EarthLink's services in exchange for Warrants. Upon completion of the infomercial in April 1997 the Company issued warrants to NMC to purchase 50,000 shares of Common Stock, having an exercise price of $9.76 per share. In September 1997, the parties verbally agreed to rescind the agreement. The rescission agreement included the return of the 50,000 warrants and the cancellation of any future obligations of either party. However, the rescission agreement was never executed and thus may be considered non-operative. The fair

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED) value of the warrants, $76,000, has been recorded as prepaid advertising and will be expensed upon airing of the infomericals.

    In January 1997 and October 1997, the Company issued warrants to purchase 6,000 and 25,000 shares, respectively, of the Company's Common Stock to certain consultants. The respective exercise prices of the warrants were $13.00 and $17.75. The fair value of the warrants is reflected as prepaid consulting fees and amortized ratably over the life of the consulting agreement. Consulting expense recorded with respect to warrants issued to consultants was $23,340 during 1997.

    In September 1996 the Company issued warrants to purchase 7,500 shares of the Company's common stock at $11.00 per share to each of the three members of the Company's Technology Advisory Council. The warrants vest quarterly over two years. The fair value of the warrants is reflected as deferred professional services expense and amortized ratably over the member's two year term of service in the Technology Advisory Council.

    On March 1997 and October 1997, the Company issued warrants to purchase 7,500 shares of the Company's common stock to each of two new members of the Company's Technology Advisory Council. The warrants have an exercise price of $10.50 per share and $17.75 per share, respectively, and vest quarterly over two years. The fair value of the warrants is reflected as deferred professional services expense and amortized ratably over the member's two year term of service in the Technology Advisory Council.

Following is a summary of stock option and warrant activity during the three years ended December 31, 1997:

                                                     NUMBER OF SHARES OF COMMON STOCK
                                                   ------------------------------------                  WEIGHTED
                                                   INCENTIVE                                              AVERAGE
                                                     STOCK     NON-QUALIFIED               PRICE PER     EXERCISE
                                                    OPTIONS    STOCK OPTIONS  WARRANTS       SHARE         PRICE
                                                   ----------  -------------  ---------  -------------  -----------
Balance at December 31, 1994.....................      --           --          150,000  $        1.81   $    1.81
Granted..........................................     232,500      425,000      110,330  $  0.60- 4.84   $    3.04
Forfeited........................................      --          (60,209)      --      $        0.60   $    0.60
                                                   ----------  -------------  ---------  -------------  -----------
Balance at December 31, 1995.....................     232,500      364,791      260,330  $  1.81- 4.84   $    3.00
Granted..........................................     806,250      175,000      531,317  $  1.81-20.00   $    9.14
Forfeited........................................     (10,500)      --           --      $        9.76   $    9.76
                                                   ----------  -------------  ---------  -------------  -----------
Balance at December 31, 1996.....................   1,028,250      539,791      791,647  $  1.81-11.00   $    6.91
Granted..........................................     345,625       50,000       96,000  $  1.81-20.00   $   13.42
Forfeited........................................    (211,307)      --           --      $  4.84-13.00   $    9.02
Exercised........................................     (48,957)     (14,791)      --      $  0.60-13.00   $    5.64
                                                   ----------  -------------  ---------  -------------  -----------
Balance at December 31, 1997.....................   1,113,611      575,000      887,647  $  1.81-20.00   $    8.01
                                                   ----------  -------------  ---------  -------------  -----------
                                                   ----------  -------------  ---------  -------------  -----------
Exercisable at December 31, 1997.................     299,355      208,750      836,920  $  1.81-20.00   $    7.32
                                                   ----------  -------------  ---------  -------------  -----------
                                                   ----------  -------------  ---------  -------------  -----------

    The weighted average fair values of the options granted during the three years ended December 31, 1997, were $0.69, $2.01 and $9.95, respectively. The weighted average fair values of warrants granted during the three years ended December 31, 1997, were $0.09, $1.71 and $6.98, respectively.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)
Following is a summary of stock options and warrants outstanding as of December 31, 1997:

                                   WEIGHTED
                                    AVERAGE       WEIGHTED                 WEIGHTED
                                   REMAINING       AVERAGE                  AVERAGE
    RANGE OF         NUMBER       CONTRACTUAL     EXERCISE      NUMBER     EXERCISE
 EXERCISE PRICES   OUTSTANDING       LIFE           PRICE     EXERCISABLE    PRICE
-----------------  -----------  ---------------  -----------  ----------  -----------
 $ 1.81 - $ 1.81      500,000           7.32      $    1.81      350,000   $    1.81
 $ 4.84 - $ 4.84      787,630           7.98      $    4.84      409,380   $    4.84
 $ 9.76 - $11.00      879,378           8.17      $   10.40      454,508   $   10.48
 $11.50 - $19.88      299,250           9.49      $   15.21       21,137   $   12.77
 $20.00 - $20.00      110,000           8.54      $   20.00      110,000   $   20.00
                   -----------                                ----------
 $ 1.81 - $20.00    2,576,258           8.12      $    8.00    1,345,025   $    7.32
                   -----------                                ----------
                   -----------                                ----------

                            EARTHLINK NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. INCOME TAXES

    The stockholders, upon incorporating the Company, elected to treat the Company as an S Corporation under the Internal Revenue Code. On June 19, 1995, this election was revoked as certain ineligible entities (i.e partnerships and corporations) became stockholders. Losses of $1,261,000 incurred from inception through June 19, 1995 have been reclassified from accumulated deficit to Common Stock as a result of the change to C Corporation status. The Company is now subject to income taxes on income earned after June 19, 1995. At December 31, 1996 and 1997, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately $33,751,000, and $61,004,000, respectively, which begin to expire in 2011. The Internal Revenue Code of 1986, as amended, includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in ownership. Due to the Company's initial public offering and other issuances of Common Stock and Common Stock equivalents, utilization of the Company's net operating loss carryforwards to offset future income may be limited.

    Deferred tax assets include the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Net operating loss carryforwards......................................  $   13,578  $   24,584
Deferred financing costs..............................................          88         118
Depreciation..........................................................          50         323
Accrued Liabilities...................................................         103         201
                                                                        ----------  ----------
Gross deferred tax assets.............................................      13,819      25,226
Deferred tax asset valuation allowance................................     (13,819)    (25,226)
                                                                        ----------  ----------
                                                                        $   --      $   --
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Company recorded a full valuation allowance for net deferred tax assets due to the uncertainty of future taxable income.

PROFIT SHARING PLAN

    Effective January 1997, the Company implemented a profit sharing plan (the
Plan) pursuant to Section 401(k) of the Internal Revenue code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company makes a discretionary matching contribution of 25% up to a maximum of 6% of the participant's total eligible compensation. The Company's matching contributions vest over four years from the participant's date of hire. Total contributions for 1997 were $84,000.

11. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its facilities and certain equipment under non-cancelable operating leases expiring in various years through 2008. Total rent expense in 1995, 1996 and 1997, respectively, for all operating leases amounted to $145,000, $914,000 and $1.9 million, respectively. The Company also leases equipment, primarily data communications equipment, under non-cancelable capital leases. Most of the Company's capital leases include purchase options at the end of the lease term.

    In February 1997, EarthLink commenced occupation of a 55,000 square feet in a facility located adjacent to its corporate headquarters to house the Company's data center. In June 1997, the Company amended the lease for its corporate headquarters facility. Under the amended lease the Company will

                            EARTHLINK NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED) occupy an additional 45,000 square feet of the existing facility and deliver an irrevocable letter of credit in the amount of $450,000 to the Lessor.

    During the three years ended December 31, 1997, the Company financed the acquisition of data processing and office equipment amounting to approximately $556,000, $11.3 million and $10.5 million, respectively, by entering into a number of agreements for the sale and leaseback of equipment. The sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses have been recorded. The property remains on the books and continues to be depreciated. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement.

    Minimum lease commitments under non-cancelable leases at December 31, 1997 are as follows:

YEAR ENDING                                                                                    CAPITAL    OPERATING
DECEMBER 31,                                                                                   LEASES      LEASES
                                                                                              ---------  -----------
                                                                                                  (IN THOUSANDS)
1998........................................................................................  $   8,576   $   1,898
1999........................................................................................      6,516       2,126
2000........................................................................................      3,258       1,994
2001........................................................................................        657       1,767
2002........................................................................................         91       1,897
Thereafter..................................................................................          8       8,807
                                                                                              ---------  -----------
Total minimum lease payments................................................................     19,106   $  18,489
                                                                                                         -----------
                                                                                                         -----------
Less amount representing interest...........................................................     (3,776)
                                                                                              ---------
                                                                                              ---------
Present value of future lease payments......................................................     15,330
Less current portion........................................................................      7,112
                                                                                              ---------
                                                                                              ---------
                                                                                              $   8,218
                                                                                              ---------
                                                                                              ---------

GUARANTEED USAGE LEVELS

    At December 31, 1997, the Company has committed to guaranteed usage levels of data and voice communication with certain telecommunication vendors in the aggregate amount of $3 million in 1998.

SIGNIFICANT AGREEMENTS

    Access to the Internet for members outside of the Company's California regional base is provided through points of presence ("POP") capacity leased from UUNET and PSINet. EarthLink is, in effect, buying this capacity in bulk at a discount, and providing access to EarthLink's member base at EarthLink's normal rates. Payment to UUNET and PSINet is generally concurrent with EarthLink's receipt of funds from members. At December 31, 1997, $2.0 million and $2.1 million in amounts due to UUNET were recorded in accounts payable and other accrued liabilities, respectively, and $540,000 and $4.4 million in amounts due PSINet were recorded in other accrued liabilities and notes payable, respectively.

    Effective June 30, 1997 the Company's agreement with UUNET was amended. UUNET agreed to waive monthly revenue minimums, excess hours fees, and peak service user targets during the six months ended December 31, 1997. In return, EarthLink agreed not to invoke its early termination right prior to

                            EARTHLINK NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

September 1998. If the number of hours used by EarthLink members accessing the Internet through UUNET increases beyond the amount provided for in the agreement or the usage becomes more concentrated during peak times, the fees paid by the Company to UUNET would increase, which would adversely affect the Company's operating margins.

    EarthLink has licensed Netscape Communicator software ("Netscape Communicator") from Netscape Communications Corporation, and Microsoft Internet Explorer software ("Internet Explorer") from Microsoft Corporation. These licenses permit the Company to distribute Netscape Communicator and Internet Explorer in the EarthLink Network TotalAccess software package. Management believes that contract renewal for both of the browsers, under conditions acceptable to EarthLink, is probable.

    Minimum commitments under non-cancelable network service agreements from UUNET and PSINet are as follows:

YEAR ENDING
DECEMBER 31,                                                                        IN MILLIONS
                                                                                    -----------
1998..............................................................................   $    22.8
1999..............................................................................         6.0
                                                                                         -----
Total.............................................................................   $    28.8
                                                                                         -----
                                                                                         -----

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Cash paid for:
Interest                                                           $      60  $   1,041  $   1,965
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Income Taxes                                                       $       1  $       1  $       1
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

13. SUBSEQUENT EVENTS

STRATEGIC ALLIANCE WITH SPRINT CORPORATION

    On February 11, 1998, the Company announced a long-term strategic alliance with Sprint Corporation. In connection with this alliance, Sprint has tendered to purchase approximately 1.25 million shares of EarthLink's Common Stock at $45 per share. Upon closing of this tender offer, Sprint will purchase approximately, 4.1 million shares of convertible preferred stock from Dolphin, Inc. ("Newco") a new corporation formed by EarthLink for the purpose of consummating the Sprint transactions. In exchange for the convertible preferred stock Sprint will transfer its Sprint Internet Passport customer base of approximately 130,000 members, pay approximately $24 million in cash, and provide access to $100 million in convertible debt financing. Sprint and EarthLink will also enter into a marketing and distribution arrangement and EarthLink will obtain access to Sprint's data network. Concurrently with the closing of these transactions, a wholly-owned subsidiary of Newco will merge with and into EarthLink and each share of EarthLink Common Stock outstanding will convert into one share of Newco common stock. Sprint will also secure two seats on Newco's board of directors.

CONVERSION OF NOTE PAYABLE (UNAUDITED)

    On March 31, 1998, UUNET converted the $5 million Convertible Note and related accrued interest into 391,515 shares of the Company's common stock at a conversion price of $12.88 per share.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Sprint Corporation

    We have audited the accompanying statement of revenues and direct expenses of the Consumer Internet Access Services of Sprint Corporation (the "Company") for the year ended December 31, 1997. This statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the revenues and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and direct expenses was prepared for inclusion in the Registration Statement on Form S-4 of Dolphin, Inc. for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 for the pending transaction between EarthLink Network, Inc. and Sprint Corporation. The statement is not intended to be a complete presentation of the Consumer Internet Access Services of Sprint Corporation revenues and expenses.

    In our opinion, the statement of revenues and direct expenses referred to above presents fairly, in all material respects, the revenues and direct expenses described in the note to the statement of revenues and expenses for the Consumer Internet Access Services of Sprint Corporation for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Kansas City, Missouri

March 6, 1998

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

                   STATEMENT OF REVENUES AND DIRECT EXPENSES

                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Net operating revenues............................................................  $  14,489

Direct expenses:
  Cost of services................................................................     51,313
  Selling, general and administrative.............................................     13,099
  Depreciation....................................................................      6,070
  Other...........................................................................      3,404
                                                                                    ---------
Total direct expenses.............................................................     73,886
                                                                                    ---------
Direct expenses in excess of revenues.............................................  $ (59,397)
                                                                                    ---------
                                                                                    ---------

SEE ACCOMPANYING NOTE.

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

               NOTE TO STATEMENT OF REVENUES AND DIRECT EXPENSES

                          YEAR ENDED DECEMBER 31, 1997

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

BASIS OF PRESENTATION

    The statement of revenues and direct expenses represents the activities related to the Consumer Internet Access Services of Sprint Corporation and has been prepared in connection with the pending transaction between EarthLink Network, Inc. and Sprint Corporation. The statement of revenues and direct expenses is not intended to be a complete presentation of the revenues and expenses of the Consumer Internet Access Services of Sprint Corporation because corporate allocated expenses have not been included. Direct expenses are defined as those costs which were incurred as a direct result of providing Consumer Internet Access Services and which will no longer be incurred by Sprint Corporation subsequent to consummation of the pending transaction with EarthLink Network, Inc.

    Sprint Corporation began offering Internet access in the fourth quarter of 1996 and any revenues generated and direct operating expenses incurred from inception through December 31, 1996, were nominal. Sprint Corporation reports this operation within its "Emerging Businesses Segment" (the "Group") and maintains the financial information relative to the Internet subscribers in the Group. Revenues and direct operating expense information are separately maintained for the Consumer Internet Access Services within the Group. Sprint Corporation does not, however, separately maintain and account for other costs and expenses to operate this business and is unable to determine or reasonably estimate these costs on a historical basis. In addition, Sprint Corporation does not separately maintain and account for all assets used in the consumer Internet access services business. Such assets, primarily network related, are recorded in the other businesses of Sprint Corporation and used by the other divisions of Sprint Corporation, including the Group. Accordingly, financial statements for 1996 and full financial statements required by Rule 3-05 of Regulation S-X have not been presented.

    The statement of revenues and direct expenses is not indicative of the financial condition or results of operations of this business going forward because of the change in the business and the omission of various operating expenses.

REVENUE RECOGNITION

    Operating revenues are recognized as services are rendered to customers and are recorded net of an estimate for uncollectible accounts. The provision for doubtful accounts for the year ended December 31, 1997 was $723,000.

DEPRECIATION

    The cost of property, plant and equipment is depreciated on a straight-line basis over estimated economic useful lives.

USE OF ESTIMATES

    The statement of revenues and direct expenses is prepared in accordance with generally accepted accounting principles which requires management to make estimates and assumptions that affect the amounts reported in the financial statement. Actual results could differ from those estimates.

                                                                      Appendix A
================================================================================


                             INVESTMENT AGREEMENT


                                     AMONG


                              SPRINT CORPORATION,
                             A KANSAS CORPORATION



                      SPRINT COMMUNICATIONS COMPANY L.P.,
                        A DELAWARE LIMITED PARTNERSHIP



                                DOLPHIN, INC.,
                            A DELAWARE CORPORATION



                              DOLPHIN SUB, INC.,
                            A DELAWARE CORPORATION



                                      AND



                           EARTHLINK NETWORK, INC.,
                            A DELAWARE CORPORATION.


                         DATED AS OF FEBRUARY 10, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I      THE OFFER AND FINANCING.....................................................  2
     1.01.  The Offer......................................................................  2
     1.02.  Company Actions................................................................  3
     1.03.  Issuance of Convertible Preferred Stock........................................  4
     1.04.  Marketing Agreement............................................................  5
     1.05.  Convertible Debt Financing.....................................................  5
     1.06.  Merger of Newco Sub into the Company and Conversion of
              Company into Newco Stock.....................................................  6
     1.07.  Governance Agreement and Stockholders Agreement................................  7
     1.08.  Registration Rights Agreement..................................................  8
     1.09.  Closing........................................................................  8

ARTICLE II     CONDITIONS TO OFFER AND CLOSING............................................. 12
     2.01.  Mutual Conditions to Offer..................................................... 12
     2.02.  Conditions to Offer for Benefit of Sprint and Sprint L.P....................... 13
     2.03.  Conditions to Offer for Benefit of the Company, Newco, and Newco Sub........... 15
     2.04.  Condition to Closing of All Parties............................................ 16

ARTICLE III    REPRESENTATIONS AND WARRANTIES.............................................. 17
     3.01.  Representations and Warranties of the Company.................................. 17
     3.02.  Representations and Warranties of Newco and Newco Sub.......................... 24
     3.03.  Representations and Warranties of Sprint and Sprint L.P........................ 27

ARTICLE IV     COVENANTS RELATING TO CONDUCT OF BUSINESS AND OF THE COMPANY.................31
     4.01.  Conduct of Business............................................................ 31
     4.02.  Access to Property and Information............................................. 33
     4.03.  Public Disclosure.............................................................. 33
     4.04.  HSR Act Filings................................................................ 33
     4.05.  Information.................................................................... 34
     4.06.  Further Assurances............................................................. 34
     4.07.  No Solicitation................................................................ 34
     4.08.  Efforts Regarding Outstanding Warrants and Other Dilutable Securities.......... 35

ARTICLE V      ADDITIONAL AGREEMENTS....................................................... 36
     5.01.  Reasonable Efforts; Notification............................................... 36
     5.02.  Fees and Expenses.............................................................. 37
     5.03.  Stockholder Litigation......................................................... 37
     5.04.  Nasdaq Listing................................................................. 37

     5.05.  Confidentiality................................................................37
     5.06.  No Acceleration of Options or Termination Payments.............................38
     5.07.  Amortization and Writeoffs of Goodwill and Assets..............................38
     5.08.  Maintaining SIP Subscribers at Newco...........................................38
     5.09.  Certification of SIP Subscribers...............................................38

ARTICLE VI     TERMINATION, AMENDMENT AND WAIVER...........................................39
     6.01.  Termination....................................................................39
     6.02.  Effect of Termination..........................................................40

ARTICLE VII    MISCELLANEOUS...............................................................40
     7.01.  Notices........................................................................41
     7.02.  Entire Agreement...............................................................42
     7.03.  Waiver, Amendment, Etc.........................................................42
     7.04.  Successors and Assigns.........................................................42
     7.05.  Governing Law..................................................................43
     7.06.  Severability...................................................................43
     7.07.  Counterparts...................................................................43
     7.08.  Headings.......................................................................43
     7.09.  No Third-Party Beneficiaries...................................................43
     7.10.  Interpretation.................................................................43
     7.11.  Inclusion of Information in Schedules..........................................44
     7.12.  Exclusive Jurisdiction and Consent to Service of Process.......................44
     7.13.  Amendment......................................................................44
     7.14.  Survival.......................................................................44
     7.15.  WAIVER OF JURY TRIAL...........................................................44

ARTICLE VIII   DEFINITIONS.................................................................45
     Definitions...........................................................................45

                                                                            PAGE
                                                                            ----

EXHIBITS:
     A - Form of Certificate of Designation
     B - Form of Master Assignment
     C - Network Agreement
     D - Marketing Agreement
     E - Credit Agreement
     F - Agreement and Plan of Merger
     G - Governance Agreement
     H - Stockholder's Agreement
     I - Registration Rights Agreement
     J - Agreement To Vote
     K - Agreement to Vote and Tender Stock

                             INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT dated as of February 10, 1998 (this "Agreement"), among Sprint Corporation, a Kansas corporation ("Sprint"), Sprint Communications Company L.P., a Delaware limited partnership ("Sprint L.P."), EarthLink Network, Inc., a Delaware corporation (the "Company"), Dolphin, Inc., a Delaware corporation ("Newco"), and Dolphin Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Newco ("Newco Sub").

     WHEREAS, the respective Boards of Directors of Sprint, the General Partner of Sprint L.P., Newco and the Company have determined to enter into a strategic relationship in the area of Internet access and related services and Sprint and Sprint L.P. will make investments in Newco and the Company in connection with the Merger of Newco Sub and the Company in order to enhance the capabilities for growth and financial and strategic success;

     WHEREAS, Sprint proposes to make a tender offer (as it may be amended from time to time as permitted under this Agreement, with the Company's consent if required hereby, the "Offer") to purchase 1,250,000 shares of Common Stock for an aggregate cash consideration of $56,250,000 and at a price per share of Common Stock of $45 net to each seller in cash (such price, as may hereafter be changed, the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and the other transactions contemplated hereby and is recommending that the Company's stockholders who wish to receive cash for their shares of Common Stock accept the Offer;

     WHEREAS, immediately following the closing of the Offer, Sprint L.P. proposes to purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Convertible Preferred Stock") in exchange for (i) an aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the Sprint Internet Passport Subscribers, and
(iii) entering into a network agreement whereby Newco and the Company will utilize Sprint L.P.'s long-distance network under specified terms and conditions;

     WHEREAS, Sprint, Sprint L.P., the Company and Newco will enter into a marketing agreement whereby Newco and the Company will utilize the Sprint brand under specified terms and conditions and will, inter alia, have the right to use
                                               ----- ----
Sprint L.P. distribution channels under specified terms and conditions and agree to sell certain Sprint L.P. products;

     WHEREAS, Sprint shall provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Senior Debt financing on or after the Closing, with such amount to increase to up to $100 million over time (the "Convertible Debt Financing"), such indebtedness to be evidenced by one or more Convertible Senior Promissory Note(s) (the "Convertible Notes") and to be subject to the terms and conditions of the Credit Agreement;

     WHEREAS, the closing of the acquisition of the Convertible Preferred Stock and the other transactions referred to above other than the Offer shall take place concurrently with the merger of

Newco Sub into the Company (the "Merger") and the conversion of each share of the Company's outstanding Common Stock into one share of Newco common stock, par value $.01 per share ("Newco Common Stock") pursuant to the Merger, in each case upon the terms and subject to the conditions set forth in this Agreement and/or the Ancillary Agreements (as defined below);

     WHEREAS, to induce Sprint and Sprint L.P. to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated thereby, (i) the Voting Stockholders have executed and delivered to Sprint and Sprint L.P. the Agreement to Vote Stock, (ii) the Tendering Stockholders have executed and delivered to Sprint and Sprint L.P. the Agreement to Vote and Tender Stock, and (iii) certain stockholders have entered into a Stockholders Agreement with Sprint and Sprint L.P.; and

     WHEREAS, Sprint, Sprint L.P., the Company, Newco and Newco Sub desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and in the Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                                   ARTICLE I

                            THE OFFER AND FINANCING

     SECTION 1.01 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of this Agreement, Sprint shall commence the Offer. The obligation of Sprint to commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Sections 2.01, 2.02 and 2.03 (or written waivers as set forth therein) and to the terms and conditions of this Agreement. Sprint may not consummate the Offer prior to March 20, 1998, modify or amend the terms of the Offer, terminate the Offer other than in accordance with the terms hereof or extend the Offer beyond June 15, 1998 (the earlier of June 15, 1998 or the date of acceptance for payment of the shares of Common Stock tendered pursuant to the Offer is hereinafter referred to as the "Expiration Date") in any such case without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company). Subject to the terms and conditions thereof, the Offer shall expire at midnight New York City time on the date that is 20 business days from the date the Offer is first published, sent or given to holders of Common Stock; provided, however, that without the Company's consent,
                         --------  -------
Sprint may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Sprint's obligation to accept for payment, and pay for, shares of Common Stock shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (iii) extend the Offer for any reason on one occasion for an aggregate period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence but in no event may the Offer extend beyond the Expiration Date.

     (b) On the date of commencement of the Offer, Sprint shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Sprint agrees that the Offer Documents shall comply as to form in all material respects with the Exchange Act and that the Offer Documents on the date first published, sent or given to the Company's stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Sprint or Sprint L.P. with respect to information supplied by the Company, Newco or Newco Sub specifically for inclusion in the Offer Documents. Each of the Parties agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Sprint further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Sprint agrees to provide the Company and its counsel any comments that Sprint or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     SECTION 1.02 Company Actions. (a) The Company hereby approves of and consents to the Offer and the other transactions contemplated hereby and by the Ancillary Agreements and the Company, Newco and Newco Sub represent and warrant that the Boards of Directors of the Company, Newco and Newco Sub at meetings duly called and held, duly and unanimously adopted resolutions, as appropriate, approving this Agreement, the Ancillary Agreements, the Offer and the issuance of the Convertible Preferred Stock to Sprint L.P. and the Convertible Notes to Sprint as contemplated hereby, determining that this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, including the Offer and the acquisition of the Convertible Preferred Stock, are fair to, and in the best interests of, the Company's stockholders and recommending that those stockholders who wish to receive cash for their shares of Common Stock, accept the Offer and tender their shares pursuant to the Offer. The Company represents that its Board of Directors has received the opinion of Deutsche Morgan Grenfell Inc. that the transactions contemplated by this Agreement, when taken together, are fair, from a financial point of view, to the Company's stockholders and that a complete and correct signed copy of such opinion has been delivered by the Company to Sprint.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) of this Section 1.02 and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Sprint or Sprint L.P. specifically for inclusion in the Schedule 14D-9. Each of the Company, Newco and Newco Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Sprint and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Sprint and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sprint promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Sprint such information and assistance (including updated lists of stockholders, security position listings and computer files) as Sprint may reasonably request to facilitate communication of the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Sprint and its agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the other transactions contemplated hereby and, if this Agreement shall be terminated, will deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

     SECTION 1.03 Issuance of Convertible Preferred Stock. Newco agrees to issue to Sprint L.P., and Sprint L.P. agrees to acquire from Newco, 4,102,941 shares of Convertible Preferred Stock having the voting powers, preferences and other rights set forth in the form of Certificate of Designation, Preferences and Rights attached hereto as Exhibit A ("Certificate of Designation") and which is to be filed with the Delaware Secretary of State on or prior to the Closing Date, for the "Preferred Stock Consideration," which shall be delivered at the Closing for the duly authorized and executed certificates evidencing such shares. The Preferred Stock Consideration shall consist of the following:

          (i) cash in the amount of $23,750,000, which payment shall be made by wire transfer of immediately available funds pursuant to the wire transfer instructions to be provided to Sprint L.P. by a duly authorized officer of Newco at least 72 hours prior to the Closing;

          (ii) all of the right, title and interest of Sprint L.P. in and to all agreements with SIP Subscribers and all rights to provide Internet access services to the SIP Subscribers after the Closing Date, as evidenced by the Master Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the "Master Assignment"), which (A) shall have a Schedule A attached thereto showing the number and identity of SIP Subscribers as of a date no earlier than 10 days prior to the Closing Date,
     (B) shall include the obligations to be assumed by Newco at the Closing to continue the performance of all of such agreements after the Closing Date, and (C) shall be executed and delivered by the Parties thereto on the Closing Date; and

          (iii) the right to utilize a minimum and maximum number of ports on Sprint L.P.'s long-distance network specified, along with the pricing and other terms and conditions set forth, in the Network Agreement attached hereto as Exhibit C ("Network Agreement"), which shall be executed and delivered by the Parties thereto on the date hereof, but which shall not become effective until the Closing and then only if all of the applicable conditions to Closing have been satisfied or waived.

     SECTION 1.04 Marketing Agreement. The Marketing Agreement attached hereto as Exhibit D shall be executed and delivered by the Parties thereto on the date hereof, and pursuant to which (A) Newco and the Company shall have the right to utilize certain distribution channels of Sprint L.P., and the Parties shall provide certain cooperation and support to each other in specified marketing matters, and (B) Newco and the Company shall be granted a license requiring the use of the Sprint brand in conjunction with the Company's brand, in each case upon the terms and subject to conditions set forth in the Marketing Agreement, but which Agreement shall not become effective until the Closing and then only if all of the applicable conditions to Closing have been satisfied or waived.

     SECTION 1.05 Convertible Debt Financing. Sprint agrees to make advances of funds to Newco and the Company, as co-borrowers, in the amounts and at the times specified in, and subject to the terms and conditions set forth in, the Credit Agreement attached hereto as Exhibit E (the "Credit Agreement"), (A) which shall be executed and delivered by the Parties thereto on the date hereof, but which shall not become effective until the Closing and then only if all of the applicable conditions to the Closing have been satisfied or waived, and (B) advances thereunder shall be evidenced by one or more Convertible Notes which shall be convertible into Newco Common Stock, a form of which Convertible Note is attached to the Credit Agreement.

     SECTION 1.06 Merger of Newco Sub into the Company and Conversion of Company Stock into Newco Stock. (a) The Company, Newco and Newco Sub shall duly execute and deliver on the date hereof the Agreement and Plan of Merger among them attached hereto as Exhibit F, but which shall not become effective until the Closing, and pursuant to which, inter alia, at the Closing, (i) Newco Sub
                                    ----- ----
shall be merged with and into the Company and the Company shall be the surviving corporation (the "Surviving Corporation"), (ii) the certificate of incorporation and bylaws of Newco Sub shall be the certificate of incorporation and bylaws of the Surviving Corporation, (iii) except as disclosed in Schedule 1.06 hereto; the certificate of incorporation and bylaws of Newco shall be identical to the certificate of incorporation and bylaws of the Company, (iv) the directors and officers of the Company shall be the directors and officers of Newco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Newco's certificate of incorporation and bylaws, except that the two directors elected by the holders of the Convertible Preferred Stock shall be elected immediately following the Closing and (v) each outstanding share of Common Stock of the Company shall be converted into one share of Newco Common Stock.

     (b) Subject to the provisions of this Agreement, as promptly as practicable, the Company, Newco and Newco Sub shall prepare and file with the SEC a proxy statement relating to a special meeting of the Company's stockholders (the "Special Meeting") to be held in connection with the Merger (the "Proxy Statement") that will serve as the prospectus included as Part I of a registration statement on Form S-4 (the "S-4") to be filed by Newco with the SEC to register the Newco Common Stock to be issued in the Merger by Newco. The Proxy Statement and S-4 shall also seek approval by the Company's stockholders of (i) the issuance and sale of the Convertible Preferred Stock, the Convertible Notes, and the Newco Common Stock issuable upon conversion of the Convertible Preferred Stock and/or the Convertible Notes, (ii) the other transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) any related matters that must be approved by the holders of Common Stock or Newco Common Stock in order for the transactions contemplated by the Investment Agreement or any Ancillary Agreement to be consummated (the matters referred to in clauses (i), (ii) and (iii) together with approval of the Merger, the "Company Stockholder Vote Matters"). Each of the Company, Newco and Newco Sub shall use all reasonable efforts to (i) have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and (ii) to cause the Proxy Statement to be mailed to all stockholders of the Company at the earliest practicable date. The Company, Newco and Newco Sub agree that the S-4 and the Proxy Statement shall comply as to form in all material respects with the Securities Act and the Exchange Act and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company, Newco or Newco Sub with respect to any information supplied by Sprint specifically for inclusion in the S-4 and the Proxy Statement. Each of the Parties agrees promptly to correct any information provided by it for use in the S-4 and the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company, Newco and Newco Sub further agree to take all steps necessary to amend or supplement the S-4 and the Proxy Statement and to cause the S-4 and the Proxy Statement as so amended or supplemented to be filed with the SEC and to cause the Proxy Statement to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Sprint and its counsel shall be given a reasonable opportunity to review the S-4 and the Proxy Statement and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company, Newco and Newco Sub agree to provide Sprint and its counsel any comments that the Company, Newco and Newco Sub or its counsel may receive from the SEC or its staff with respect to the S-4 and the Proxy Statement promptly after the receipt of such comments.

     (c) The Company shall call the Special Meeting to be held as promptly as practicable after the date hereof for the purpose of voting upon the Company Stockholder Vote Matters. Subject to Section 4.07(a), the Company will, through its Board of Directors, recommend that its stockholders vote their shares in favor of the approval of the Company Stockholder Vote Matters and shall use its reasonable best efforts to obtain approval and adoption by the Company's stockholders of the Company Stockholder Vote Matters. The Company and Sprint shall coordinate and cooperate with respect to the timing of the Special Meeting and shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof. Newco shall (i) cause Newco Sub promptly to submit this Agreement and the transactions contemplated hereby for approval and adoption by Newco as its sole stockholder by written consent or stockholder vote, (ii) authorize and cause an officer of Newco to vote Newco's shares of Newco Sub for adoption and approval of, or act by written consent to adopt and approve, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iii) take all additional actions as the sole stockholder of Newco Sub necessary to adopt and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Newco will, on or prior to the Closing Date, execute and deliver to Sprint and the Company a written consent by the sole stockholder of Newco (i) approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (ii) authorizing the taking of all additional actions as the sole stockholder of Newco necessary to adopt and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

     SECTION 1.07    Governance Agreement and Stockholders Agreement.

          (a) Sprint, Sprint L.P., Newco and the Company shall execute and deliver on the date hereof the Governance Agreement attached hereto as Exhibit G to establish therein certain terms and conditions concerning the corporate governance of Newco, the acquisition of Newco's equity securities by Sprint and its Affiliates, and the rights of Sprint to make offers to purchase all of the outstanding securities not owned by Sprint and its Affiliates and the rights of the Board of Directors of Newco to receive offers to effect business combinations, which agreement shall not become effective until the Closing.

          (b) Sprint, Sprint L.P., Newco, the Company and the stockholders of the Company identified on a schedule to the following agreement shall execute and deliver on the date hereof a Stockholders' Agreement attached hereto as Exhibit H to effectuate the intent and provisions of the Governance Agreement and to provide for certain rights and obligations of such parties with respect to the voting and disposition of equity securities of Newco, which agreement shall not become effective until the Closing.

     SECTION 1.08 Registration Rights Agreement. Sprint, Sprint L.P. and Newco shall execute and deliver on the date hereof the Registration Rights Agreement attached hereto as Exhibit I with respect to the rights of Sprint and its Affiliates in connection with public offerings and sales of Newco Common Stock acquired in the Merger, through conversion of the Convertible Preferred Stock or the Convertible Notes, pursuant to the Governance Agreement or otherwise, which agreement shall not become effective until the Closing.

     SECTION 1.09 Closing. (a) Closing Date and Location. The closing of the transactions contemplated by Sections 1.03., 1.04., 1.05., 1.06., 1.07., and
1.08. (the "Closing") shall be held at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut, Suite 2900, Kansas City, Missouri 64106, immediately following, and subject only to, the acceptance for payment of shares of Common Stock pursuant to the Offer, or at such other date, time or place as the parties may mutually agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

     (b) Deliveries by Newco and Newco Sub. At the Closing, Newco and Newco Sub shall take the following actions:

          (i) deliver to Sprint L.P. duly executed certificates evidencing 4,102,941 shares of Convertible Preferred Stock in exchange for the Preferred Stock Consideration;

          (ii) deliver to Sprint L.P. a duly executed and delivered instrument acknowledging receipt of payment of the cash portion of the Preferred Stock Consideration;

          (iii) deliver to Sprint and Sprint L.P. each of the Ancillary Agreements to which either of them is a party, which shall have been duly executed and delivered by them;

          (iv) deliver to Sprint and Sprint L.P. a certificate on behalf of Newco and Newco Sub signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.02(d) and (e);

          (v) deliver to Sprint and Sprint L.P. the legal opinion of Hunton & Williams, counsel to the Company, Newco and Newco Sub, dated as of the Closing Date, in form and substance reasonably satisfactory to Sprint and Sprint L.P.;

          (vi) deliver to Sprint and Sprint L.P. a Certificate of the Secretary of Newco (A) as to true and complete copies of the certificate of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, (B) certifying that the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby were duly and validly approved by the sole stockholder of Newco, and (C) as to incumbency of the Newco officers executing the Agreement and each of the Ancillary Agreements to which it is a party;

          (vii) deliver to Sprint and Sprint L.P. the certificate of incorporation of Newco and all amendments to date, certified by the Delaware Secretary of State, as of a date not earlier than three (3) business days prior to the Closing Date;

          (viii) deliver to Sprint and Sprint L.P. a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that Newco is in good standing, as of a date not earlier than three (3) business days prior to the Closing Date;

          (ix) deliver to Sprint and Sprint L.P. the SEC Order of Effectiveness with respect to the S-4 if then in the possession of the Company or Newco;

          (x) deliver to Sprint and Sprint L.P. a Certificate of the Secretary of Newco Sub (A) as to true and complete copies of the certificate of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, (B) certifying that the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby were duly and validly approved by Newco as the sole stockholder of Newco Sub, and (C) as to incumbency of the Newco Sub officers executing this Agreement and each of the Ancillary Agreements to which it is a party;

          (xi) deliver to Sprint and Sprint L.P. the certificate of incorporation of Newco Sub and all amendments to date, certified by the Delaware Secretary of State, as of a date not earlier than three (3) business days prior to the Closing Date; and

          (xii) deliver to Sprint and Sprint L.P. a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that Newco Sub is in good standing, as of a date not later than three (3) business days prior to the Closing Date.

      (c) Deliveries by the Company. At the Closing, the Company shall deliver to Sprint and Sprint L.P. the following:

          (i) each of the Ancillary Agreements to which the Company is a party, which shall have been duly executed and delivered by it;

          (ii) a certificate on behalf of the Company signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.02(d) and (e);

          (iii) the legal opinion of Hunton & Williams, counsel to the Company, Newco and Newco Sub dated as of the Closing Date, in form and substance reasonably satisfactory to Sprint and Sprint L.P.;

          (iv) a Certificate of the Secretary of the Company (A) as to true and complete copies of the certificate of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby,
     (B) certifying that the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby were duly and validly approved by the stockholders of the Company, and (C) as to incumbency of the Company officers executing the Agreement and each of the Ancillary Agreements to which it is a party;

          (v) the certificate of incorporation of the Company and all amendments to date, certified by the Delaware Secretary of State, as of a date not later than three (3) business days prior to the Closing Date;

          (vi) a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that the Company is in good standing, as of a date not later than three (3) business days prior to the Closing Date;

          (vii) the Certificate of Inspector of Election in connection with the Special Meeting.

      (d) Deliveries by Sprint. At the Closing, Sprint shall deliver to the Company, Newco and Newco Sub the following:

          (i) each of the Ancillary Agreements to which Sprint is a party, which shall have been duly executed and delivered by it;

          (ii) a certificate on behalf of Sprint signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.03(b), (c) and (e);

          (iii) the legal opinion of Stinson, Mag & Fizzell, P.C., counsel to Sprint and Sprint L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to Newco and the Company.

          (iv) a Certificate of Secretary of Sprint (A) as to true and complete copies of the articles of incorporation, bylaws and resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, and (B) as to incumbency of the Sprint officers executing this Agreement and each of the Ancillary Agreements to which it is a party; and

          (v) a Long Form Certificate of Good Standing from the Kansas Secretary of State certifying that Sprint is in good standing, as of a date not later than three (3) business days prior to the Closing Date.

      (e) Deliveries by Sprint L.P. At the Closing, Sprint L.P. shall deliver to the Company, Newco and Newco Sub the following:

          (i) the cash portion of the Preferred Stock Consideration to Newco by wire transfer of immediately available funds pursuant to wire transfer instructions from a duly authorized officer of Newco;

          (ii) each of the Ancillary Agreements to which Sprint L.P. is a party, which shall have been duly executed and delivered by it;

          (iii) a certificate on behalf of Sprint L.P. signed by a duly authorized executive officer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 2.03(b) and (c);

          (iv) the legal opinion of Stinson, Mag & Fizzell, P.C., counsel to Sprint and Sprint L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to Newco and the Company;

          (v) a Certificate of Secretary of Sprint L.P. (A) as to true and complete copies of the limited partnership agreement of Sprint L.P. and resolutions of the Board of Directors of the General Partner of Sprint L.P. authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, and (B) as to incumbency of the Sprint L.P. officers executing this Agreement and each of the Ancillary Agreements to which it is a party; and

          (vi) a Long Form Certificate of Good Standing from the Delaware Secretary of State certifying that Sprint L.P. is in good standing, as of a date not later than three (3) business days prior to the Closing Date.

                                  ARTICLE II

                        CONDITIONS TO OFFER AND CLOSING

     SECTION 2.01 Mutual Conditions to Offer. Sprint shall not, and shall have no obligation to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sprint's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless the following conditions are satisfied on or prior to the Offer Acceptance Time (or waived in a writing executed by Sprint, Sprint L.P., Newco, Newco Sub and the Company).

          (a) Minimum Tender Condition. At least 1,250,000 shares of Common Stock shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Tender Condition").

          (b) Waiting Periods. The filing and waiting period requirements of the HSR Act relating to the Offer, the Preferred Stock Consideration and the Merger shall have been complied with and there shall be no action taken or instituted by the Department of Justice, the Federal Trade Commission or by any other Governmental Entity to delay or otherwise enjoin the transactions contemplated by this Agreement and by the Ancillary Agreements and the waiting period applicable under the HSR Act shall have expired or received early termination.

          (c) Other Approvals. In addition to the filing and expiration of the waiting period contemplated by Section 2.01(b), all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on Sprint, Sprint L.P. and their respective Subsidiaries, the Company or Newco and Newco Sub, in each case, taken as a whole, shall have been filed, occurred or been obtained.

          (d) Form S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) Actions, Suits or Proceedings. There shall not be Threatened or pending by any Governmental Entity any Action which has a reasonable likelihood of success, and there shall not be pending by any other Person any Action which has a substantial likelihood of success, (i) seeking to restrain or prohibit the acquisition by Sprint of any shares of Common Stock or any Convertible Notes or the acquisition by Sprint L.P. of any shares of Convertible Preferred Stock, the making or consummation of the Offer or the performance by any of the Parties hereto of any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements, or seeking to obtain from the Company, Newco, Sprint or Sprint L.P. any damages that are material in relation to Sprint, Newco or the Company and their respective subsidiaries taken as a whole, (ii) seeking to impose limitations on the ability of

     Sprint or Sprint L.P. to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted for payment by Sprint pursuant to the Offer or any shares of Convertible Preferred Stock, any Convertible Notes or any Common Stock received upon conversion of either thereof, including, without limitation, the right to vote such Common Stock, Newco Common Stock and Convertible Preferred Stock on all matters properly presented to the stockholders of the Company or Newco, as the case may be, (iii) seeking to prohibit any Party from exercising any of its material rights under this Agreement or any Ancillary Agreement; or (iv) seeking to prohibit or limit the ownership or operation by any Party or its respective Subsidiaries of a material portion of the business or assets of such Party on a consolidated basis, or to compel any Party to dispose of or hold separate any material portion of the business or assets of such Party on a consolidated basis, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Ancillary Agreements.

          (f) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (x) preventing the consummation of the Merger or any of the other transactions contemplated hereby or by the Ancillary Agreements that are to occur by the Closing shall be in effect or, (y) applicable to the Offer or the issuance of shares of Convertible Preferred Stock, any Convertible Notes or any Newco Common Stock received upon conversion of either thereof having any of the consequences described in clauses (i) through (iv) of Section 2.01(e) shall be in effect; provided, however, that
                                                         --------  -------
     prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          (g) Stockholder Approval. The holders of Common Stock of the Company shall have approved the Company Stockholder Vote Matters.

          (h) Termination of Agreement. This Agreement shall not have terminated in accordance with its terms prior to the Expiration Date.

     SECTION 2.02 Conditions to Offer for Benefit of Sprint and Sprint L.P. Sprint shall have no obligation to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sprint's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless the following conditions are satisfied on or prior to the Offer Acceptance Time (or waived in a writing executed by Sprint and Sprint L.P.).

          (a) Approval of the Board of Directors. (i) The Board of Directors of the Company or Newco shall not have withdrawn or modified in a manner adverse to Sprint or Sprint L.P. its approval of the Offer or the other transactions contemplated by this Agreement or the Ancillary Agreements, or approved any Acquisition Proposal or approved the solicitation of additional Acquisition Proposals, (ii) the Company shall not have entered into any agreement with respect to any Acquisition Proposal, or (iii) the Board of Directors of the Company or Newco or any committee thereof shall not have resolved to take any of the foregoing actions referred to in (i) or
     (ii) above.

          (b) Execution, Delivery, Effectiveness and Satisfaction of Ancillary Agreements. Each of the Company, Newco and Newco Sub shall have executed and delivered to Sprint and Sprint L.P., as the case may be, each Ancillary Agreement to which it is a party. Each Ancillary Agreement shall be in full force and effect and all of the terms and conditions of each such Ancillary Agreement shall be satisfied in all material respects.

          (c) Stockholder Agreements. (i) Each of (A) the stockholders named on Schedule A of the Stockholders Agreement, and (B) each of Garry Betty, Brinton Young, Robert Kavner and Chip Lacy, shall have executed, and delivered to Sprint the Stockholders Agreement in the form attached hereto as Exhibit H, including the Irrevocable Proxies related thereto (the "Stockholders Agreement"), (ii) each of the Voting Stockholders shall have executed and delivered to Sprint the Agreement To Vote Stock (the "Agreement to Vote"), in the form attached hereto as Exhibit J, and (iii) each of the Tendering Stockholders shall have executed and delivered to Sprint the Agreement to Vote and Tender Stock (the "Agreement to Vote and Tender"), in the form attached hereto as Exhibit K. The Stockholders Agreement, each Agreement to Vote and each Agreement to Vote and Tender, to the extent necessary to approve the Company Stockholder Vote Matters, shall be in full force and effect and all of the terms and conditions of such agreements shall be satisfied in all material respects.

          (d) Representations and Warranties. The representations and warranties of the Company, Newco and Newco Sub shall be true and correct
     (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date, or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Offer Acceptance Time; unless, in either the case of clause (i) or
     (ii), the inaccuracies under such representations and warranties, would not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company or Newco, (y) materially impair the ability of the Company, Newco and Newco Sub to enter into and perform this Agreement or any Ancillary Agreement to which any of them is a Party and their respective obligations thereunder, or (z) materially reduce Sprint's expected ownership interest in Newco by virtue of material inaccuracies in the representations and warranties set forth in Section 3.01(c) hereof, in each case without giving effect to any supplement to any schedule to this Agreement or to any Ancillary Agreement (provided, however, that any
                                              --------  -------
     supplement must be objected to before the earlier of the Offer Acceptance Time or 10 Business Days from the date of delivery thereof). Sprint and Sprint L.P. shall also have each received a separate certificate to such effect dated the Offer Acceptance Date and executed by the chief executive officer and chief financial officer of each of the Company, Newco and Newco Sub, in each such case without giving effect to any supplement to any Schedule to this Agreement or to any Ancillary Agreement.

          (e) Performance of Obligations and Covenants of the Company, Newco and Newco Sub. Each of the Company, Newco and Newco Sub shall have performed in all material respects all of the respective obligations and covenants required to be performed or complied with by them under this Agreement and each of the Ancillary Agreements at or prior to the time of the Closing.

          (f) Legal Opinions. Sprint shall have received the legal opinion of Hunton & Williams, dated as of the Closing Date, counsel to Newco, Newco Sub, and the Company in form and substance reasonably satisfactory to Sprint and Sprint L.P.

          (g) Amendments and Modifications of Warrants and other Dilutable Securities. There shall not be any warrants to purchase Common Stock or other Dilutable Securities of the Company outstanding on the Closing Date which could be exercised on the Closing Date (assuming the expiration of any applicable vesting periods or the satisfaction of any other conditions to conversion, exchange, exercise or issuance) into a number of shares of Common Stock which, in the aggregate, would constitute more than 8% of the shares of Common Stock outstanding immediately prior to the Closing, which, upon or after the Merger will be convertible into or exchangeable for or give the right to acquire Common Stock or other voting securities of the Company, and the Company shall have provided copies of all amendments or other modifications of any Warrants and other Dilutable Securities obtained by the Company pursuant to Section 4.08.

     SECTION 2.03 Conditions to Offer for Benefit of the Company, Newco, and Newco Sub. Sprint shall not accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sprint's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless the following conditions are satisfied on or prior to the Offer Acceptance Time (or waived in a writing executed by Newco, Newco Sub and the Company).

          (a) Approval, Execution, Delivery, Effectiveness and Satisfaction of Ancillary Agreements. (i) The Board of Directors of Sprint, and the Board of Directors of the General Partners of Sprint L.P. shall not have withdrawn or modified in a manner adverse to Newco or the Company their approval of the Offer or the other transactions contemplated by this Agreement or the Ancillary Agreements, or approved any Acquisition Proposal or approved the solicitation of additional Acquisition Proposals, (ii) Sprint shall not have entered into any agreement with respect to any Acquisition Proposal, or (iii) the Board of Directors of Sprint, or the Board of Directors of the General Partner of Sprint L.P., or any committee thereof shall not have resolved to take any of the foregoing actions referred to in (i) or (ii) above. Sprint and Sprint L.P. shall have executed and delivered to the Company, Newco and Newco Sub, as the case may be, and performed each Ancillary Agreement to which it is a party. Each Ancillary Agreement shall be in full force and effect and all of the terms and conditions of each such Ancillary Agreement shall be satisfied in all material respects.

          (b) Representations and Warranties. The representations and warranties of Sprint and Sprint L.P. shall be true and correct (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date, or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Offer Acceptance Time; unless, in either the case of clause (i) or (ii), the inaccuracies under such representations and warranties, would not, individually or in the aggregate, (x) have a Material Adverse Effect on Sprint or Sprint L.P., or (y) materially impair the ability of Sprint and Sprint L.P. to enter into and perform this Agreement or any Ancillary Agreement to which any of them is a Party and their respective obligations thereunder, in each case without giving effect to any supplement to any schedule to this Agreement or to any Ancillary Agreement (provided, however, that any supplement must
                                    --------  -------
     be objected to before the earlier of the Offer Acceptance Time or 10 Business Days from the date of delivery thereof). The Company, Newco, and Newco Sub shall have each received a separate certificate to such effect dated the Offer Acceptance Date and executed by a duly authorized executive officer of each of Sprint and Sprint L.P., in each case without giving effect to any supplement to any Schedule to this Agreement or to any Ancillary Agreement.

          (c) Performance of Obligations and Covenants. Sprint shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and each of the Ancillary Agreements to be performed or complied with by Sprint by the time of the Closing.

          (d) Legal Opinion. The Company, Newco and Newco Sub shall have received the legal opinion of Stinson, Mag & Fizzell, P.C., counsel to Sprint and Sprint L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to Newco and the Company.

          (e) Sprint Acquisition Proposal. Sprint shall not have entered into an agreement providing for a transaction contemplated by an Acquisition Proposal, nor shall it have consummated any such transaction, nor shall Sprint have received any Acquisition Proposal (i) recommended by the Board of Directors of Sprint, or (ii) if not so recommended, which the Board of Directors of the Company reasonably determines in good faith upon consultation with its outside financial advisors is reasonably likely to be consummated.

     SECTION 2.04 Condition to Closing of All Parties. The obligations of Sprint, Sprint L.P., Newco, Newco Sub and the Company to consummate the transactions contemplated to occur at the Closing other than the Offer are subject to the satisfaction of the condition that Sprint shall have accepted for payment shares of Common Stock pursuant to the Offer in accordance with this Agreement (the "Offer Acceptance Condition").

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     SECTION 3.01 Representations and Warranties of the Company. Except as disclosed in the schedules attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedules"), the Company represents and warrants to Sprint and Sprint L.P. as set forth below. The Company Disclosure Schedules will be arranged in sections corresponding to sections of this Agreement to be modified thereby.

          (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has made available to Sprint for its review complete and correct copies of its certificate of incorporation and bylaws, in each case as amended to the date of this Agreement.

          (b) Subsidiaries and Joint Ventures. The Company does not have any Subsidiaries. The Company does not have the right to acquire an equity interest in any corporation, partnership, limited liability company, joint venture, business trust or any other entity, except for Newco and Newco Sub pursuant to the Merger.

          (c) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on January 31, 1998, (i) 11,293,394 shares of Common Stock and no shares of preferred stock of the Company were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury, (iii) 1,072,012 shares of Common Stock were reserved for issuance pursuant to outstanding stock options granted under the 1995 Stock Option Plan to purchase shares of Common Stock ("Employee Stock Options") and an additional 96,158 shares of Common Stock were available for the grant of Employee Stock Options pursuant to such plan (and upon approval by the Company's stockholders of a pending proposal there will be 600,000 additional shares of Common Stock as to which options can be granted under the 1995 Stock Option Plan), (iv) no shares of Common Stock were reserved for issuance pursuant to outstanding stock options granted under the Directors Stock Option Plan to purchase shares of Common Stock ("Director Stock Options") and an additional 62,500 shares of Common Stock were available for the grant of Director Stock Options pursuant to such plan, (v) 391,500 shares of Common Stock were reserved for issuance pursuant to the Company's convertible note with UUNET

     Technologies, Inc., and (vi) 887,647 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants. Except as set forth above or as otherwise expressly provided herein, at the close of business on January 31, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and except as set forth on Schedule 3.01(c), there are not any phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("Stock Equivalents"). There are no outstanding stock appreciation rights ("SARs") with respect to Common Stock that were not granted in tandem with a related Employee Stock Option. When issued and sold to Sprint, the Convertible Preferred Stock and the Convertible Notes will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens. The Newco Common Stock issued upon conversion of the Convertible Preferred Stock and the Convertible Notes, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens. Other than this Agreement and the Ancillary Agreements, the Convertible Preferred Stock and the Convertible Notes are not, and the Newco Common Stock issuable upon conversion of the Convertible Preferred Stock and the Convertible Notes will not be, subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of the Convertible Preferred Stock or the Convertible Notes. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to any stock plans and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above and in
     Schedule 3.01(c), and as otherwise expressly set forth in this Agreement, and except for changes since January 31, 1998 resulting from the grant or exercise of Employee Stock Options, Director Stock Options, or warrants and the conversion of notes described in clauses (v) and (vi) above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights to purchase, rights of first refusal, securities convertible into or exchangeable for voting securities, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (collectively referred to as "Dilutable Securities"). As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, except pursuant to existing employee arrangements.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub, as appropriate, in accordance with the

     Delaware General Corporation Law ("DGCL"), to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.01(d), the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub, as appropriate, in accordance with the DGCL. This Agreement and the Ancillary Agreements to which it is party have been duly executed and delivered by each of the Company, Newco and Newco Sub, as appropriate, and, subject, with respect to consummation of the Merger, to approval of the Merger by the stockholders of the Company in accordance with DGCL, and assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreements of Sprint, constitute valid and binding obligations of each of them enforceable against the Company, Newco, and Newco Sub, respectively, in accordance with their respective terms, except to the extent that the enforcement of this Agreement or the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth on
     Schedule 3.01(d), the execution and delivery of this Agreement and the Ancillary Agreements by the Company did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and compliance with the provisions of the Marketing Agreement and the Network Agreement, without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss by the Company of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, (i) the certificate of incorporation or bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to the Company or its respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) materially impair the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act and the expiration of the applicable waiting period or early termination thereof and, (ii) the filing with the SEC of (w) the Proxy Statement, (x) the S-4,

     (y) a solicitation/recommendation statement on Schedule 14D-9 and (z) such reports under Sections 12 and 13(a) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements,
     (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on
     Schedule 3.01(d).

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since the filing of its initial registration statement with respect to its initial public offering which was declared effective on January 22, 1997 (the "SEC Documents" which are deemed to include such registration statement). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all exhibits to its SEC documents required by Item 601 of SEC Regulation S-K or which would have been required to be filed if there were no exclusions or exceptions in paragraph (b)(10) of such Item 601. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and SEC Regulations S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and its statements of operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments). Except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement ("Company Filed SEC Documents"), as of the date hereof, the Company has no liabilities or obligations of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise), other than (i) liabilities provided for in the Company's unaudited balance sheet included in the Company's Quarterly Report on Form 10-Q for its third fiscal quarter ("Unaudited Balance Sheet"), dated as of September 30, 1997 (the "Unaudited Balance Sheet Date"), (ii) liabilities and obligations incurred in the Ordinary Course of Business since the Unaudited Balance Sheet Date, and (iii) liabilities and obligations under this Agreement and the Ancillary Agreements.

          (f)  Absence of Certain Changes or Events. Except as disclosed in
     Schedule 3.01(f) or as reflected in Section 3.01(c), the Company Filed SEC Documents, or except as contemplated by this Agreement, since the Unaudited Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business and (i) there has not occurred any transaction, or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business), event or change (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) the Company has not taken any action that would have been prohibited under Section 4.01 hereof as if the Agreement had been in effect on the date of such action.

          (g) Litigation. Except as disclosed in the Company Filed SEC Documents or as set forth on Schedule 3.01(g), there is no suit, action or proceeding pending or, to the Knowledge of the Company, Threatened against the Company that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (h)  Benefit Plans.

               (i) Schedule 3.01(h) hereto contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has made available to Sprint a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, if any, (b) the plan document, (c) any summary plan description relating to such Benefit Plan, and (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

               (ii) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Company's Knowledge, there exists no present condition or set of circumstances in connection with which the Company is now subject to, or could reasonably be expected to be subject to, any liability under ERISA, the Code, or any other applicable Law, except liability for benefit claims and funding obligations or contributions payable in the ordinary course, and to the Company's Knowledge each of the Benefit Plans has at all times in all material respects been in compliance with and administered in accordance with its terms, the applicable provisions of ERISA, the Code or any other applicable Law.

               (iii) Each of the Benefit Plans and related trusts that is intended to be qualified in form under Section 401(a) and tax exempt under Section 501(a) of the Code, respectively, has been determined by the IRS to so qualify under the Code and, to the Company's Knowledge, nothing has occurred since such determination to cause any of such Benefit Plans not to qualify under Section 401(a) or any of such related trusts not to be tax exempt under Section 501(a) of the Code other than the effective date of certain amendments of the Code and ERISA, the remedial amendment period for which has not expired.

               (iv) With respect to the Benefit Plans, individually and in the aggregate, all required reports and descriptions have been appropriately filed and distributed to the extent ERISA, the Code or applicable Law requires.

               (v) With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the Company, and there is no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course) pending, or to the Company's Knowledge, Threatened, and to the Company's Knowledge there is no present condition or set of circumstances which could reasonably be expected to give rise to any such action, suit, grievance, arbitration or other claim.

               (vi) Neither the Company nor any corporation, trade or business which is affiliated with the Company, in the manner described in
          Section 414(b), (c), (m) and (o) of the Code or Section 4001(a)(14) of ERISA, has ever sponsored, or made or been obligated to make contributions to, (i) any defined benefit pension plan subject to Title IV of ERISA or any plan subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA; or (ii) any nonqualified deferred compensation plan or arrangement, including, without limitation, any plans providing for post employment benefits such as life or health insurance or any other benefits.

          (i) Taxes. Except as set forth on Schedule 3.01(i), the Company has timely filed all Returns and reports required to be filed by it on or before the date hereof, except where failure to timely file would not have a Material Adverse Effect on the Company. All such Returns are complete and accurate except where the failure to be complete or accurate would not have a Material Adverse Effect on the Company. The Company has paid or has set up an adequate reserve for the payment of all Taxes shown as due on such Returns, except where the failure to do so would not have a Material Adverse Effect on the Company. The Unaudited Balance Sheet contains an adequate reserve for all Taxes payable by the Company accrued through the Unaudited Balance Sheet Date. Except as set forth on Schedule 3.01(i), no deficiencies for any Taxes have been asserted, proposed or assessed against the Company in writing that have not been paid or otherwise settled or reserved against, except for deficiencies the assertion, proposing or assessment of which would not have a Material Adverse Effect on the Company, and no waivers of the time to assess any such Taxes are pending. There are no material Liens for Taxes (other than for current taxes not yet due and payable) on the assets of the Company.

          (j) Voting Requirements. The only vote of the holders of any class or series of the Company's capital stock that is necessary to approve this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements is (i) the affirmative vote by a majority of the votes cast by the holders of Common Stock entitled to vote with respect to the issuance and sale of the Convertible Preferred Stock and Convertible Notes, as may be required by paragraph (i) of NASD Rule 4460, and (ii) the affirmative vote by the holders of a majority of the outstanding shares of Common Stock entitled to vote with respect to the Merger, as required by Section 251 of the DGCL.

          (k) Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Morgan Grenfell Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, based upon arrangements made by or on behalf of the Company (except as set forth on Schedule 3.01(k)).

          (l) Compliance with Laws. The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits, variances, exemptions, orders and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that, individually or in the aggregate, have not had a Material Adverse Effect on the Company. Except as disclosed in the Company Filed SEC Documents, the Company is in compliance with all applicable Law, except where failures to so comply, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as set forth in
     Schedule 3.01(l) hereto or as described in Company Filed SEC Documents filed prior to the date hereof, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Company's Knowledge, Threatened, other than, in each case, those the outcome of which would not have a Material Adverse Effect on the Company.

          (m) Environmental Matters. The Company is and at all times has been in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law (which compliance includes the possession by the Company of all Permits required under applicable Environmental Law and compliance with the terms and conditions thereof), except for such failure to be in compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There are no pending or, to the Company's Knowledge, Threatened claims, orders, notices, administrative or judicial actions, or Encumbrances, relating to environmental, health, and safety liabilities arising under or pursuant to any federal, state or local Environmental Laws, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which the Company has an interest, except for any such claim, order, notice, administrative or judicial action, Encumbrance or other restriction that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (n) Intellectual Property. The Company owns sufficient right, title and interest in and to, or has valid licenses of sufficient scope and duration for, all patents, patent rights, copyrights, trademarks, service marks, trade names, software, trade secrets, confidential information and other intellectual property material to the operation of the business of the Company as currently conducted or proposed to be conducted (the "Intellectual Property Assets") and as presently proposed to be conducted. The Intellectual Property Assets are free and clear of all Liens which would materially impair the Company's ability to use the Intellectual Property Assets in the business of the Company as currently conducted or proposed to be conducted. The Company has granted to no third party any rights in and to the Intellectual Property Assets except for distribution rights, OEM rights, end user licenses and rights to reproduce certain of the Intellectual Property Assets in the Ordinary Course of Business in connection with the marketing and distribution of the Company's product and service offerings, and which individually and in the aggregate would not have a Material Adverse Effect. Except as set forth on Schedule 3.01(n), none of the Intellectual Property Assets owned or licensed by the Company infringes, or conflicts with, or to the Company's Knowledge, is alleged to infringe upon or conflict with the intellectual property rights of any third party, which infringement or alleged infringement could have a Material Adverse Effect. The Company has no Knowledge that any of its employees performing or managing key functions of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. To the Company's Knowledge, neither the execution nor delivery of this Agreement or any Ancillary Agreement, nor the conduct of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, which conflict or breach would have a Material Adverse Effect. The Company does not presently utilize or intend to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company. To the Company's Knowledge, any software owned by the Company, and any software used independently by the Company and owned by third parties and licensed to the Company is, in all material respects, Year 2000 Compliant. "Year 2000 Compliant" means (i) the software is capable of correctly processing, providing and receiving date data within and between the twentieth and twenty-first century (including accounting for all required leap year calculations); and (ii) all date fields in the software use four digit year fields.

          (o) Certain Payments. Neither the Company, nor any of its directors, officers, agents, or employees, or to the Company's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, (b) established or maintained any fund or asset that has not been appropriately recorded in the books and records of the Company, which in the case of either clause
     (a) or (b) would be in violation of Law or would have a Material Adverse Effect.

     SECTION 3.02 Representations and Warranties of Newco and Newco Sub. Newco and Newco Sub represent and warrant to Sprint and Sprint L.P., jointly and severally, as follows:

          (a) Organization, Standing and Power. Newco and Newco Sub were each incorporated under the DGCL on January 30, 1997 and neither of them has engaged in any business, owns any property or assets (except for $10 in cash received by Newco for the issuance of 10 shares of its common stock to its sole stockholder (which is not the Company or an Affiliate of the Company) and $10 in cash received by Newco Sub for the issuance of 10 shares of its common stock to Newco, which in each case represents all of their outstanding shares of capital stock) or is a party to any agreement, except for this Agreement. Each of Newco and Newco Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Newco will, immediately following the Merger, be duly qualified or licensed to do business and be in good standing in each jurisdiction in which the nature of the business conducted or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Newco immediately following the Merger. Each of Newco and Newco Sub has made available to Sprint for its review complete and correct copies of its certificate of incorporation and bylaws, in each case as amended to the date of this Agreement.

          (b) Authority; Noncontravention. Each of Newco and Newco Sub has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and, subject, with respect to consummation of the Merger, to approval of the Merger by the stockholders of the Company, Newco and Newco Sub in accordance with the DGCL, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.02(b), the execution and delivery by each of Newco and Newco Sub of this Agreement and each Ancillary Agreement to which it is a party and the consummation by each of them of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Newco and Newco Sub, respectively, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub in accordance with DGCL. This Agreement and the Ancillary Agreements to which it is party have been duly executed and delivered by each of Newco and Newco Sub and, subject, with respect to consummation of the Merger, to prior approval of the Merger by the stockholders of the Company, Newco and Newco Sub in accordance with DGCL, and assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreements of Sprint and the Company, constitute valid and binding obligations of each of them enforceable against Newco and Newco Sub, respectively, in accordance with their respective terms, except to the extent that the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth on Schedule 3.02(b), the execution and delivery of this Agreement and the Ancillary Agreements by Newco and Newco Sub did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with the provisions of the Marketing Agreement and the Network Agreement without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by Newco or Newco Sub of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco or Newco Sub under, (i) the certificate of incorporation or bylaws of Newco or Newco Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to Newco or Newco Sub or their respective assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Newco or Newco Sub or their respective assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Newco or Newco Sub, (y) materially impair the ability of Newco and Newco Sub to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Newco or Newco Sub in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Newco and Newco Sub of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing with the SEC of (i) the S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.02(b).

          (c) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Newco or Newco Sub, Threatened against Newco or Newco Sub.

          (d) Voting Requirements. The only vote of the holders of any class or series of the capital stock of Newco and Newco Sub that is necessary to approve this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements is the affirmative vote by the holders of a majority of their respective outstanding shares of common stock entitled to vote with respect to the Merger, as required by Section 251 of the DGCL.

          (e) Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Morgan Grenfell Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Newco and Newco Sub.

          (f) Compliance with Laws. Newco and Newco Sub will, immediately following the Merger, have all Permits necessary for them to own, lease or operate the properties and assets now owned by the Company and to carry on the business now conducted by the

     Company, except for such Permits, the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Newco and Newco Sub, taken as a whole.

     SECTION 3.03 Representations and Warranties of Sprint and Sprint L.P.. Sprint and Sprint L.P., jointly and severally, represent and warrant to the Company, Newco and Newco Sub as follows:

          (a) Organization, Standing and Power. Sprint is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Sprint L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of Sprint and Sprint L.P. has all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Each of Sprint and Sprint L.P. and each of their respective Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect on Sprint or Sprint L.P. and their respective Subsidiaries, taken as a whole. Sprint has made available to the Company, Newco and Newco Sub for their review complete and correct copies of its certificate of incorporation and bylaws. Sprint L.P. has made available to the Company, Newco and Newco Sub for their review a complete and correct copy of its constitutive documents.

          (b) Subsidiaries. A schedule to Sprint's Annual Report on Form 10-K for 1996 lists each Significant Subsidiary of Sprint. All the outstanding shares of capital stock of each Significant Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are not subject to any options or other rights to acquire any such shares.

          (c) Authority; Noncontravention. Sprint has the requisite corporate power and authority, and Sprint L.P. has the requisite power and authority, to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery by Sprint and Sprint L.P. of this Agreement and each Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by, in the case of Sprint, all necessary corporate action, and in the case of Sprint L.P., all necessary action of the limited partnership and its general partner. This Agreement and the Ancillary Agreements to which Sprint or Sprint L.P. is party have been duly executed and delivered by Sprint and Sprint L.P. and, assuming this Agreement and the Ancillary Agreements constitute the valid and binding agreements of the Company, Newco and Newco Sub, constitute valid and binding obligations enforceable against Sprint and Sprint L.P. in accordance with their respective terms, except to the extent that the enforcement of this Agreement or the Ancillary Agreements may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth on Schedule 3.03(c), the execution and delivery of this Agreement and the Ancillary Agreements by Sprint and Sprint L.P. did not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with the provisions of the Marketing Agreement and the Network Agreement without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by Sprint, Sprint L.P. or any of Sprint's Significant Subsidiaries, of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Sprint or Sprint L.P. under,
     (i) the certificate of incorporation or bylaws of Sprint or the comparable charter or organizational documents of Sprint L.P. or any of Sprint's Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to Sprint, Sprint L.P. or any of Sprint's Significant Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sprint, Sprint L.P. or any of Sprint's Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Sprint, Sprint L.P. and Sprint's Subsidiaries, taken as a whole, (y) materially impair the ability of Sprint or Sprint L.P. to perform their respective obligations under this Agreement or any Ancillary Agreement to which it is a party or (z) prevent the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sprint or Sprint L.P. or any of Sprint's Significant Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Sprint or Sprint L.P. of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing of a premerger notification and report form by Sprint or Sprint L.P. under the HSR Act and the expiration of the applicable waiting period or early termination thereof and, (ii) the filing with the SEC of (x) a tender offer statement on
     Schedule 14D-1 and (y) such reports under Sections 12 and 13(a) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on Schedule 3.03(c).

          (d) Brokers. No broker, investment banker, financial advisor or other person, other than SBC Warburg Dillon Read, Inc. the fees and expenses of which will be paid by Sprint, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Sprint or Sprint L.P.

          (e) Ownership of Common Stock. As of the date of this Agreement, neither Sprint nor Sprint L.P. beneficially owns any shares of Common Stock.

          (f) Investment Intent. Sprint is purchasing the Convertible Notes for advances under the Credit Agreement, and Sprint L.P. is purchasing the Convertible Preferred Stock in exchange for the Preferred Stock Consideration, in each case for their own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The certificates evidencing the Convertible Preferred Stock, the Convertible Notes and any shares of Common Stock issued upon conversion of the Convertible Preferred Stock or the Convertible Notes shall bear substantially the following legend (modified accordingly in the case of the Convertible Notes) until such time as there is a sale or transfer in accordance with this Agreement and the Ancillary Agreements or the termination thereof:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE DISPOSITION AND VOTING OF SUCH SHARES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE INVESTMENT AGREEMENT DATED AS OF FEBRUARY 10, 1998, AMONG THE COMPANY, SPRINT, SPRINT L.P., NEWCO, AND NEWCO SUB AND THE GOVERNANCE AGREEMENT DATED AS OF FEBRUARY 10, 1998, AMONG THE COMPANY, SPRINT, SPRINT L.P., AND NEWCO, AND NEWCO RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SHARES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY NEWCO TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE THEREWITH."

          (g) Acquisition for Investment and Rule 144. Sprint and Sprint L.P. understand that the shares of Convertible Preferred Stock issued to them pursuant to the Agreement ("Sprint Shares") and Sprint understands that the Convertible Notes issued to Sprint pursuant to the Credit Agreement will not be registered under the Securities Act by reason of a specific exemption from the registration provision of the Securities Act which depends upon, among other things, the bona fide nature of their investment intent as expressed herein. Except as otherwise provided in Section 3.03(i), Sprint and Sprint L.P. acknowledge that the Sprint Shares and the Convertible Notes must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Sprint and Sprint L.P. have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Sprint and Sprint L.P. are aware that the certificates representing the Sprint Shares, and that the Convertible Notes, will bear such legends relating to restrictions on resale under the Securities Act as provided in Section 3.01(f) and Newco under certain conditions may issue instructions to its stock transfer agent to stop the transfer of the Sprint Shares and the Convertible Notes unless made in accordance with this Agreement or any Ancillary Agreement.

          (h) Legal Investment. The purchase of the Convertible Preferred Stock by Sprint L.P. and the purchase of Convertible Notes by Sprint hereunder is legally permitted by all applicable Law and all consents, approvals, authorizations of or designations, declarations or filings in connection with the valid execution and delivery of this Agreement by Sprint and Sprint L.P. or the purchase of the Convertible Preferred Stock by Sprint L.P. and the Convertible Notes by Sprint have been obtained, or will be obtained prior to the Closing Date.

          (i) Purchase Entirely for Own Account. Sprint is purchasing the Convertible Notes for advances under the Credit Agreement, and Sprint L.P. is purchasing the Convertible Preferred Stock in exchange for the Preferred Stock Consideration, in each case for their own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, except for transfers permitted by this Agreement. Neither Sprint L.P. nor Sprint has any present intention of selling, granting any participation in, or otherwise distributing the Convertible Preferred Stock or the Convertible Notes. Neither Sprint nor Sprint L.P. has any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person with respect to the Convertible Preferred Stock or the Convertible Notes. Notwithstanding any other provision of this Agreement, Sprint and Sprint L.P. shall be permitted to transfer the Convertible Preferred Stock, the Convertible Notes and the Newco Common Stock issued upon conversion thereof to any Affiliate of Sprint or Sprint L.P. without an opinion of counsel, without registration under the Securities Act or any state securities law, and without the consent of Newco, provided that any such Affiliate who acquires
                                   --------
     such Convertible Preferred Stock, Convertible Notes or Newco Common Stock agrees in writing to be subject to the applicable requirements of this
     Section 3.03 and any restrictions on transfer contained in any of the Ancillary Agreements to the same extent as if such Affiliate were the original purchaser thereof.

          (j) Agreements with SIP Subscribers. Sprint L.P. has previously furnished to each of the Company, Newco and Newco Sub the form of agreement between Sprint L.P. and the SIP Subscribers governing the receipt of internet access services from Sprint L.P. ("SIP Agreements"). Sprint L.P. has complied in all material respects with all applicable terms and requirements of the SIP Agreements. As of the date hereof, Sprint has approximately 130,000 SIP Subscribers who are subject to SIP Agreements. Except as set forth in Schedule 3.03(j), the SIP Agreements are assignable to Newco in accordance with this Agreement and are enforceable against Sprint L.P. in accordance with their respective terms, except to the extent enforcement thereof may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principals of equity, regardless of whether enforceability is considered in a proceeding in equity or at law; provided, however, that the SIP Agreements are subject
                          --------  -------
     to immediate termination by unilateral action of the SIP Subscribers.

          (k) Financial Capability. Sprint has sufficient funds available to finance the Offer and the other transactions contemplated by this Agreement and the Ancillary Agreements, and is not engaged in any financing activity, the consummation of which would be necessary in order for Sprint to consummate the Offer and the other transactions contemplated by this Agreement and the Ancillary Agreements.


                                  ARTICLE IV

                 COVENANTS RELATING TO CONDUCT OF BUSINESS AND
                                 OF THE COMPANY

     SECTION 4.01   Conduct of Business.   (a)  Conduct of Business by the
Company. During the period from the date of this Agreement to the Closing Date, the Company shall carry on its business in accordance with applicable Laws and in the usual, regular and Ordinary Course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors, joint venturers and others having business dealings with it, except to the extent that the failure to do so would not have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall not, without obtaining the prior written consent of Sprint, undertake any of the following:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other equity securities of the Company or any rights, warrants or options to acquire, or convert into or exchange for, any such shares or other equity securities, except for Employee Stock Options, shares repurchased or redeemed pursuant to any existing arrangements with existing employees;

               (ii) except as set forth in subsection (iv) hereof below, issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (x) the issuance of new Employee Stock Options or Director Stock Options under existing Benefit Plans or Common Stock upon the exercise or conversion of Employee Stock Options or Director Stock Options, warrants or convertible notes outstanding on the date of this Agreement and in accordance with their present terms, and (y) the issuance and sale of the Convertible Preferred Stock and the Convertible Notes in accordance with the terms hereof);

               (iii) any amendment to the certificate of incorporation or bylaws of the Company;

               (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof if the consideration paid by the Company in such transaction is in the form of an issuance of capital stock or Dilutable Securities which in the aggregate are in excess of the Issuance Percentage Limitation or (y) any assets that are material, individually or in the aggregate, to the Company;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its Intellectual Property Assets or any other properties or assets if, as a result thereof, the Company would suffer a Material Adverse Effect;

               (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business or which do not exceed $10 million in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other Person other than (1) pursuant to existing contractual rights and (2) non-material loans or advances to employees in the Ordinary Course of Business;

               (vii) make or agree to make any new capital expenditures or expenditures (other than capital expenditures which are contained in a duly approved budget of the Company as of the date hereof), which, are in excess of $5 million in the aggregate.

               (viii) change any accounting policy or procedure, other than any changes required by GAAP or applicable SEC accounting policy;

               (ix) fail to maintain its books, accounts and records in any manner other than the usual, regular and ordinary manner, on a basis consistent with prior years and in a business-like manner in accordance with sound commercial practice;

               (x) fail to timely file all tax returns and reports required to be filed with any Governmental Entity; or

               (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company, Newco, Newco Sub, Sprint and Sprint L.P. shall not, and Sprint shall not permit any of its Subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement or the Ancillary Agreements that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article II not being satisfied. Each of the Parties agrees to and shall use its respective commercially reasonable efforts to cause the conditions for the respective benefit of the other Parties hereto and set forth in Article II to be satisfied.

     (c) Advice of Changes. Each of the Parties shall promptly notify the other Parties of any change or event having a Material Adverse Effect on the other Parties. If a Party provides notice to the other Parties of a change or event having a Material Adverse Effect on the other Parties, and as to any of the other Parties that fails to deliver notice within five (5) business days to such notifying Party of its intention to not Close as a result of such change or event, then such Party failing to deliver such notice shall be deemed to have waived such change or event.

     SECTION 4.02 Access to Property and Information. Sprint, Sprint L.P. and their counsel, accountants, auditors and representatives shall have full access during normal business hours to the facilities of the Company and to its books, records, Contracts and documents concerning its business, assets and properties that may reasonably be requested, provided that such inspections will not
                                  --------
unreasonably disrupt the Company's business or employees and the Company receives reasonable advance notice of such inspections.

     SECTION 4.03 Public Disclosure. No public release or announcement of the transactions contemplated by this Agreement or any of the Ancillary Agreements or related discussions or negotiations shall be made without advance approval thereof by Sprint, the Company and Newco, except as may be required by Law or legal process, in which case the other Parties shall receive prior notification and opportunity for review before release.

     SECTION 4.04 HSR Act Filings. As soon as practicable, the Company and Sprint shall each file completed notification reports under the HSR Act, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and will cooperate with each other in attempting to secure a waiver of the applicable waiting periods under such Act, and, upon the request of either the Federal Trade Commission or the United States Department of Justice, will supply such agency with any additional requested information as expeditiously as possible.

     SECTION 4.05 Information. Each Party will promptly inform the other party in writing of (i) any litigation commenced against such Party in respect of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) any material litigation commenced against such Party which would have a Material Adverse Effect on such Party and its Subsidiaries taken as a whole.

     SECTION 4.06 Further Assurances. Each Party shall each execute and deliver or cause to be executed and delivered such further instruments of transfer, assignment and conveyance and take such other action as may be reasonably required to more effectively carry out the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 4.07 No Solicitation. (a) The Company shall not and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal, or approve or authorize any of the foregoing, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that to the extent required by
                              --------  -------
the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to Sprint of the notice required pursuant to Section 4.07(b), participate in negotiations regarding such Acquisition Proposal, and (C) modify or withdraw the recommendation to accept the Offer contemplated by Section 1.02(a) or its recommendation that the stockholders of the Company vote in favor of the Company Stockholder Vote Matters as contemplated by Section 1.06(c).

     (b) The Company shall (i) promptly notify Sprint of (A) the existence of any request for confidential information with respect to, or the receipt of, any Acquisition Proposal, (B) any inquiry or discussions with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, (C) the execution of a confidentiality agreement with respect to an Acquisition Proposal, (D) the furnishing of any information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement,
(ii) describe the terms and conditions of any Acquisition Proposal in reasonable detail, and (iii) furnish to Sprint all information made available to any Person making the Acquisition, or contemplating the making of an Acquisition Proposal, subject to a customary confidentiality agreement.

     (c) The Company shall not take any action that would enhance the ability of any other Person proposing an Acquisition Proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal (including granting any approval pursuant to Section 203 of the DGCL) without also taking a comparable action that would similarly enhance the ability of Sprint to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the transactions contemplated by this Agreement and the Ancillary Agreements or an alternative transaction initiated by Sprint and concurrently withdrawing any impediments thereto that do not similarly impede such other Person.

     (d) Nothing contained in this Section 4.07 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act.

     SECTION 4.08 Efforts Regarding Outstanding Warrants and Other Dilutable Securities. Prior to the Closing, the Company will use its commercially reasonable efforts to cause each of the Warrants and other Dilutable Securities of the Company outstanding on the Closing Date to be amended or otherwise modified so that such Warrants and other Dilutable Securities would be thereafter only convertible into, exchangeable for or give the right to acquire a number of shares of Newco Common Stock equal to the number of shares of Common Stock into which such are convertible, exchangeable or exercisable. The Company shall, at any time reasonably requested by Sprint, update Sprint with respect to
(i) any warrants or other Dilutable Securities of the Company that will be convertible into, exchangeable for, or given the right to acquire Common Stock or other voting securities of the Company after the Merger, and (ii) the Company's progress in obtaining amendments or modifications to each of the agreements and/or instruments governing and/or evidencing such warrants and/or Dilutable Securities in order to ensure that such warrants and/or Dilutable Securities will be convertible into, exchangeable for, or given the right to acquire solely the same respective number of shares of Newco Common Stock after the Merger.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.
In connection with and without limiting the foregoing, the Company, Newco and their respective Boards of Directors shall (i) take all action requested by Sprint or Sprint L.P. reasonably necessary so that no state takeover statute of the States of California or Delaware or similar statute or regulation in such states is or becomes applicable to this Agreement, the Ancillary Agreements or any transaction contemplated by this Agreement or the Ancillary Agreements and
(ii) if any state takeover statute of the States of California or Delaware or similar statute or regulation in such states becomes applicable to this Agreement, any Ancillary Agreement or any transaction contemplated by this Agreement or any Ancillary Agreement, take all action reasonably requested by Sprint or Sprint L.P. and within the Company's or Newco's power to permit the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise take such actions as are reasonably requested by Sprint or Sprint L.P. and within the Company's or Newco's power to minimize the effect of such statute or regulation on the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 4.07.

     (b) Each Party shall give prompt notice to the other parties, of (i) any representation or warranty made by it contained in this Agreement or any Ancillary Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, subject to such qualification, or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of that Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement (including the Knowledge of Sprint of any circumstance or condition that could reasonably be expected to render Sprint to be unable to satisfy the condition set forth in Section 2.03(e)); provided, however, that no such
                                         --------  -------
notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or the Ancillary Agreements.

     SECTION 5.02 Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the Party incurring such fees or expenses, whether or not the Offer, the sale of the Convertible Preferred Stock or the Convertible Notes, or the other transactions contemplated by this Agreement or any Ancillary Agreement on the terms contemplated hereby or thereby is consummated; provided, however, that
                                                         --------  -------
one-half of the reasonable out-of-pocket expenses incurred by the Company in preparing the Proxy Statement and S-4, printing and mailing the Proxy Statement, the SEC filing fees for the S-4 and in holding the Special Meeting shall be paid by Sprint.

     SECTION 5.03 Stockholder Litigation. The Company shall give Sprint prompt notice of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that no settlement of any such litigation shall
            --------  -------
be agreed to until the Company has consulted with Sprint.

     SECTION 5.04 Nasdaq Listing. The Company shall use its best efforts to cause the Newco Common Stock to be included in The Nasdaq National Market after the Closing.

     SECTION 5.05 Confidentiality. Prior to the date of this Agreement, and between the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, and thereafter in accordance with the Ancillary Agreements and the transactions and ongoing business conducted by the Parties as contemplated hereby and thereby, the Parties have provided, or shall provide, one another with information which is protected, secret, non-public or proprietary in nature ("Confidential Information"); provided, however, that the
                                                    --------  -------
term Confidential Information shall not include information which: (a) is or becomes publicly available other than as a result of a disclosure by the disclosing Party or its representatives, (b) is or becomes available to the receiving Party on a nonconfidential basis from a source (other than the disclosing Party or its representatives) which, to the receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation to the disclosing Party, (c) is independently developed by the receiving Party without use of the Confidential Information, or (d) is already known by the receiving Party. Each Party agrees to (i) hold confidential, to protect, and not to disclose except on a need-to-know basis to its directors, officers, employees, agents, financial advisors and legal counsel, all Confidential Information provided to it by any other Party to this Agreement or any Ancillary Agreement, and except as otherwise required by Law or legal process, or (ii) to use Confidential Information for any purpose other than to the extent necessary to evaluate and enforce its rights under this Agreement and any Ancillary Agreement. The covenants set forth in this Section 5.05 shall remain in effect until the Closing Date and so long thereafter as any Ancillary Agreement remains in effect. If this Agreement is terminated prior to consummation of the transactions contemplated hereby or by any Ancillary Agreement, then each Party shall return all documents and other material, whether or not confidential, provided to it pursuant to this Agreement by or on behalf of any other Party to this Agreement. The foregoing obligations of confidentiality, non-disclosure and limited use shall be in effect for a period of three years beyond such termination. During such period, none of the Parties shall use any of the Confidential Information received from any other Party to the detriment of such other Party. Notwithstanding any other provision of this Section 5.05, each Party shall have the right to retain and to use any Confidential Information to the extent necessary to evaluate and enforce its rights under this Agreement or any Ancillary Agreement.

     SECTION 5.06 No Acceleration of Options or Termination Payments. (a) The Company shall, prior to the Closing, amend, or cause to be amended, (i) the 1995 Stock Option Plan and, if necessary, any options granted thereunder, (ii) the employment agreement with Charles G. Betty and any other employment agreements with officers, directors or employees of the Company, (iii) any other plan, agreement, arrangement or understanding giving rise to any options, warrants or any other rights to purchase capital stock of the Company are granted or issued,
(iv) any plan, agreement, arrangement or understanding pursuant to which any termination or severance pay or other compensation of any officer, director or employee of the Company is or may become due, in order, in any such case, to ensure that none of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including, without limitation, conversion of the Convertible Preferred Stock and/or the Convertible Notes) will, constitute a "change of control," or any similar event or occurrence within the meaning of any such term or any similar term contained in any of the foregoing, or otherwise cause or result in the acceleration of the vesting of such options or rights or of the time at which such options or rights are permitted to be exercised, or the acceleration of the right to receive termination or severance pay or other compensation, in any such case either alone or together with any other event or occurrence, such as the termination or constructive termination of employment of any officer, director or employee of the Company.

     SECTION 5.07 Amortization and Writeoffs of Goodwill and Assets. The Company and Newco agree that none of the goodwill, or other tangible or intangible assets acquired pursuant to, the transactions contemplated by this Agreement or any Ancillary Agreement shall be amortized or written off other than on a straight line basis of equal amounts taken over a period of no less than 24 months commencing with the Closing Date, except for any such amount which, individually or in the aggregate, is not material.

     SECTION 5.08 Maintaining SIP Subscribers at Newco. The Company and Newco agree that all of the SIP Subscribers assigned to Newco at the Closing shall be maintained as customers of Newco and not the Company for a period of at least two years after the Closing Date (unless such customers terminate their customer agreement with Newco on their own initiative); provided, however, that such
                                               --------  -------
customers may be serviced by the Company pursuant to an agreement to do so containing terms and conditions as would be obtained by Persons dealing at arms length. During the period commencing on the Closing Date and continuing until the 31st day after the Closing Date, Newco shall not (i) discontinue or modify, or publicly announce the discontinuance or modification, of the current $5.00 credit program (i.e., whereby SIP Subscribers are entitled to a $5.00 credit upon certain circumstances set forth in the terms and conditions governing such program), or (ii) make any change or modification to any other term or condition of the SIP Agreement which is reasonably likely to result in a reduction in the number of SIP Subscribers within the aforementioned time period.

     SECTION 5.09   Certification of SIP Subscribers.

          (a) On or before the 15th day following the Closing Date, Sprint L.P. shall prepare and deliver to the Company a schedule certified by a duly authorized executive officer showing (i) the number and identity of the SIP Subscribers assigned to the Company at Closing pursuant to Section 1.03(ii) who have paid pursuant to the SIP Agreements at any time on or prior to the Closing Date and (ii) the number and identity of SIP Subscribers assigned to the Company at Closing pursuant to Section 1.03(ii) who had not paid pursuant to the SIP Agreements at any time on or prior to the Closing Date. For purposes of this Section 5.09, a SIP Subscriber shall be deemed to have paid on the date of receipt of payment or upon which the subscriber's credit card is billed by Sprint L.P., the Company or Newco, as the case may be.

          (b) On or before the 45th day following the Closing Date, Newco shall prepare and deliver to Sprint L.P. a schedule (the "SIP True-Up Certificate") certified by its chief financial officer showing (i) the number and identity of the SIP Subscribers who have paid pursuant to SIP Agreements at any time on or prior to the 31st day after the Closing Date ("Paid SIP Subscribers") and (ii) the number and identity of the SIP Subscribers who have not paid pursuant to SIP Agreements at any time on prior to the 31st day after the Closing Date. The Parties agree to cooperate and to provide such further information as may be reasonably requested to verify the matters covered by the SIP True-Up Certificate, with such mutually agreed upon number of Paid SIP Subscribers referred to as the "Final Number of Paid SIP Subscribers."

          (c) If the Final Number of Paid SIP Subscribers is less than 130,000, then Sprint L.P. shall forfeit to Newco a number of shares of Convertible Preferred Stock equal to the product of (i) five shares of Convertible Preferred Stock, times (ii) 130,000 minus the Final Number of Paid SIP Subscribers, with such product referred to as the "Number of Forfeited Shares of Convertible Preferred Stock." Sprint L.P. shall deliver to Newco the stock certificate evidencing its shares of Convertible Preferred Stock originally issued to it on the Closing Date (the "Number of Original Shares of Convertible Preferred Stock"), together with duly executed stock power transferring to Newco the Number of Forfeited Shares of Convertible Preferred Stock and Newco shall thereupon issue to Sprint L.P. a balance certificate evidencing a number of shares of Convertible Preferred Stock equal to the difference between the Number of Original Shares of Convertible Preferred Stock and the Number of Forfeited Shares of Convertible Preferred Stock.


                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.01 Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated, and the transactions contemplated hereby or by any Ancillary Agreement abandoned, at any time prior to the Closing Date:

          (i)    by mutual written consent of all of the Parties;

          (ii) by any of the Parties if the Offer shall not have been consummated on or before the Expiration Date;

          (iii) by Sprint and Sprint L.P. if any of the conditions set forth in Sections 2.01 or 2.02 shall have become incapable of fulfillment, and shall not have been waived by Sprint and Sprint L.P.; or

          (iv) by the Company, Newco and Newco Sub if (x) any of the conditions set forth in Sections 2.01 or 2.03 shall have become incapable of fulfillment, and shall not have been waived by the Company, Newco and Newco Sub, or (y) Sprint shall have failed to commence the Offer within five business days following the date of initial public announcement of the Offer;

provided, however, that the Party seeking termination pursuant to clause (ii),
- --------  -------
(iii) or (iv) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement.

     (b)  In the event of termination by any of the Parties pursuant to this
Section 6.01, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement and the Ancillary Agreements shall be terminated, without further action by any Party.

     SECTION 6.02 Effect of Termination. Each Party's right of termination under Section 6.01 is in addition to any other rights it may have under this Agreement, any Ancillary Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.01 (other than those obligations set forth in Sections 5.02 and 5.05 which shall continue to apply upon termination of this Agreement prior to the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement, all further obligations of the Parties under this Agreement and any Ancillary Agreement will terminate; provided,
                                                                 --------
however, that if this Agreement is terminated by a Party because of fraud or a
- -------
willful and material breach of the Agreement or any Ancillary Agreement by any other Party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any other Party's fraud or willful and material failure to comply with its obligations under this Agreement or any Ancillary Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.


                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.01 Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telecopied, with receipt confirmed as follows:

          The Company:                  3100 New York Drive
                                        Pasadena, California 91107
                                        Attn:  President and CEO
                                        Telecopy No.:  (626) 296-4161

          with a copy to:               Hunton & Williams
                                        NationsBank Plaza, Suite 4100
                                        600 Peachtree Street, N.E.
                                        Atlanta, Georgia  30308-2216
                                        Attn: Scott M. Hobby, Esq.
                                        Telecopy No.: (404) 888-4190

          Newco and Newco Sub:          3100 New York Drive
                                        Pasadena, California 91107
                                        Attn:  President and CEO
                                        Telecopy No.:  (626) 296-4161

          with a copy to:               Hunton & Williams
                                        NationsBank Plaza, Suite 4100
                                        600 Peachtree Street, N.E.
                                        Atlanta, Georgia  30308-2216
                                        Attn: Scott M. Hobby, Esq.
                                        Telecopy No.: (404) 888-4190

          Sprint:                       Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn:  Chief Financial Officer
                                        Telecopy No.:  (913) 624-8426

          with a copy to:               Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn:  Corporate Secretary
                                        Telecopy No.:  (913) 624-8233

          with an additional copy to:   Stinson, Mag & Fizzell, P.C.
                                        1201 Walnut, Suite 2800
                                        P.O. Box 419251

                                        Kansas City, Missouri  64141-6251
                                        Attn:  John A. Granda, Esq.
                                        Telecopy No.: (816) 691-3495

The Parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 7.02. Notice shall be deemed to have been given as of the date when so personally delivered, when actually delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that such notice was not received by the intended recipient.

     SECTION 7.02 Entire Agreement. This Agreement and, upon execution by all Parties thereto, the Ancillary Agreements, together with the respective Schedules and Exhibits hereto and thereto, embody the entire agreement and understanding of the Parties in respect to the matters contemplated hereby and thereby and supersede and render null and void all other prior agreements and understandings, written and oral, with respect to the subject matters hereof and thereof, provided that this provision shall not abrogate any other written
         --------
agreement among the Parties executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     SECTION 7.03 Waiver, Amendment, Etc. Except as otherwise permitted in this Agreement, this Agreement may not be amended or supplemented, unless set forth in a writing signed by, and delivered to, all the Parties.

     Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement, or any of the other Ancillary Agreements or the documents referred to in this Agreement or therein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     SECTION 7.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by any of the Parties without the prior written consent of the other Parties; provided, however, that such assignment or
                                      --------  -------
transfer may be made by (i) Sprint to any of its Affiliates, or (ii) pursuant to any merger or sale of substantially all of the assets or stock of Sprint or such Affiliates (or any transaction having such effect) that is pursuant to an agreement entered into after the Closing Date. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 7.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

     SECTION 7.06 Severability. If any term or provision of this Agreement or the Ancillary Agreements or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or the Ancillary Agreements or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     SECTION 7.07 Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

     SECTION 7.08 Headings. The table of contents, captions and headings used in this Agreement or any Ancillary Agreements are inserted for convenience only and shall not be deemed to constitute part of this Agreement or any Ancillary Agreements or to affect the construction or interpretation hereof.

     SECTION 7.09 No Third-Party Beneficiaries. Nothing in this Agreement or any Ancillary Agreements, express or implied, shall create or confer upon any Person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement or any Ancillary Agreements, except as expressly provided herein.

     SECTION 7.10 Interpretation. (a) Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

     (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement and the Ancillary Agreements. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or any Ancillary Agreements or the transactions contemplated hereby or thereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or any Ancillary Agreements or the documents and instruments delivered at the Closing.

     (c) No provision of this Agreement or any Ancillary Agreement shall be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     SECTION 7.11 Inclusion of Information in Schedules. The inclusion of any information in any disclosure schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty or for any other purpose related to the Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, for purposes of any covenants, closing conditions or any other remedies the Parties may have, and (ii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

     SECTION 7.12 Exclusive Jurisdiction and Consent to Service of Process. The Parties agree that any Action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought by the Parties only in a Delaware state court or a federal court sitting in that state, which shall be the exclusive venue of any such Action. Each Party waives any objection which such party may now or hereafter have to the laying of venue of any such Action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such Action. Any and all service of process and any other notice in any such Action shall be effective against such Party when transmitted in accordance with Section 7.01. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law.

     SECTION 7.13 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement or any Ancillary Agreement, including any Schedules and Exhibits hereto or thereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

     SECTION 7.14 Survival. Except for the covenants or agreements set forth in Article V or any other covenants or agreements contained in this Agreement or any Ancillary Agreements which shall continue after the Closing, the representations, warranties, agreements and covenants in this Agreement, or in the Schedules, Exhibits hereto, and in certificates delivered at the Closing, shall not survive after the Closing; provided, however, that with respect to
                                     --------  -------
claim(s) for fraud and/or willful and material breach(es) hereof, all such representations, warranties, agreements and covenants shall survive the Closing, and continue for 24 months, except for any agreement or covenant which by its terms continues in effect for a longer or shorter time period, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Party or any information capable of being acquired by any Party.

     SECTION 7.15 WAIVER OF JURY TRIAL. THE COMPANY, NEWCO, NEWCO SUB, SPRINT AND SPRINT L.P. HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.


                                  ARTICLE VII

                                  DEFINITIONS

     Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

          "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving a Party or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the acquisition of beneficial ownership of 15% or more of a Party's voting securities being deemed to be material for this purpose) or assets of, a Party, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

          "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Entity.

          "Affiliate" means, with respect to any Person, or any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

          "Agreement" means this Agreement, together with the Schedules and Exhibits hereto.

          "Agreement and Plan of Merger" means the Agreement and Plan of Merger among Newco, Newco Sub and the Company, dated as of the date hereof, setting forth, inter alia, the terms and conditions of the merger of Newco
                    ----- ----
     Sub into the Company, a copy of which is attached to the Agreement as Exhibit F.

          "Agreement to Vote" means the Agreement To Vote Stock, a copy of which is attached to the Agreement as Exhibit J, executed in favor of Sprint by Voting Stockholders in connection with the Offer and the other transactions contemplated hereby and by the Ancillary Agreements.

          "Agreement to Vote and Tender" means the Agreement to Vote and Tender Stock, a copy of which is attached to the Agreement as Exhibit K, executed in favor of Sprint by the Tendering Stockholders in connection with the Offer and the other transactions contemplated hereby and by the Ancillary Agreements.

          "Ancillary Agreements" means any and all of the Certificate of Designation, the Governance Agreement, the Master Assignment, the Marketing Agreement, the Network Services Agreement, the Registration Rights Agreement, the Credit Agreement, the Stockholders Agreement, the Agreement and Plan of Merger, the Agreement to Vote and the Agreement to Vote and Tender.

          "Benefit Plan" means pension, retirement, savings, profit sharing, deferred compensation, incentive compensation, stock option, severance or termination pay, medical, dental, life or other insurance, disability or other written employee benefit plan, program, agreement or arrangement maintained, sponsored or contributed to by the Company, whether covering employees of the Company, former employees of the Company, or directors or former directors of the Company (including, but not limited to, any "Employee Benefit Plan," as defined in Section 3(3) of ERISA).

          "Certificate of Designation" shall have the meaning set forth in
     Section 1.03.

          "Closing" shall have the meaning set forth in Section 1.09.

          "Closing Date" shall have the meaning set forth in Section 1.09.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means the common stock, par value $.01 per share, of the Company.

          "Company Filed SEC Documents" shall mean the SEC Documents of the Company filed and publicly available prior to the date of this Agreement.

          "Company's Knowledge" means the actual knowledge of any of the executive officers and directors (excluding John W. Sidgmore) of Company without any duty to inquire or attribution of knowledge from any other Person to the persons in such capacities.

          "Company Stockholder Vote Matters" shall have the meaning set forth in
     Section 1.06(b).

          "Confidential Information" shall have the meaning set forth in Section 5.05.

          "Contract" means all contracts, agreements, instruments, leases, licenses, commitments and arrangements.

          "Convertible Debt Financing" shall have the meaning set forth in the fifth WHEREAS paragraph of the preamble to this Agreement.

          "Convertible Notes" shall have the meaning set forth in the fifth WHEREAS paragraph of the preamble to this Agreement.

          "Convertible Preferred Stock" means the Series A Convertible Preferred Stock, par value $.01 per share, of Newco.

          "Credit Agreement" means the Credit Agreement dated as of the date hereof among Sprint, Newco and the Company whereby Sprint agrees to provide Newco and the Company, as co-borrowers, with the Convertible Debt Financing, a copy of which is attached to the Agreement as Exhibit E.

          "DGCL" means the Delaware General Corporate Law, title 8 of the Delaware Code.

          "Dilutable Securities" shall have the meaning set forth in Section 3.01(c).

          "Director Stock Options" shall have the meaning set forth in Section 3.01(c).

          "Dollars" or "$" means lawful currency of the United States.

          "Employee Stock Options" shall have the meaning set forth in Section 3.01(c).

          "Encumbrance" means any charge, claim, community property interest, equitable interest Lien, Tax lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on transfer, receipt of income or exercise of any other attribute of ownership.

          "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          "Environmental Law" means any Law that requires or relates to protection of human health or the Environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

          "Expiration Date" shall have the meaning set forth in Section 1.01.

          "GAAP" shall mean Generally Accepted Accounting Principles, as in effect on the date of this Agreement. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

          "Governance Agreement" shall mean the Governance Agreement, dated as of the date hereof, among Sprint, Sprint L.P., the Company and Newco, a copy of which is attached to the Agreement as Exhibit G.

          "Governmental Entity" means any federal, state, foreign or local government, any of its subdivisions, administrative agencies, authorities, commissions, boards or bureaus, any federal, state, foreign or local court or tribunal and any arbitrator.

          "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the Environment.

          "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

          "Intellectual Property Assets" includes all marks, patent rights, copyrights and trade secrets of the Company.

          "IRS" means the United States Internal Revenue Service.

          "Issuance Percentage Limitation" means the lesser of (a) 20%, or (b) the percentage of shares of outstanding Common Stock which if issued, and after taking into effect such issuance, would cause the total number of shares of Common Stock subject to (i) all irrevocable proxies granted in favor of Sprint to vote "for" the Company Stockholder Vote Matters, and
     (ii) votes "for" the Company Stockholder Vote Matters pursuant to Agreements to Vote to constitute, in the aggregate, less than 51% of the outstanding shares of Common Stock. For purposes of this definition, "outstanding shares of Common Stock" shall be calculated on a fully diluted basis, excluding any Dilutable Securities which are not or will not be vested or otherwise exercisable on or prior to the Offer Acceptance Time.

          "Knowledge" means the actual knowledge of any of the executive officers and directors of the Parties without any duty to inquire or attribution of knowledge from any other Person to the persons in such capacities.

          "Law" means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, law, ordinance, common law of California and Delaware, regulation, statute, or treaty.

          "Lien" means any lien, pledge, security interest or Encumbrance whatsoever, mortgage, deed of trust, security interest, retention of title agreement, easement, encroachment, condition, reservation, covenant, lis pendens lien, claim of lien, adverse claim, or restriction on attributes of ownership.

          "Marketing Agreement" means the Marketing and Distribution Agreement, dated as of the date hereof, among Sprint, Sprint L.P., Newco and the Company, whereby Sprint, Sprint L.P., Newco and the Company agree to provide certain cooperation and support to each other in specified marketing matters and Sprint L.P. grants Newco the right to utilize certain distribution channels of Sprint L.P., a copy of which is attached to the Agreement as Exhibit D.

          "Master Assignment" means the Master Assignment and Assumption Agreement, dated as of the date hereof, between Sprint L.P. and Newco, by which Sprint L.P. grants to Newco all of the right, title and interest of Sprint L.P. in and to all agreements with SIP Subscribers and all rights to provide Internet access services to the SIP Subscribers after the Closing Date and Newco assumes all of the obligations to continue the performance of such agreements after the Closing Date, a copy of which is attached to the Agreement as Exhibit B.

          "Material Adverse Effect" means any change or effect having a material adverse effect (or any development as to which there is a substantial likelihood, insofar as can be foreseen, that would have such an effect) on the business, properties, assets, condition (financial or otherwise), or results of operations of the Company, Newco, Newco Sub, Sprint, Sprint L.P. and Sprint's Subsidiaries.

          "Merger" means the merger of Newco Sub into the Company in accordance with the terms and conditions set forth in the Agreement and Plan of Merger.

          "Minimum Tender Condition" shall have the meaning set forth in Section 2.01(a).

          "Network Agreement" means the Network Agreement, dated as of the date hereof, among Sprint L.P., Newco and the Company, which grants Newco and the Company the right to use a minimum and maximum number of ports on Sprint L.P.'s long-distance network, along with pricing and other terms set forth therein, a copy of which is attached to the Agreement as Exhibit C.

          "Newco Common Stock" shall have the meaning set forth in the sixth WHEREAS paragraph of the preamble of this Agreement.

          "Offer" shall have the meaning set forth in the second WHEREAS paragraph of the preamble to this Agreement.

          "Offer Acceptance Condition" shall have the meaning set forth in
     Section 2.04.

          "Offer Acceptance Time" means the date and time upon which Sprint accepts for payment shares of Common Stock pursuant to the Offer.

          "Offer Documents" shall have the meaning set forth in Section 1.01(b).

          "Offer Price" shall have the meaning set forth in the second WHEREAS paragraph of the preamble to this Agreement.

          "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority);

          "Paid SIP Subscribers" shall have the meaning set forth in Section 5.09(b).

          "Party" means any Person that is a signatory to this Agreement.

          "Permits" shall have the meaning set forth in Section 3.01(l).

          "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

          "Preferred Stock Consideration" shall have the meaning set forth in
     Section 1.03.

          "Proxy Statement" shall have the meaning set forth in Section 1.06(b).

          "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the date hereof, among Newco, Sprint and Sprint L.P., a copy of which is attached hereto as Exhibit I.

          "Returns" means all tax returns that must be filed with any federal, state or local taxing authority.

          "S-4" shall have the meaning set forth in Section 1.06(b).

          "SARs" means stock appreciation rights.

          "SEC" means the Securities and Exchange Commission and the staff thereof.

          "SEC Documents" shall have the meaning set forth in Section 3.01(e).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder as in effect at the applicable time.

          "Significant Subsidiary" means any Subsidiary of a Party that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          "SIP Agreements" means the agreements between Sprint L.P. and the SIP Subscribers governing the receipt of Internet access from Sprint L.P.

          "SIP Subscriber" shall mean a registered customer of Sprint L.P.'s "Sprint Internet Passport" service, regardless of whether on an hourly payment plan or a fixed payment plan, and regardless of whether in an initial introductory period.

          "Special Meeting" shall have the meaning set forth in Section 1.05(b).

          "Sprint Shares" shall have the meaning set forth in Section 3.03(g)

          "Stock Equivalents" shall have the meaning set forth in Section
     3.01(c).

          "Stockholders Agreement" means the Stockholders Agreement, dated as of the date hereof, among Sprint and certain stockholders of the Company, a copy of which is attached to the Agreement as Exhibit H.

          "Subsidiary" shall mean a Person, the equity of which is at least 50% owned by another Person.

          "Surviving Corporation" shall have the meaning set forth in Section 1.05(a).

          "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Entity (including interest and penalties thereon).

          "Tendering Stockholders" means the holders of Common Stock who are identified in Schedule 1 to the Agreement to Vote and Tender.

          "Threatened" means any demand or statement that has been made in writing that would lead a prudent person to conclude that a claim, proceeding, dispute, Action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

          "Unaudited Balance Sheet" means the Unaudited Consolidated Balance Sheet of the Company dated at the Unaudited Balance Sheet Date.

          "Unaudited Balance Sheet Date" means September 30, 1997.

          "Voting Stockholders" means the holders of Common Stock who are identified in Schedule 1 to the Agreement to Vote.

     IN WITNESS WHEREOF, the Parties have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

                                    SPRINT CORPORATION

                                        By: /s/ Theodore H. Schell
                                            ------------------------------------
                                              Name: Theodore H. Schell
                                              Title: Vice President - Strategic
                                                     Planning and Corporate
                                                     Development

                                    SPRINT COMMUNICATIONS COMPANY L.P.

                                    By:  US Telecom, Inc., General Partner.


                                        By: /s/ Don A. Jensen
                                            ------------------------------------
                                              Name: Don A. Jensen
                                              Title: Vice President and
                                                     Secretary

                                    EARTHLINK NETWORK, INC.

                                        By: /s/ Charles G. Betty
                                            ------------------------------------
                                              Name: Charles G. Betty
                                              Title: President & CEO

                                    DOLPHIN, INC.

                                        By: /s/ Charles G. Betty
                                            ------------------------------------
                                              Name: Charles G. Betty
                                              Title: President & CEO

                                    DOLPHIN SUB, INC.


                                        By: /s/ Charles G. Betty
                                            ------------------------------------
                                              Name: Charles G. Betty
                                              Title: President & CEO




                    SIGNATURE PAGE FOR INVESTMENT AGREEMENT

                                                                      APPENDIX B

                           AGREEMENT AND PLAN OF MERGER
                          AMONG EARTHLINK NETWORK, INC.,
                             A DELAWARE CORPORATION
                                DOLPHIN, INC.,
                          A DELAWARE CORPORATION, AND
                                DOLPHIN SUB, INC.,
                             A DELAWARE CORPORATION

     THIS AGREEMENT AND PLAN OF MERGER dated as of February 10, 1998 (the "Agreement") is among Earthlink Network, Inc., a Delaware corporation ("Earthlink"), Dophin, Inc., a Delaware corporation ("Newco"), and Dolphin Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Dolphin ("Newco Sub"), Earthlink and Newco Sub are sometimes referred to herein as the "Constituent Corporation."

                                 RECITALS
     A. Earthlink is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of sixty million (60,000,000) shares, fifty million (50,000,000) of which are designated as common stock, $.01 par value share (the "EarthLink Common Stock"), and ten million (10,000,000) of which are designated as preferred stock, $.01 par value per share.

     B. Newco is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of seventy-five million (75,000,000) shares, fifty million (50,000,000) of which are designated as common stock, $.01 par value per share (the "Newco Common Stock") and twenty five million (25,000,000) of which are designated as preferred stock $.01 par value per share (the "Newco Preferred Stock"). As of February 10, 1998, ten (10) shares of Newco Common Stock were issued and outstanding (the "Newco Subscription Shares") and no shares of Newco Preferred Stock were issued and outstanding.

     C. Newco Sub is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of sixty million (60,000,000) shares, fifty million (50,000,000) of which are designated as common stock, $.01 par value per share (the "Newco Sub Common Stock.") and ten million (10,000,000) of which are designated as preferred stock, $.01 par value per share. As of February 10, 1998, ten (10) shares of Newco Sub Common Stock were issued and outstanding, all of which were held by Newco.

     D. The Boards of Directors of EarthLink and Newco Sub have determined that is is advisable and in the best interests of EarthLink and Newco Sub, respectively, that Newco Sub merge with and into EarthLink upon the terms and conditions herein provided.

     E. The Boards of Directors of each of EarthLink, Newco and Newco Sub have approved this Agreement and the transactions contemplated hereby and directed that this agreement be excuted by the respective undersigned officers of each of those corporations.

     F. The Board of Directors of EarthLink and Newco Sub have directed that this Agreement be submitted to a vote of their respective stockholders with the recommendation that such stockholders approve the Agreement and the transactions contemplated hereby.

     NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, EarthLink Newco and Newco Sub hereby agree, subject to the terms and conditions hereinafter set forth as follows:

                                    1. Merger

     1.1 Merger. In accordance with the provisions of this Agreement and the Delaware General Corporation Law, Newco Sub shall be merged with and into EarthLink (the "Merger"), the separate existence of Newco Sub shall cease and EarthLink shall be, and is herein sometimes referred to as, the "Surving Corporation," and the name of the surviving Corporation shall be EarthLink Operations, Inc. Upon the Effective Date of the Merger (as defined below), Newco shall file a change of name amendment to its Certificate of Incorporation, whereby it shall assume the name "EarthLink Network, Inc."

     1.2 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

             (a.)     This Agreement and Merger shall have been adopted and
approved by the stockholders of each of the Constituent Corporations in accordance with the requirements of the Delaware General Corporation Law; and

             (b.)     An executed Certificate of Merger or an executed
counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of the State of Delaware.

     The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time of the Merger."

     1.3 Effect of the Merger. Upon the Effective Time of the Merger, the separate existence of Newco Sub shall cease and EarthLink, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers, and property as constuted immediately prior to the Effective Time of the Merger, (ii) shall be subject to all actions previously taken by its and Newco Sub's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers, and property of Newco Sub in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities, and obligations of Newco Sub in the same manner as if Earthlink had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law.

               II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Newco Sub as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surving Corporation until duly amended in accordance with the provisions thereof and applicable law. The Certificate of Incorporation of Newco Sub is attached hereto as Appendix A.

     2.2 Bylaws. The Bylaws of Newco Sub as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law. The Bylaws of Newco Sub are attached hereto as Appendix B.

     2.3 Directors and Officers. The directors and officers of EarthLink immediately prior to the Effective Time of the Merger shall be the directors and officers of each of Newco and the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation or the Bylaws of Newco or the Surviving Corporation, respectively.

                      III. MANNER OF CONVERSION OF STOCK

     3.1 Newco Sub Common Stock. Upon the Effective Time of the Merger, the shares of Newco Sub Common Stock issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for such number of fully paid and nonassessable shares of common stock of the Surviving Corporation as is equal to the number of shares of EarthLink Common Stock outstanding at the Effective Time of the Merger.

     3.2 EarthLink Common Stock. Upon the Effective Time of the Merger, each share of EarthLink Common Stock issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Newco Common Stock.

     3.3 Newco Subscription Shares. Upon the Effective Time of the Merger, the Newco Subscription Shares shall be canceled and thereafter held as treasury stock of Newco.

     3.4     EarthLink Options, Stock Purchase Rights and Convertible
Securities.

             (a.)     Upon the Effective Time of the Merger to the extent
permitted by the terms of such instruments as in effect at the Effective Time of the Merger, Newco shall assume the obligations of EarthLink under any and all securities, warrants, calls, rights to purchase, rights of first refusal, securities convertible into or exchangeable for voting securities, commitments, agreements, arrangements, or undertakings of any kind to which EarthLink is a party or by which it is bound obligating EarthLink to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of the capital stock of or other voting securities or phantom stock or other contractual rights the value of which is determined in whole or in part of the value of any capital stock of EarthLink, or obligating EarthLink to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement, or undertaking (collectively, the "Dilutive Securities") on the same terms and conditions as were in effect immediately prior to the Merger; thereafter, each such Dilutive Security shall become, subject to the provisions in paragraph (c) hereof, an option, right to purchase or a security convertible into Newco Common Stock on the basis of one share of Newco Common Stock for each one share of EarthLink Common Stock issuable pursuant to any such Dilutive Security, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any Dilutive Security at the Effective Time of the Merger.

            (b.)      A number of shares of Newco Common Stock shall be
reserved for issuance upon the exercise of options, stock purchase rights and convertible securities equal to the number of shares of EarthLink Common Stock so reserved immediately prior to the Effective Date of the Merger.

            (c.)      The assumed Rights shall not entitle any holder thereof
to a fractional share upon exercise or conversion (unless the holder was entitled to a fractional interest immediately prior to the Merger). In lieu thereof, any fractional share interests to which a holder of an assumed Right (other than an option issued pursuant to EarthLink's 1995 Stock Option Plan, as amended) would otherwise be entitled upon exercise or conversion shall be aggregated (but only with other similar Rights which have the same per share terms.) To the extent that after such aggregation the holder would still be entitled to a fractional share with respect thereto upon exercise of conversion, the holder shall be entitled, upon the exercise or conversion of all such assumed Rights pursuant to their terms (as modified herein), to one full share of common stock in lieu of such fractional share. With respect to each class of such similar Rights, no holder will be entitled to more than one full share in lieu of a fractional share upon exercise or conversion.

     3.5    Stock Certificates

            (a.)      Upon the Effective Time of the Merger, each
outstanding certificate theretofor representing shares of EarthLink Common Stock shall be deemed for all purposes to represent the number of shares of Newco Common Stock into which such shares of EarthLink Common Stock were converted in the Merger. The registered owner of shares of EarthLink Common Stock on the books and records of EarthLink shall be entitled, as of the Effective Time of the Merger, to exercise any voting and other rights with respect to, and receive dividends and other distributions upon, the shares of Newco Common Stock represented by such outstanding certificate as provided above.

            (b.)      Upon the Effective Time of the Merger, Newco, the
sole stockholder of Newco Sub, shall surrender the outstanding certificate representing shares of Newco Sub to the Surviving Corporation in exchange for a certificate or certificates representing the number of shares of common stock of the Surviving Corporation into which the surrended shares were converted as herein provided. Such certificate for shares of common stock of the Surviving

Corporation shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of Newco Sub so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

                                    IV. GENERAL

     4.1 Assurances. From time to time, as and when required by the parties hereto or by their successors or assigns, there shall be executed and delivered on behalf of the parties hereto such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by the parties hereto the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the parties hereto and otherwise to carry out the purposes of this Agreement, and the officers and directors of the parties hereto are fully authorized in the name and on behalf of such parties or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     4.2 Abandonment. At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any of EarthLink, Newco or Newco Sub, notwithstanding the approval of this Agreement by the stockholders of EarthLink or by the sole stockholder of Newco or Newco Sub.

     4.3 Amendment. Subject to the Investment Agreement dated February 10, 1998, by and among EarthLink, Newco, Newco Sub, Sprint Corporation and Sprint Communications Company L.P., the Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or in conversion of all or any of the shares of any class or series thereof of either of the Constituent Corporations, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock or either of the Constituent Corporations.

     4.4 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801 and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

     4.5 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 3100 New York Drive, Suite 201, Pasadena, California 91107, and copies thereof will be furnished to any stockholder of either Constituent Corporation upon request and without cost.

     4.6 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

     4.7 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of EarthLink Network, Inc., a Delaware corporation, Dolphin, Inc., a Delaware corporation, Dolphin Sub, Inc., a Delaware corporation, and is hereby executed on behalf of each such corporations and attested by their respective officers thereunto duly authorized.



                                               EARTHLINK, NETWORK, INC.
                                               a Delaware corporation

                                               By: __________________________
                                                   Sky D. Dayton, Chairman



ATTEST:

_________________________________________
Kirsten Hansen, Secretary



                                                  DOLPHIN, INC.
                                                  a Delaware corporation

                                                  By: ________________________
                                                      Sky D. Dayton, Chariman

ATTEST:

________________________________________
Kirsten Hansen, Secretary

                                                  DOLPHIN SUB, INC.
                                                  a Delaware corporation

                                                  By: ________________________
                                                      Sky D. Dayton, Chariman

ATTEST:

________________________________________
Kirsten Hansen, Secretary

                                                                  Appendix C

                                  DOLPHIN, INC.

                     CERTIFICATE OF DESIGNATION, PREFERENCES

               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

                    -----------------------------------------

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                   ------------------------------------------

         Dolphin, Inc. (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of the Preferred Stock, $.01 par value, designated as Series A Convertible Preferred Stock:

         RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are set forth in this Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designation") as follows:

         1. Designation and Amount. Preferred Stock of the Corporation created and authorized for issuance hereby shall be designated as "Series A Convertible Preferred Stock" (herein referred to as "Series A Preferred Stock"), having a par value per share equal to $.01, and the number of shares constituting such series shall be 10,000,000. The Corporation shall only originally issue shares of Series A Preferred Stock to Sprint Corporation, a Kansas corporation ("Sprint"), and its successors and Affiliates.

         2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank prior to the Common Stock (as defined in Section 10 hereof) and all classes or series of preferred stock, preference stock or any other capital stock or equity securities of the Corporation, whether now issued or hereafter created. All equity securities of the Corporation to which the Series A Preferred Stock ranks prior, including the Common Stock, are collectively referred to herein as the "Junior Securities."

         3.       Dividend Provisions.

                  (a)      Dividends.

                           (i) Mandatory PIK Dividends. On and before the fifth
                  anniversary of the Purchase Date, the Corporation shall pay, and the holders of outstanding shares of Series A Preferred Stock ("Holders") shall be entitled to receive on each Dividend Payment Date, a dividend on each share of Series A Preferred Stock at a rate per annum equal to three percent (3.00%) of the Liquidation Value (as then increased, as provided in Section 4(a)) per share of Series A Preferred Stock, accruable and compounded quarterly on each of the Dividend Accrual Dates, which dividend shall be in the form of an increase in the Liquidation Value in such amount (each such increase is referred to as a "Liquidation Accretion Dividend"). All dividends shall accrue quarterly in arrears and shall compound on each Dividend Accrual Date, commencing on the first Dividend Accrual Date after the date of issuance of the applicable shares of Series A Preferred Stock. The Board of Directors shall declare and pay such accrued dividends on each Dividend Payment Date and the Corporation shall take all further actions necessary to cause such dividend to be paid to the Holders in the form and manner prescribed herein. Notwithstanding the foregoing, upon the first date of the consummation of a Business Combination, or an Optional Redemption by the Corporation pursuant to Section 6(a), the Corporation shall pay, and the Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, a dividend on each share of Series A Preferred Stock in the form of an aggregate increase in the Liquidation Value in an amount equal to the amount by which the Liquidation Value would have increased pursuant to this
                  Section 3(a)(i) if such Holder had held such shares of Series A Preferred Stock, until the first Dividend Payment Date on or following the fifth anniversary of the Purchase Date.

                           (ii) Cash Dividends. After the fifth anniversary of
                  the Purchase Date, the Corporation shall pay, and the Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends on each share of Series A Preferred Stock at a rate per annum equal to three percent (3.00%) of the Liquidation Value per share of Series A Preferred Stock, accruable quarterly on each of the Dividend Accrual Dates, payable only in cash; provided, however, that after the twentieth anniversary of the Purchase Date, the Corporation shall pay, and the Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends on each share of Series A Preferred Stock at a rate per annum equal to 8% of the Liquidation Value per share of Series A Preferred Stock, accruable quarterly on each of the Dividend Accrual Dates, payable only in cash, which rate shall increase by 200 basis points on each anniversary of the Closing Date thereafter, but not to exceed a maximum rate of 12%. All cash dividends shall be cumulative, whether or not declared, on a daily basis from the fifth anniversary of the Purchase Date or the date of issuance, whichever is later, and shall accrue quarterly in arrears on each Dividend Accrual Date, commencing on the first Dividend Accrual Date after the fifth anniversary of the Purchase Date or the date of issuance, whichever is later. The Board of Directors shall declare and pay such accrued dividends at such time and to the extent permitted by law.

                           (iii) General Provisions. Each distribution in the
                  form of a cash dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on such record date, not less than 10 nor more than 60 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation. For any period during which any share of Series A Preferred Stock is outstanding less than a full quarterly dividend period ending on a Dividend Accrual Date, the dividends payable shall be computed on the basis of a 360 day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which the dividends are payable. If any Dividend Payment Date for a dividend payable in cash occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

                  (b) Certain Other Non-Cash Distributions. If the Corporation shall at any time, or from time to time, after the Purchase Date, declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution or issuance of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spinoff or rights to purchase Common Stock or other Junior Securities) on its Common Stock, other than (i) dividends payable in cash in an aggregate amount in any fiscal year which, when declared, are not expected to exceed the net income of the Corporation during such year from continuing operations before extraordinary items, as determined in accordance with generally accepted accounting principles consistently applied in accordance with past practice, or (ii) any dividend or distribution described in Section 5(c)(i), Section 5(c)(ii) or Section 5(c)(iii), then, and in each such case (a "Triggering Distribution"), each Holder of shares of Series A Preferred Stock shall be entitled to receive from the Corporation, with respect to the shares of Series A Preferred Stock held by such Holder, the same dividend or distribution that such Holder would have received if immediately prior to the earlier of such Triggering Distribution or any record date therefor (i) a Business Combination had occurred causing the last sentence of Section 3(a)(i) to be effected, and (ii) such Holder converted all of such Holder's shares of Series A Preferred Stock into shares of Common Stock. Any such dividend, distribution or issuance shall be declared, ordered, paid or made on the Series A Preferred Stock at the same time such dividend, distribution or issuance is declared, ordered, paid or made on the Common Stock.

                  (c) Limitation on Dividends and Other Distributions. Unless full cumulative dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid for all periods prior to and ending on the most recent Dividend Accrual Date, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Junior Securities (other than a dividend or distribution paid solely in shares of, or warrants, rights or options solely exercisable for or convertible into, Junior Securities), nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration, nor may any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such securities, by the Corporation (other than redemptions and purchases pursuant to or in accordance with agreements between the Corporation and its or its subsidiaries' directors, officers and key employees), except by conversion into or exchange for Junior Securities.

         4.       Liquidation Preference.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation Event"), the Holders of Series A Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and other Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of (i) the average of the Closing Price per share of Common Stock for the 30 Trading Days immediately preceding the Purchase Date (the "Average Stock Price") for each outstanding share of Series A Preferred Stock, (ii) the amount of all Liquidation Accretion Dividends that have been paid pursuant to Section 3(a)(i) (including an amount equal to a prorated dividend pursuant to Section 3(a)(i) for the period from the Dividend Accrual Date immediately preceding the date of the Liquidation Event through the date of the Liquidation Event), and
         (iii) all accumulations of accrued but unpaid dividends payable in cash pursuant to Section 3(a)(ii) on each share of Series A Preferred Stock (including an amount equal to a prorated dividend pursuant to Section 3(a)(ii) for the period from the Dividend Accrual Date immediately prior to the receipt of such sum to the date of receipt of such sum), with the sum of the amounts referred to in clauses (i), (ii) and (iii) referred to herein as the "Liquidation Value". The schedule of (i) the amount of the applicable Liquidation Accretion Dividend for each Share of Series A Preferred Stock for each Dividend Payment Date therefor, and (ii) the cumulative amount of the Liquidation Value for each Share of Series A Preferred Stock, as of each Dividend Payment Date, is as follows:

                                Amount of Applicable Quarterly Liquidation
 Dividend Payment Date for         Accretion Dividend for Each Share of          Cumulative Liquidation Value for
          Quarter                        Series A Preferred Stock             Each Share of Series A Preferred Stock
         ---------                      --------------------------            --------------------------------------
1
2
3

                                Amount of Applicable Quarterly Liquidation
 Dividend Payment Date for         Accretion Dividend for Each Share of          Cumulative Liquidation Value for
          Quarter                        Series A Preferred Stock             Each Share of Series A Preferred Stock
         ---------                      --------------------------            --------------------------------------



4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20


                  If upon the occurrence of such Liquidation Event, the assets and funds are not sufficient to pay in full the liquidation payments payable to the Holders of the Series A Preferred Stock, then the Holders of outstanding shares of Series A Preferred Stock shall share ratably in such distribution of assets. Except as provided in this
         Section 4(a), Holders of Series A Preferred Stock shall not be entitled to any additional distribution upon the occurrence of a Liquidation Event.

                  (b) After the distribution described in Section 4 (a) has been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Junior Securities in accordance with their respective rights thereto.

                  (c) Neither the consolidation, merger, Business Combination or any other form of business combination of the Corporation with or into any other person or entity, nor the sale, lease, exchange, conveyance or disposition of all or substantially all of the assets of the Corporation to persons or entities other than the holders of Junior Securities shall be deemed to be a Liquidation Event for purposes of this Section 4.

         5. Conversion. The Holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a)      Optional Conversion Rights and Automatic Conversion.

                           (i) Each share of Series A Preferred Stock shall be
                  convertible, at the option of the Holder thereof, at any time after the first anniversary of the Purchase Date, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of validly issued, fully paid and nonassessable shares of Common Stock, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, as is determined by dividing the Liquidation Value by the Conversion Price at the time in effect for such share; provided, however, that, notwithstanding any other provision hereof to the contrary, conversion of all outstanding shares of Series A Preferred Stock shall be required in the event of consummation of a Business Combination. The Conversion Price per share for shares of Series A Preferred Stock shall be (i) for the period from the Purchase Date through the Dividend Accrual Date immediately after the fifth anniversary of the Purchase Date, the product of (A) the Average Stock Price, times (B) 116.118%, and (ii) thereafter, the Conversion Price then in effect shall be increased at a rate per annum equal to six percent (6%) thereof, accruable quarterly, and in each case the Conversion Price shall be subject to adjustment, from time to time as set forth in Section 5(c).

                           (ii) Upon conversion of any Series A Preferred Stock,
                  payment shall be made for (A) dividends under Section 3(a)(i) on each converted share of Series A Preferred Stock in an amount equal to a prorated Liquidation Accretion Dividend for the period from the Dividend Accrual Date immediately prior to the date of conversion to such conversion date, and (B) unpaid dividends under Section 3(b) resulting from events described therein and occurring prior to the date of conversion.

                  (b) Mechanics of Conversion. If the Holder of shares of Series A Preferred Stock desires to exercise such right of conversion, such Holder shall give written notice to the Corporation (the "Conversion Notice") of that Holder's election to convert a stated whole number of shares of Series A Preferred Stock (the "Conversion Shares") into shares of Common Stock, and surrender to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for such purpose, such Holder's certificate or certificates evidencing such Conversion Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Notwithstanding the foregoing, the Corporation shall not be required to issue any certificates to any person other than the Holder thereof unless the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. In no event would such opinion be required if the shares of Common Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Act. As promptly as practicable, and in any event within five business days, after the receipt of the Conversion

         Notice and the surrender of the certificate or certificates representing the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the Holder of the Conversion Shares or his nominee or nominees, (i) a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares and (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, evidencing the number of shares evidenced by such surrendered certificate or certificates less the number of Conversion Shares. Such conversion shall be deemed to have been effected as of the close of business on the date the Corporation received the Conversion Notice and the certificate or certificates representing the Conversion Shares, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date, provided, however, that if such conversion by a Holder of Series A Preferred Stock would give rise to the waiting period of the HSR Act, such conversion shall not be effective and shall be contingent upon (i) the expiration or termination of such waiting period, and (ii) the absence of any action taken or instituted by the Department of Justice, the Federal Trade Commission or any other governmental entity by the expiration or termination of such waiting period to delay, enjoin or place conditions on such conversion.

                  (c)      Conversion Price Adjustments of Preferred Stock.

                           (i) If the Corporation should at any time or from
                  time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend, distribution, split or subdivision), the Conversion Price shall be decreased to equal the product of the Conversion Price in effect immediately prior to such date multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter.

                           (ii) If the number of shares of Common Stock
                  outstanding at any time or from time to time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then following such combination, the Conversion Price shall be increased to equal the product of the Conversion Price in effect immediately prior thereto multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter. So long as any shares of Series A

                  Preferred Stock are outstanding, the Corporation shall not combine any shares of Common Stock unless it likewise combines all shares of Common Stock.

                           (iii) If the Corporation shall at any time and from
                  time to time after the Purchase Date issue rights or warrants to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then, and in each such case, the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying the number of shares of Common Stock into which such share was convertible on the day immediately prior to such record date by a fraction, (A) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on such record date and (2) the number of additional shares of Common Stock which such rights or warrants entitle holders of Common Stock to subscribe for or purchase ("Offered Shares"), and (B) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding on the record date and (2) a fraction, (x) the numerator of which is the product of the number of Offered Shares multiplied by the subscription or purchase price of the Offered Shares and (y) the denominator of which is the Current Market Price per share of Common Stock on such record date. Such adjustment shall become effective immediately after such record date.

                           (iv) If the Corporation shall be a party to any
                  transaction, including any capital reorganization, reclassification or recapitalization involving the Common Stock of the Corporation (other than (A) a transaction described in clauses (i) and (ii) of this Section 5(c) or in
                  Section 3(b) or (B) a consummated Business Combination), or some other form of transaction (other than a consummated Business Combination) in which the previously outstanding shares of Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged, or would have been changed or exchanged as required by the Certificate of Incorporation if such Common Stock were outstanding, for different securities of the Corporation or common stock or other securities of another corporation or interests in a non-corporate entity (such other corporation or non-corporate entity is referred to herein as the "Surviving Entity") or other property (including cash) or any combination of the foregoing, then, as a condition to the consummation of such transaction, lawful and adequate provision shall be made whereby the Holders of the Series A Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to the conversion of such shares of Series A Preferred Stock, such shares of stock or securities (such stock and securities are referred to herein as the "Surviving Entity Securities") or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock which such holders would have held had the shares of Series A Preferred Stock been converted immediately prior to such transaction. In any such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that such conversion rights (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of Surviving Entity Securities or assets thereafter deliverable upon the exercise thereof.

                  (d) Stock Transfer Taxes. The issuance of stock certificates upon the conversion of the Series A Preferred Stock shall be made without charge to the converting Holder for any tax in respect of such issuance. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the Holder of such shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax, if any.

                  (e)      No Fractional Shares: Certificate as to Adjustments.

                           (i) No fractional shares shall be issued upon
                  conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                           (ii) Upon the occurrence of each adjustment or
                  readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                  (f) Notices of Record Date. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend or a Liquidation Accretion Dividend) or other distribution, any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right (including, without limitation, making a dividend or other distribution of any rights under a stockholder rights plan (sometimes known as a "poison pill" plan), whether now existing or hereafter created), the Corporation shall mail to each Holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right or warrant, and the amount and character of such dividend, distribution, right or warrant. The Corporation shall not issue such dividend, distribution, right or warrant described herein or in Section 5(c)(iii), or consummate any Business Combination, or any reorganization, reclassification or recapitalization described in Section 5(c)(iv), unless it provides the Holders of the Series A Preferred Stock at least 20 days advance written notice thereof.

                  (g) Reservation of Securities Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, free from any preemptive right or other obligation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the Holder of such Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Corporation shall prepare and shall use commercially reasonable efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock in order to enable the Corporation to lawfully issue and deliver to each Holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock then outstanding and convertible into shares of Common Stock, including, without limitation, compliance with the filing and waiting period requirements of the HSR Act.

                  (h) Notices. Any notice required by the provisions of this
         Section 5 to be given to the Holders of shares of Series A Preferred Stock shall only be effective upon receipt and may be given by personal delivery, U.S. certified mail, return receipt requested, or by a nationally recognized overnight delivery service (e.g., United Parcel Service or Federal Express), delivery or postage prepaid and addressed to each Holder of record at his address appearing on the books of this Corporation (and, in the case of any Holder that is a corporation ore other entity, to the attention of the President).

         6.       Redemption.

                  (a) Optional Redemption. The Series A Preferred Stock may be redeemed (subject to (i) the right of any or all shares of Series A Preferred Stock to be converted into Common Stock at any time prior to the Redemption Date (as defined in Section 6(b)), and (ii) subject to the restrictions described in this Section 6(a) and the legal availability of funds therefor) at any time after the third anniversary of the Purchase Date, at the Corporation's option, in whole or in part, in the manner provided in Section 6(b), at a redemption price per share of Series A Preferred Stock (expressed as a percentage of the Liquidation Value, which includes the full accelerated amount of the Liquidation Accretion Dividends as prescribed by Section 3(a)(i)) set forth above), if redeemed during the 12-month period beginning on the anniversary date of the Purchase Date of each of the years set forth below:

                           Year                               Percentage
                           2001                                     103%
                           2002                                     102%
                           2003                                     101%
                           Thereafter                               100%

         In the event a redemption of less than all of the outstanding shares of Series A Preferred Stock pursuant to this Section 6(a), the Corporation shall effect such redemption either prorata according to the number of shares held by each Holder of shares of Series A Preferred Stock, or by lot, in each case, as may be determined by the Corporation in its sole discretion.

                  (b)      Procedures for Redemption.

                           (i) At least 30 days and not more than 60 days prior
                  to the date fixed for any redemption of the Series A Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption (the "Redemption Date") of the Series A Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective; provided, further, that the Corporation may withdraw such Redemption Notice and thereby have no obligation to consummate the redemption described therein at any time prior to the third day prior to the Redemption Date set forth therein by providing written notice of such withdrawal to each Holder who received such Redemption Notice. The Redemption Notice shall state:

                                    (1)     the redemption price;

                                    (2) whether all or less than all the
                           outstanding shares of the Series A Preferred Stock are to be redeemed and the total number of shares of the Series A Preferred Stock being redeemed;

                                    (3) the number of shares of Series A
                           Preferred stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;
                                    (4)     the Redemption Date;

                                    (5) that the Holder is to surrender to the
                           Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, Holder's certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

                                    (6) that cash dividends on the shares of the
                           Series A Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                           (ii) Each Holder of Series A Preferred Stock shall
                  surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice and on the Redemption Date. The full redemption price for such shares of Series A Preferred Stock shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (iii) Unless the Corporation defaults in the payment
                  in full of the applicable redemption price, cash dividends on the shares of Series A Preferred Stock called for redemption shall cease to accrue and accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price on the Redemption Date, without interest.

         7. Voting Rights. (a) The Holders of shares of Series A Preferred Stock shall not be entitled to any voting rights, except as hereinafter provided in
Section 7(b) and Section 8 or as otherwise provided by law or by that certain Governance Agreement between the Corporation, Sprint, Sprint L.P. and Dolphin, Inc., a Delaware corporation, dated the Purchase Date (the "Governance Agreement"). Notwithstanding any other provision of this Section 7 or Section 8, the

Holders of shares of Series A Preferred Stock shall not be entitled to any voting rights hereunder with respect to a Business Combination which is not a Discriminatory Transaction.

                  (b)      Election of Directors.

                           (i) Except as otherwise provided herein, at all times
                  from and after the Purchase Date, the Holders of shares of Series A Preferred Stock shall have the right to elect two (2) of the directors of the Corporation (the "Investor Directors"). If the Corporation or any Significant Subsidiary of the Corporation shall have a Strategic and Business Planning Committee (or other committee responsible for strategic and business planning) or a Finance Committee (or other committee responsible for finance) during the time that the Holders of Series A Preferred Stock shall have the right to elect one or more Investor Directors under this Section 7(b)(i), such Investor Directors may appoint one of the Investor Directors to each such committee. If there is no such committee, the Holders of Series A Preferred Stock shall have a reasonable opportunity to review and discuss the Corporation's strategic and business plans and financing plans with management of the Corporation prior to the submission of any such plans to the Board of Directors of the Corporation or any Significant Subsidiary of the Corporation. The Investor Directors shall also have the right to appoint one Investor Director to each of the other committees of the Board of Directors, except as otherwise provided in this Section 7(b) and except for appointments to any existing committee of the Board of Directors if the scope of authority of such committee is not hereafter expanded. The Holders of Series A Preferred Stock shall receive copies of all information and materials provided to the directors of the Corporation and any Signifanct Subsidiary of the Corporation or to committee members, except for information and materials provided to a committee that an Investor Director is prohibited from participating in as set forth in this Section 7(b)(i), at the time such information and materials are provided to such directors. Notwithstanding the foregoing, nothing set forth herein shall entitle any Investor Director to participate on any committee of the Board of Directors of the Corporation or any Significant Subsidiary of the Corporation created for the purpose of considering a Business Combination, an Acquisition Proposal, a Sprint Offer or a Qualified Offer, or to participate in the Board's deliberations with respect to any of the foregoing.

                           (ii) Notwithstanding anything in the Section 7(b)(i)
                  to the contrary, if at the end of any three consecutive months, (A) Sprint's Percentage Interest shall be less than the Higher Threshold, the Holders shall promptly take action to cause one of its Investor Directors to resign from the Board, or (B) Sprint's Percentage Interest shall be less than the Lower Threshold, the Holders shall promptly take action to cause any and all remaining Investor Directors to resign from the Board; and, upon resignation of each respective Investor Director, the Holders of shares of Series A Preferred

                  Stock shall forever cease to have any voting rights with respect to the election of that director.

                           (iii) Except as otherwise provided in Section
                  7(b)(ii), the Holders of Series A Preferred Stock shall have the right to elect any replacement for an Investor Director designated for nomination or nominated in accordance with this
                  Section 7(b) upon the death, resignation, retirement, disqualification or removal from office for other cause of such Director.

                           (iv) Until the date the Governance Agreement is
                  terminated in accordance with Section 7.01 thereof, and for the duration of any period in which Sprint's Percentage Interest is greater than the Lower Threshold, the Investor Directors shall have the approval rights set forth in Section
                  2.06 of the Governance Agreement.

         8.       Protective Provisions.

                  (a) Class Voting. So long as shares of Series A Preferred Stock are outstanding, this Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of sixty-six and two-thirds percent (662/3%) of the then outstanding shares of Series A Preferred Stock (voting as a class):

                           (i) alter or change the rights, preferences or
                  privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

                           (ii) increase the number of authorized shares of
                  Series A Preferred Stock, or create any new series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends, distribution of assets upon liquidation, dissolution, winding up or otherwise or conversion rights;

                           (iii) amend the Certificate of Incorporation, Bylaws
                  or other organizational documents of the Corporation or take any action or enter into any other agreements which, prohibit or materially conflict with the Corporation's obligations hereunder with respect to the Holders of Series A Preferred Stock; or

                           (iv)     engage in a Liquidation Event.

                  (b) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or other organizational documents or through any reorganization, reclassification, recapitalization, Liquidation Event, issue or sale of securities or any other voluntary action by the Corporation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of

         Designation, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the Holders of the Series A Preferred Stock against impairment; provided, however, that the protection provided by this Section 8(b) shall not apply to a Business Combination in which (i) neither the Liquidation Value nor the Conversion Price of the Series A Preferred Stock is changed, and (ii) the Holders of Series A Preferred Stock shall be entitled to receive consideration at the same time, and in the same amount and in the same form per share, as if each share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Business Combination, after giving effect to the acceleration of the full amount of all of the Liquidation Accretion Dividends as contemplated by the last sentence of Section 3(a)(i). Without limiting the foregoing, but subject to the proviso in the immediately preceding sentence, the Corporation will not effect any transaction described in this Section 8(b), the result of which is to adversely affect any of the rights of Holders of Common Stock relative to the rights of Holders of any other securities other than the Series A Preferred Stock.

                  (c) Tolling of Automatic Conversion and Other Time periods for HSR Compliance. Notwithstanding any other provision of this Certificate of Designation, until such time as the filing and waiting period requirements of the HSR Act relating to the conversion of any of the shares of Series A Preferred Stock pursuant to Section 5 shall have been complied with, if any, and there shall be no action taken or instituted by the United States Department of Justice or the United States Federal Trade Commission to delay, enjoin or impose conditions on such conversion, and such waiting period applicable under the HSR Act shall have expired or received early termination: (i) there shall be no automatic conversion of the Series A Preferred Stock into Common Stock, (ii) the Redemption Date shall be automatically extended for a period of five Business Days beyond the latest date contemplated by the first sentence of Section 6(b)(i) (as so extended, the "Extended Redemption Date") and each Holder of shares of Series A Preferred Stock shall be entitled to convert any or all of such shares into Common Stock prior to the Extended Redemption Date, and (iii) each other date or event that would otherwise impair any right to convert the Series A Preferred Stock into Common Stock or otherwise impair the rights of the Series A Preferred Stock shall be tolled until 10 days after the expiration or early termination of all waiting periods under the HSR Act; provided, however, that no cash dividends shall accrue during the period after the date originally set for redemption pursuant to Section
         6. Any Holder who is required to comply with the filing and waiting period requirements of the HSR Act with respect to the conversion of any shares of Series A Preferred Stock shall use commercially reasonable efforts to cause such filing to be made as soon as practicable after such Holder has provided notice of its intention to convert such shares of Series A Preferred Stock and to diligently and in good faith pursue expiration or termination of the waiting period of the HRS Act.

         9. Stockholder Rights Plan. Notwithstanding any other provision of this Certificate of Designation to the contrary, if the Corporation shall adopt a stockholders rights plan (sometimes known as a "poison pill" plan), and shall declare, order, pay or make a dividend or other distribution of rights thereunder with respect to the Common Stock (whether or not separate from the Common Stock), each Holder of shares of Series A Preferred Stock shall be entitled to receive from the Corporation, upon conversion of such shares of Series A Preferred Stock into Common Stock pursuant to Section 5, all of the rights distributed under such plan (but without any limitation or restriction or the exercise of such rights that are not also applicable to holders of Common Stock) fully and to the same extent as if immediately prior to the earlier of such distribution or any record date therefor (i) the Liquidation Value of such shares of Series A Preferred Stock had then increased by the full amount of all Liquidation Accretion Dividends payable as if such shares of Series A Preferred Stock had been held through and including the first Dividend Payment Date on or following the fifth anniversary of the Purchase Date, and (ii) such Holder had then converted all of such Holder's shares of Series A Preferred Stock into shares of Common Stock. The preceding sentence shall provide the exclusive protection under this Certificate of Designation to the Holders of the Series A Preferred Stock (including any adjustments that would otherwise be required by Section 5(c)) with respect to the subject matter of the immediately preceding sentence.

         10. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and thereupon restored to the status of authorized but unissued Preferred Stock undesignated as to class or series.

         11. Certain Definitions. For purposes of this Certificate of Designation, Preferences and Rights of Series A Preferred Stock, unless the context otherwise requires:

                           (i) "Acquisition Proposal" shall have the meaning set
                  forth in the Governance Agreement.

                           (ii) "Affiliate" and "Associate" shall have the
                  respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as such Rule is in effect on the Purchase Date.

                           (iii) A Person shall be deemed to "beneficially own,"
                  any securities:

                                    (A) which such Person or any of such
                           Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise;

                                    (B) which such Person or any of such
                           Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act as such Rule is in effect on the date of this Agreement), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (B) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy given in response to a public proxy or consent solicitation made by the Corporation pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act; or

                                    (C) which are beneficially owned, directly
                           or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (B)) or disposing of any voting securities of the Corporation; provided, however, that nothing in this subparagraph (C) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting under the Act until the expiration of 40 days after the date of such acquisition.

                           (iv) "Business Combination" shall have the meaning
                  set forth in the Governance Agreement.

                           (v) "Business Day" means any day other than a
                  Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                           (vi) "Closing Price" per share of Common Stock on any
                  date shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, if such shares of Common Stock are not listed or admitted to trading on such exchange, as reported on the Nasdaq National Market, or if not quoted on the Nasdaq National Market, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

                           (vii) "Common Stock" shall mean the Corporation's
                  authorized Common Stock, $.01 par value, as constituted on the Purchase Date, and any stock into which such Common Stock may thereafter be changed or reclassified, including, without limitation, any Surviving Entity Securities; provided, however, that if Common Stock is changed or reclassified into more than one class or series of equity securities, the term "Common Stock" shall refer to the class or series of such equity securities having the greatest general voting power in the election of directors of the Corporation as compared to the other classes or series of equity securities.

                           (viii) "Corporation" means Dolphin, Inc., a Delaware
                  corporation, together with any successors of the Corporation, whether by merger, consolidation or otherwise, including without limitation a Surviving Entity.

                           (ix) "Current Market Price" per share of Common Stock
                  on any date shall be deemed to be the Closing Price per share of Common Stock on the Trading Day immediately prior to such date.

                           (x) "Discriminatory Transaction" shall have the
                  meaning set forth in the Governance Agreement.

                           (xi) "Dividend Accrual Date" shall mean each
                  anniversary date of the Purchase Date and the dates three months, six months and nine months of each year thereafter, beginning with the date three months after the Purchase Date, or at such additional times and for such interim periods, if any, as determined by the Board of Directors.

                           (xii) "Dividend Payment Date" shall mean with respect
                  to dividends under Section 3(a)(i), the Dividend Accrual Date, and with respect to dividends under Section 3(a)(ii), the date established by the Board of Directors for the payment of all or part of the accrued dividends on the Series A Preferred Stock.

                           (xiii) "Equity Security" means (i) any Common Stock,
                  (ii) any debt or equity securities of the Corporation convertible into or exchangeable for Common Stock or other Equity Securities of the Corporation that grant the right to vote generally in the election of directors ("Voting Equity Securities"), (iii) any options, rights or warrants (or any other similar securities) issued by the Corporation to acquire Common Stock or other Voting Equity Securities or (iv) any security issuable in connection with any stock split, stock dividend, recapitalization or other similar transaction in which securities are issued on a proportionate basis to all holders of a class of Equity Securities.

                           (xiv) "Exchange Act" shall mean the Securities
                  Exchange Act of 1934, as amended and in effect on the Purchase Date.

                           (xv) "Fair Market Value" means the amount which a
                  willing buyer would pay a willing seller in an arm's-length transaction.

                           (xv) "Higher Threshold" shall have the meaning set
                  forth in the Governance Agreement.

                           (xvi) "HSR Act" means the Hart-Scott-Rodino Antitrust
                  Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                           (xvii) "Lower Threshold" shall have the meaning set
                  forth in the Governance Agreement.

                           (xviii) "Person" means any individual, firm,
                  corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                           (xix) "Purchase Date" means the date of the Closing
                  as defined in the Governance Agreement.

                           (xx) "Qualified Offer" shall have the meaning set
                  forth in the Governance Agreement.

                           (xxi) "Significant Subsidiary" shall have the meaning
                  set forth in the Governance Agreement.

                           (xxii) "Sprint Offer" shall have the meaning set
                  forth in the Governance Agreement.

                           (xxiii) "Sprint's Percentage Interest" shall have the
                  meaning set forth in the Governance Agreement.

                           (xxiv) "Subsidiary" of any person means any
                  corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such person.

                           (xxv) "Trading Day" means a day on which the
                  principal national securities exchange Nasdaq or other securities market on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed on ________________________, 1998.

                                            DOLPHIN, INC.

                                            By:
                                               ----------------------------
                                                Charles G. Betty, President

                                                                      APPENDIX D
================================================================================




                               CREDIT AGREEMENT


                                    BETWEEN


                                 DOLPHIN, INC.


                                      AND


                            EARTHLINK NETWORK, INC.
                                 AS BORROWERS,


                                      AND


                              SPRINT CORPORATION
                                   AS LENDER



                         DATED AS OF FEBRUARY 10, 1998





================================================================================

                                 TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
ARTICLEI I  DEFINITIONS................................................................2
      1.01. Definitions................................................................2

ARTICLE II THE CREDITS  11
      2.01. Advances...................................................................11
      2.02. Facility Termination Date..................................................11
      2.03. Minimum Amount of Each Advance............................................ 12
      2.04. Commitment Increases...................................................... 12
      2.05. Borrowing Notices for New Advances........................................ 12
      2.06. Rates Applicable After an Event of Default................................ 13
      2.07. Method of Payment......................................................... 13
      2.08. Notes..................................................................... 13
      2.09. Interest Rate; Interest Payment Dates; Interest and Fee Basis............. 13
      2.10. Waivers; Special Agreements of Borrowers.................................. 13

 ARTICLE III CONVERSION AND PREPAYMENT................................................ 14
      3.01. Conversion................................................................ 14
      3.02. No Impairment............................................................. 18
      3.03. Stock Transfer Taxes...................................................... 18
      3.04. No Fractional Shares: Certificate as to Adjustments....................... 19
      3.05. Notices of Record Date.................................................... 19
      3.06. Reservation of Securities Issuable upon Conversion........................ 19
      3.07. Prepayment................................................................ 20
      3.08. Mandatory Prepayments..................................................... 20
      3.09. Stockholder Rights Plan................................................... 20
      3.10. Tolling of Automatic Conversion and Other Time periods for HSR  Compliance 21

ARTICLE IV  ADVANCE CONDITIONS........................................................ 21

ARTICLE V   REPRESENTATIONS AND WARRANTIES............................................ 22
     5.01.  Organization, Standing and Power.......................................... 22
     5.02.  Subsidiaries and Joint Ventures........................................... 22
     5.03.  Authority; Noncontravention............................................... 23
     5.04.  Taxes..................................................................... 23
     5.05.  Compliance with Laws...................................................... 23
     5.06.  Environmental Matters..................................................... 24
     5.07.  Intellectual Property..................................................... 24
     5.08.  Certain Payments.......................................................... 25

ARTICLE VI COVENANTS.................................................................... 25
 6.01.    Financial Reporting........................................................... 25
 6.02.    Subsidiaries as Borrowers; Use of Proceeds.................................... 27
 6.03.    Notice of Default............................................................. 27
 6.04.    Conduct of Business; Merger, Sale of Assets, Etc.............................. 27
 6.05.    Taxes......................................................................... 28
 6.06.    Insurance..................................................................... 28
 6.07.    Compliance with Laws.......................................................... 28
 6.08.    Maintenance of Properties..................................................... 28
 6.09.    Inspection.................................................................... 28
 6.10.    Investments and Purchases..................................................... 28
 6.11.    Liens......................................................................... 29
 6.12.    Affiliates.................................................................... 30
 6.13.    Environmental Matters......................................................... 30
 6.14.    Change in Corporate Structure; Fiscal Year.................................... 30
 6.15.    Inconsistent Agreements....................................................... 31
 6.16.    Indebtedness.................................................................. 31
 6.17.    ERISA Compliance.............................................................. 31

 ARTICLE VII  EVENTS OF DEFAULT......................................................... 32
 7.01................................................................................... 32
 7.02................................................................................... 32
 7.03................................................................................... 32
 7.04................................................................................... 32
 7.05................................................................................... 33
 7.06................................................................................... 33
 7.07................................................................................... 33
 7.08................................................................................... 33
 7.09................................................................................... 33

ARTICLE VIII  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES............................ 33

ARTICLE IX  SETOFF...................................................................... 34

ARTICLE X BENEFIT OF AGREEMENT; ASSIGNMENTS............................................. 35
 10.01.   Successors and Assigns........................................................ 35
 10.02.   Assignments by Sprint......................................................... 35
 10.03.   Dissemination of Information.................................................. 36

ARTICLE XI MISCELLANEOUS ............................................................... 36
 11.01.   Notices....................................................................... 36

11.02.  Entire Agreement............................................................... 37
11.03.  Waiver......................................................................... 37
11.04.  Governing Law.................................................................. 38
11.05.  Severability................................................................... 38
11.06.  Counterparts................................................................... 38
11.07.  Headings....................................................................... 38
11.08.  No Third-Party Beneficiaries................................................... 38
11.09.  Interpretation................................................................. 38
11.10.  Inclusion of Information in Schedules.......................................... 39
11.11.  Amendment...................................................................... 39
11.12.  Joint and Several Obligations of Borrowers..................................... 39
11.13.  Effectiveness of Agreement..................................................... 39
11.14.  Reliance on Investment Agreement............................................... 39
11.15.  Exclusive Jurisdiction and Consent to Service of Process....................... 39
11.16.  WAIVER OF JURY TRIAL........................................................... 41

                                                                            PAGE
                                                                            ----
EXHIBITS
- --------

Exhibit A (Section 1)         Convertible Senior Promissory Note
Exhibit B (Section 6.1(d))    Compliance Certificate
Exhibit C ( Section 6.2(a))   Agreement to Add Borrower
Exhibit D (Section 10.2.1)    Assignment Agreement



SCHEDULES
- ---------

Schedule 6.10 - Investments
Schedule 6.11 - Liens
Schedule 6.12 - Certain Affiliate Agreements

                               CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of February 10, 1998, is between Dolphin, Inc., a Delaware corporation ("Newco"), and EarthLink Network, Inc., a Delaware corporation (the "Company"), and Sprint Corporation, a Kansas corporation ("Sprint"), as lender.

     WHEREAS, the respective Boards of Directors of Sprint, the general partner of Sprint Communications L.P., a Delaware limited partnership ("Sprint L.P.") and the Company have determined to enter into a strategic relationship in the area of Internet access and related services and Sprint and Sprint L.P. will make investments in Newco and the Company in connection with the Merger (as defined below) of Newco Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Newco ("Newco Sub") and the Company in order to enhance the capabilities for growth and financial and strategic success;

     WHEREAS, Sprint, Sprint L.P., the Company, Newco and Newco Sub have entered into an Investment Agreement as of the date hereof (the "Investment Agreement") contemplating that strategic alliance and addressing the terms and conditions of such investment and related transactions;

     WHEREAS, Sprint proposes to make a tender offer (as it may be amended from time to time as permitted under the Investment Agreement, with the Company's consent if required thereby, the "Offer") to purchase 1,250,000 shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), for an aggregate cash consideration of $56,250,000 and at a price per share of Company Common Stock of $45 net to each seller in cash (such price, as may hereafter be changed, the "Offer Price"), upon the terms and subject to the conditions set forth in the Investment Agreement; and the Board of Directors of the Company has approved the Offer and the other transactions contemplated by the Investment Agreement and is recommending that the Company's stockholders who wish to receive cash for their shares of Company Common Stock accept the Offer;

     WHEREAS, immediately following the closing of the Offer, Sprint L.P. proposes to purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Convertible Preferred Stock") in exchange for (i) an aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the Sprint Internet Passport Subscribers, and
(iii) entering into a network agreement whereby Newco and the Company will utilize Sprint's long-distance network under specified terms and conditions;

     WHEREAS, Sprint, Sprint L.P., the Company and Newco will enter into a marketing agreement whereby Newco and the Company will utilize the Sprint brand under specified terms and conditions and will, inter alia, have the right to use
                                               ----- ----
Sprint L.P. distribution channels under specified terms and conditions and agree to sell certain Sprint L.P. products;

     WHEREAS, Sprint shall provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Senior Debt financing (the "Convertible Debt Financing") on or after the Closing, with such amount to increase to up to $100 million over time, such indebtedness to be evidenced by one or more Notes;

     WHEREAS, the closing of the acquisition of the Convertible Preferred Stock and the other transactions referred to above other than the Offer shall take place concurrently with the merger of Newco Sub into the Company (the "Merger") and the conversion of each outstanding share of Company Common Stock into one share of Newco Common Stock, par value $.01 per share ("Newco Common Stock') pursuant to the Merger, in each case upon the terms and subject to the conditions set forth in the Investment Agreement and/or the Ancillary Agreements;

     WHEREAS, to induce Sprint and Sprint L.P. to enter into the Investment Agreement and the Ancillary Agreements, and to consummate the transactions contemplated thereby, (i) certain stockholders of the Company have entered into a Stockholders' Agreement with Sprint and Sprint L.P., and (ii) certain other stockholders have granted to Sprint agreements to vote and/or tender their shares of Company Common Stock in connection with the transactions contemplated by the Investment Agreement;

     WHEREAS, each Borrower hereunder recognizes and acknowledges that this Agreement, the Investment Agreement and the Ancillary Agreements, and the Advances made hereunder to such Borrower and to Affiliates of such Borrower, serve to benefit, directly or indirectly, such Borrower; and

     WHEREAS, Newco intends to make the credit facility provided for in this Agreement and Advances thereunder available to its Subsidiaries for working capital and other purposes permitted hereunder.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Investment Agreement and in the Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01.  Definitions.  Definitions as used in this Agreement:

     "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

     "Advance" means a borrowing hereunder.

     "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as such Rule is in effect on the Closing Date.

     "Aggregate Available Commitment" means, at any time, the Aggregate Commitment at such time, minus the aggregate amount of all Advances.
                         -----

     "Aggregate Commitment" means the total amount which Sprint is obligated to advance under Section 2.04 below
              ------------

     "Agreement" means this Credit Agreement, as it may be amended, modified or restated and in effect from time to time.

     "Ancillary Agreements" is defined in Article VIII of the Investment Agreement.

     "Authorized Officer" means any of the chairman, chief executive officer or chief financial officer of the Borrowers, or any other officer of the Borrowers they or any of them designate to Sprint.

     "Average Market Price" means the average of the Closing Prices for the 30 Trading Days immediately preceding an Advance.

     "Bankruptcy Code" means Title 11, United States Code, sections 101 et seq.,
                                                                        -- ---
as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

     "Borrower" means each of Newco and the Company and any Subsidiary added as a "Borrower" under Section 6.02(a).
                   ---------------

     "Borrower Filed SEC Documents" is defined in Section 6.01.
                                                  ------------

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.05.
                                      ------------

     "Business Day" means with respect to any borrowing or payment, a day (other than a Saturday or Sunday) on which banks generally are open in Kansas City, Missouri for the conduct of substantially all of their commercial lending activities.

     "Business Combination" shall have the same meaning as given such term in the Governance Agreement.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Closing" shall have the same meaning as given such term in the Investment Agreement.

     "Closing Price" per share of Common Stock on any date shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, if such shares of Common Stock are not listed or admitted to trading on such exchange, as reported on the NASDAQ National Market, or if not quoted on the NASDAQ National Market, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors.

     "Code" means the Internal Revenue Code of 1986.

     "Common Stock" shall mean Newco's authorized Common Stock, $.01 par value, as constituted on the Closing Date, and any stock into which such Common Stock may thereafter be changed or reclassified, including, without limitation, any Surviving Entity Securities; provided, however, that if Common Stock is changed or reclassified into more than one class or series of equity securities, the term "Common Stock" shall refer to the class or series of such equity securities having the greatest general voting power in the election of directors of Newco as compared to the other classes or series of equity securities.

     "Company" has the meaning set forth in the recitals.

     "Condemnation" is defined in Section 7.08.
                                  ------------

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis (as determined in accordance with GAAP) for Newco.

     "Consolidated Person" means, for the taxable year of reference, each Person which is a member of the affiliated group of which Newco is a member if consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which Newco is a member for state income tax purposes.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement or take-or-pay contract or application for a letter of credit.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Newco or any of its Subsidiaries and after giving effect to the transactions contemplated by the Investment Agreement and the Ancillary Agreements, are treated as a single employer under Section 414 of the Code.

     "Conversion Rights," "Conversion Notice," "Conversion Amount," and "Conversion Price" are defined in Section 3.01.
                                  ------------

     "Current Market Price" per share of Newco Common Stock on any date shall be deemed to be the Closing Price per share of Newco Common Stock on the Trading Day immediately prior to such date, except that "Current Market Price" for purposes of an adjustment resulting from a Spin-Off under Section 3.01(c)(v)
                                                           ------------------
shall mean the average Closing Price for the 20 Trading Days following the 10th Trading Day following the effective date of any Spin-Off, as defined in Section
                                                                        -------
3.01(c)(v).
- ----------

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Encumbrance" means any charge, claim, community property interest, equitable interest lien, tax lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on transfer, receipt of income or exercise of any other attribute of ownership.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Law" means any Law that requires or relates to protection of human health or the Environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Event of Default" is defined in Article VII.

     "Facility Termination Date" is defined in Section 2.02.
                                               ------------

     "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

     "Fiscal Quarter" means one of the four consecutive three-month accounting periods beginning on the first day of each Fiscal Year.

     "Fiscal Year" means the twelve-month accounting period ending on December 31 of each year.

     "Foreign Entity" means any Person that is not a resident of the United States or organized under the laws of the United States or any state thereof or any Person that has property equal to a Substantial Portion located outside the United States.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Governance Agreement" means the Governance Agreement, dated as of the date hereof, among Sprint, Sprint L.P., the Company and Newco.

     "Governmental Entity" means any federal, state, foreign or local government, any of its subdivisions, administrative agencies, authorities, commissions, boards or bureaus, any federal, state, foreign or local court or tribunal and any arbitrator.

     "Holder" is defined in Section 3.01.
                            ------------

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, and

(g) repurchase obligations or liabilities of such Person with respect to accounts receivable or notes receivable sold by such Person.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business), or contribution of capital by such Person to any other Person or any investment in, or purchase or other contribution of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person valued at historical cost.

     "Investment Agreement" is defined in the recitals hereof.

     "Knowledge" means the actual knowledge of any of the executive officers and directors of the Parties (except in respect of the Company, John W. Sidgmore) without any duty to inquire or attribution of knowledge from any other Person to the persons in such capacities.

     "Law" means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, law, ordinance, common law of California and Delaware, regulation, statute, or treaty.

     "Lien" means any lien, pledge, claim, security interest or Encumbrance whatsoever, mortgage, deed of trust, security interest (including any Capitalized Lease or other title retention agreement), charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant, lis pendens lien, claim of lien, adverse claim, restriction on attributes of ownership, or other Encumbrance affecting title.

     "Loan" means the aggregate of all Advances.

     "Loan Documents" means this Agreement, the Notes, and the other documents and agreements contemplated by this Agreement and executed by any Borrower in favor of Sprint in connection with this Agreement.

     "Margin Stock" has the meaning assigned to that term under Regulation G of the Board of Governors of the Federal Reserve.

     "Marketing Agreement" means the Marketing and Distribution Agreement, dated as of the date hereof, among Sprint L.P., Newco and the Company.

     "Material Adverse Effect" means any change or effect having a material adverse effect (or any development as to which there is a substantial likelihood, insofar as can be foreseen, would have such an effect) on the business, properties, assets, condition (financial or otherwise), or results of operations of Newco, the Company and their Subsidiaries taken as a whole.

     "Multiemployer Plan" means a Plan coming within Section 4001(a)(3) of ERISA.

     "Net Income" means, for any computation period, with respect to Newco on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period in accordance with GAAP.

     "Note" and "Notes" means one or more of the Convertible Senior Promissory Notes substantially in the form attached hereto as Exhibit A each evidencing an Advance (including any such Convertible Senior Promissory Notes issued in exchange or substitution).

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of a Borrower to Sprint or any indemnified party hereunder arising under any of the Loan Documents.

     "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority);

     "Party" and "Parties" shall mean individually a party to this Agreement and collectively all of the parties to this Agreement.

     "Payment Date" means the fifteenth day of each January, April, July and October and any other date on which any payment of principal and/or interest is due hereunder or under any Note.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department, division or instrumentality of any of the foregoing.

     "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which Newco or any member of the Controlled Group has any liability.

     "Prime Rate" means the interest rate from time to time on corporate loans at large U.S. money center commercial banks (as published from time to time in The Wall Street Journal under the caption "Money Rates - Prime Rates"). In the event that such rate is no longer published in The Wall Street Journal as contemplated by this definition, then the reference rate of interest or formula, identified in a written notice from Sprint to Newco, that is substantially similar to the reference rate contemplated by this definition shall be used.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Newco or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any other Person, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority in interest (by percentage or voting power) of the outstanding interests of any other Person.

     "Release" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. (S) 9601 et seq.
                                                               -- ---

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum
                                 --------
funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with Section 4043(a) of ERISA.

     "Returns" means all tax returns that must be filed with any federal, state or local taxing authority.

     "SEC" means the Securities and Exchange Commission of the United States Government.

     "Single Employer Plan" means a Plan subject to Title IV of ERISA, other than a Multiemployer Plan.

     "Sprint" means Sprint Corporation, a Kansas corporation and its successors and assigns.

     "Stockholders' Equity" means stockholders' equity of Newco determined in accordance with GAAP.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Substantial Portion" means, with respect to the Property of Newco and its Subsidiaries, Property which (a) represents more than 15% of the consolidated assets of Newco, as would be shown in the consolidated financial statements of Newco as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 15% of the consolidated net sales or of the Net Income of Newco for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

     "Surviving Entity" and "Surviving Entity Securities" are defined in Section
                                                                         -------
3.01(c)(iv) hereof.
- ----------

     "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Entity (including interest and penalties thereon).

     "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Newco or any other member of the Controlled Group from such Plan during a plan year in which Newco or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4066 of ERISA, (c) the termination of such Plan or the filing of a notice of intent to terminate such Plan under Section 4041 of ERISA, or (d) the institution by the PBGC of proceedings to terminate such Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

     "Threatened" means any demand or statement that has been made in writing that would lead a prudent person to conclude that a claim, proceeding, dispute, Action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Total Liabilities" means all liabilities of Newco, on a consolidated basis, reflected on a balance sheet prepared in accordance with GAAP, including all Indebtedness.

     "Trading Day" means a day on which the principal national securities exchange, NASDAQ or other securities market on which Newco Common Stock is listed or admitted to trading is open for the transaction of business or, if Newco Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using PBGC actuarial assumptions for single employer plan terminations.

     Any capitalized terms appearing herein and not otherwise defined shall have the meaning ascribed to them in the Investment Agreement.


                                  ARTICLE II

                                  THE CREDITS

     SECTION 2.01. Advances. (a) From and after the Closing, but prior to the Facility Termination Date, Sprint agrees, on the terms and subject to the conditions set forth in this Agreement, to make Advances to the Borrowers from time to time in amounts not to exceed the Aggregate Available Commitment existing at such time. Although the Borrowers may obtain multiple Advances hereunder, this is not a revolving line of credit and Advances may not be repaid and re-advanced. Prepayment may only be made in accordance with Sections 3.07
                                                                -------------
and 3.08.
- --------

     (b) The Borrowers, jointly and severally, agree that if at any time the outstanding balance of the Loan exceeds the Aggregate Commitment, the Borrowers shall repay immediately the then outstanding Loan balance in such amount as is necessary to eliminate such excess.

     (c) The Borrowers' obligation to pay the principal of, and interest on, each Advance shall be evidenced by a Note executed by the Borrowers in the principal amount equal to such Advance and dated the date of such Advance. Each Borrower's joint and several obligations as co-maker of each Note shall exist regardless of which Borrower actually receives the applicable Advance.

Each Advance shall mature, and the principal amount thereof and any unpaid accrued interest thereon shall be due and payable, on the 5/th/ anniversary of the Borrowing Date for such Advance (or as otherwise provided in the related Note or in Section 3.08).
           ------------

     SECTION 2.02. Facility Termination Date. The Facility Termination Date is the date after which Sprint is no longer obligated to make Advances hereunder and shall occur upon the first to occur of the following:

     (a)  The 5/th/ anniversary of the Closing;

     (b)  Acceleration by Sprint in accordance with the provisions of Article
          VIII;

     (c)  Consummation of a Business Combination; or

     (d) Termination of the Marketing Agreement other than a termination by Sprint under Section 24(b)(ii) thereof and other than a termination by the Company under Section 24(c), 24(d)(i) and 24(d)(ii) thereof.

Such termination of the credit facility shall not affect in any way Sprint's rights, including the Conversion Rights and rights to accelerate the Loans, under this Agreement and the Notes.

     SECTION 2.03. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Advance may be in the amount of the
          --------  -------
Aggregate Available Commitment.

     SECTION 2.04. Commitment Increases. Sprint shall not be obligated to make any Advance prior to the Closing. From and after the Closing the "Aggregate Commitment" shall be $25,000,000 and shall be automatically increased by the following amounts on the following dates:

                                                     Aggregate
           Date                        Increase     Commitment
           ----                        --------     ----------
     1/st/ Anniversary of Closing     $25,000,000  $ 50,000,000
     2/nd/ Anniversary of Closing     $25,000,000  $ 75,000,000
     3/rd/ Anniversary of Closing     $25,000,000  $100,000,000

     SECTION 2.05. Borrowing Notices for New Advances. Newco shall give Sprint irrevocable notice containing the following information (a "Borrowing Notice")
                                                            ----------------
not later than 10:00 a.m. (Kansas City time) at least ten (10) Business Days and not more than twenty (20) Business Days before the proposed Borrowing Date of each Advance:

          (a) the proposed Borrowing Date, which shall be a Business Day, of such Advance;

          (b)  the aggregate amount of such Advance;

          (c) a statement to the effect that all of the representations and warranties of each Borrower contained herein are true and correct (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date and (ii) as to all other representations and warranties as of the date of such Borrowing Notice, unless in either the case of clause (i) or (ii), the inaccuracies under such representations and warranties would not, individually or in the aggregate, have a Material Adverse Effect; and

          (d) a description of any Default that exists as to which the proviso of clause (g) in Article IV may apply.

Subject to the terms hereof and subject to the satisfaction of the conditions set forth in Article IV, Sprint shall, not later than noon (Kansas City time) on
             ----------
each Borrowing Date, make available to Newco immediately available funds in the amount of the Advance requested to be made on such Borrowing Date.

     SECTION 2.06. Rates Applicable After an Event of Default. During the continuance of an Event of Default, Sprint may, at its option, by notice to the Borrowers (which notice may be revoked at the option of Sprint), declare that for the duration of time during which such Event of Default shall be continuing, the outstanding balance of the Loan shall bear a floating rate of interest equal to the Prime Rate, as in effect from time to time, plus five percent (5%) per annum calculated for actual days elapsed on the basis of a 360-day year.

     SECTION 2.07. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to Sprint pursuant to wire transfer instructions provided to the Borrowers by a duly authorized executive officer of Sprint, or absent such instructions, at Sprint's address specified pursuant to Section 11.01, on the
                                                        -------------
date when due. If the Borrowers shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Sprint, then the sum payable hereunder shall be increased so that, after making all required deductions, Sprint receives an amount equal to the sum it would have received had no such deduction been made, and the Borrowers, jointly and severally, shall indemnify Sprint for taxes, assessments and governmental charges imposed by any jurisdiction on account of amounts paid or payable pursuant to this sentence. Within 30 days after the date of any payment of any such amount withheld by either Borrower in respect of any payment to Sprint, such Borrower shall furnish to Sprint the original or certified copy of a receipt evidencing payment thereof.

     SECTION 2.08. Notes. Upon receipt of a Borrowing Notice, Sprint shall deliver to the Borrowers a Note for execution by the Borrowers; provided,
                                                                --------
however, that Sprint may refuse to deliver such Note if Sprint is not obligated
- -------
to make an Advance hereunder.

     SECTION 2.09. Interest Rate; Interest Payment Dates; Interest and Fee Basis. Interest on principal shall be payable at a rate equal to six percent (6%) per annum, provided, however, such interest rate may be increased as provided in this Agreement under certain circumstances to a floating rate equal to five percent (5%) above the Prime Rate. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first Payment Date to occur after the Borrowing Date, on any date on which principal is prepaid, whether due to acceleration or otherwise, and at maturity. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Kansas City time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     SECTION 2.10. Waivers; Special Agreements of Borrowers. Each Borrower warrants to Sprint that it has adequate means to obtain from the other Borrower, on a continuing basis, information concerning the financial condition of such other Borrower, and that it is not relying on Sprint to provide such information, now or in the future. Each Borrower hereby waives any act or omission of Sprint (except acts or omissions in bad faith) that materially increases the scope of such

Borrower's risk, including negligent administration of the loan. As a condition of payment or performance by either Borrower, Sprint is not required to seek to enforce any remedies against the other Borrower or any other party liable to Sprint on account of the Obligations; nor is Sprint required to seek to enforce or resort to any remedies with respect to any Lien granted to Sprint by the other Borrower or any other party on account of the Obligations. This Agreement and the Notes shall remain fully enforceable against a Borrower irrespective of any defenses which the other Borrower may assert with respect to the Obligations, including failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction and usury.


                                  ARTICLE III

                           CONVERSION AND PREPAYMENT

     SECTION 3.01. Conversion. Sprint or a permitted assignee (in either case, a "Holder") of a Note shall have conversion rights as follows (the "Conversion Rights"):

          (a)  Optional Conversion Rights and Automatic Conversion.

               (i) Each Note shall be convertible, in whole or in part, at the option of the Holder thereof, at any time, and from time to time, at the office of Newco into such number of validly issued, fully paid and nonassessable shares of Newco Common Stock, free and clear of all Liens of any kind or nature whatsoever, as is determined by dividing the outstanding principal balance of such Note at the time of such conversion, or the part thereof converted by the Holder, by the Conversion Price per share at the time in effect for such Note; provided, however, any such conversion shall be in the following minimum amounts ("Minimum Conversion Amounts"): (1) If the aggregate principal amount of the Notes outstanding at the time of such conversion is less than $5,000,000 then the Minimum Conversion Amount is such aggregate principal amount; or (2) If the aggregate principal amount of the Notes is more than $5,000,000, then the Minimum Conversion Amount is equal to $5,000,000 plus such multiples of $1,000,000 as the Holder may elect. The Conversion Price per share for each Note shall be an amount equal to 130% times the Average Market Price of the Newco Common Stock, calculated with reference to the related Borrowing Date, which amount shall be inserted in each Note at the time of its original issuance in the appropriate space identifying the Conversion Price of such Note, subject to adjustment as hereinafter provided. It is understood that the Conversion Price for each Note, if there is more than one Note, may be different. The Conversion Price for each Note shall be subject to adjustment, from time to time as set forth in Section 3.01(c).
                                       ---------------

               (ii) Upon conversion of all or part of the then outstanding principal balance of a Note, payment shall be made for all accrued but unpaid interest on that portion of such Note converted through the date of conversion.

          (b) Mechanics of Conversion. If the Holder of a Note desires to exercise such right of conversion, such Holder shall give written notice to Newco (the "Conversion Notice") of that Holder's election to convert a stated amount of the principal balance (the "Conversion Amount") into shares of Newco Common Stock, and surrender to Newco, at its principal office or at such other office or agency maintained by Newco for such purpose, the originally executed Note evidencing such Conversion Amount. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Newco Common Stock shall be issued. Notwithstanding the foregoing, Newco shall not be required to issue any certificates to any person other than the Holder of the converted Note unless Newco has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws, including, if necessary in the reasonable judgment of Newco or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to Newco. In no event would such opinion be required if the shares of Newco Common Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Act. Promptly as practicable, and in any event within five business days (subject to the last sentence of Section 3.01(c)(v)), after the receipt of the Conversion Notice and the surrender of the Note evidencing at least the Conversion Amount, Newco shall issue and deliver, or cause to be delivered, to the Holder of such Note or his nominee or nominees, (i) a certificate or certificates for the number of shares of Newco Common Stock issuable upon the conversion of such Conversion Amount and (ii) if the Conversion Amount is less than the total outstanding principal balance of the converted Note which is surrendered, a new Note, of like tenor, evidencing the remaining portion of the outstanding principal balance which is not converted. Such conversion shall be deemed to have been effected as of the close of business on the date Newco received the Conversion Notice and the originally executed Note representing at least the Conversion Amount, and the person or persons entitled to receive the shares of Newco Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Newco Common Stock as of the close of business on such date.

          (c)  Conversion Price Adjustments.

               (i) If Newco should at any time or from time to time after the date of the Advance evidenced by a Note fix a record date for the effectuation of a split or subdivision of the outstanding shares of Newco Common Stock or the determination of holders of Newco Common Stock entitled to receive a dividend or other distribution payable in additional shares of Newco Common Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors of Newco adopts the resolution relating to such dividend, distribution, split or subdivision), the Conversion Price for such Note shall be decreased to equal the product of the Conversion Price in effect immediately prior to such date for such Note multiplied by a fraction, the numerator of which shall be the number of shares of Newco Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Newco Common Stock outstanding immediately thereafter.

               (ii) If the number of shares of Newco Common Stock outstanding at any time or from time to time after the date of the Advance evidenced by a Note is decreased by a combination of the outstanding shares of Newco Common Stock, then following such combination, the Conversion Price shall be increased to equal the product of the Conversion Price in effect immediately prior thereto for such Note multiplied by a fraction, the numerator of which shall be the number of shares of Newco Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Newco Common Stock outstanding immediately thereafter. So long as any of the Notes are outstanding, Newco shall not combine any shares of Newco Common Stock unless it likewise combines all shares of Newco Common Stock.

               (iii) If Newco shall at any time and from time to time after the date of the Advance evidenced by a Note issue rights or warrants to all holders of the Newco Common Stock entitling such holders to subscribe for or purchase Newco Common Stock at a price per share less than the Current Market Price per share of the Newco Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then, and in each such case, the Conversion Price shall be adjusted so that the Holder of such Note shall be entitled to receive, upon the conversion thereof, the number of shares of Newco Common Stock determined by multiplying the number of shares of Newco Common Stock into which such Note was convertible on the day immediately prior to such record date by a fraction, (A) the numerator of which is the sum of (1) the number of shares of Newco Common Stock outstanding on such record date and (2) the number of additional shares of Newco Common Stock which such rights or warrant entitle holders of Common Stock to subscribe for or purchase ("Offered Shares"), and (B) the denominator of which is the sum of (1) the number of shares of Newco Common Stock outstanding on the record date and (2) a fraction, (x) the numerator of which is the product of the number of Offered Shares multiplied by the subscription or purchase price of the Offered Shares and (y) the denominator of which is the Current Market Price per share of Newco Common Stock on such record date. Such adjustment shall become effective immediately after such record date.

               (iv) If Newco shall be a party to any transaction, including any capital reorganization or reclassification of the Newco Common Stock (other than a transaction described in clauses (i), (ii) and (v) of this Section
                                                                     -------
          3.01(c)), or consolidation or merger of Newco, or the sale or
          --------
          conveyance of all or substantially all of its assets in which the previously outstanding shares of Newco Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which Newco is a party, exchanged, or would have been changed or exchanged as required by the Certificate of Incorporation if such Newco Common Stock were outstanding, for different securities of Newco or common stock or other securities of another company or interests in a non-corporate entity (such other company or non-corporate entity is referred to herein as the "Surviving Entity") or other property (including cash) or any combination of the foregoing, then, as a condition to the consummation of such transaction, lawful and adequate provision shall be made whereby each Holder of a Note shall thereafter have the right to receive, in lieu of the shares of Newco Common Stock immediately theretofore receivable with respect to the conversion of such Holder's Note, such shares of stock or securities (such stock and securities are referred to herein as the "Surviving Entity Securities") or assets as are issued or are payable with respect to or in exchange for the shares of Newco Common Stock which such Holder would have held had his Note been converted in full immediately prior to such transaction. In any such case, appropriate provisions shall be made with respect to the rights and interests of each Holder of a Note to the end that such conversion rights (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of Surviving Entity Securities or assets thereafter deliverable upon the exercise thereof.

               (v) If Newco shall at any time or from time to time after the date of an Advance declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of Newco or any of its Subsidiaries by way of dividend) on Newco Common Stock, other than (x) regular quarterly dividends payable in cash or extraordinary cash dividends in an aggregate amount not to exceed in any Fiscal Quarter an amount equal to 6.25% of the Net Income for the twelve-month period ending on the day immediately preceding the first day of such Fiscal Quarter, (y) shares of Newco Common Stock which are referred to in clause (i) of this Section
                                                                   -------
          3.01(c), or (z) rights or warrants which are referred to in clause
          ------
          (iii) of this Section 3.01(c), then, as a condition to the
                        --------------
          consummation of such dividend or distribution, the Conversion Price of each Note shall be adjusted so that the Holder of each Note shall be entitled to receive, upon the conversion of the Note, the number of shares of Common Stock determined by multiplying (1) the number of shares of Newco Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Newco Common Stock as of the third Trading Day prior to such record date, and the denominator of which shall be such Current Market

          Price per share of Newco Common Stock less the Fair Market Value per share of Newco Common Stock (as determined in good faith by the Board of Directors of Newco, a certified resolution with respect to which shall be mailed to each Holder of a Note) of such dividend or distribution; provided, however, that in the event of a distribution
                        --------  -------
          of shares of capital stock of a Subsidiary of Newco (a "Spin-Off") made to holders of shares of Newco Common Stock, the numerator of such fraction shall be the sum of the Current Market Price per share of Newco Common Stock and the Current Market Price of the number of shares (or the fraction of a share) of capital stock of the Subsidiary which is distributed in such Spin-Off in respect of one share of Newco Common Stock and the denominator of which shall be the Current Market Price per share of Newco Common Stock. An adjustment made pursuant to this clause (v) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is paid and shall be effective retroactively to such time immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution; provided, however, if the proviso in the foregoing
                        --------  -------
          sentence applies, then such adjustment shall be made and be effective as of the 30th Trading Day after the effective date of such Spin-Off, and in the event all or part of this Note is converted after the record date for such Spin-Off but prior to the 30th Trading Day after the effective date of the Spin-Off, Newco will deliver to the holder of this Note in accordance with Section 3.01(b) that number of shares
                                          ---------------
          which would be issued prior to the appropriate adjustment, and issue the additional number of shares which would be issuable as a result of the applicable adjustment pursuant to this clause (v) within 35 Trading Days after the effective date of such Spin-Off.

     SECTION 3.02. No Impairment. Newco will not, by amendment of its Certificate of Incorporation, Bylaws or other organizational documents or through any reorganization, reclassification, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Newco but will at all times in good faith assist in the carrying out of all the provisions of Section
                                                                        -------
3.01 and in the taking of all such action as may be necessary or appropriate in
- ----
order to protect the Conversion Rights of each Holder of the Notes against impairment. Without limiting the foregoing, Newco will not effect any transaction described in this Section 3.02, the result of which is to adversely
                              ------------
affect any of the rights of holders of Newco Common Stock relative to the rights of holders of any other securities of Newco other than the Notes.

     SECTION 3.03. Stock Transfer Taxes. The issuance of stock certificates upon the conversion of a Note shall be made without charge to the Holder thereof for any tax in respect of such issuance. Newco shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the Holder of the applicable Note, and Newco shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to Newco the amount of such tax, if any.

     SECTION 3.04. No Fractional Shares: Certificate as to Adjustments. (a) No fractional shares shall be issued upon conversion of a Note, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

     (b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of a Note pursuant to Section 3.01(c), Newco, at its expense,
                                       ---------------
shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder of each Note a certificate setting forth such adjustment or readjustment for such Holder's Note and showing in detail the facts upon which such adjustment or readjustment is based. Newco shall, upon the written request at any time by a Holder of a Note, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect for such Note, and (C) the number of shares of Newco Common Stock and the amount, if any, of other property which at the time would be received upon the total conversion of such Note.

     SECTION 3.05. Notices of Record Date. In the event of any taking by Newco of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, Newco shall mail to each Holder of the Notes, at least ten (10) Business Days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Newco shall not issue rights or warrants described in Section 3.01(c)(iii), consummate any reorganization,
                         --------------------
reclassification, consolidation, merger or sale described in Section
                                                             -------
3.01(c)(iv), or dividend or distribution described in Section 3.01(c)(v), unless
- -----------                                           ------------------
it provides each Holder of the Notes at least ten (10) Business Days advance notice thereof.

     SECTION 3.06. Reservation of Securities Issuable upon Conversion. Newco shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, free from any preemptive right or other obligation, such number of its shares of Newco Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding principal balance of the Notes issued under this Agreement; and if at any time the number of authorized but unissued shares of Newco Common Stock shall not be sufficient to effect the conversion of all of the outstanding principal balance of the Notes issued under this Agreement, in addition to such other remedies as shall be available to the Holders of the Notes, Newco will take such corporate action as may be necessary to increase its authorized but unissued shares of Newco Common Stock to such number of shares as shall be sufficient for such purposes. Newco shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Newco Common Stock in order to enable Newco to lawfully issue and deliver to the Holders of the Notes such number of shares of its Newco Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding principal balance of the Notes issued under this Agreement.

     SECTION 3.07. Prepayment. From and after the date which is 42 months after the Borrowing Date applicable to a Note, the Borrowers shall have the right to prepay such Note, upon not less than thirty (30) nor more than sixty (60) days' prior notice setting forth the amount (each prepayment shall be made in the minimum amount of $5,000,000 and in $1,000,000 increments over the minimum amount) that it wishes to prepay of such Note and the date of such prepayment ("Prepayment Notice"). In the event that the Borrowers prepay a Note in part, the Borrowers shall execute and deliver to Holder a new Note in a principal amount equal to the principal remaining outstanding. Delivery of a Prepayment Notice shall not affect Holder's right to convert any such Note, in whole or in part, prior to the date set for prepayment.

     SECTION 3.08. Mandatory Prepayments. (a) Newco or the Company shall, as the case may be, notify Sprint that it intends to enter into a Business Combination or that a Business Combination may occur at least thirty (30) days prior to consummation of such proposed Business Combination, setting forth in such notice all the material facts relating to the Business Combination. Prior to the consummation of such Business Combination, the Holders shall continue to have the right to convert the Notes as herein provided. From and after the consummation of such Business Combination and for a thirty (30) day period thereafter, the Holders shall have the right to require the Borrowers to prepay all principal and accrued interest on the Notes (calculating accrued interest to the date of such prepayment), plus an amount equal to 1% of the principal amount of such Notes. Such mandatory prepayment shall be made on or before the tenth day after notice is given by Sprint to the Borrowers demanding such prepayment.

     (b) In the event the Facility Termination Date occurs pursuant to Section 2.02(d), then each of the Notes outstanding hereunder shall be required to be prepaid, without the necessity of any notice or demand by Sprint or any Holder, on or before the first Business Day following the end of one year after such Facility Termination Date.

     (c)  The foregoing provisions of this Section 3.08 shall not affect in any
                                           ------------
way the obligation of the Borrowers to pay any Note on its maturity date if such maturity date is earlier than the required prepayment date.

     SECTION 3.09. Stockholder Rights Plan. Notwithstanding any other provision of this Agreement to the contrary, if Newco shall adopt a stockholders rights plan (sometimes known as a "poison pill" plan), and shall declare, order, pay or make a dividend or other distribution of rights thereunder with respect to the Newco Common Stock (whether or not separate from the Newco Common Stock), each Holder of a Note shall be entitled to receive from Newco, upon conversion of such Note into Newco Common Stock pursuant to Article III, all of the rights distributed under such plan (but without any limitation or restriction on the exercise of such rights) fully and to the same extent as if immediately prior to the earlier of such distribution or any record date therefor such Holder had converted all of such Holder's outstanding principal balance on the Notes into shares of

Newco Common Stock. The preceding sentence shall provide the exclusive protection under this Agreement to the Holders of the Notes (including adjustments that would otherwise be required by Section 3.01(c)) with respect to the subject matter of the immediately preceding sentence.

     SECTION 3.10. Tolling of Automatic Conversion and Other Time periods for HSR Compliance. Notwithstanding any other provision of this Agreement to the contrary, until such time as the filing and waiting period requirements of the HSR Act relating to the conversion of any of the Notes into Common Stock pursuant to Article III shall have been complied with, if any, and there shall be no action taken or instituted by the United States Department of Justice or the United States Federal Trade Commission to delay, enjoin or impose conditions on such conversion, and such waiting period applicable under the HSR Act shall have expired or received early termination: (i) the date for any prepayments pursuant to Section 3.07 or 3.08 shall be automatically extended for a period of
            --------------------
five (5) Business Days beyond the date of expiration or early termination of the waiting period of the HSR Act (as so extended, the "Extended Redemption Date") and each Holder of Notes shall be entitled to convert any or all of the outstanding principal balance of such Notes into Common Stock prior to the Extended Redemption Date; and (ii) each other date or event that would otherwise impair any right to convert the Notes into Common Stock or otherwise impair the rights of the Notes shall be tolled until the Extended Redemption Date. Any Holder of Notes who is required to comply with the filing and waiting period requirements of the HSR Act with respect to the conversion of any Notes shall use commercially reasonable efforts to cause such filing to be made as soon as practicable after such Holder has provided notice of its intention to convert such Notes and to diligently and in good faith pursue expiration or termination of the waiting period of the HSR Act, provided no conditions are imposed on Sprint.


                                  ARTICLE IV

                              ADVANCE CONDITIONS

     Sprint shall not be required to make a requested Advance, if on the proposed Borrowing Date for such Advance:

          (a) There is then outstanding any "Recommended Third Party Offer," as such term is defined in the Governance Agreement;

          (b) All representations and warranties of the Borrowers contained herein are not true and correct (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date and (ii) as to all other representations and warranties as of the date of such proposed Advance, unless, in either the case of clause (i) or (ii), the inaccuracy of such representations and warranties would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) The Average Market Price of the Newco Common Stock is less than $13.00 (adjusted after the date hereof for any stock split, stock dividend or other subdivision or combination of the Newco Common Stock);

          (d) A Borrowing Notice shall not have been properly submitted with respect to such Advance;

          (e) A duly executed Note representing the Advance has not been received by Sprint;

          (f)  The Facility Termination Date shall have occurred; or

          (g) A Default or Event of Default has occurred and is continuing or will exist as a result of the requested Advance; provided, however, this clause (g) shall not apply to any Default, the facts of which have been specifically disclosed to Sprint in the Borrowing Notice for such Advance and as to which Sprint has, within five (5) Business Days after Sprint's receipt of the Borrowing Notice, neither advised the Borrowers of its intent to declare an Event of Default nor, advised the Borrowers that it intends to exercise its rights in this clause (g) and not make the requested Advance (as is Sprint's right, exercising such right in its sole discretion).

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrowers that the conditions contained in this Article IV have been satisfied. Sprint may require a duly completed compliance certificate (dated the Borrowing Date) in substantially the form of Exhibit B hereto as a condition to making an Advance.
- ---------


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. Organization, Standing and Power. Each of the Borrowers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Borrowers is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

     SECTION 5.02. Subsidiaries and Joint Ventures. No Borrower has any Subsidiary that is not also a Borrower hereunder or has the right to acquire an equity interest in any corporation, partnership, limited liability company, joint venture, business trust or any other entity, except to the extent any such interest may be acquired under
Section 6.10 hereof.
- ------------

     SECTION 5.03. Authority; Noncontravention. Each Borrower has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and under the Loan Documents and the same have been duly authorized by all necessary corporate action on the part of such Borrower, and assuming this Agreement constitutes the valid and binding agreement of Sprint, constitute valid and binding obligations of such Borrower enforceable against such Borrower, in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement by each Borrower did not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by such Borrower of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Borrower under, (i) the certificate of incorporation or bylaws of such Borrower, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to such Borrower or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any law applicable to such Borrower or its respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect, (y) materially impair the ability of such Borrower to perform its obligations under this Agreement or
(z) prevent the consummation of any of the transactions contemplated by this Agreement.

     SECTION 5.04. Taxes. Except as set forth on Schedule 5.04, each Borrower has timely filed all Returns and reports required to be filed by it, except where failure to timely file would not have a Material Adverse Effect. All such Returns and reports are complete and accurate except where the failure to be complete or accurate would not have a Material Adverse Effect. Each Borrower has paid or has set up an adequate reserve for the payment of all Taxes shown as due on such Returns except where the failure to do so would not have a Material Adverse Effect. Except as set forth on Schedule 5.04, no deficiencies for any Taxes have been asserted, proposed or assessed against any Borrower that have not been paid or otherwise settled or reserved against, except for deficiencies the assertion, proposing or assessment of which would not have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes are pending. There are no material Liens for Taxes (other than for current taxes not yet due and payable) on the assets of any Borrower.

     SECTION 5.05. Compliance with Laws. Each Borrower has in effect all permits from approvals, authorizations, certificates, filings, franchises, licenses, notices, permits, variances, exemptions, orders and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that, individually or in the aggregate, have not had a Material Adverse Effect. Except as disclosed in the Borrower Filed SEC Documents, such Borrower is in compliance with all applicable Law, except where failures to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 5.06. Environmental Matters. Each Borrower is and at all times has been in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law (which compliance includes the possession by such Borrower of all Permits required under applicable Environmental Law and compliance with the terms and conditions thereof), except for such failure to be in compliance which, individually or in the aggregate, would not have a Material Adverse Effect. There are no pending or, to the Knowledge of any Borrower, Threatened claims, orders, notices, administrative or judicial actions, or Encumbrances, relating to environmental, health, and safety liabilities arising under or pursuant to any federal, state or local Environmental Laws, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which such Borrower has an interest, except for any such claim, order, notice, administrative or judicial action, Encumbrance or other restriction that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 5.07. Intellectual Property. Each Borrower owns sufficient right, title and interest in and to, or has valid licenses of sufficient scope and duration for, all patents, patent rights, copyrights, trademarks, service marks, trade names, software, trade secrets, confidential information and other intellectual property material to the operation of the business of such Borrower as currently conducted or proposed to be conducted (the "Intellectual Property Assets") and as proposed to be conducted. The Intellectual Property Assets are free and clear of all Liens which would materially impair such Borrower's ability to use the Intellectual Property Assets in the business of such Borrower as currently conducted or proposed to be conducted. No Borrower has granted any third party any rights in and to the Intellectual Property Assets except for distribution rights, OEM rights, end user licenses and rights to reproduce certain of the Intellectual Property Assets in the Ordinary Course of Business in connection with the marketing and distribution of such Borrower's product and service offerings, and which individually and in the aggregate would not have a Material Adverse Effect. Except as set forth on Schedule 5.8, no Intellectual Property Assets of any Borrower infringes, or conflicts with, or to the Knowledge of any Borrower, is alleged to infringe upon or conflict with the intellectual property rights of any third party. No Borrower has Knowledge that any of its employees performing or managing key functions of such Borrower is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of such Borrower or that would conflict with such Borrower's business as proposed to be conducted. To the Knowledge of any Borrower, neither the execution nor delivery of this Agreement, nor the carrying on of any Borrower's business by the employees of such Borrower, nor the conduct of the business of any Borrower as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, which conflict or breach would have a Material Adverse Effect. No Borrower utilizes or intends to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by such Borrower.

     SECTION 5.08. Certain Payments. No Borrower, or any of the directors, officers, agents, or employees of any Borrower, or to the Knowledge of any Borrower, any other Person associated with or acting for or on behalf of any Borrower, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of a Borrower or any Affiliate of a Borrower, (b) established or maintained any fund or asset that has not been appropriately recorded in the books and records of the Borrower, which in the case of either clause (a) or (b) would be in violation of Law or would have a Material Adverse Effect.


                                  ARTICLE VI

                                   COVENANTS

     So long as any Note remains unpaid, unless Sprint shall otherwise consent in writing:

     SECTION 6.01. Financial Reporting. Newco will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to Sprint:

          (a) Within five (5) days after its filing with the SEC, and in any event within 120 days after the close of each Fiscal Year, an unqualified audit report certified by independent certified public accountants (which shall be a "Big Six" accounting firm, or another nationally recognized accounting firm), prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such period and related statements of income and cash flows, accompanied by (i) any management letter prepared by said accountants, (ii) a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof, and (iii) a letter from said accountants addressed to Sprint acknowledging that Sprint is extending credit in primary reliance on such financial statements and authorizing such reliance. Newco hereby authorizes Sprint to communicate directly with such accountants following the occurrence of a Default or Event of Default.

          (b) Within five (5) days after its filing with the SEC, and in any event within 65 days after the close of the first three Fiscal Quarters of each Fiscal Year, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statements of income and cash flows for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, all certified by its chief financial officer to have been prepared in accordance with GAAP (other than the absence of notes to financial statements and subject to normal recurring year-end audit adjustments).

          (c) As soon as available, but in any event not later than 15 days before the end of each Fiscal Year, beginning with Fiscal Year 1998, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of Newco and its Subsidiaries for the next Fiscal Year.

          (d)  Together with the financial statements required by clauses (a)
                                                                  -----------
     and (b) above, a compliance certificate in substantially the form of
         ---
     Exhibit B hereto signed by its chief financial officer showing the
     ---------
     calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists and no Business Combination has occurred, or if any Default or Event of Default exists, stating the nature and status thereof.

          (e) Within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified by an actuary enrolled under ERISA.

          (f) As soon as possible and in any event within ten (10) days after Newco knows that any event has occurred which is a Termination Event with respect to any Plan which is subject to Title IV of ERISA, a statement, signed by the chief financial officer of Newco, describing said Termination Event and any action which Newco proposes to take with respect thereto.

          (g) As soon as possible and in any event within ten (10) days after receipt by Newco, a copy of (i) any notice, claim, complaint or order to the effect that Newco or any of its Subsidiaries is or may be liable to any Person as a result of the release by Newco, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment or requiring that action be taken by Newco to respond to or clean up a Release of Hazardous Materials into the environment, and (ii) any notice, complaint or citation alleging any violation of any environmental law or environmental permit by Newco or any of its Subsidiaries. Within ten (10) days after Newco or any Subsidiary having Knowledge of the proposal, enactment or promulgation of any environmental law which would have a Material Adverse Effect, Newco shall provide Sprint with written notice thereof.

          (h) Promptly upon the furnishing thereof to the stockholders of Newco, copies of all financial statements, reports and proxy statements so furnished.

          (i) Promptly, and in any event within five (5) days after the filing thereof, copies of any reports which Newco or any of its Subsidiaries files with the SEC.

          (j) Promptly, and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by Newco or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of $1,000,000.

          (k) Such other information (including non-financial information) as Sprint may from time to time reasonably request.

Each Borrower shall file, on a timely basis, all reports, schedules, forms, statements and other documents that are required to be filed with the SEC ("Borrower Filed SEC Documents"). As of their respective dates, the Borrower Filed SEC Documents will comply in all material respects with the requirements of the Securities Act of 1933 or the Securities and Exchange Act of 1934, as the case may be, applicable to such Borrower Filed SEC Documents, and none of the Borrower Filed SEC Documents will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.02. Subsidiaries as Borrowers; Use of Proceeds. (a) Prior to or simultaneously with any Person (other than a Foreign Entity), becoming a Subsidiary of a Borrower the Borrower agrees to cause such Person to enter into an agreement with Sprint pursuant to which such Person shall be added as a party hereto and a "Borrower" hereunder, such agreement to be substantially in the form of Exhibit B hereto.

     (b) The Borrowers will use the proceeds of the Advances to meet the working capital needs of the Borrowers. No Borrower will use any of the proceeds of the Advances to purchase or carry any Margin Stock.

     SECTION 6.03. Notice of Default. The Borrowers will give prompt notice in writing to Sprint of the occurrence of any Default or Event of Default and of any other development relating to any Borrower, financial or other, which would have a Material Adverse Effect.

     SECTION 6.04. Conduct of Business; Merger, Sale of Assets, Etc. (a) Each Borrower will carry on and conduct its business in generally the same manner and in generally the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and, except where the failure to do so would not have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     (b) No Borrower shall sell, transfer, lease or otherwise dispose of any of its Property which, when taken together with all other Property of the Borrowers disposed of during the twelve month period ending with the month in which such disposition occurs, constitutes a Substantial Portion.

     SECTION 6.05. Taxes. Each Borrower will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being diligently contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     SECTION 6.06. Insurance. Each Borrower will maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts and covering such risks as is consistent with sound business practice, and Newco will furnish to Sprint upon request full information as to the insurance carried.

     SECTION 6.07. Compliance with Laws. Each Borrower will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which would have a Material Adverse Effect.

     SECTION 6.08. Maintenance of Properties. Each Borrower will do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     SECTION 6.09. Inspection. Each Borrower will permit Sprint, by its representatives and agents, to inspect any of the Property, corporate books and financial records of each Borrower, to examine and make copies of the books of accounts and other financial records of each Borrower, and to discuss the affairs, finances and accounts of each Borrower with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as Sprint may designate; provided, that if a Default has occurred and is
                      --------
continuing, each Borrower shall permit Sprint or its representatives and agents, to exercise the inspection rights set forth above during normal business hours without limitation, whether by reason of a Borrower's claims of inconvenience, interruption of business operations or otherwise, so long as no Default has occurred and is continuing, no such action shall unreasonably and in a material fashion interfere with the normal business operations of a Borrower. Each Borrower will keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its business and financial transactions, such entries to be made in accordance with GAAP.

     SECTION 6.10. Investments and Purchases. No Borrower will make or suffer to exist any Investments or commitments therefor, or become or remain a partner in any partnership or joint venture, or make any Purchase of any Person, except:

          (a) Obligations that have a term of one year or less or are fully guaranteed by the United States of America;

          (b) Commercial paper rated A-l or better by Standard and Poor's Rating Group or P-l or better by Moody's Investors Service, Inc.;

          (c) Demand deposit accounts maintained in the ordinary course of business;

          (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

          (e) Repurchase agreements issued by any commercial bank or trust company organized under the laws of the United States or any state thereof having capital and surplus in excess of $100,000,000 and whose commercial paper (or that of its parent corporation) is rated A-1 or better by Standard & Poor's Ratings Group or P-1 or better by Moody's Investors Service, Inc.;

          (f)  Investments in existence on the date hereof and described in
     Schedule 6.10 hereto; and
     -------------

          (g)  Subject to Section 6.10(h) hereof, Investments in Borrowers; and
                          ---------------

          (h) Any other Investment which, when aggregated with all other Investments made under this clause (h), does not exceed $20,000,000, provided that no more than $5,000,000 of such Investments in the aggregate shall be made in one or more Foreign Entities.

     SECTION 6.11. Liens. No Borrower will create, incur, or suffer to exist any Lien in, of or on the Property of such Borrower, except:

          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (b) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way adversely affect the marketability of the same or interfere with the use thereof in the business of any Borrower;

          (e) Capitalized Leases, whether currently existing or hereafter created, under which the Capitalized Lease Obligations do not exceed in the aggregate (i) $56,250,000 in 1998, (ii) $90,000,000 in 1999, (iii)
     $100,000,000 in 2000, and (iv) $150,000,000 thereafter; and

          (f) All other Liens securing Indebtedness (other than Capitalized Lease Obligations) which does not exceed in the aggregate (i) $30,000,000 in 1998, (ii) $45,000,000 in 1999, (iii) $60,000,000 in 2000, and (iv)
     $90,000,000 thereafter.

     SECTION 6.12. Affiliates. No Borrower shall enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any other Affiliate (other than another Borrower) except (a) pursuant to the agreements described in the Prospectus included in Newco's registration statement declared effective by the SEC on January 22, 1997, (b) where expressly permitted, or (c) in the Ordinary Course of Business and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arms-length transaction.

     SECTION 6.13. Environmental Matters. Each Borrower shall (a) at all times materially comply with all applicable Environmental Laws and (b) take any and all remedial actions as are required by Environmental Laws in response to the Release of any Hazardous Materials on, under or about any real property owned, leased or operated by such Borrower. In the event that a Borrower undertakes any remedial action with respect to any Hazardous Material on, under or about any real property, such Borrower shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, except when such Borrower's liability for such Release of any Hazardous Material is being contested in good faith by such Borrower and appropriate reserves therefor have been established. If Sprint at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by any Borrower, a Release of a material amount of Hazardous Materials on any real property owned, leased or operated by a Borrower or a Release of a material amount of Hazardous Materials from such real property onto real property adjacent to such real property, then the Borrowers shall, upon the request of Sprint, provide Sprint with all such reports, certificates, engineering studies and other written material or data relating thereto as Sprint may reasonably require which shall be maintained as confidential by Sprint to the fullest extent authorized by law.

     SECTION 6.14. Change in Corporate Structure; Fiscal Year. No Borrower shall (a) permit any amendment or modification to be made to its certificate of incorporation or bylaws which is adverse to the interests of Sprint or (b) subject to Sprint's consent (which consent shall not be unreasonably withheld), change its Fiscal Year to end on any date other than December 31 of each year.

     SECTION 6.15. Inconsistent Agreements. No Borrower shall enter into any indenture, agreement, instrument or other arrangement which contains any provision which would be violated or breached by the making of Advances or by the performance by any Borrower of any of such Borrower's obligations under any Loan Document, the Investment Agreement or any Ancillary Agreement.

     SECTION 6.16. Indebtedness. Newco shall not permit its consolidated Indebtedness as of any date during a Fiscal Year identified below (including the aggregate of Capitalized Lease Obligations and other Indebtedness secured by Liens limited by Section 6.11(e) and (f)) to exceed the greater of (a) the amount listed below opposite such Fiscal Year and (b) four and one-half (4 1/2) times EBITDA for the latest period of four (4) fiscal quarters ended prior to the date of determination:

               DURING FISCAL YEAR       AMOUNT
               ------------------       ------
                    1998             $ 75,000,000
                    1999              150,000,000
                    2000              200,000,000
               2001 and beyond        300,000,000

As used herein, "EBITDA" means Net Income for a specified period, plus the sum of the amounts equal to the interest expense, the provision for taxes based on income and the depreciation and amortization expense deducted in determining such Net Income.

     SECTION 6.17. ERISA Compliance. With respect to any Plan, no Borrower shall:

          (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the IRC) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the IRC in excess of $1,000,000 is imposed;

          (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $1,000,000, whether or not waived, or permit any Unfunded Liability in excess of $1,000,000, to exist for more than 30 days after learning thereof;

          (c) permit the occurrence of any Termination Event which results in a liability to a Borrower or any other member of the Controlled Group in excess of $1,000,000;

          (d) fail to make any contribution or payment to any Multiemployer Plan which either Borrower or any other member of the Controlled Group is required to make under any agreement relating to such Multiemployer Plan or Title IV of ERISA which results in a liability in excess of $1,000,000; or

          (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the IRC with respect to any Plan which would result in liability to a Borrower or any other member of the Controlled Group which, individually or in the aggregate, would have a Material Adverse Effect.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

     The occurrence of any one or more of the following events shall constitute an Event of Default:

     SECTION 7.01. Any representations or warranties of the Borrowers made or deemed made by or on behalf of a Borrower to Sprint under or in connection with this Agreement, or in any certificate or information delivered in connection with this Agreement or any other Loan Document are not true and correct (i) as of the date referred to in such representations or warranties that addresses a matter as of a particular date and (ii) as to all other representations and warranties as of the date of such representation or warranty, except in either the case of clause (i) or (ii), if the inaccuracy of such representations and warranties would not in the aggregate have a Material Adverse Effect.

     SECTION 7.02. Nonpayment of (a) principal of any Note within fourteen (14) days after the same becomes due, or (b) interest upon a Note or obligations under any of the Loan Documents within fourteen (14) days after the same becomes due.

     SECTION 7.03. The breach by a Borrower of any of the terms or provisions of Sections 6.02, 6.14, 6.15 or 6.16.
   -------------  ----  ----    ----

     SECTION 7.04. The breach by a Borrower (other than a breach which constitutes a Default under Section 7.01, 7.02 or 7.03) of any of the terms or
                            ------------  ----    ----
provisions of this Agreement, Sections 5.07 or 5.08 of the Investment Agreement, or Articles II, III or IV of the Governance Agreement, or any material breach by a Borrower of any terms or provisions of the Registration Rights Agreement (as defined in the Investment Agreement), in any such case, which is not remedied within forty-five (45) days after written notice to Newco from Sprint; provided, however, such forty-five (45) day period shall be reduced to a fifteen (15) day period for any breach under Section 6.10 or Section 6.12.
                            ------------    ------------

     SECTION 7.05. The default by a Borrower in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $5,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of a Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

     SECTION 7.06. A Borrower shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
(b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.06, (f) fail to contest in good
                                    ------------
faith any appointment or proceeding described in Section 7.07 or (g) become
                                                 ------------
unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

     SECTION 7.07. Without the application, approval or consent of a Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for a Borrower or any Substantial Portion of its Property, or a proceeding described in Section 7.06(d) shall be instituted against a Borrower, and such
             ---------------
appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

     SECTION 7.08. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of a Borrower which, when
 ------------
taken together with all other Property of the Borrowers so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

     SECTION 7.09. A Borrower shall fail within thirty (30) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000, which are not stayed on appeal or otherwise being appropriately contested in good faith.


                                 ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     If any Event of Default described in Section 7.06 or 7.07 occurs with
                                          ------------    ----
respect to a Borrower, the obligations of Sprint to make Advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Sprint. If any other Event of Default occurs, Sprint may terminate or suspend the obligations of Sprint to make Advances hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each of the Borrowers hereby expressly waives.

     Within ten (10) Business Days after acceleration of the maturity of the Obligations or termination of the obligations of Sprint to make Advances hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.06 or 7.07 with respect to a Borrower) and before any
                ------------    ----
judgment or decree for the payment of the Obligations due shall have been obtained or entered, Sprint may (in its sole discretion), by notice to the Borrowers, rescind and annul such acceleration and/or termination.


                                  ARTICLE IX

                                    SETOFF

     In addition to, and without limitation of, any rights of Sprint under applicable law, if any Default or Event of Default or Business Combination occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by Sprint or any Affiliate of Sprint to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to Sprint or such Affiliate of Sprint, whether or not the Obligations, or any part hereof, shall then be due or have matured; provided, however, the foregoing shall not apply to any Business Combination unless at least ten days prior to such offset or applications, Sprint has given notice to the Borrowers that a prepayment is being required under Section 3.08(a).

                                   ARTICLE X

                       BENEFIT OF AGREEMENT; ASSIGNMENTS

     SECTION 10.01. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and Sprint and their respective successors and assigns, except that (a) the Borrowers shall not have the right to assign any rights or obligations under the Loan Documents, and (b) any assignment by Sprint must be made in compliance with
Section 10.02.  Any assignee or transferee of any Note agrees by acceptance
- -------------
thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of the Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any note or notes issued in exchange therefor.

     SECTION 10.02.  Assignments by Sprint.

          10.02.1.   Assignments of this Agreement and the Obligations
                     -------------------------------------------------
Thereunder.  An Assignment or transfer of this Agreement may be made without the
- ----------
prior consent of the Borrowers (i) by Sprint to any of its Affiliates, provided that any such assignment or transfer to such Affiliate shall not release Sprint from the obligations of Sprint under this Agreement, or (ii) pursuant to any merger or sale of substantially all of the assets or stock of Sprint or such Affiliates (or any transaction having such effect) that is pursuant to an agreement entered into after the Closing Date and pursuant to which in the case of a purchase of substantially all of the assets or stock of Sprint or such Affiliates, the party purchasing such assets or stock of Sprint or such Affiliates assumes the obligations of Sprint under this Agreement.

          10.02.2.   Transfers of the Notes.  Sprint may in accordance with
                     ----------------------
applicable law and without the prior consent of the Borrowers, at any time, transfer and assign all or part of the Notes to one or more Persons ("Transferees"). In the case of such an assignment or transfer, Sprint shall surrender the Notes subject to such assignment to the Borrowers prior to the transfer and assignment being effective and the Borrowers shall, simultaneously with such surrender, reissue and deliver new Notes in the same aggregate outstanding principal amount as the surrendered Note in the name of such holders as requested by Sprint. On or after the effective date of such transfer and assignment, (a) each such Transferee shall acquire all of the rights of Sprint in the Notes assigned to such Transferee, and (b) Sprint shall remain subject to the Aggregate Commitment and Loans.

          10.02.3.   Administration.  As a condition to any transfer or
                     --------------
assignment of the Notes pursuant to Section 10.02.2, each Transferee shall appoint Sprint (or any other Person to whom this Agreement has been assigned in accordance with Section 10.02.1 or with the consent of the Borrowers) (the "Agent") to act as agent of such Transferee, provided that the Agent shall not have a fiduciary relationship in respect of the Borrowers or any Transferee of the Notes. The Agent shall exclusively exercise such powers under this Agreement as are specifically delegated to Sprint by the terms hereof, including the right to receive notices, requests, waivers, instructions, information regarding the Borrowers, consents and other documents which the Borrowers may be required to deliver pursuant to this Agreement. The Agent shall have no implied duties to the Transferees, or any obligation to the Transferees to take any action thereunder.

     SECTION 10.03. Dissemination of Information. Each Borrower authorizes Sprint to disclose to any Person to whom this Agreement is being assigned pursuant to Section 10.02.1 or Transferees under Section 10.02.2 any and all information in Sprint's possession concerning the creditworthiness of the Borrowers, subject however, to Sprint obtaining an appropriate confidentiality agreement respecting such information.


                                  ARTICLE XI

                                 MISCELLANEOUS

     SECTION 11.01. Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telecopied, with receipt confirmed as follows:

          The Borrowers:                3100 New York Drive
                                        Pasadena, California 91107
                                        Attn: President and CEO
                                        Telecopy No.: (626) 296-4161

          with a copy to:               Hunton & Williams
                                        NationsBank Plaza, Suite 4100
                                        600 Peachtree Street, N.E.
                                        Atlanta, Georgia  30308-2216
                                        Attn: Scott M. Hobby, Esq.
                                        Telecopy No.: (404) 888-4190

          Sprint:                       Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Chief Financial Officer
                                        Telecopy No.: (913) 624-8426

          with a copy to:               Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Senior Vice President and
                                              Treasurer

                                        Telecopy No.: (913) 624-8426

          with additional copies to:    Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Vice President and Assistant
                                              Treasurer
                                        Telecopy No.: (913) 624-8252

                                        Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Corporate Secretary
                                        Telecopy No.: (913) 624-8233

The Parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 11.01. Notice shall be
                                            -------------
deemed to have been given as of the date when so personally delivered, when actually delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that such notice was not received by the intended recipient.

     SECTION 11.02. Entire Agreement. This Agreement together with all Schedules and Exhibits hereto, embody the entire agreement and understanding of the Parties in respect to the matters contemplated hereby and supersedes and renders null and void all other prior agreements and understandings, written and oral, with respect to the subject matters hereof, provided that this provision
                                                  --------
shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     SECTION 11.03. Waiver. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement, or the documents referred to in this Agreement or therein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     SECTION 11.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

     SECTION 11.05. Severability. If any term or provision of this Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

     SECTION 11.07. Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

     SECTION 11.08. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any Person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein.

     SECTION 11.09. Interpretation. (a) Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation." Whenever the context may require, any pronoun shall include the corresponding masculine feminine and neuter forms. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

     (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the documents and instruments delivered at the Closing.

     (c) No provision of this Agreement shall be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     SECTION 11.10. Inclusion of Information in Schedules. The inclusion of any information in any Schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty or for any other purpose related to this Agreement or the transactions contemplated hereby, including for purposes of any covenants, closing conditions or any other remedies the Parties may have, and (ii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

     SECTION 11.11. Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits hereto or thereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

     SECTION 11.12. Joint and Several Obligations of Borrowers. Each and every agreement and obligation of Newco or any Borrower under this Agreement, any Note or any other Loan Document shall be the joint and several obligation of each Borrower.

     SECTION 11.13. Effectiveness of Agreement. This Agreement shall become effective at the Closing, provided that this Agreement shall terminate upon the termination of the Investment Agreement pursuant to Section 6.01(a) thereof.
                                                    ---------------

     SECTION 11.14. Reliance on Investment Agreement. The Borrowers recognize and acknowledge that in entering into this Agreement Sprint is relying on each and every representation and warranty made by the Borrowers to Sprint in the Investment Agreement as of the Closing.

     SECTION 11.15. EXCLUSIVE JURISDICTION AND CONSENT TO SERVICE OF PROCESS. THE PARTIES AGREE THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN A FEDERAL COURT SITTING IN DELAWARE OR STATE COURT SITTING IN DELAWARE, WHICH SHALL BE THE EXCLUSIVE VENUE OF ANY SUCH ACTION. EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, AND IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY SUCH COURT (AND THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION SHALL BE EFFECTIVE AGAINST SUCH PARTY WHEN TRANSMITTED IN ACCORDANCE WITH
SECTION 11.01. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO AFFECT
- -------------

THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

              [THE BALANCE OF THIS PAGE LEFT BLANK INTENTIONALLY]

     SECTION 11.16. WAIVER OF JURY TRIAL. THE BORROWERS AND SPRINT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE), INCLUDING ANY CLAIM, COUNTERCLAIM, CROSS-CLAIM, DEFENSE, OR AFFIRMATIVE DEFENSE, IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

THIS IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE BORROWERS, AS DEBTORS, AND SPRINT, AS LENDER. THIS CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE PARTIES.

Newco:                                   Sprint:    THS
      ------------                              ------------
     Initials                                      Initials

The Company:
             -----------
     Initials

          IN WITNESS WHEREOF, Newco, the Company and Sprint have executed this Agreement as of the date first above written.

                              DOLPHIN, INC.


                              By: /s/ Charles G. Betty
                                 ---------------------------------------
                              Print Name: Charles G. Betty
                                         -------------------------------
                              Title: President & CEO
                                    ------------------------------------

                              EARTHLINK NETWORK, INC.


                              By: /s/ Charles G. Betty
                                 ---------------------------------------
                              Print Name: Charles G. Betty
                                         -------------------------------
                              Title: President & CEO
                                    ------------------------------------

                              SPRINT CORPORATION


                              By: /s/ Theodore H. Schell
                                 ---------------------------------------
                              Print Name: Theodore H. Schell
                                         -------------------------------
                              Title: Vice President - Strategic Planning
                                    ------------------------------------
                                     and Corporate Development

                      SIGNATURE PAGE FOR CREDIT AGREEMENT

                                                                       EXHIBIT A
                                                                       ---------


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR AN EXEMPTION FROM REGISTRATION THEREFROM IS AVAILABLE. NEWCO SHALL NOT BE REQUIRED TO ISSUE ANY CERTIFICATES TO ANY PERSON UPON CONVERSION OF THIS NOTE OTHER THAN TO THE HOLDER OF SUCH CONVERTED NOTE UNLESS NEWCO HAS OBTAINED REASONABLE ASSURANCE THAT SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF, OR IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER, THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS, INCLUDING, IF NECESSARY IN THE REASONABLE JUDGMENT OF NEWCO OR ITS LEGAL COUNSEL, RECEIPT OF AN OPINION TO SUCH EFFECT FROM COUNSEL SATISFACTORY TO NEWCO IN ITS REASONABLE JUDGMENT.


                         THE UNDERSIGNED BORROWERS ACKNOWLEDGE RECEIPT OF A COPY OF THIS PROMISSORY NOTE


                      CONVERTIBLE SENIOR PROMISSORY NOTE
                      ----------------------------------


                                    ____________________, ______________________
                                    (City)                   (State)

$_________________                                              [Borrowing Date]


     FOR VALUE RECEIVED, the undersigned, Dolphin, Inc., a Delaware corporation and EarthLink Network, Inc., a Delaware corporation, jointly and severally as co-makers of this Note, (collectively the "Borrowers"), hereby promise to pay to the order of Sprint Corporation, a Kansas corporation ("Lender"), its successors and assigns (each a "Holder"), at its office designated below or at such other place as the Holder hereof may, from time to time, designate in writing, the following designated principal and interest in the manner set forth below:

     PRINCIPAL: The principal sum of $___________________________________. Such amount constitutes an Advance under the Credit Agreement (as hereinafter defined).

     INTEREST on the principal shall be payable from the date hereof to and including the date of maturity at a rate equal to SIX PERCENT (6 %) per annum; provided, however, such interest rate may be increased as provided in the Credit Agreement under certain circumstances to a floating rate equal to five percent (5%) per annum above the Prime Rate.

     Interest shall be computed on the basis of the actual number of elapsed days and a 360-day year.

     PRINCIPAL AND INTEREST shall be payable as follows:

     PRINCIPAL: Shall be payable five (5) years after the date of this Note.

     INTEREST: Shall be payable quarterly on the fifteenth day of January, April, July and October of each year commencing on the first such day occurring after the date of this Note and upon any prepayment or conversion hereunder until such time as all amounts of principal under this Note are paid in full.

          If any Payment Date for this Note is not a Business Day (as defined in the Credit Agreement), payment shall be made on the next successive Business Day and interest shall be payable thereon at the rate herein specified during such extension.

          Nothing in this Note shall be construed as an express or implied agreement by Lender to forbear in the collection of any amount owing hereunder, or be construed as in any way giving Borrowers the right, express or implied, to fail to make timely payment hereunder.

     PLACE OF PAYMENT: All payments of principal and interest shall be made in lawful currency of the United States of America in immediately available funds to Lender to an account designated by instructions from Lender or at such other place as the Holder hereof may from time to time, designate in writing.

     DEFINITIONS: The following terms shall have the following meanings herein:

     "Credit Agreement" means the Credit Agreement, dated as of ______________, 1998, between Lender and Borrowers.

     Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

     CREDIT AGREEMENT: This Note is issued subject to the provisions of the Credit Agreement and each and every provision of the Credit Agreement is hereby incorporated into this

Note by reference notwithstanding the termination of the Credit Agreement. Each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

     SET-OFF: Lender may exercise its right of set off in accordance with
Article IX of the Credit Agreement.
- ----------

     CONVERSION: The Conversion Price of this Note is $___________. This Note is subject to the Conversion Rights set forth in the Credit Agreement.

     In the event of conversion of this Note in part only, the unpaid portion of interest accrued on the part of the Note converted shall be prepaid as of the date of such conversion and a New Note evidencing the remaining principal balance of this Note shall be issued in the name of the Holder hereof upon the cancellation hereof.

     PREPAYMENT: This Note is subject to optional and mandatory prepayment, all as provided in the Credit Agreement.

     DEFAULT AND ACCELERATION: Upon the occurrence of an Event of Default, Lender may, at its option, declare the entire unpaid balance of principal of and interest on this Note, as well as the unpaid principal of and interest on any other indebtedness or liability of Borrowers to Lender, immediately due and payable without notice or demand. In addition to Lender's right of set-off as provided above, Lender shall have, upon the occurrence of any Event of Default, and at any time thereafter, the remedies provided for in the Credit Agreement and any other document, agreement or instrument evidencing or otherwise relating to this Note.

     PURPOSE OF LOAN: Borrowers hereby warrant and represent that the proceeds of this loan will be used solely for business purposes of Borrowers and as set forth in the Credit Agreement.

     MISCELLANEOUS TERMS: Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

     Unless otherwise agreed, all payments made by Borrowers to Lender in connection with the indebtedness evidenced by this Note shall be applied first toward all amounts owed to Lender for payment of attorneys' fees and costs of collection, if any, next toward payment of accrued interest and finally toward principal. If any Event of Default has occurred and is continuing, any and all sums received from or for the account of Borrowers shall be applied to any Indebtedness of any kind owed by Borrowers to Lender, whether evidenced by this Note or otherwise, in such order as Lender may elect.

     Each Borrower agrees that Lender may, at its option, assign all or a part of, the obligation evidenced hereby to such parties as Lender shall determine in its sole discretion, subject to the provisions of the Credit Agreement.

     No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

     Notwithstanding anything to the contrary herein, the interest rate hereon shall not exceed the maximum rate, if any, permitted by applicable law to be contracted by Borrowers for the purposes set forth herein.

     This Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     Borrowers will pay on demand, to the extent permitted by applicable law, all costs of collection, including attorneys fees actually incurred or paid by Lender in enforcing this Note.

     If any provision or clause of this Note shall be held or deemed to be or shall, in fact, be inoperative, invalid or unenforceable as applied in any particular case or in all cases because it conflicts with any provisions of any constitution or statute or rule of public policy, or for any other reason, such determination shall not affect in any way any other provision or clause herein which can be given effect without the inoperative, invalid or unenforceable provision or clause.

     EXCLUSIVE JURISDICTION AND CONSENT TO SERVICE OF PROCESS.  THE PARTIES
     --------------------------------------------------------
AGREE THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN A FEDERAL COURT SITTING IN DELAWARE OR STATE COURT SITTING IN DELAWARE, WHICH SHALL BE THE EXCLUSIVE VENUE OF ANY SUCH ACTION. EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, AND IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY SUCH COURT (AND THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION SHALL BE EFFECTIVE AGAINST SUCH PARTY WHEN TRANSMITTED IN ACCORDANCE WITH SECTION 11.01. NOTHING CONTAINED HEREIN SHALL BE
                               -------------
DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.


DOLPHIN, INC.


By_________________________________
Printed Name:______________________
Title______________________________

EARTHLINK NETWORK, INC.


By________________________________
Printed Name:_____________________
Title_____________________________

   [Any additional Borrowers at the Borrowing Date shall also sign the Note]

                                                                       EXHIBIT B
                                                                       ---------


                           AGREEMENT TO ADD BORROWER
                           -------------------------

     THIS AGREEMENT made and entered into this ______ day of ______, _____ by and between ______________, a ______________ ("Subsidiary") and Sprint
Corporation, a Kansas corporation ("Sprint").

     WHEREAS, Sprint, as lender, and Dolphin, Inc. and EarthLink Network, Inc., as borrowers, have entered into a Credit Agreement, dated February __, 1998 (the "Credit Agreement"); and

     WHEREAS, it is anticipated that Subsidiary will become a "Subsidiary" (as that term is defined in the Credit Agreement) of a Borrower under the Credit Agreement; and

     WHEREAS, Subsidiary recognizes and acknowledges that the Credit Agreement, the Investment Agreement and the Ancillary Agreements, including Advances heretofore and hereafter made to the Borrowers under the Credit Agreement, serve to benefit, directly or indirectly, Subsidiary; and

     WHEREAS, the Credit Agreement requires that prior to a Person becoming a Subsidiary, such Person shall enter into this Agreement.

     NOW, THEREFORE, the parties hereto hereby agrees as follows:

     1. All capitalized terms appearing herein and not otherwise defined shall have the meaning attributed to them in the Credit Agreement.

     2. Sprint hereby agrees that upon the Subsidiary becoming a Subsidiary (as defined in the Credit Agreement) of a Borrower, the Subsidiary shall be and become a "Borrower" under the Credit Agreement with all of the rights and obligations of a Borrower thereunder.

     3. In consideration of Sprint's Agreement set forth in paragraph 2 above, Subsidiary hereby agrees to be bound by all of the terms and conditions of the Credit Agreement as a "Borrower" thereunder and hereby joins all other Borrowers therein in making, jointly and severally with each other Borrower, each and every agreement, warranty and representation made therein by the Borrowers thereunder, including, without limitation, the joint and several obligation of the Borrower to pay all Obligations (including those in existence prior to the date hereof) when the same are due, whether at maturity, by acceleration, mandatory prepayment or otherwise.

     4. Subsidiary agrees that at the request of Sprint, it will execute all Convertible Senior Promissory Notes outstanding prior to the date hereof as an additional Borrower, joint obligor and co-maker of each such Note.

     5. The Credit Agreement is not otherwise amended and shall continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the day and year first above written.


SPRINT CORPORATION                              ________________________________


By:________________________________             By:_____________________________

                    ("Sprint")                                    ("Subsidiary")


     The undersigned being all of the Borrowers under the above-mentioned Credit Agreement hereby consent and agree to the foregoing Agreement to Add Borrowers.

Dated ___________, ______


DOLPHIN, INC.                       EARTHLINK NETWORK, INC.


By:________________________________             By:_____________________________

                     ("Newco")                                   ("The Company")


[The above is to be agreed to by all other Borrowers that exist at the time the above Agreement is entered into.]

                                                                       EXHIBIT C
                                                                       ---------


                            COMPLIANCE CERTIFICATE
                            ----------------------

     This Compliance Certificate is furnished to Sprint Corporation ("Lender") pursuant to that certain Credit Agreement dated as of ____________, 1998, by and among Lender and Dolphin, Inc. (the "Newco") and EarthLink Network, Inc. (collectively, with those Persons added as a party to the Credit Agreement pursuant to Section 6.02 thereof, the "Borrowers"). Unless otherwise defined
            ------------
herein, the terms used in this Compliance Certificate have the meanings ascribed to thereto in the Credit Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.   I am the duly appointed chief financial officer of Newco;

     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each of the Borrowers during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

     4. No Business Combination has occurred as of the date of this Certificate;

     5.   The financial statements required by Section 6.01 of the Credit
                                               ------------
Agreement and being furnished to you concurrently with this Certificate are true, correct and complete as of the date and for the periods covered thereby; and

     6. The Attachment hereto sets forth the financial data and computations evidencing Newco's compliance with Section 6.11(e) and (f) and Section 6.16 of
                                   -----------------------     ------------
the Credit Agreement, which data and computations are, to the best of my knowledge, true, correct and complete and have been made in accordance with
Section 6.11(e) and (f) and Section 6.16 of the Credit Agreement.
- -----------------------     ------------

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the relevant Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

     The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____________ day of
________________ __________.


_____________________________________
Chief Financial Officer for Newco

                     ATTACHMENT TO COMPLIANCE CERTIFICATE

                 Compliance Calculations for Credit Agreement

                    Calculations as of ___________________

________________________________________________________________________________

INDEBTEDNESS (SECTION 6.16)

     1.    Indebtedness (as defined)   $__________________

     2.    EBITDA (as defined)         $__________________

     3.    4 1/2 times Line 2          $__________________

     4.    Fiscal Year                     Amount
           -----------                     -------

           1998                              $ 75,000,000
           1999                              150,000.000
           2000                              200,000,000
           2001 and beyond                   300,000,000

     5. As listed in Section 6.16 for the Fiscal years indicated, Indebtedness shall not exceed the greater of Line 3 above or the amount indicated in Line 4 above adjacent to the appropriate Fiscal year.

     6.   Newco is in compliance?
          (Circle yes or no)                              Yes / No
                                                          --------

CAPITALIZED LEASE OBLIGATIONS AND OTHER INDEBTEDNESS SECURED BY LIENS (SECTIONS 6.11(e) AND (f))

     1.   Capitalized Lease Obligations (as defined)          $_____________
     2.   Other Indebtedness (as defined) secured by Liens
         (as defined)                                         $_____________


                                   Capitalized                 Other
                                      Lease                 Indebtedness
     3.   Fiscal Year              Obligations            Secured by Liens
                                   -----------            ----------------
            1998                      $ 56,250,000             $30,000,000
            1999                        90,000,000             45,000,000
            2000                        100,000,000            60,000,000
            2001 and beyond             150,000,000            90,000,000

     4.   As set forth in Section 6.11(e) for the Fiscal years indicated,
                          ---------------
          Capitalized Lease Obligations shall not exceed the amount indicated in Line 3 above adjacent to the appropriate Fiscal year.

          Newco is in compliance?
          (Circle yes or no)                            Yes / No
                                                        --------

     5. As set forth in Seciton 6.11(f) for the Fiscal years indicated, other Indebtedness secured by Liens shall not exceed the amount indicated in Line 3 above adjacent to the appropriate Fiscal year.

          Newco is in compliance?
          (Circle yes or no)                            Yes / No
                                                        --------

                                                                  Appendix E

                   [DEUTSCHE MORGAN GRENFELL LETTERHEAD]




February 10, 1998


Board of Directors
EarthLink Network, Inc.
3100 New York Drive
Pasadena, CA 91107


Members of the Board:

    We understand that Dolphin Sub,Inc. ("Newco Sub"), a wholly-owned subsidiary of Dolphin, Inc. ("Newco") EarthLink Network, Inc. ("EarthLink" or the "Company"), Sprint Corporation ("Sprint"), and its indirect subsidiary Sprint Communications Company L.P. ("Sprint L.P."), propose to enter into an Investment Agreement dated as of the date hereof (the "Investment Agreement"), which provides, among other things, for the commencement by Sprint of a tender offer (the "Offer") to purchase 1,250,000 shares of common stock, par value $0.01 per share, of the Company ("the Common Stock") for an aggregate cash consideration of $56,250,000 and at a price per share of Common Stock of $45 net to the seller in cash (such shares representing approximately 11% of the shares of Common Stock outstanding on the date hereof). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Investment Agreement.

    Immediately following the closing of the Offer (the "Closing"), Sprint L.P. will purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share, of Newco (the "Convertible Preferred Stock"), in exchange for (i) aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the SIP Subscribers, and (iii) entering into a network agreement whereby Newco and the Company will utilize Sprint's long-distance network under specified terms and conditions. The assets listed in Clauses (ii) and (iii) of the preceding sentence are herein referred to as the "Contribution Assets".

    We also understand that the closing of the purchase and sale of the Convertible Preferred Stock shall take place immediately following the closing of the Offer and concurrently with the merger of Newco Sub into the Company (the "Merger") and the conversion of each share of Common Stock into one share of Newco common stock par value of $0.01 per share, pursuant to the Merger. The Offer,the sale of the Convertible Preferred Stock and the Merger are collectively referred to herein as the "Transactions". The terms and conditions of the Transactions are more fully set forth in the Investment Agreement.

    We further understand that Newco Sub, Newco, the Company, Sprint and Sprint L.P., as applicable, have entered into certain other agreements including the Certificate of Designation, the Governance Agreement, the Master Assignment, the Marketing Agreement, the Network Services Agreement, the Registration Rights Agreement, the Credit Agreement, the Stockholders Agreement, the Agreement and Plan of Merger, the Agreement to Vote and the Agreement to Vote and Tender (collectively, the "Ancillary Agreements") and that stockholders owning more than 1,250,000 shares of the Common Stock have agreed to tender their shares to Sprint in connection with the Offer pursuant to the Agreement to Vote and Tender (the "Tendering Stockholders"). As a result, no stockholder of EarthLink other than the Tendering Stockholders is required to tender shares of the Common Stock in order for the Offer to be completed.

    You have asked for our opinion as to whether the Transactions, when taken together, are fair from a financial point of view to the holders of the Common Stock.

              For purposes of the opinion set forth herein, we have:

    (i) analyzed certain publicly available financial statements and other information concerning Sprint and the Company, respectively;

    (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections relating to the Company prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) discussed the financial value of the Contribution Assets with the management of the Company and the nature of the Contribution Assets with the management of Sprint;

    (vi) analyzed the pro forma impact of the Transactions on the revenue, operating cash flow, consolidated capitalization and other financial ratios of the Company;

    (vii) reviewed the reported prices and trading activity for the Common Stock;

    (viii) compared the financial performance of the Common Stock and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (ix) compared the results of operations of the Company with that of certain companies which we deemed to be reasonably similar to the Company.

    (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

    (xi) discussed, with the management of the Company, the strategic rationale and certain other benefits to the Company of the Transactions;

    (xii) participated in discussions and negotiations among representatives of the Company and Sprint and their financial and legal advisors;

    (xiii)    reviewed the Investment Agreement and the Ancillary Agreements;
              and

    (xiv)     performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also relied upon, without independent verification, the assessment by the Company's management of the strategic and other benefits expected to be derived from the Transactions. We have not made any independent valuation or appraisal of the assets, liabilities or technology of the Company, or of the Contribution Assets, nor have we been furnished with any such appraisals. Our opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also taken into account that because the Tendering Stockholders, who collectively own more than 1,250,000 shares of the outstanding Common Stock, have agreed to facilitate the transaction by tendering their shares to Sprint in connection with the Offer, such that the Offer will be consummated regardless of whether any other stockholders of the Company elect to tender their shares into the Offer.

     In the course of our assignment in connection with the Transactions we have had discussions (and are aware that management of the Company has had discussions) with several parties concerning a possible transaction, business combination, or strategic alliance including all or any part of the company.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In addition, in the ordinary course of our business, we may actively trade the securities and loans of both the Company and Spring for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any documents filed by the Company with the Securities and Exchange Commission with respect to the Transactions. In addition, we express no recommendation or opinion to the holders of the Common Stock as to whether or not to tender shares of Common Stock pursuant to the Offer or as to how the stockholders of the company should vote at the stockholders meeting to be held in connection with the Transactions.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Transactions, when taken together, are fair from a financial point of view to the holders of the Common Stock.

                                             Very truly yours,

                                             DEUTSCHE MORGAN GRENFELL INC.

                                             By:  /s/ Ethan Topper
                                                --------------------------
                                                Ethan Topper
                                                Managing Director

                                             By:  /s/ Bill Brady
                                                --------------------------
                                                Bill Brady
                                                Managing Director

                                                                      APPENDIX F




                  THIS GOVERNANCE AGREEMENT, dated as of February 10, 1998 (this "Agreement"), is entered into by and among SPRINT CORPORATION, a Kansas corporation ("Sprint"), SPRINT COMMUNICATIONS COMPANY L.P., a Delaware limited partnership ("Sprint L.P."), DOLPHIN, INC., a Delaware corporation ("Newco"), and EARTHLINK NETWORK, INC., a Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Sprint and the Company have determined to enter into a strategic relationship in the area of Internet access and related services and Sprint will make investments in Newco and the Company in connection with the Merger (as defined below) of Newco Sub, Inc., a Delaware corporation ("Newco Sub"), and the Company in order to enhance the capabilities for growth and financial and strategic success;

                  WHEREAS, pursuant to an Investment Agreement, dated as of February 10, 1998, among Sprint, Sprint L.P., the Company, Newco and Newco Sub (the "Investment Agreement"), Sprint proposes to make a tender offer (as it may be amended from time to time as permitted under the Investment Agreement, with the Company's consent, if required under the Investment Agreement, the "Tender Offer") to purchase 1,250,000 shares of Common Stock for an aggregate cash consideration of $56,250,000 and at a price per share of Common Stock of $45 net to each seller in cash (such price, as may hereafter be changed, the "Tender Offer Price"), upon the terms and subject to the conditions set forth in the Investment Agreement; and the Board of Directors of the Company has approved the Tender Offer and the other transactions contemplated by the Investment Agreement and is recommending that the Company's stockholders who wish to receive cash for their shares of Common Stock accept the Tender Offer;

                  WHEREAS, immediately following the closing of the Tender Offer, Sprint L.P. proposes to purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Series A Stock") in exchange for (i) an aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the Sprint Internet Passport Subscribers, and
(iii) entering into a network agreement whereby Newco and the Company will utilize Sprint L.P.'s long-distance network under specified terms and conditions;

                  WHEREAS, Sprint L.P. will enter into a marketing agreement whereby Newco and the Company will utilize the Sprint brand under specified terms and conditions and will, inter alia, have the right to use Sprint L.P. distribution channels under specified terms and conditions and agree to sell certain Sprint L.P. products;

                  WHEREAS, pursuant to the Investment Agreement certain stockholders of the Company have (i) executed and delivered to Sprint and Sprint L.P. an Agreement to Vote Stock, (ii) executed and delivered to Sprint and Sprint L.P. an Agreement to Vote and Tender Stock, and (iii) entered into a Stockholders Agreement with Sprint and Sprint L.P.;

                  WHEREAS, Sprint shall provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Senior Debt financing on or after the Closing, with such amount to increase to up to $100 million over time (the "Convertible Debt Financing"), such indebtedness to be evidenced by one or more Convertible Senior Promissory Note(s) (the "Convertible Notes), and to be subject to the terms and conditions of the Credit Agreement;

                  WHEREAS, the closing of the acquisition of the Series A Stock and the other transactions referred to above other than the Tender Offer shall take place concurrently with the merger of Newco Sub into the Company (the "Merger") and the conversion of each share of the Company's outstanding Common Stock into one share of Newco common stock, par value $.01 per share ("Newco Common Stock"), pursuant to the Merger, in each case upon the terms and subject to the conditions set forth in any applicable Ancillary Agreement;

                  WHEREAS, Sprint, Sprint L.P., the Company and Newco desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions in connection with the transactions contemplated by this Agreement;

                  WHEREAS, Sprint, Sprint L.P., Newco and the Company desire to establish in this Agreement certain terms and conditions concerning the corporate governance of Newco, the acquisition and disposition of Equity Securities by the Affiliated Equity Holders, the rights of Sprint to make offers to purchase all of the outstanding securities of Newco not owned by Affiliated Equity Holders and the rights of the Board of Directors of Newco to receive and entertain offers to effect Business Combinations, all as more particularly described herein; and

                  WHEREAS, Sprint and Sprint L.P. are prepared to ensure that the voting agreements made by each of them pursuant to this Agreement are fulfilled by giving the Company and Newco, or either of them, an Irrevocable Proxy (coupled with an interest).

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   Definitions

                  SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation, share exchange or other business combination, in which Newco is a constituent party to the merger, consolidation, share exchange or combination, or a sale of securities (other than Transaction Securities), recapitalization, liquidation, dissolution or similar transaction involving Newco or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the acquisition of beneficial ownership of 20% or more of the Voting Equity Securities of Newco being deemed to be material for this purpose) or assets of, Newco, other than the transactions contemplated by this Agreement with respect to Affiliated Equity Holders effected in accordance with this Agreement. A Material Sale will constitute an Acquisition Proposal.

                  "Affiliate" has the meaning assigned to such term in the Investment Agreement.

                  "Affiliated Equity Holders" means Sprint, Sprint L.P. and any of their respective Affiliates (exclusive of the Company, Newco and Newco's Subsidiaries) that, as of any relevant date of determination, are holders of Equity Securities.

                  "Alternative Securities" means a new series of Preferred Stock having terms that are structured and priced in the same manner as the terms of the Series A Stock (including, without limitation, date of allowable optional redemption, dividend rate, liquidation value, redemption value, conversion premium and conversion rate), provided, that, all of such terms are determined, if applicable, by reference to the Average Stock Price for the 30 trading days prior to the date of issuance of such Alternative Securities.

                  "Ancillary Agreements" has the meaning assigned to such term in the Investment Agreement, but for purposes of this Agreement shall also include the Investment Agreement.

                  "Associate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  "Available Top-Up Shares" means, in respect of any issuance of Transaction Securities, the number of shares of Common Stock underlying Equity Securities that Sprint may purchase from Newco pursuant to Section 3.01(d) hereof following an issuance of Transaction Securities, determined as follows:

                  Available Top-Up Shares = (x) (1/(1-SPI) - 1),

where x equals the number of Transaction Securities issued in such transaction and SPI equals Sprint's Percentage Interest expressed as a decimal carried to the third place. As permitted in Section 3.01(e) hereof, Available Top-Up Shares may, at Sprint's discretion, to the extent indicated in such section, be in the form of shares of Newco Common Stock or Alternative Securities convertible into an equivalent number of shares of Newco Common Stock.

                  "Average Stock Price" means an average of the closing sales prices of a share of Newco Common Stock for a specified period as reported by the principal securities market or exchange on which such stock is then traded.

                  "Beneficial Owner" shall be a Person who shall be deemed to "beneficially own" any securities:

                   (a) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants, options or otherwise;

                   (b) which such Person or any such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act as such Rule is in effect on the date of this Agreement), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (b) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy given in response to a public proxy or consent solicitation made by Newco or the Company pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act; or

                   (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has an agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (b)) or disposing of any voting securities of Newco or the Company; provided, however, that nothing in this subparagraph (c) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting under the Act until the expiration of 40 days after the date of such acquisition.

                  "Board" or "Board of Directors" means the Board of Directors of Newco except where the context requires otherwise.

                  "Business Combination" means a transaction, undertaken in any form whatsoever, involving (i) the purchase or acquisition of Equity Securities if the consummation of such transaction would result in the purchaser beneficially owning 35% or more of the Equity Securities outstanding, or (ii) a merger, consolidation, combination, share exchange, reorganization or other extraordinary transaction with respect to Newco in which, upon consummation thereof, the shareholders or owners of the other entity that is a party thereto, or the controlling Persons thereof, would acquire beneficial ownership of 50% or more of the Equity Securities outstanding. A Significant Sale will constitute a Business Combination. A Business Combination shall not include (A) transactions contemplated by this Agreement with respect to Affiliated Equity Holders effected in accordance with this Agreement or (B) any acquisition of beneficial ownership of Equity Securities resulting from the formation of a "group," as defined in Rule 13d-5(b) of the Exchange Act, without the occurrence of any transaction that would otherwise constitute a Business Combination.

                  "Certificate of Designation" means the Certificate of Designation of Rights, Preferences and Privileges for the Series A Stock.

                  "Closing" shall have the meaning given to such term in the Investment Agreement.

                  "Common Stock" means the common stock, $.01 par value, of the Company.

                  "Company" means EarthLink Network, Inc., a Delaware corporation, and any successor thereto.

                  "Conversion Ratio" means, with respect to (i) the Series A Stock, the quotient of the "Liquidation Value" divided by the "Conversion Price," as those terms are defined in the Certificate of Designation, assuming the acceleration of the full amount of the Liquidation Accretion Dividends as contemplated by the last sentence of Section 3(a)(i) of the Certificate of Designation, (ii) any other class or series of Preferred Stock, the conversion ratio pertaining to such class or series, as in effect on the date of determination, and (iii) the Convertible Notes, the "Conversion Price" for each such note as defined in the Credit Agreement, as in effect on the date of determination.

                  "Convertible Notes" shall have the meaning set forth in the Recitals to this Agreement.

                  "Dilution Factor" means, in respect of any issuance of Transaction Securities, a fraction expressed as a decimal carried to the third place, equal to one minus the quotient of the number of Transaction Securities issued divided by the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis, after giving effect to such issuance of Transaction Securities.

                  "Director" means a member of the Board of Directors.

                  "Discriminatory Transaction" means any transaction or other corporate action (other than those specifically contemplated by the express terms of this Agreement and other than those imposed, without the happening of a contingency, on each other stockholder on an equal basis) which would (i) impose limitations on the legal rights of any Affiliated Equity Holder as a stockholder of Newco, including, without limitation, any action which would impose restrictions based upon the size of security holding, the business in which a securityholder is engaged or other considerations applicable to any Affiliated Equity Holder and not to stockholders generally, (ii) deny any benefit to any Affiliated Equity Holder, proportionately as a holder of any class of Voting Equity Securities, that is made available to other holders of any class of Voting Equity Securities, or (iii) otherwise materially adversely discriminate against any such Affiliated Equity Holders as stockholders of Newco; provided, however, that (v) under no circumstances shall the adoption and implementation by Newco of a Stockholders' Right Plan (commonly known as a "poison pill") be deemed to be a Discriminatory Transaction if such plan would be permitted under
Section 4.07 hereof; (w) subject to the proviso in the last sentence of Section
2.04 hereof, the adoption and implementation of a classified Board of Directors through an amendment to Newco's Certificate of Incorporation and Bylaws shall not be deemed to be a Discriminatory Transaction; (x) under no circumstances shall a Business Combination be deemed to be a Discriminatory Transaction if in such Business Combination (A) neither the Liquidation Value nor the Conversion Price of the Series A Stock is changed, and (B) upon consummation of such Business Combination, the automatic conversion of all outstanding shares of Series A Stock into shares of Newco Common Stock thereupon and, if applicable, the acceleration of the full amount of the Liquidation Accretion Dividends as contemplated by the last sentence of Section 3(a)(i) of the Certificate of Designation, the holders of Series A Stock shall be offered the right to receive consideration at the same times (except for any differences in the times at which such holders receive such consideration that occur because of the application of the HSR Act (or any applicable waiting periods thereunder) to the conversion of the Series A Stock into Newco Common Stock), and in the same amount and the same form per share as all other holders of Newco Common Stock; (y) it shall not be a Discriminatory Transaction for Newco to take action or omit to take action having any of the consequences identified under (i), (ii) and (iii) above to the extent that any such consequence occurs as a result of a material breach or violation by any Affiliated Equity Holder of this Agreement; and (z) the execution by Newco, the Company or any Significant Subsidiary of a definitive agreement with respect to a Business Combination, which agreement is consistent with the requirements of Section 4.03(c) hereof, shall not be a Discriminatory Transaction.

                  "Effectiveness of this Agreement" means such time as this Agreement becomes effective, if ever, pursuant to Section 7.01 hereof.

                  "Equity Security" means (i) any Newco Common Stock, (ii) any debt or equity securities of Newco convertible into or exchangeable for Newco Common Stock or other Voting Equity Securities, (iii) any options, rights or warrants (or any other similar securities) issued by Newco to acquire Newco Common Stock or other Voting Equity Securities or (iv) any security issuable in connection with any stock split, stock dividend, recapitalization or other similar transaction in which securities are issued on a proportionate basis to all holders of a class of Equity Securities.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Fair Private Market Value" means the aggregate private market equity value (including control premium) that an unrelated third party would pay if it were to acquire all of Newco's outstanding Equity Securities (including Equity Securities held by Affiliated Equity Holders) in an arm's-length transaction, assuming (i) that all credible buyers are given an equal opportunity by Newco to make and effectuate an Acquisition Proposal, (ii) the absence of any commercial relations between Newco and the Company, on the one hand, and Sprint and its Affiliates, on the other hand, and (iii) the absence of any ownership stake in Newco by Affiliated Equity Holders. The Fair Private Market Value shall be determined in accordance with Section 4.02 hereof.

                  "Fully-Diluted Basis," with reference to the number of shares of Newco Common Stock outstanding at any time, means the number of shares of Newco Common Stock outstanding at that time, plus the number of shares of Newco Common Stock into which or for which all options (both vested and unvested), warrants, rights and other Equity Securities convertible into or exchangeable for Newco Common Stock may be exercised, converted or exchanged for shares of Newco Common Stock at the appropriate Conversion Ratio.

                  "Higher Threshold" means 20% at Closing, and as thereafter adjusted following any issuance of Transaction Securities by multiplying the Higher Threshold in effect prior to such issuance, expressed as a decimal carried to the third place, by the Dilution Factor; provided, that, if following such issuance of Transaction Securities, a Primary Share Offer is made by Newco pursuant to Section 3.01(d) hereof, the Higher Threshold shall immediately be increased, but never above .200, to H(2), which is to be determined as follows:

                  H(2) = ((x/y) (H(0) - H(1))) + H1

where:

x        =        the number of shares offered to Sprint pursuant to a Primary
                  Share Offer;

y        =        the number of Available Top-Up Shares;

H(0)     =        .200; and

H(1)     =        the Higher Threshold in effect after the issuance of
                  Transaction Securities.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                  "Independent Director" means a Director of Newco (i) who is not and has never been an officer or employee of Newco, any Affiliate or Associate of Newco or of an entity that derived 5% or more of its revenues or earnings in any of its three most recent fiscal years from transactions involving Newco or any Affiliate or Associate of Newco, (ii) who is not and has never been an officer, employee or director of Sprint, any Affiliate or Associate of Sprint or an entity that derived more than 5% of its revenues or earnings in any of its three most recent fiscal years from transactions involving Sprint or any Affiliate or Associate of Sprint and (iii) who has no affiliation, compensation, consulting or contracting arrangement with Newco, Sprint or their respective Affiliates or Associates or any other entity such that a reasonable person would regard such Director as likely to be unduly influenced by management of Newco, the Company or Sprint, respectively, or their respective Affiliates or Associates, but shall not include any Investor Director or Management Director.

                  "Intervening Offer" means an Offer for aggregate consideration reasonably determined in good faith by the Board of Directors to be in excess of the aggregate consideration proposed to be paid by Sprint in a Sprint Offer or a Qualified Offer, as applicable. An Intervening Offer shall be reflected in a form of definitive agreement which the offeror is prepared to execute. The conditions to consummation of an Intervening Offer and the representations, warranties and covenants set forth in the Intervening Offer shall be customary for a transaction of that type. In evaluating whether an Offer shall qualify as an Intervening Offer, the Board of Directors shall, in reliance upon the advice of its financial advisors, reasonably and in good faith (i) value any securities or other non-cash property constituting all or a portion of the aggregate consideration comprising such Intervening Offer and
(ii) take into consideration in its evaluation of such Intervening Offer the effect of any financing contingency upon the likelihood of such Intervening Offer being consummated.

                  "Investment Agreement" has the meaning set forth in the Recitals to this Agreement.

                  "Investor Director" means a Director who is designated for such position by Sprint in accordance with Section 2.01.

                  "Irrevocable Proxy" means the Irrevocable Proxy granted by each of Sprint and Sprint L.P. in the form attached hereto.

                  "Lower Threshold" means 10% at Closing, and as thereafter adjusted following any issuance of Transaction Securities by multiplying the Lower Threshold in effect prior to such issuance, expressed as a decimal carried to the third place, by the Dilution Factor; provided, that, if following such issuance of Transaction Securities, a Primary Share Offer is made by Newco pursuant to Section 3.01(d) hereof, the Lower Threshold shall immediately be increased, but never above .100, to L(2), which is to be determined as follows:

                  L(2) = ((x/y) (L(0) - L(1))) + L1

where:

x        =        the number of shares offered to Sprint pursuant to a Primary
                  Share Offer;

y        =        the number of Available Top-Up Shares;

L(0)     =        .100; and

L(1)     =        the Lower Threshold in effect after the issuance of
                  Transaction Securities.

                  "Management Director" means a Director who is also an employee of the Company or Newco or any other Director designated as such by the Board of Directors (or any nominating committee thereof) in accordance with Section 2.01.

                  "Market Capitalization" shall mean, as of any given date, the total market value of Newco, determined by multiplying the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis by the Market Price as of that date.

                  "Market Price" means the closing sale price of a share of Newco Common Stock on a given date as reported by the principal securities market or exchange on which such stock is traded.

                  "Material Sale" means any proposal involving the sale of assets of Newco or any Subsidiary or the sale of capital stock of any Subsidiary by Newco, in any such case, for which the consideration proposed to be paid in such transaction represents 20% or more of the Market Capitalization on the date that Newco receives such proposal.

                  "Newco" means Newco, Inc., a Delaware corporation and any successors thereto.

                  "Newco Common Stock" means the common stock, par value, .01 per share of Newco.

                  "Newco Outstanding Stock Report" means a report provided by Newco to Sprint pursuant to Section 6.02(a) hereof.

                  "New Security" means any Equity Security issued by Newco; provided, that, "New Security" shall not include (i) any Equity Securities issuable upon exercise or conversion of any exercisable or convertible Equity Security, (ii) any Equity Securities issuable in connection with any stock split, stock dividend, recapitalization or other similar transaction with respect to outstanding Equity Securities in which such securities are issued to all stockholders of Newco on a proportionate basis, (iii) the first 1,000,000 shares of Newco Common Stock (primary shares, as adjusted for any stock splits effected after the Closing), sold by Newco after the date hereof (exclusive of shares issued pursuant to the Merger), which number shall be reduced on a share-for-share basis for any shares of Common Stock of the Company issued after the date hereof and prior to Closing (exclusive of shares of Common Stock issued by the Company pursuant to the exercise of options, warrants or other rights or convertible securities to purchase such Common Stock), (iv) any Equity Securities issued or granted to employees or directors of, or consultants to, Newco pursuant to any employee benefit plan or arrangement, and (v) any Equity Securities issued to Affiliated Equity Holders.

                  "Non-Recommended Third-Party Offer" has the meaning given to such term in Section 4.03(a)(ii) hereof.

                  "Offer" means a bona fide, written offer from any Person other than an Affiliated Equity Holder to effect a Business Combination.

                  "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a business or other trust, an incorporated or unincorporated organization, a government or any department or agency thereof.

                  "Postponement Right" has the meaning given to such term in
Section 4.02(b) hereof.

                  "Preferred Stock" means any shares of Preferred Stock issued by Newco, including without limitation, shares of Series A Stock.

                  "Primary Share Offer" means an offer made by Newco to Sprint pursuant to Section 3.01(d) hereof to purchase Available Top-Up Shares following an issuance of Transaction Securities.

                  "Pro Rata Share" means a fraction, expressed as a decimal, carried to the third place, i)" (i) the numerator of which shall be the sum of
(A) the number of shares of Newco Common Stock owned by Affiliated Equity Holders at Closing and (B) the number of shares of Newco Common Stock into which Equity Securities owned by Affiliated Equity Holders are convertible at the applicable Conversion Ratio at Closing, and ii)" (ii) the denominator of which shall be the total number of shares of Newco Common Stock outstanding at Closing on a Fully-Diluted Basis, plus 1,000,000 less any Transaction Securities issued between the date of this Agreement and Closing. The Pro Rata Share shall be held constant, except that if indebtedness is incurred pursuant to the Credit Agreement, then both the numerator and denominator used to recalculate Pro Rata Share shall increase by the number of Equity Securities created by the incurrence of such indebtedness. The Parties acknowledge that the Pro Rata Share, as of the date hereof, equals .278, subject to adjustment as set forth above.

                  "Qualified Offer" means an offer made by an Affiliated Equity Holder to acquire all of the Equity Securities not already owned by Affiliated Equity Holders at a price per share in excess of the equivalent per share price set forth in a Third-Party Offer or an Intervening Offer, as the case may be. A Qualified Offer shall be reflected in a form of definitive agreement which Sprint is prepared to execute. The conditions to consummation of the Qualified Offer and the representations, warranties and covenants set forth in the Qualified Offer shall be customary for transactions in which a similarly situated stockholder offers to purchase all of the equity securities (capital stock and any securities that represent rights to purchase such stock) not held by such stockholder and may not, in any event, in the reasonable judgment of the Board of Directors exercised in good faith, be more onerous in any material respect than those set forth in the Third-Party Offer or the Intervening Offer, as the case may be. In the evaluating whether an offer shall qualify as a Qualified Offer, the Board of Directors shall, in reliance upon the advice of its financial advisors, reasonably and in good faith take into consideration in its evaluation of such Qualified Offer the effect of any financing contingency upon the likelihood of such Qualified Offer being consummated.

                  "Recommended Third-Party Offer" has the meaning given to such term in Section 4.03(a)(i) hereof.

                  "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, by and among Sprint, Sprint L.P. and Newco.

                  "Right to Offer Period" shall have the meaning given to such term in Section 4.02(a) hereof.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Series A Stock" means the Series A Convertible Preferred Stock of Newco.

                  "Significant Sale" means the sale of assets of Newco or any Subsidiary or the sale of capital stock of any Subsidiary by Newco, in any such case, for which the consideration proposed to be paid in such transaction represents 35% or more of the Market Capitalization on the date that Newco agrees to such sale.

                  "Significant Subsidiary" means, with reference to any person, a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

                  "Specified Number of Equity Securities," as it applies to the Voting Equity Securities owned by Affiliated Equity Holders and required pursuant to Section 4.02(e) or Section 4.03(d) hereof to be sold by Affiliated Equity Holders or voted by Affiliated Equity Holders, shall equal (i) in respect of a tender offer, as of a date immediately prior to the closing of the tender offer, the quotient of the number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders validly tendered into such transaction and accepted for payment thereunder divided by the total number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders and (ii) in respect of a stockholder vote, as of the date of such vote, the quotient of the number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders voted in favor of the matter divided by the total number of shares of Voting Equity Securities owned by Unaffiliated Equity Holders; in either case multiplied by the number of shares of Voting Equity Securities owned by Affiliated Equity Holders on the expiration date of the tender offer or on the record date for the stockholders' meeting with respect to the stockholder vote, as applicable; provided, that, the Affiliated Equity Holders shall have no obligation to effect a conversion on or before the expiration of the tender offer or the record date in order to tender or vote such Equity Securities.

                  "Standstill Provisions" shall have the meaning given to such term in Section 7.01 hereof.

                  "Sprint Offer" has the meaning given to such term in Section 4.02(b) hereof.

                  "Sprint Ownership Report" means a report provided by Sprint to Newco pursuant to Section 6.02(b) hereof.

                  "Sprint's Percentage Interest" means the percentage of Equity Securities owned by Affiliated Equity Holders, determined by converting the following fraction into a decimal carried to the third place, (i) the numerator of which shall be the sum of (A) the number of shares of Newco Common Stock owned by Affiliated Equity Holders and (B) the number of shares of Newco Common Stock into which Equity Securities owned by Affiliated Equity Holders are convertible at the applicable Conversion Ratio, and (ii) the denominator of which shall be the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis plus that portion of the 1,000,000 shares of Newco Common Stock discussed in the definition of "Pro Rata Share" which has not yet been issued as of the date of calculation. In determining the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis, Sprint shall be entitled to rely on capitalization information to be provided by Newco in the most recent Newco Stock Ownership Report. Notwithstanding any other provision of this Agreement to the contrary, Sprint shall not be obligated under this Agreement to sell or otherwise dispose of any

Equity Securities to reduce Sprint's Percentage Interest below the Pro Rata Share in the event that the Sprint's Percentage Interest exceeds the Pro Rata Share due solely to a repurchase or redemption of Equity Securities by Newco, the effectuation by Newco of a reverse stock split, recapitalization, reclassification or other action reducing the number of Equity Securities.

                  "Subsidiary" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  "Tender Offer" has the meaning set forth in the Recitals to this Agreement.

                  "Third-Party Offer" has the meaning given to such term in
Section 4.03 hereof.

                  "Top-Up Threshold" means a decimal, carried to the third place, determined at Closing to be equal to the Pro Rata Share less .100, subject to subsequent adjustment (i) for adjustments to the Pro Rata Share in accordance with the penultimate sentence of the definition thereof and (ii) upon the issuance of Transaction Securities, by multiplying the Top-Up Threshold in effect prior to such issuance by the Dilution Factor; provided, that, if, following such issuance of Transaction Securities, a Primary Share Offer is made by Newco pursuant to Section 3.01(d) hereof, the Top-Up Threshold shall immediately be increased to T(2), which is to be determined as follows:

                  T(2) = ((x/y) (T(0) - T(1))) + T1

where:

x        =        the number of shares offered to Sprint pursuant to a Primary
                  Share Offer;

y        =        the number of Available Top-Up Shares;

T(0)     =        the Pro Rata Share at Closing less .100; and

T(1)     =        the Top-Up Threshold in effect after the issuance of a
                  Transaction Securities.

                  "Total Voting Power" means the aggregate number of votes entitled to be voted generally in an election of Directors of Newco by all of the outstanding Voting Equity Securities.

                  "Transaction Securities" means New Securities of Newco or Common Stock of the Company that are issued pursuant to or in connection with any joint venture, strategic alliance, acquisition, tender or exchange offer, merger, combination or purchase of all or substantially all of the assets of another entity effected by Newco or the Company in which or in connection with which securities of Newco or the Company are issued other than solely for cash. The number of Transaction Securities issued in any such transaction shall be determined based on the number of shares of Newco Common Stock on a Fully-Diluted Basis underlying such New Securities.

                  "Unaffiliated Equity Holders" means, as of any relevant date of determination, all holders of Equity Securities other than Affiliated Equity Holders.

                  "Underwriting Discount" means, with respect to a Primary Share Offer, an amount equal to the underwriting discount applied in the most recent underwritten offering of Newco Common Stock (including an underwritten offering simultaneous with such Primary Share Offer).

                  "Voting Equity Securities" means Equity Securities of Newco that, at the date of such determination, entitle the holders thereof to vote generally in any election of Directors.

                  "Voting Power" means the ability to vote or to control, directly or indirectly, by proxy or otherwise, the vote of any Voting Equity Securities.

                  "Window Period" shall have the meaning given to such term in
Section 3.01(d) hereof.

                  "13D Group" means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Equity Securities which would be required under Section 13(d) of the Exchange Act to file a statement on
Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, and Rule 13d-5 under the Exchange Act, if such group beneficially owned Voting Equity Securities representing more than 5% of any class of Voting Equity Securities then outstanding. The agreements contemplated by this Agreement and the Ancillary Agreements shall be deemed not to result in the formation of a 13D Group.

                                   ARTICLE II

                              Corporate Governance

                  SECTION 2.01. Composition of the Board of Directors. The fundamental policies and strategic direction of Newco, the Company and any Significant Subsidiary shall be determined by their respective Boards of Directors. The composition of each of the Board of Directors of Newco, the Company or any Significant Subsidiary and manner of selecting members thereof shall be as follows:

                  (a) At and after the Effectiveness of this Agreement, each of the Board of Directors shall be comprised of not more than 11 Directors.

                  (b) Immediately following the Effectiveness of this Agreement, Newco and the Company shall elect to their respective Boards of Directors, and shall thereafter cause to be elected to the Board of Directors of any Significant Subsidiaries of Newco, two individuals, each of whom shall be designated as an Investor Director by Sprint. Following the Effectiveness of this Agreement, the current Directors of the Company listed under the heading of "Management Directors" in Schedule 2.01 shall be deemed to be Management Directors of Newco and the current Directors of the Company listed under the heading "Independent Directors" in Schedule 2.01 shall be deemed to be Independent Directors of Newco, in each case until the expiration of the term of their respective elections (or any earlier termination, resignation or removal).

         If Newco, the Company or any Significant Subsidiary shall have a Strategic and Business Planning Committee (or other committee responsible for strategic and business planning) or a

Finance Committee (or other committee responsible for finance) during the time when Sprint shall have a right to designate one or more Investor Directors hereunder, Sprint shall be entitled to appoint one Investor Director to each such committee. If there is no such committee, Sprint shall have a reasonable opportunity to review and discuss Newco's strategic and business plans and financing plans with management of Newco prior to the submission of any such plans to the Board of Newco, the Company or any Significant Subsidiary. The Investor Directors shall also have the right to appoint one Investor Director to each of the other committees of the Board, except as otherwise provided in this paragraph and except for appointments to any existing committee of the Board if the scope of authority of such committee is not hereafter expanded. Sprint shall receive copies of all information and materials provided to the directors of Newco, the Company and any Significant Subsidiary or to committee members, except for information and materials provided to a committee that an Investor Director is prohibited from participating in as set forth in this paragraph, at the time such information and materials are provided to such directors. Notwithstanding the foregoing, nothing set forth herein shall entitle any Investor Director to participate on any committee of the Board of Directors of Newco, the Company or any Significant Subsidiary created for the purpose of considering a Business Combination, an Acquisition Proposal, a Sprint Offer or a Qualified Offer, or to participate in the Board's deliberations with respect to any of the foregoing.

                  (c) Except as otherwise provided herein, and except at any time in which the holders of Series A Stock are entitled to elect any directors of Newco pursuant to Section 7(b) of the Certificate of Designation, in which case paragraphs (b), (d) and (e) of this Section 2.01 will not be effective as to Newco, from and after the Effectiveness of this Agreement, Sprint shall have the right to designate two Investor Directors, each of whom shall be nominated by the Board of Directors or any nominating committee thereof.

                  (d) Notwithstanding anything in the foregoing paragraph (c) to the contrary, if at the end of any three consecutive months, (i) Sprint's Percentage Interest shall be less than the Higher Threshold, Sprint shall promptly take action to cause one of its Investor Directors to resign from the Boards of Directors of Newco, the Company and any Significant Subsidiary, or
(ii) Sprint's Percentage Interest shall be less than the Lower Threshold, Sprint shall promptly take action to cause any and all remaining Investor Directors elected pursuant to Section 2.01(b) or Section 7(b) of the Certificate of Designation, as the case may be, to resign from the Boards of Directors of Newco, the Company or any Significant Subsidiary; and, upon the resignation of each respective Investor Director, Sprint shall forever cease to have any rights to designate any such Investor Director position pursuant to the terms of this Agreement or the Certificate of Designation.

                  (e) Except as otherwise provided in paragraph (d) above, Sprint shall have the right to designate any replacement for an Investor Director designated for nomination or nominated in accordance with this Section
2.01 upon the death, resignation, retirement, disqualification or removal from office for other cause of such Director. The Boards of Directors of Newco, the Company and any Significant Subsidiary shall elect each person so designated.

                  SECTION 2.02. Solicitation and Voting of Shares. (a) Newco shall use its best efforts to solicit from the stockholders of Newco eligible to vote for the election of Directors proxies in favor of the nominees selected in accordance with Section 2.01.

                  (b) In any election of Directors or any meeting of the stockholders of Newco called expressly for the removal of Directors, so long as the Board of Directors includes (and will include after any such removal) any number of Investor Directors contemplated by Section 2.01, Affiliated Equity Holders shall be present for purposes of establishing a quorum and shall vote all their shares of Voting Equity Securities (i) in favor of any nominee or Director selected in accordance with Section 2.01 (including any nominee designated as a "Management Director" or an "Independent Director" and any successor thereto) and (ii) otherwise against the removal of any Director selected in accordance with Section 2.01 (including any nominee designated as a "Management Director" or an "Independent Director" and any successor thereto). Subject to Section 4.02(e), Section 4.03(d) and the terms of the Irrevocable Proxy, in any other matter submitted to a vote of the stockholders of the Company, Sprint may vote any or all of its Voting Equity Securities in accordance with the terms thereof.

                  (c) The Affiliated Equity Holders will, and will cause any of their Affiliates (other than Newco, the Company and its Subsidiaries) who are permitted transferees of the Affiliated Equity Holders' rights under this Agreement to, take all action as stockholders of Newco as necessary to effect the provisions of this Agreement.

                  SECTION 2.03. Enforcement of this Agreement. A majority of the Directors, excluding the Investor Directors, shall have full and complete authority on behalf of Newco to enforce the terms of this Agreement.

                  SECTION 2.04. Certificate of Incorporation and By-laws. Newco and Sprint shall take or cause to be taken all lawful action necessary to ensure at all times that Newco's Certificate of Incorporation and By-laws are not at any time inconsistent with the provisions of this Agreement. At Sprint's request, the Board of Directors shall adopt (and if necessary submit and recommend for approval by stockholders) other amendments to Newco's Certificate of Incorporation or By-laws reasonably necessary to implement the provisions of this Agreement. Nothing set forth herein shall preclude the Board of Directors from proposing to the stockholders and, upon their approval of such proposal, implementing, a classified Board of Directors, provided, that, each Investor Director must be placed in a different class of Directors.

                  SECTION 2.05. Advisors. If appropriate under the circumstances of a given situation, the Independent Directors may retain, at the cost and expense of Newco or the Company, services of an investment banking firm of national reputation of their choice and one law firm of their choice to advise them in their capacity as Independent Directors with respect to any matter on which the Independent Directors, as a group, are required or permitted to act hereunder.

                  SECTION 2.06. Investor Director Concurrence. From the Closing Date through the date this Agreement is terminated in accordance with Section
7.01 hereof, and for the duration of any period in which Sprint's Percentage Interest is greater than the Lower Threshold, neither the Board of Directors of Newco nor the Board of Directors of any Significant Subsidiary shall take, authorize or permit any of the following actions without the concurrence of all Investor Directors serving in such capacity at that time:

                  (a) The execution or performance of any Discriminatory Transaction;

                  (b) The issuance of any class or series of capital stock of Newco that provides for voting rights in excess of one vote per share;

                  (c) The dissolution or liquidation (or adoption of a plan of dissolution or liquidation) of Newco or any Subsidiary thereof; the commencement by Newco or any Subsidiary thereof of any suit, case, proceeding or other action (i) in bankruptcy under the federal bankruptcy or other laws relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to adjudicate Newco or any Subsidiary thereof a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or relief with respect to Newco or any Subsidiary thereof; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Newco or any Subsidiary thereof, or (iii) seeking to make a general assignment for the benefit of creditors of Newco, provided, however, that to the extent required by the fiduciary obligations of the Board of Directors, exercised in good faith upon the advice of its outside counsel, Newco or any Subsidiary thereof may undertake the actions set forth in this subsection
(c) without the concurrence of the Investor Directors;

                  (d) The conduct by Newco or any Significant Subsidiary of its business substantially outside its current general field of enterprise; or

                  (e) The issuance of Transaction Securities representing
(i) in any twelve-month period, in one or more transactions, 50% or more of the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis prior to giving effect to such issuances, or (ii) in any one transaction, 35% or more of the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis prior to giving effect to such issuance.

                                   ARTICLE III

                        Equity Purchases from the Company

                  SECTION 3.01. Subscription Rights. a)" (a) So long as Sprint's Percentage Interest is greater than the Top-Up Threshold, the Affiliated Equity Holders, collectively, shall have the rights provided for in this Section 3.01.

                  (b) Notwithstanding any provision to the contrary contained herein, Sprint may effect its rights pursuant to this Section 3.01 by making purchases of Equity Securities at any time from any Person other than Newco so long as after giving effect to such purchases, Sprint's Percentage Interest is less than or equal to the Pro Rata Share.

                  (c) If the Board of Directors proposes to issue New
Securities (other than New Securities that are Transaction Securities) at such time as Sprint's Percentage Interest is greater than the Top-Up Threshold, Newco shall provide written notice to Sprint (the "Subscription

Notice") of its intent to effect such issuance at least five business days prior to the date on which the meeting of the Board is held to authorize the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued and the terms of such New Securities,
(ii) the consideration (or manner of determining the consideration by reference to the market price), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities Sprint shall be entitled to purchase in compliance with the provisions of this Section 3.01 and the purchase price (or manner of determining the consideration by reference to the market price) and form of consideration therefor and (iv) the proposed date of issuance of such New Securities. For a period of ten business days after the receipt by Sprint of the Subscription Notice, Sprint shall have the right to purchase the Pro Rata Share of such issuance and shall notify Newco in writing, within such time period whether it elects to purchase all or any portion of the Equity Securities offered to Sprint pursuant to the Subscription Notice. If Sprint shall elect to purchase any such New Securities, such securities which it shall have elected to purchase shall be issued and sold to Sprint by Newco at the same times and on the same terms and conditions as the New Securities are issued and sold to third parties (except that, if such New Securities are issued for consideration other than cash, Sprint shall pay the lower of (x) the same purchase price per share and other terms, including the same form of consideration paid by the Purchaser for the New Securities or (y) the fair market value per share thereof, determined by an independent appraiser mutually selected by Newco and Sprint), in either case, times the number of shares Sprint is entitled to purchase; provided, however, that if Sprint's purchase of such Equity Securities would, in the opinion of its counsel, give rise to the application of waiting periods under the HSR Act, Sprint shall be obligated to consummate such purchase as soon as practicable after the applicable waiting period has elapsed or terminated on an unconditional basis, and Sprint shall, during such time, diligently and in good faith seek expiration or termination of the applicable waiting period. If, for any reason, the issuance of New Securities to third parties is not consummated, Sprint's right to purchase its Pro Rata Share of such issuance shall lapse, subject to Sprint's ongoing subscription right with respect to issuances of New Securities at later dates or times.

                  (d) (i) At such time as Newco, acting in good faith on the basis of the most recent Sprint Ownership Report provided pursuant to Section 6.02(b) hereof, determines that Sprint's Percentage Interest has decreased by
 .05 or more, after giving effect to any and all Primary Share Offers, solely as a result of issuances of Transaction Securities, Newco shall promptly notify Sprint of such event in writing, but in any event not later than the due date of the next Newco Outstanding Stock Report.

                  (ii) Not later than the second anniversary of Sprint's receipt of such notice (the "Window Period"), Newco shall be obligated to make written offers for Sprint to purchase (each, a "Primary Share Offer"), in the aggregate on the basis of all such Primary Share Offers made in the Window Period, not less than the sum of the number of Available Top-Up Shares resulting from all issuances of Transaction Securities that have collectively caused Sprint's Percentage Interest to have decreased by .05 or more (the "Aggregate Number of Top-Up Shares") at a purchase price equal to the Average Stock Price for the 10 trading days prior to the date of issuance, less the Underwriting Discount. Sprint may accept a Primary Share Offer within five business days of its receipt thereof by giving written notice to Newco of its desire to do so, specifying (subject to Section 3.01(e) hereof) the number and form of shares of Equity Securities of Newco Sprint is willing to purchase pursuant to such Primary Share Offer, and such transaction shall be consummated in accordance with such notice within three business days of Newco's receipt thereof. The Aggregate Number of Top-Up Shares will be reduced by the number of shares offered to Sprint in the Primary Share Offer.

                  (iii) If Newco, acting in good faith on the basis of the most recent Sprint Ownership Report provided pursuant to Section 6.02(b) hereof, determines that Sprint's Percentage Interest has decreased by .10 or more solely as a result of the issuance of Transaction Securities, after giving effect to any and all Primary Share Offers, Newco shall promptly notify Sprint of such event in writing, but in any event not later than the due date of the next Newco Outstanding Stock Report. In such event, the Window Period shall be accelerated such that Newco shall be obligated to make one or more Primary Share Offers with respect to not less than the Aggregate Number of Top-Up Shares, as then calculated, at the earlier of (i) the expiration of the Window Period, as determined above, or (ii) six months after the date Sprint receives the foregoing notice from Newco.

                  (iv) Notwithstanding anything contained in this Agreement to the contrary, in no event whatsoever shall Newco be obligated to make Sprint a Primary Share Offer that, after giving effect to such transaction, would cause Sprint's Percentage Interest to exceed the Pro Rata Share.

                  (e) In respect of a purchase of New Securities pursuant to
Section 3.01(c) or 3.01(d) hereof, Sprint may, at its option, by notice given to Newco at the time Sprint provides notice of its intention to purchase New Securities pursuant to either of such sections, acquire such shares in the form of Alternative Securities (to the extent set forth below) convertible into the applicable number of shares of Newco Common Stock, assuming the acceleration of the full amount of any liquidation accretion dividends with respect to such Alternative Securities, consistent with the acceleration contemplated by the last sentence of Section 3(a)(i) of the Certificate of Designation. Sprint's purchase of New Securities in the form of Alternative Securities shall be limited as follows:

                  (i) From the Closing to the second anniversary thereof, Sprint may purchase not more than 75% of any issuance of New Securities in the form of Alternative Securities;

                  (ii) After the second anniversary of the Closing until the third anniversary thereof, Sprint may purchase not more than 66.67% of any issuance of New Securities in the form of Alternative Securities; and

                  (iii) After the third anniversary of the Closing, Newco shall have no obligation to issue New Securities in the form of Alternative Securities.

                  SECTION 3.02. Issuance and Delivery of New Securities and Voting Equity Securities. Newco represents, warrants and covenants to Sprint that (i) upon issuance, all of the shares of New Securities or Alternative Securities sold to Sprint pursuant to this Article III shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of Newco of the same type are at the time already approved) for quotation on the Nasdaq National Market or for quotation or listing on the principal trading market for the securities of Newco at the time of issuance and (ii) upon delivery of such shares, such shares shall be free and clear of all claims, liens, encumbrances, security interests and charges of any nature and shall not be subject to any preemptive right of any stockholder of Newco or any other rights to purchase or vote such shares or any power of attorney with respect thereto, except as may be set forth in this Agreement and the Investment Agreement. Each share issued or delivered by Newco hereunder shall bear the legend set forth in Section 3.03 of the Investment Agreement.

                                   ARTICLE IV

        Purchases of Additional Equity Securities; Business Combinations

                  SECTION 4.01. General Standstill Obligations. Subject to the following provisions and except for (i) purchases of shares made by Sprint permitted under the provisions of Section 3.01, or (ii) offers, purchases and other matters effected by Sprint in accordance with the provisions of Section
4.02 or Section 4.03 hereof, none of the Affiliated Equity Holders will, nor will any Affiliated Equity Holders authorize any of their agents or representatives to, without prior written consent of the Board of Directors of Newco, directly or indirectly, acting alone or in concert with other Persons:

                  (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or direct or indirect rights to acquire any Equity Securities, or any equity securities of any Subsidiary of Newco, material assets of Newco or any Subsidiary or division of Newco or of any successor or controlling Person of any of the foregoing, except for its right to convert Series A Stock, Alternative Securities, the Convertible Notes or other Equity Securities, and to receive stock dividends, stock splits and other distributions of Equity Securities;

                  (b) make, or in any way participate, directly or indirectly, in any "solicitation" of proxies to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any Voting Equity Securities of Newco, except for any solicitation of proxies to vote or related communications made in response to a proxy contest by a third party in connection with offers made by Sprint in accordance with
Section 4.02 or Section 4.03 hereof;

                  (c) make any public announcement with respect to, or submit a proposal for, or offer to effect (with or without conditions) any purchase of a significant portion of the assets of Newco or any Subsidiary or division of Newco, any tender or exchange offer for any of the Equity Securities of Newco or a merger, consolidation, combination, share exchange, reorganization or other extraordinary transaction involving Newco or any of its Equity Securities or assets or any Subsidiary of Newco or any of such Subsidiary's equity securities or assets, or otherwise make any Acquisition Proposal, except for any announcement required in connection with Section 4.02 or Section 4.03 hereof;

                  (d) form, join or in any way participate in a "group" as defined in Rule 13d-5(b) under the Exchange Act in connection with any of the foregoing, except as contemplated by any Ancillary Agreement; or

                  (e) request Newco or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 4.01.

                  Sprint will promptly advise Newco of any inquiry or proposal made to it with respect to any of the foregoing and describe, in reasonable detail, the terms and conditions thereof.

                  Notwithstanding any other provision of this Agreement to the contrary, in the event that, following termination of this Agreement pursuant to
Section 7.01 hereof, but at such time as Sprint shall still be subject to this
Section 4.01, Newco receives either (i) a Recommended Third-Party Offer or (ii) a Non-Recommended Third-Party Offer, which the Board of Directors of Sprint reasonably determines in good faith upon consultation with independent legal counsel and its outside financial advisors is reasonably likely to be consummated, Sprint shall be temporarily released from its obligations under this Section 4.01 insofar as necessary to permit Sprint to present an offer directly to the Board of Directors. Such release shall survive for so long as such Third-Party Offer remains outstanding or is consummated or abandoned.

                  If any agent or representative of an Affiliated Equity Holder shall violate any provision of this Section 4.01 by purchasing Equity Securities for the account of any Affiliated Equity Holder or take any other action in violation of this Section 4.01 for or on behalf of any Affiliated Equity Holder, each Affiliated Equity Holder shall, within 14 days of becoming aware of such violation, take such action as is necessary to remedy such violation, including selling all Equity Securities purchased in violation of this Section 4.01, and, upon effecting such remedy, such violation shall not be deemed to be a breach of this Agreement.

                  SECTION 4.02. Sprint Right to Offer. (a) Following the 39-month anniversary of Closing and prior to the 63-month anniversary of Closing (such period, the "Right to Offer Period"), Sprint shall have the right to offer to purchase all, but not less than all, of the outstanding Equity Securities that it does not already own at a per share price equal to the per share price determined by dividing the Fair Private Market Value by the total number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis. The Fair Private Market Value shall be determined in accordance with Section 4.02(b). During any time in which Sprint shall be permitted to make an offer under this
Section 4.02(a), Newco shall make available to Sprint such information regarding the business, properties, assets, condition (financial or otherwise) or results of operations of Newco, the Company and their Significant Subsidiaries reasonably requested by Sprint, subject to Sprint entering into a customary confidentiality agreement with respect to all such information.

                  (b) (i) In the event Sprint wishes to exercise its right to offer with respect to all, but not less than all, of the outstanding Equity Securities that it does not already own, as set forth in Section 4.02(a) hereof, Sprint shall approach the Board of Directors with an offer in writing (the "Sprint Offer"), which shall include the price per share Sprint is willing to pay based on the definition of Fair Private Market Value and describe in reasonable detail such other terms and conditions of the Sprint Offer. A Sprint Offer shall not be subject to any financing contingency. A Sprint Offer shall be reflected in a form of definitive agreement which Sprint is prepared to execute. The conditions to consummation of the Sprint Offer and the representations and warranties set forth in the Sprint Offer shall be reasonable and customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Securities not held by such stockholder or its Affiliates.

                  (ii) The Board of Directors of Newco shall have a one-time right, exercisable by written notice to Sprint given within 14 days after the receipt of the Sprint Offer, to postpone the making of that offer for nine months (the "Postponement Right"); provided, that, the Board of Directors may not exercise the Postponement Right in connection with a Sprint Offer made pursuant to Section 4.03(b) or Section 4.04(b) hereof. Upon exercise of the Postponement Right, Sprint shall withdraw the Sprint Offer, in which case it may not exercise its right to offer under this Section 4.02 for a period of nine months following the date of exercise of the Postponement Right; provided, however, that (A) in that event, the Right to Offer Period shall be extended to the 72-month anniversary of Closing and (B) the Postponement Right shall not limit Sprint's right to respond to a Third-Party Offer as set forth in Section
4.03 hereof.

                  (iii) The Board of Directors of Newco and Sprint shall negotiate the amount of the Fair Private Market Value to be paid pursuant to the Sprint Offer in good faith and Sprint shall not make any public announcements relating to this offer without the prior written consent of the Board unless required by law or legal process. In the event the two parties are unable to agree on the amount of the Fair Private Market Value within 30 days after submission of the Sprint Offer to the Board, the parties shall agree to be bound to the valuation arrived at pursuant to the following formula:

                                    (A) Two appraisals shall be made by
                  recognized investment banks, one selected by each of Sprint and Newco (the "Initial Values");

                                    (B) If the lower of the Initial Values is
                  more than 10% less than the higher of the Initial Values, a third independent valuation will be made by an investment bank selected jointly by Sprint and Newco (the "Independent Valuation"). Otherwise, the Fair Private Market Value shall be the average of the Initial Values; and

                                    (C) If the Independent Valuation is greater
                  than or less than the average of the Initial Values by more than 5%, the Fair Private Market Value shall be deemed to equal the average of the two closest valuations. If the Independent Valuation does not differ by such amount, the Independent Valuation shall be the Fair Private Market Value.

                  (c) Upon the determination of the amount of the Fair Private Market Value, Sprint shall be obligated to commence and effectuate the Sprint Offer, provided, however, that Sprint shall have a one-time right ("Walk-Away Right"), exercisable by written notice to Newco given within 14 days after the receipt of the determination of Fair Private Market Value, to determine not to proceed to make such Sprint Offer; provided, further, however, that Sprint may not exercise the Walk-Away Right in connection with a Sprint Offer made pursuant to Section 4.03(b) or Section 4.04(b) hereof. If Sprint does not exercise such Walk-Away Right, the Board of Directors shall, if an Intervening Offer is not then outstanding, i)" (i) support the Sprint Offer by approving and recommending it to Newco stockholders and ii)" (ii) cause Newco to take all steps reasonable and necessary to facilitate consummation of such Sprint Offer. If Sprint exercises such Walk-Away Right, all Affiliated Equity Holders, Newco, the Company and all of their officers, directors, employees, representatives and agents shall be obligated to protect and hold in strict confidence the amount of the Fair Private Market Value determined as set forth above unless disclosure thereof is required by law or legal process.

              (d) [Reserved.]

              (e) (i) At such time as a Third-Party Offer shall constitute an Intervening Offer, (A) Sprint shall be released from its obligation to commence and effectuate the Sprint Offer, and (B) Newco shall be released from its obligation to support and facilitate consummation of the Sprint Offer. Notwithstanding the foregoing, Sprint shall be entitled, at any time prior to consummation of the Intervening Offer, to make a Qualified Offer. In such event, the most recent Third-Party Offer shall cease to constitute an Intervening Offer.

                  (ii) If an Intervening Offer is undertaken, in whole or in part, in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option, exercisable for a period of 20 days following the consummation of such tender offer, to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, the Specified Number of Equity Securities less the number of Equity Securities that have already been tendered by the Affiliated Equity Holders.

                  (iii) If, in the event of an Intervening Offer, such offer, a Business Combination underlying such offer or any related matter that must be approved by the stockholders of Newco in order for such offer to be effectuated is brought before the stockholders of Newco for their consideration and approval, Sprint and Sprint L.P. shall be obligated, in the event a Qualified Offer has not been made within five days prior to the date of the stockholders' meeting, to cast (or to cause to be cast by their Affiliated Equity Holders) in favor of the Intervening Offer, the Business Combination or any such related matter such number of votes as is equal to the Specified Number of Equity Securities, provided, that, such Business Combination does not constitute a Discriminatory Transaction.

              (f) None of the Affiliated Equity Holders shall be entitled to exercise rights of appraisal under Section 262 of the Delaware General Corporation Law (or any successor thereto) as to any of the Equity Securities owned by them in respect of any Business Combination effected in connection with an Intervening Offer.

              SECTION 4.03. Third-Party Offers. (a) Newco shall promptly provide to Sprint written notice (the "Offer Notice") of its receipt of an Offer and, in reasonable detail, the proposed terms thereof. Upon receipt of such Offer, the Board of Directors shall determine that:

                  (i) such Offer is in the best interests of Newco's stockholders and that it intends to recommend such Offer to the stockholders (a "Recommended Third-Party Offer");

                  (ii) such Offer is not in the best interests of Newco's stockholders and that it intends not to recommend such Offer to the stockholders or no position is taken with respect thereto under Rule 14e-2 of the Exchange Act within 10 business days of the Board's receipt thereof (a "Non-Recommended Third-Party Offer" and, together with a Recommended Third-Party Offer, a "Third-Party Offer"); or

                  (iii) insufficient information exists on which to base any such recommendation, in which event the Board may take such action as it deems necessary or advisable to develop such additional information; provided, that, if upon developing such additional information, the Board decides to recommend or not to recommend such Offer to the stockholders, then it shall promptly notify Sprint of such decision and, at such time, the Offer shall be deemed a Recommended Third-Party Offer or a Non-Recommended Third-Party Offer, as appropriate.

             (b) For a period of ten days following the giving of the Offer Notice, Newco may not enter into a definitive agreement with respect to the Offer. Upon receipt of such Offer Notice, Sprint shall be released from its obligations under Section 4.01 insofar as necessary to permit Sprint, subject to the terms and conditions of this Agreement and if an Intervening Offer is not then outstanding, to make, pursue and consummate a Sprint Offer. However, Newco shall not be obligated to deem a bona fide, written offer from any Person other than an Affiliated Equity Holder to effect a Business Combination to be an Offer and to provide the Offer Notice required by Section 4.03(a) until the earlier of
(i) the date on which Newco determines that such offer meets the requirements of an Offer and that Newco intends to pursue such Offer with the objective of having it become a Recommended Third-Party Offer, or (ii) ten days after the date Newco receives such offer, unless previously rejected by Newco.

              (c) In the case of an Offer that is a Recommended Third-Party Offer, Sprint shall have the option to make a Qualified Offer, and Newco shall not adopt any takeover defenses (unless amended or waived to permit Sprint to make a Qualified Offer), enter into any agreement or take any other action if such action would, in either case, materially impair Sprint's ability to make and consummate a Qualified Offer or materially increase Sprint's costs of consummating such Qualified Offer; provided, however, that, notwithstanding the foregoing, Newco shall be permitted to enter into a definitive agreement with respect to a Recommended Third-Party Offer that provides for a termination fee not to exceed 3% of the consideration to be received per share of Newco Common Stock multiplied by the number of shares of Newco Common Stock outstanding on a Fully-Diluted Basis (less the number of shares beneficially owned by the offering party), plus customary fees and expenses, except that the definitive agreement with respect to such Recommended Third-Party Offer shall provide that such fee shall not be payable by Sprint if it makes a Qualified Offer within 72 hours of the first public announcement of such Recommended Third-Party Offer (provided, that, there are at least two business days within such period). In the case of an Offer that is a Non-Recommended Third-Party Offer, Sprint shall have the option to make a Qualified Offer, but only if the Board of Directors of Sprint reasonably determines in good faith upon consultation with independent legal counsel and its outside financial advisors that the conditions to the Non-Recommended Third-Party Offer are reasonably likely to be satisfied and the offer consummated.

              If Sprint has the option to make a Qualified Offer and does so more than five days prior to the date of a stockholders meeting held to consider a Third-Party Offer or an Intervening Offer, the Board of Directors shall, if an Intervening Offer is not then outstanding, (i) support the Qualified Offer by approving and recommending it to Newco's stockholders and (ii) cause Newco to take all steps reasonable and necessary to facilitate the consummation of the Qualified Offer.

              (d) (i) At such time as a Third-Party Offer made subsequent to a Qualified Offer shall constitute an Intervening Offer, Newco's obligations to support and facilitate a Qualified Offer as set forth in Section 4.03(c) above shall terminate and Newco shall be free to consider and act upon such Intervening Offer. Notwithstanding the foregoing, Sprint shall be entitled, at any time prior to consummation of the Intervening Offer, to make another Qualified Offer. In the event Sprint makes such Qualified Offer, the most recent Third-Party Offer shall cease to constitute an Intervening Offer.

                  (ii) If a Recommended Third-Party Offer or an Intervening Offer, as the case may be, is undertaken, in whole or in part, in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option, exercisable for a period of 20 days following the consummation of such tender offer, to purchase from any Affiliated Equity Holder, at the tender offer price, the Specified Number of Equity Securities less the number of Equity Securities that have already been tendered by the Affiliated Equity Holders.

                  (iii) If, in the event of a Recommended Third-Party Offer or an Intervening Offer, as the case may be, such offer, a Business Combination underlying the such offer or any related matter that must be approved by the stockholders of Newco in order for the offer to be effectuated is brought before the stockholders of Newco for their consideration and approval, Sprint and Sprint L.P. shall be obligated, in the event a Qualified Offer has not been made within five days prior to the date of the stockholders' meeting, to cast (or to cause to be cast by their Affiliated Equity Holders) in favor of the Recommended Third-Party Offer or the Intervening Offer, as applicable, the Business Combination or any such related matter such number of votes as is equal to the Specified Number of Equity Securities, provided, that, such Business Combination does not constitute a Discriminatory Transaction.

              (e) None of the Affiliated Equity Holders shall be entitled to exercise rights of appraisal under Section 262 of the Delaware General Corporation Law (or any successor thereto) as to any of the Equity Securities owned by them in respect of any Business Combination effected in connection with a Recommended Third-Party Offer or an Intervening Offer.

              SECTION 4.04.     Solicitation of Offers.

              (a) From the Closing Date until the earlier of the 27-month anniversary of Closing or the termination of this Agreement in accordance with its terms, Newco shall not and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Newco or its Affiliates, to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by the Board based on the advice of outside counsel, Newco may (A) in response to any unsolicited request therefor, furnish information with respect to Newco or any Subsidiary to any person pursuant to a customary confidentiality agreement and discuss such information with such person, (B) upon receipt by Newco of an Acquisition Proposal, following delivery to Sprint of the notice required pursuant to Section 4.05, participate in negotiations regarding such Acquisition Proposal, and (C) enter into an agreement respecting such Acquisition Proposal or enter into any related agreements or take any other action ancillary thereto, which agreements or actions are consistent with the requirements of Section 4.03(c) hereof.

                  (b) After the 27-month anniversary of Closing until the earlier of the 39-month anniversary of Closing or the termination of this Agreement in accordance with its terms, Newco shall not, and shall not authorize or permit any officer, director or employee of, or any attorney or other advisor or representative of, Newco or its Affiliates, to take any of the actions limited by Section 4.04(a) except through an investment banking firm formally engaged by Newco (or actively working with Newco) for such purpose; provided, that, 30 days prior to so engaging an investment banking firm for that purpose or to the commencement of such work, Newco shall notify Sprint of its intention to effect such engagement or commence such work, and Sprint shall be permitted to prepare and make a Sprint Offer as defined in Section 4.02(b) hereof for so long as such investment banking firm remains engaged by, or is working for, Newco for that specific purpose; provided, that, subject to the terms and conditions of the Sprint Offer and if an Intervening Offer is not then outstanding, Sprint will pursue any Sprint Offer made pursuant hereto for so long as necessary to permit such Sprint Offer to be consummated. Newco shall furnish Sprint with copies of all information provided by Newco to such investment banking firm at the time such information is provided to such investment banking firm, subject to Sprint entering into a customary confidentiality agreement with respect to such information.

                  (c)      [Reserved.]

                  (d) Nothing contained in this Section 4.04 shall (i) prohibit Newco from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or (ii) preclude Newco or the Board from giving due consideration or responding to any Acquisition Proposal if the failure to so respond would, in the judgment of the Board of Directors, exercised in good faith upon the advice of Newco's outside legal counsel, cause the Board to be in violation of its fiduciary duties to the holders of Equity Securities.

                  (e) Nothing contained in this Section 4.04 shall adversely affect Sprint's right to respond to a Third-Party Offer under Section 4.03 hereof, including Sprint's unwillingness to provide a Sprint Offer under Section 4.04(b) above.

                  SECTION 4.05. Notice. The Board of Directors of Newco shall
i)" (i) promptly notify Sprint in writing of A)" (A) its receipt of an Acquisition Proposal, B)" (B) any inquiries or discussions that may reasonably be expected to lead to an Acquisition Proposal, C)" (C) the execution by Newco of a confidentiality agreement with respect to an Acquisition Proposal, or D)"
(D) the furnishing of any confidential information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement;
ii)" (ii) describe the terms and conditions of any Acquisition Proposal in reasonable detail; iii)" (iii) provide to Sprint copies of any definitive agreements with respect to any Acquisition Proposal and any confidentiality agreements with respect thereto; and iv)" (iv) subject to Sprint's obligation to hold such information in strict confidence (except as required by law or legal process), make available to Sprint all information made available to the party making the Acquisition Proposal at the same time it is provided to such party.

                  SECTION 4.06. Break-Up Fee. Upon consummation of an Intervening Offer, Newco shall be obligated to pay Sprint a termination fee equal to 3% of the aggregate consideration to have been paid in the Sprint Offer or the Qualified Offer to Unaffiliated Equity Holders plus reasonable fees and expenses.

                  SECTION 4.07. Takeover Defenses. Newco shall not take any action or omit to take an action, and shall cause its Significant Subsidiaries or any of its or their respective officers, directors, employees, representatives and agents to take no action or omit to take action, that would result in (i) any Affiliated Equity Holder being deemed an "acquiring person" or similar designation under any Stockholders' Rights Plan (commonly known as a "poison pill") or otherwise being adversely affected by such plan, (ii) any Affiliated Equity Holder being prejudiced by Newco through its action or its failure to act under any applicable state takeover statute, including Section 203 of the Delaware General Corporation Law, or (iii) otherwise causing any takeover defense to materially impair or obstruct, or prevent (either legally or financially) the exercise by any Affiliated Equity Holder of rights granted pursuant to this Article IV; provided, however, that (A) Newco may take action or omit to take action having any such consequence to the extent that such consequence occurs upon a material breach or violation by any Affiliated Equity Holder of this Agreement and (B) the execution by Newco, the Company or any Significant Subsidiary of a definitive agreement in respect of a Business Combination that is consistent with the requirements of Section 4.03(c) hereof shall not be deemed to have the effects described in this Section 4.07.

                                    ARTICLE V

                          Transfer of Equity Securities

                  SECTION 5.01. Transfer of Equity Securities. (a) None of the Affiliated Equity Holders shall, directly or indirectly, sell, transfer or otherwise dispose of any Equity Securities except (i) pursuant to a registered underwritten public offering in accordance with the Registration Rights Agreement, (ii) in accordance with Rule 144 promulgated under the Securities Act, (iii) to any direct or indirect Subsidiary of Sprint and (iv) in a transaction effected in accordance with the so-called "Section 4(1 1/2)" exemption under the Securities Act.

                  (b) Subject to the provisions of Section 4.02(e), 4.03(d) and 4.04(b) hereof, and notwithstanding the permissive aspects of items (i) through
(iv) of Section 5.01(a) hereof, none of the Affiliated Equity Holders shall, directly or indirectly, sell, transfer or otherwise dispose of any interest in any Equity Securities to any purchaser or group (within the meaning of Rule 13d-5(b) under the Exchange Act) of purchasers, if, after giving effect to such sale, such purchaser or group of purchasers would, to Sprint's knowledge, own, or have the right to acquire, 5% or more of the Equity Securities then outstanding, except to any Person that is not obligated (or would not, by virtue of such purchase, reasonably be anticipated to be obligated) to file a Schedule 13D with the SEC pursuant to each of paragraphs (b) and (e) of Rule 13d-1 under the Exchange Act.

                  (c) None of the Affiliated Equity Holders shall sell, transfer or otherwise dispose of any of the capital stock of any Subsidiary of such Affiliated Equity Holder that owns Equity Securities, except to another Subsidiary of Sprint, and then only if such Subsidiary complies with the transfer and assignment provisions of Section 7.05 hereof.

                  (d) Purported transfers of Equity Securities that are not in compliance with this Article V shall be of no force or effect.

                  (e) Notwithstanding the foregoing, sales, transfers and dispositions among a group consisting only of Affiliated Equity Holders shall not constitute a breach of this Section 5.01, provided that each of such Affiliated Equity Holders complies with the transfer and assignment provisions of Section 7.05 hereof.

                                   ARTICLE VI

                    Representations, Warranties and Covenants

                  SECTION 6.01. Representations and Warranties. Each of Sprint and Sprint L.P. represents and warrants to the Company and Newco as follows:

                  (a) Sprint is a corporation, and Sprint L.P. is a partnership, that is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the power and authority to execute, deliver and perform this Agreement and to grant the Irrevocable Proxy.

                  (b) Each of this Agreement and the Irrevocable Proxy has been duly executed and delivered by each of Sprint and Sprint L.P., and constitutes a valid and binding agreement or irrevocable proxy (coupled with an interest), respectively, and is enforceable in accordance with its respective terms, except to the extent that the enforcement of this Agreement or the Irrevocable Proxy may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

                  (c) The execution and delivery of this Agreement and of the Irrevocable Proxy did not, and the performance thereof, without obtaining the consent of any third party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) in the case of Sprint, the certificate of incorporation or bylaws of Sprint, (ii) in the case of Sprint L.P., the partnership agreement of Sprint L.P., (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to either Sprint or Sprint L.P. or any of the Equity Securities owned by either, or (iv) any federal, state, local, municipal, foreign, international, multinational or other judicial or administrative order, judgment, decree, constitution, law ordinance, common law of Delaware or Kansas, regulation, statute or treaty applicable to either of Sprint or Sprint L.P. or any of the Equity Securities owned by either. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in the Investment Agreement) or any party to a contract is required by or with respect to either Sprint or Sprint L.P. or in connection with the execution and delivery of this Agreement or the applicable Irrevocable Proxy.

                  (d) Except as set forth in this Agreement and the Ancillary Agreements, none of the Equity Securities owned by either of Sprint or Sprint L.P. is subject to (i) any preemptive rights, (ii) right of first refusal, (iii) right to purchase, acquire or vote, (iv) power of attorney, or (v) any other right.

                  (e) Each of Sprint and Sprint L.P. has the sole power, right and authority to vote and to tender the Equity Securities beneficially owned by it in accordance with the terms of this Agreement and the Irrevocable Proxy.

                  (f) Each of Sprint and Sprint L.P. will take all action necessary to cause other Affiliated Equity Holders bound by the terms of this Agreement to abide by the terms of this Agreement.

                  SECTION 6.02. Stock Ownership Reports. The following informational reporting requirements shall apply during the term of this
Agreement:

                  (a) Newco Stock Report. Newco shall provide to Sprint in writing a monthly report (the "Newco Outstanding Stock Report") setting forth certain information and data pertaining to Newco for each calendar month (a "Month"), which shall be delivered to Sprint on or before the 15th day of the next following month (a "Report Delivery Date"). The Newco Outstanding Stock Report shall be reasonable in detail and shall clearly set forth all of the following information:

                        (i) the number of New Securities issued by Newco during the Month;

                        (ii) the number of New Securities issued by Newco as Transaction Securities during the Month;

                        (iii) the total number of shares of Newco Common Stock outstanding on the last day of the Month;

                        (iv) the total number of shares of Newco Common Stock, on a Fully-Diluted Basis, outstanding on the last day of the Month; and

                        (v) the total number of Available Top-Up Shares issuable in respect of Transaction Securities issued in the Month and Newco's calculation of the Dilution Factor with respect to any such issuance of Transaction Securities.

                  (b) Sprint Ownership Report. Sprint shall provide to
Newco in writing a monthly report setting forth certain information and data pertaining to the ownership of Equity Securities of Newco by Affiliated Equity Holders (the "Sprint Ownership Report"), which shall be delivered to Newco on or before the Report Delivery Date; provided, however, that Sprint's only obligation with respect to furnishing a Sprint Ownership Report for a month in which no ownership changes occurred shall be to notify Newco in writing of that fact. The Sprint Ownership Report shall be reasonable in detail and shall clearly set forth in reasonable detail all of the following information:

                        (i) the number of shares of Equity Securities of Newco bought and sold in accordance with the terms of the Governance Agreement during such Month;

                        (ii) Sprint's calculation of the number of Available Top-Up shares with respect to issuances of Transactional Securities, as of the last day of the Month; and

                        (iii) Sprint's calculation of Sprint's Percentage Interest as of the last day of the Month.

                  (c) Each Newco Outstanding Stock Report and Sprint Ownership Report (individually, a "Report" and together, the "Reports") shall state the month to which it applies, and shall be signed by an authorized officer of the applicable party. Newco represents and warrants that each Newco Outstanding Stock Report shall be true and correct in all material respects on the Report Delivery Date. Sprint represents and warrants that each Sprint Ownership Report shall be true and correct in all material respects on the Report Delivery Date. If a Report is determined to be incorrect in any respect at any time after delivery to the other party, the submitting party must resubmit a true and accurate replacement Report which identifies all such corrections; provided, however, that the submission of any replacement Report or the failure of any Party to submit such replacement Report shall not constitute a waiver by any other Party hereto of any substantive rights otherwise existing under this Agreement.

                                   ARTICLE VII

                                  Miscellaneous

                  SECTION 7.01. Effectiveness; Termination; Survival. (a) This Agreement shall become effective at the Closing. This Agreement shall terminate at the earliest of the following to occur: i)" (i) the termination of the Investment Agreement in accordance with its terms; ii)" (ii) such time as Sprint's Percentage Interest is greater than 90% or less than the Lower Threshold; iii)" (iii) the expiration of the Sprint Right to Offer Period; iv)"
(iv) the first date on which any Person or 13D Group (other than Affiliated Equity Holders) is determined (A) to beneficially own or control more than 35% of the Equity Securities outstanding by virtue of the acquisition of such securities pursuant to a Third-Party Offer if the rights granted and process contemplated by Article IV hereof have been effected in accordance with the terms thereof or (B) to beneficially own or control 50% or more of the Voting Equity Securities outstanding; v)" (v) upon the termination of the Marketing Agreement in accordance with Sections 24(b)(ii), 24(c), 24(d)(i), or 24(d)(ii) thereof; or vi)" (vi) upon the exercise by any "Holder" of "Registrable Securities" under the Registration Rights Agreement of registration rights (demand or incidental) held by Person thereunder.

                  (b) Notwithstanding the termination of this Agreement as set forth in Section 7.01(a) above, until the sixth anniversary of the Closing Date and thereafter for so long as Sprint's Percentage Interest is greater than the Lower Threshold, then Sprint shall still be subject to the restrictions set forth in Sections 4.01 and 5.01 hereof (the "Standstill Provisions") and, for so long as Sprint's Percentage Interest remains greater than the Lower Threshold, Sprint shall still have rights pursuant to this Agreement under Section 2.01 (subject to termination of such rights by virtue of Section 2.01(d)) and Section 3.01(b). In such event, the Standstill Provisions, Section 2.01, Section 3.01(b), Article VII and any definition or definitional provision of any of the foregoing provisions of this Agreement shall remain in full force and effect until such time as Sprint's Percentage Interest is less than the Lower Threshold (provided, that, the use of any such definitions for such limited purpose shall not give rise to any of the substantive rights or obligations that relate to such definitions); provided, however, that during any period in which the Standstill Provisions survive, Sprint and its Affiliates may directly approach the Board of Directors of Newco in order to make an offer to effect a Business Combination.

                  SECTION 7.02. Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telescoped, with receipt confirmed as follows:

         The Company:                       3100 New York Drive
                                            Pasadena, California 91107
                                            Attn.: President and CEO
                                            Telecopy No.: 626/296-4161

         With a copy to:                    Hunton & Williams
                                            NationsBank Plaza, Suite 4100
                                            600 Peachtree Street, N.E.
                                            Atlanta, Georgia  30308-2216
                                            Attn:  Scott M. Hobby, Esq.
                                            Telecopy No.: (404) 888-4190

         Newco and Newco Sub:               3100 New York Drive
                                            Pasadena, California 91107
                                            Attn: President and CEO
                                            Telecopy No.: 626/296-4161
         with a copy to:                    Hunton & Williams
                                            NationsBank Plaza, Suite 4100
                                            600 Peachtree Street, N.E.
                                            Atlanta, Georgia  30308-2216
                                            Attn: Scott M. Hobby, Esq.
                                            Telecopy No.:  (404) 888-4190

         Sprint:                            Sprint Corporation
                                            2330 Shawnee Mission Parkway
                                            Westwood, Kansas 66205
                                            Attn:  Chief Financial Officer
                                            Telecopy No.:(913) 624-8426

         with a copy to:                    Sprint Corporation
                                            2330 Shawnee Mission Parkway
                                            Westwood, Kansas 66205
                                            Attn:  Corporate Secretary
                                            Telecopy No.:  (913) 624-8233

         with an additional copy to:        Stinson, Mag & Fizzell, P.C.
                                            1201 Walnut, Suite 2800
                                            P.O. Box 419251
                                            Kansas City, Missouri  64141-6251
                                            Attn:  John A. Granda, Esq.
                                            Telecopy No.: (816) 691-3495

The parties hereto ("Parties") shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 7.02. Notice shall be deemed to have been given as of the date when so personally delivered, when actually delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that such notice was not received by the intended recipient.

                  SECTION 7.03. Entire Agreement. This Agreement and, upon execution by all Parties thereto, the Investment Agreement and the Ancillary Agreements, together with the respective Schedules and Exhibits hereto and thereto, embody the entire agreement and understanding of the Parties in respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings, written and oral, with respect to the subject matter hereof and thereof, provided, that, this provision shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

                  SECTION 7.04. Waiver. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise permitted in this Agreement, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement, any of the Ancillary Agreements or the documents referred to in this Agreement or therein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

                  SECTION 7.05. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by any of the Parties without the prior written consent of the other Parties; provided, however, that such assignment or transfer may be made by (i) by Sprint or Sprint L.P. to any of their respective Affiliates who are "controlled" (as such term is defined in Rule 12b-2 promulgated pursuant to the Exchange Act) by Sprint or Sprint L.P., or (ii) pursuant to any merger or sale of substantially all of the assets of Sprint or such Affiliates (or any transaction having such effect) that is pursuant to an agreement entered into after the Closing; provided, however, that, in either such case, before such assignment may take effect, the proposed successor or assignee agrees in writing to be bound by all of the provisions hereof and executes an Irrevocable Proxy. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 7.05 shall be void.

                  SECTION 7.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles.

                  SECTION 7.07. Severability. If any term or provision of this Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the Parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

                  SECTION 7.08. Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

                  SECTION 7.09. Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

                  SECTION 7.10. No Third-Party Beneficiaries. Nothing in this Agreement or any Ancillary Agreements, express or implied, shall create or confer upon any Person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement except as expressly provided herein.

                  SECTION 7.11. Interpretation. (a) Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

                  (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the documents and instruments delivered at the Closing.

                  (c) No provision of this Agreement shall be interpreted in favor of, or against, either of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                  SECTION 7.12. Inclusion of Information in Schedules. The inclusion of any information in any disclosure schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty or for any other purpose related to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, including, without limitation, for purposes of any covenants, closing conditions or any other remedies the Parties may have, and (ii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

                  SECTION 7.13. Exclusive Jurisdiction and Consent to Service of Process. The Parties agree that any legal action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby shall be instituted by the Parties only in a Delaware state court or a federal court sitting in that state, which shall be the exclusive venue of any such action. Each Party waives any objection which such party may now or hereafter have to the laying of venue of any such action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such action. Any and all service of process and any other notice in any such action shall be effective against such Party when transmitted in accordance with
Section 7.02. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable law.

                  SECTION 7.14. Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement or any Ancillary Agreement, including any Schedules and Exhibits hereto or thereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

                  SECTION 7.15. Survival. All of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing.

                  SECTION 7.16. WAIVER OF JURY TRIAL. THE COMPANY, NEWCO, SPRINT AND SPRINT L.P. HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

                  SECTION 7.17. Specific Performance. The Parties agree that immediate irreparable damages for which there is no adequate remedy at law would occur in the event that any provision of this Agreement is not performed in accordance with the specific terms hereof or is otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching Party shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

                  SECTION 7.18. Voting Agreement; Proxy. a)" (a) To the extent this Agreement constitutes a voting agreement in accordance with Section 218(c) of the Delaware General Corporation Law, it is intended to comply therewith and be enforceable thereunder. The voting obligations of Sprint under this Agreement, including without limitation, those set forth in Sections 2.02, 4.02 and 4.03 hereof, shall be irrevocable.

                  (b) In order to ensure that the voting agreements set forth in Sections 2.02, 4.02 and 4.03 hereof will be fulfilled, each of Sprint and Sprint L.P. agrees to grant, and concurrently with the execution of this Agreement hereby grants, to the Company and Newco, or either of them, an Irrevocable Proxy, coupled with an interest, with respect to (a) the matters contemplated by
Section 2.02 hereof, all of the Equity Securities owned by Affiliated Equity Holders and (b) with respect to the matters contemplated by Section 4.02 or
Section 4.03 hereof, the Specified Number of Equity Securities covered by such voting agreements which Sprint or Sprint L.P. beneficially owns, as determined under Rule 13d-3 of the Exchange Act, in each such case, for and in the name, place and stead of such stockholder or any of its Affiliated Equity Holders, at any annual or special meeting of the holders of Newco Common Stock and at any adjournment or postponement thereof, or pursuant to any consent in lieu of a meeting. The Irrevocable Proxy granted by each of the Sprint and Sprint L.P. constitutes the valid and effective irrevocable proxy, coupled with an interest, of each of Sprint and Sprint L.P. in respect of the Equity Securities beneficially owned by each of them, within the meaning of Section 212(e) of the Delaware General Corporation Law; revokes any proxy or proxies or powers of attorney heretofore given by either of them in respect of such Equity Securities; shall remain in full force and effect and is and shall be irrevocable until the termination of this Agreement and is coupled with an interest and an integral part of the benefits and obligations of each of Sprint and Sprint L.P. and the rights and benefits of the Company and Newco.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     SPRINT CORPORATION


                                     By: /s/ Theodore H. Schell
                                        ---------------------------------------
                                          Name: Theodore H. Schell
                                          Title: Vice President--Strategic
                                                 Planning and Corporate
                                                 Development


                                     SPRINT COMMUNICATIONS COMPANY L.P.


                                     By:  U.S. Telecom, Inc., General Partner
                                        ---------------------------------------
                                     By: /s/ Don A. Jensen
                                          Name: Don A. Jensen
                                          Title: Vice President and Secretary


                                     EARTHLINK NETWORK, INC.


                                     By: /s/ Charles G. Betty
                                        ---------------------------------------
                                          Name: Charles G. Betty
                                          Title: President and CEO


                                     NEWCO, INC.


                                     By: /s/ Charles G. Betty
                                        ---------------------------------------
                                         Name: Charles G. Betty
                                         Title: President and CEO






                    [Signature Page for Governance Agreement]

                                                                SCHEDULE 2.01 TO
                                                        THE GOVERNANCE AGREEMENT


                               Board of Directors


Management Directors

Sky D. Dayton
C. Garry Betty








Independent Directors

Sidney Azeez
Robert M. Kavner
Linwood A. Lacy, Jr.
Paul McNulty
Kevin M. O'Donnell
John W. Sidgmore
Reed E. Slatkin

                   IRREVOCABLE PROXY COUPLED WITH AN INTEREST


         The undersigned hereby irrevocably appoint(s) EarthLink Network, Inc., a Delaware corporation ("EarthLink Network"), or Newco, Inc., a Delaware corporation ("Newco"), or either of them, as the proxy of the undersigned and hereby grant(s) to EarthLink Network or Newco this irrevocable proxy coupled with an interest ("Irrevocable Proxy") with respect to the following Equity Securities of the undersigned or any Affiliated Equity Holder of the undersigned that the undersigned owns of record or otherwise has the right to vote, with all power and authority to vote and to execute and deliver written consents, in each case in accordance with the terms of Sections 2.02, 4.02 and 4.03 of the Governance Agreement to the extent specified below:

                  (a) With respect to any matter contemplated by Section 2.02 of that certain Governance Agreement dated February 10, 1998 (the "Governance Agreement") by and among EarthLink Network, Newco, Sprint Corporation and Sprint Communications Company L.P., as to all Equity Securities owned by the undersigned or by any Affiliated Equity Holder of the undersigned;

                  (b) With respect to any matter contemplated by Section 4.02 or
         Section 4.03 of the Governance Agreement, as to the Specified Number of Equity Securities owned by the undersigned or by any Affiliated Equity Holder of the undersigned;

in each case, in the name, place and stead of the undersigned, and at any annual or special meeting of stockholders of EarthLink Network or Newco or at any adjournment or postponement thereof, or as to any action that can be taken by written consent; and in each case to the same extent and with the same effect as the undersigned might or could do under any applicable law or regulation governing the rights and powers of stockholders of a Delaware corporation, irrespective of whether the undersigned is present at such meeting.

                  This Irrevocable Proxy constitutes a valid and effective irrevocable proxy coupled with an interest of EarthLink Network and Newco in the Equity Securities, within the meaning of Section 212(e) of the Delaware General Corporation Law, of the undersigned in respect of the foregoing Equity Securities and revokes any proxy or proxies heretofore given by the undersigned in respect of any such Equity Securities. This Irrevocable Proxy shall remain in full force and effect and be irrevocable until termination of the Governance Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Governance Agreement.

         Until such time as the Governance Agreement is terminated, this Irrevocable Proxy shall continue to cover all Equity Securities sold, transferred or otherwise disposed of after the date hereof other than in accordance with the terms and provisions of the Governance Agreement.

Dated:  February           , 1998    SPRINT CORPORATION

                                     By:
                                         ------------------------------

                                     Name:
                                          -----------------------------

                                     Title:
                                           ----------------------------



                                     SPRINT COMMUNICATIONS COMPANY L.P.

                                     By:  U.S. Telecom, Inc.

                                     By:
                                        ------------------------------
                                              General Partner


STATE OF                  )
                          )    ss.
COUNTY OF                 )

                  Sworn to and subscribed before me this day of February, 1998 and acknowledged before me as being the free act and deed of the above signatory(ies).


                                        -----------------------------
                                                Notary Public

My Commission expires:
                      ---------------------------




             [Signature Page for Irrevocable Proxy With An Interest]

                                                                      APPENDIX G
                                                    CHAPTER 13 OF THE CALIFORNIA
                                                         GENERAL CORPORATION LAW

                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

sec. 1300. SHORT-FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
    (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec. 1301 DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
    (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec. 1302. DISSENTING SHARES, STAMPING OR ENDORSING

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec. 1303. DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
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sec. 1304. DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec. 1305. APPRAISERS DUTY AND REPORT; COURT JUDGMENT; PAYMENT; APPEAL; COSTS OF ACTION

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300,1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

sec. 1306. DISSENTING SHAREHOLDERS; EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
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sec. 1307. DISSENTING SHARES; DISPOSITION OF DIVIDENDS

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

sec. 1308. DISSENTING SHARES; RIGHTS AND PRIVILEGES

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

sec. 1309. DISSENTING SHARES; LOSS OF STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

sec. 1310. SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

sec. 1311. CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

sec. 1312. VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER; ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.